Exhibit 10.18

Execution Copy

HOST COMMUNITY AGREEMENT

BY AND BETWEEN

CITY OF CHICAGO, ILLINOIS

AND

BALLY’S CHICAGO OPERATING COMPANY, LLC

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8.	Transfer of Ownership Interests		47
	8.1	Transfer of Ownership Interests	47

9.	Insurance		47
	9.1	Maintain Insurance	47
	9.2	Form of Insurance and Insurers	47
	9.3	Insurance Notice	48
	9.4	Keep in Good Standing	48
	9.5	Blanket Policies	48

10.	Damage and Destruction		48
	10.1	Damage or Destruction	48
	10.2	Use of Insurance Proceeds	49
	10.3	No Termination	49
	10.4	Condemnation	49

11.	Indemnification		50
	11.1.	Indemnification by Developer	50

12.	Force Majeure		51
	12.1	Definition of Force Majeure	51
	12.2	Notice	52
	12.3	Delay of Performance	52

13.	Miscellaneous		52
	13.1	Notices	52
	13.2	Non-Action or Failure to Observe Provisions of this Agreement; Waiver	53
	13.3	Applicable Law and Construction	53
	13.4	Submission to Jurisdiction; Service of Process	54
	13.5	Complete Agreement	54
	13.6	Holidays	54
	13.7	Exhibits	54
	13.8	No Joint Venture	54
	13.9	Unlawful Provisions Deemed Stricken	54
	13.10	No Liability for Approvals and Inspections	55
	13.11	Time of the Essence	55
	13.12	Captions	55
	13.13	Amendments	55
	13.14	Compliance	55
	13.15	Table of Contents	55
	13.16	Number and Gender; Inclusive Or	56
	13.17	Third-Party Beneficiary	56
	13.18	Cost of Investigation	56
	13.19	Further Assurances	56
	13.20	Estoppel Certificates	56
	13.21	Counterparts	56

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EXHIBIT A-1	PERMANENT PROJECT INCENTIVES	A-1-1
EXHIBIT A-2	GOALS FOR CONTRACTING WITH CITY-BASED BUSINESSES, HIRING, CONSTRUCTION WORK HOURS, AND SOURCING OF GOODS AND SERVICES	A-2-1
EXHIBIT A-3	HUMAN RESOURCE HIRING AND TRAINING	A-3-1
EXHIBIT A-4	PLANS FOR COMPULSIVE BEHAVIOR TREATMENT; PROHIBITING UNDERAGE GAMBLING; PROJECT SECURITY; ATTRACTING NEW BUSINESSES TOURISTS AND VISITORS; USE OF CUSTOMER DATABASES AND IMPLEMENTING THE PROJECT THEME	A-4-1
EXHIBIT A-5	[RESERVED]	A-5
EXHIBIT A-6	PLAN FOR RELOCATING OR COMPENSATING EXISTING BUSINESSES	A-6-1
EXHIBIT A-7	PLANS FOR TRANSPORTATION DEMAND AND SUPPLY MANAGEMENT, TRAFFIC CONTROL MEASURES, PEDESTRIAN INGRESS AND EGRESS, USE OF CITY INFRASTRUCTURE, EVENT TRAFFIC AND PARKING, EMERGENCY ACCESS, ADDRESSING ANY ADDITIONAL BURDENS ON CITY INFRASTRUCTURE, AND MULTI-MODAL TRAFFIC INFRSTRUCTURE	A-7-1
EXHIBIT A-8	OTHER AGREEMENTS	A-8-1
EXHIBIT A-9	MINORITY AND WOMEN OWNERSHIP PROVISIONS	A-9-1
EXHIBIT B-1	PERMANENT PROJECT AND PERMANENT PROJECT DESCRIPTION	B-1-1
EXHIBIT B-2	TEMPORARY PROJECT AND TEMPORARY PROJECT DESCRIPTION	B-2-1
EXHIBIT C-1	PERMANENT PROJECT SITE	C-1-1
EXHIBIT C-2	TEMPORARY PROJECT SITE	C-2-1
EXHIBIT D	CONCEPT DESIGN DOCUMENTS	D-1
EXHIBIT E	FORM OF CASINO MANAGER TRANSFER RESTRICTION AGREEMENT	E-1
EXHIBIT F	FORM OF RESTRICTED PARTY TRANSFER RESTRICTION AGREEMENT	F-1
EXHIBIT G	FORM OF CLOSING CERTIFICATE	G-1
EXHIBIT H	FORMS OF RELEASES	H-1
EXHIBIT I	TYPES AND AMOUNTS OF INSURANCE	I-1
EXHIBIT J	FORM OF ESTOPPEL CERTIFICATE	J-1
EXHIBIT K	FORM OF RESTRICTED PARTY RADIUS RESTRICTION AGREEMENT	K-1
EXHIBIT L	FORM OF NOTICE OF AGREEMENT	L-1
EXHIBIT M	PERMITTED EXCEPTIONS	M-1
EXHIBIT N	FORM OF CASINO MANAGER SUBORDINATION AGREEMENT	N-1
EXHIBIT O	OWNERSHIP OF DEVELOPER AND CASINO MANAGER	O-1
EXHIBIT P	FORM OF GUARANTY AGREEMENT	P-1

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HOST COMMUNITY AGREEMENT

This Host Community Agreement is dated as of June 9, 2022, by and between the City of Chicago, Illinois, a municipal corporation and home rule unit of local government existing under the Constitution of the State of Illinois, (“City”), having its principal place of business at 121 N. LaSalle Street, Chicago, Illinois 60602 and Bally’s Chicago Operating Company, LLC, a Delaware limited liability company with a place of business at c/o Bally’s Corporation, 100 Westminster Street, Providence, RI 02903 (“Developer”). Capitalized terms used and not defined elsewhere in this Agreement are defined in Section 1.

R E C I T A L S

A.       On June 28, 2019, the Governor of the State of Illinois (the “State”) signed into law Public Act 101-0031, which public act significantly expanded gaming throughout the State by, among other things, amending the Illinois Gambling Act, 230 ILCS 10/1 et seq., as amended from time to time (such Illinois Gambling Act and all rules and regulations promulgated thereunder, the “Act”) and authorizing the Illinois Sports Wagering Act, 230 ILCS 45/25 et seq., as amended from time to time (such Illinois Sports Wagering Act and all rules and regulations promulgated thereunder, the “Sports Wagering Act”).

B.       The Act authorizes the issuance of one (1) owners license within the City, and provides the City authority to regulate the location of the Project and regulate zoning, licensing, public health and other issues that are within the jurisdiction of the City concerning the Project;

C.       Under Section 7(e-5) of the Act, for an application for a City-based owners license to be considered by the Illinois Gaming Board (the “Board”), the City must certify the following requirements (collectively, the “(e-5) Requirements”) to the Board:

(i)	that the applicant has negotiated with the City in good faith;

(ii)           that the applicant and the City have mutually agreed on the permanent location of the casino;

(iii)          that the applicant and the City have mutually agreed on the temporary location of the casino;

(iv)         that the applicant and the City have mutually agreed on the percentage of revenues that will be shared with the City;

(v)          that the applicant and the City have mutually agreed on any zoning, licensing, public health or other issues that are within the jurisdiction of the municipality or county;

(vi)         that the City Council has passed a resolution or ordinance in support of the casino in the City;

(vii)        that the applicant has made a public presentation concerning its casino proposal; and

(viii)       that the applicant has prepared a summary of its casino proposal and such summary has been posted on a public website of the City.

D.        The Project will result in Developer paying millions of dollars of property taxes, gaming taxes and fees to the City, investing millions of dollars in capital improvements in the City and creating thousands of construction jobs and direct jobs, as well as related indirect jobs and revenue, for both the City and the surrounding area.

NOW, THEREFORE, in consideration of their mutual execution and delivery of this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.       Definitions; References.

The terms defined in this Section 1 shall have the meanings indicated for purposes of this Agreement. Definitions which are expressed by reference to the singular or plural number of a term shall also apply to the other number of that term. References to Recitals, Sections and Exhibits herein refer to the Recitals and Sections in this Agreement and Exhibits attached to this Agreement.

“Act” is defined in Recital A.

“Additional Commitments” means collectively, those obligations of Developer set forth in Section 4.3.

“Affiliate” means a Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, another Person.

“Agreement” means this Host Community Agreement including all exhibits and schedules attached hereto, as the same may be amended, supplemented or otherwise modified from time to time.

“Application” means Developer’s application for a License in the form and containing such information, documents, certifications and signatures as required by the Act.

“Approvals” means all or any licenses, permits, approvals, consents and authorizations that Developer is required to obtain from any Governmental Authority to perform and carry out its obligations under this Agreement, including, but not limited to, the Developer’s License, the Planned Development, and such other permits and licenses necessary to complete the Work, and to open, operate and occupy the Project Site and the Project.

“Board” is defined in Recital C.

“Bringdown Schedule” is defined in Section 2.3(c).

“Business Day” means all weekdays except Saturday and Sunday and those that are official legal holidays of the City, State or the United States government. Unless specifically stated as “Business Days,” a reference to “days” means calendar days.

“Casino” means the premises, buildings and improvements in the City in which Gaming is conducted by Developer pursuant to the Act, the Sports Wagering Act and this Agreement, but shall not include any public streets or other public ways.

“Casino Gaming Operations” means any Gaming operations permitted under the Act or the Sports Wagering Act and offered or conducted at the Project.

“Casino Management Agreement” means any agreement or arrangement that may be entered into by and between Developer and a Casino Manager or pursuant to which Developer pays any fees to a Casino Manager.

“Casino Manager” means any Person (a) who or which has been engaged, hired or retained by or on behalf of Developer to manage or operate the Casino and the Casino Gaming Operations or (b) to whom or which Developer has any liability to pay management fees, license fees, royalties or like payments for the management or operation of the Casino and the Casino Gaming Operations, in each case, excluding Developer’s employees and the employees of Parent Company and its subsidiaries.

“Certification” shall mean the certification made by the City that Developer has satisfied the (e-5) Requirements.

“City” means the City of Chicago, Illinois, a municipal corporation and home rule unit of local government existing under the Constitution of the State of Illinois.

“City Consultants” is defined in the definition of “Development Process Cost Fees”.

“City Council” shall mean the duly elected municipal council of the City of Chicago, Illinois.

“Closing Certificate” means the certificate to be delivered by Developer in substantially the form of Exhibit G.

“Closing Conditions” is defined in Section 2.3.

“Closing Date” is defined in Section 4.10.

“Closing Deliveries” is defined in Section 2.3(a).

“Complete” means the substantial completion of the Work, as evidenced by the issuance of a temporary certificate of occupancy by the appropriate Governmental Authority for all Components to which a certificate of occupancy would apply, and in any case that:

(a)       in the case of either Project, not less than seventy-five percent (75%) of the Gaming Area is open to the general public for its intended use;

(b)      in the case of the Temporary Project, Gaming Machines and Table Games constituting not less than 600 Gaming Positions have been installed and are operable for Casino Gaming Operations; and

(c)	in the case of the Permanent Project, not less than:

(i)       seventy-five percent (75%) of the Parking Spaces are open for their intended use by patrons and employees of the Project;

(ii)      seventy-five percent (75%) of the Initial Hotel Rooms are rented or available for rental by overnight guests;

(iii)     seventy-five percent (75%), taken as a whole, of the Retail Floor Space, the Restaurant Floor Space, the Event Space, the Exhibition Space, the Visitor Center Space and the other Components, but excluding the Greenspace, is open to the general public for its intended use, including at least five (5) distinct food and beverage outlets (counting a ‘food hall’, ‘marketplace’, ‘food truck stand’, cafeteria or other venue featuring multiple outlets but common patron seating as a single outlet); and

(iv)     the Riverwalk Running Length is open for traverse by the general public alongside the Chicago River for all or such portion of the length of the Project Site (Permanent) as determined by the Planned Development and, taken as a whole, seventy-five percent (75%) complete.

“Component” means any of the following:

(i)	the Parking Spaces;

(ii)	the Gaming Area;

(iii)	the Gaming Machines, the Table Games and the Poker Tables;

(iv)         an in-person sports book located at the Project in accordance with any requirements therefor necessary to comply with the Sports Wagering Act;

(v)	the Retail Floor Space;

(vi)         the Restaurant Floor Space, including (A) at least five (5) table-service restaurants, (B) at least one (1) fast-casual restaurant or ‘food hall’, (C) at least one carry-out or ‘café’ food service establishment, (D) the Rooftop Bar, and (E) at least four (4) other bars and lounges;

(vii)	the Hotel Tower;

(viii)	the Hotel Rooms;

(ix)	the Event Space;

(x)	the Exhibition Space;

(xi)	the Visitor Center Space;

(xii)	the Riverwalk Running Length;

(xiii)	the Required Seawall Running Length (if any);

(xiv)	the Greenspace;

(xv)	private bus, limousine and taxi parking and staging areas;

(xvi)	the other facilities described on Exhibits B-1 and B-2; and

(xvii)	such other major facilities that may be added as components by amendment to this Agreement.

“Concept Design Documents” means documents for the design of the Project as described on Exhibit D, which such documents may be subject to change, alteration or modification as provided in Section 3.1(c) and (e).

“Condemnation” means a taking of all or any part of the Project by eminent domain, condemnation, compulsory acquisition or similar proceeding by a competent authority for a public or quasi-public use or purpose.

“Construction Completion Date (Permanent Project)” means the date occurring no later than thirty-six (36) months and one day following Operations Commencement for the Temporary Project, provided, however, that upon written request of the Developer to the City and upon Developer’s showing that it timely commenced and has been diligently pursuing construction of the Permanent Project, the City may consent to up to two three (3)-month extensions of the Construction Completion Date (Permanent Project) followed by one two (2)-month extension of the Construction Completion Date (Permanent Project) (each, a “Permanent Project Extension”), the first of which shall be consented to automatically by the City and any subsequent consent not to be unreasonably withheld, conditioned, or delayed. In the event that the Construction Completion Date (Permanent Project) is extended beyond the period terminating thirty-six (36) months and one day following Operations Commencement for the Temporary Project and the Temporary Project does not remain operational and open to the public, the City may exercise its rights under Section 7.4 hereunder. The City shall not grant more than three (3) Permanent Project Extensions without an amendment of this Agreement.

“Construction Completion Date (Temporary Project)” means the date occurring no later than twelve (12) months following the date on which the Board reaches a Finding of Preliminary Suitability for the Developer, provided, however, that upon written request of the Developer to the City and upon Developer’s showing that it timely commenced and has been diligently pursuing construction of the Temporary Project, the City may consent to up to two extensions of the Construction Completion Date (Temporary Project), an initial three (3)-month extension and, if requested by Developer, a two (2)-month extension (each, a “Temporary Project Extension”), in each case the City’s consent not to be unreasonably withheld, conditioned, or delayed, provided further, however, that the City shall not grant more than two (2) Temporary Project Extensions without an amendment of this Agreement.

“Control(s)” or “Controlled” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, as such terms are used by and interpreted under federal securities laws, rules and regulations.

“Court” is defined in Section 13.4.

“Default” means any event or condition that, but for the giving of a Default Notice or the lapse of time, or both, would constitute an Event of Default.

“Default Notice” means a written notice addressed to Developer by the City that a Default has occurred.

“Default Period” is defined in Section 7.4.

“Default Rate” means a rate of interest at all times equal to the greater of (i) the rate of interest announced from time to time by Bank of America, N.A. (“B of A”), or its successors, as its prime, reference or corporate base rate of interest, or if B of A is no longer in business or no longer publishes a prime, reference or corporate base rate of interest, then the prime, reference or corporate base rate of interest announced from time to time by the bank with offices in Chicago, Illinois having from time to time the largest capital surplus, plus four percent (4%) per annum, or (ii) six percent (6%) per annum, provided, however, the Default Rate shall not exceed the maximum rate allowed by applicable law.

“Developer” means Bally’s Chicago Operating Company, LLC, its successors or assigns as permitted hereunder.

“Developer’s Confidential Items” is defined in Section 6.4.

“Developer’s License” means the License issued to the Developer.

“Developer’s Payments” is defined in Section 4.7(a).

“Developer’s Response” means the proposal and all information contained therein, dated October 29, 2021, as supplemented through the date of this Agreement, submitted by Developer to the City in response to the Request for Proposal.

“Development Process Cost Fees” means the aggregate amount of any and all costs and expenses in good faith incurred by the City to third parties (including attorneys, paralegal professionals, accountants, consultants and others at such professionals’, consultants’ and others’ customary rates charged to their respective non-municipal clients), whether before, on or after the date hereof and whether retained by the City directly or through one or more of such third parties, in connection with the City’s preparation of the Request for Proposal and review of responses relating thereto; the City’s due diligence, mitigation review, study and investigations of and concerning the Project and Developer; the selection of Developer as the Person with whom the City has negotiated this Agreement; the negotiation, interpretation, preparation, compliance with and enforcement of this Agreement; the planning, zoning, development, construction, ownership, management, use or operation of the Project; the issuance, maintenance or revocation of the Developer’s License; Developer’s compliance with the Act; review of Developer’s Application and any limitations on its License; and any litigation filed by or against the City or in which the City intervenes in connection with any of the foregoing. Such third parties shall be referred to herein as the “City’s Consultants”.

“Direct Or Indirect Interest” means an interest in an entity held directly or an interest held indirectly through interests in one or more intermediary entities connected through a chain of ownership to the entity in question, taking into account the dilutive effect of the interests of others in such intermediary entities.

“(e-5) Requirements” is defined in Recital C.

“EAV” means Equalized Assessed Valuation.

“EBITDAM” means, for any period, earnings before interest, income taxes, depreciation, amortization and Management Fees of the Developer for such period, determined in accordance with GAAP applied consistently with Developer’s audited financial statements; provided, that, while EBITDAM may make provision for allocation of Project-related corporate-level expenditures of Parent Company (e.g., for compensation and benefits payable in respect of employees of the Project), EBITDAM shall add back all “home office” or other overhead unrelated to the Project.

“Effective Date” is defined in Section 2.2.

“Escrow Agent” is defined in Section 10.4.

“Event” or “Events” are defined in the definition of “Material Adverse Effect”.

“Event of Default” is defined in Section 7.1.

“Event Space” means approximately 65,000 square feet of interior space in the Permanent Project which is designed, constructed, finished and fitted out for use as one or more theater, live music, convention or special events venues in accordance with First-Class Project Standards and Governmental Requirements but, in any case, at least one such venue capable of seating approximately 3,000 attendees; provided, that “Event Space” does not include any of the Gaming Area, the Restaurant Floor Space, the Retail Floor Space, the Hotel Rooms, the Hotel Tower, the Exhibition Space or the Visitor Center.

“Exhibition Space” means approximately 23,000 square feet of interior space in the Permanent Project which is designed, constructed, finished and fitted out for use museum/exhibition space in accordance with First-Class Project Standards and Governmental Requirements; provided, that “Exhibition Space” does not include any of the Gaming Area, the Restaurant Floor Space, the Retail Floor Space, the Hotel Rooms, the Hotel Tower, the Event Space or the Visitor Center.

“Financing” means the act, process or an instance of obtaining funds specifically designated by Developer, Parent Company or any Affiliate of Developer or Parent Company for use in the Project (including any securities having a prospectus or other offering document which expressly lists the Project or the design, development, construction, fitting out, bankroll or operation thereof as a use of net proceeds from the sale of such securities), whether secured or unsecured, or whether initially funded or as part of a refinancing, including (i) issuing securities; (ii) drawing upon any existing or new credit facility; or (iii) contributions to capital by any Person.

“Final Completion (Permanent Project)” means the completion of the Work, as evidenced by the issuance of a temporary certificate of occupancy by the City’s Department of Buildings for all Components comprising the Permanent Project to which a certificate of occupancy would apply, and, in any case, that not less than:

(i)       ninety percent (90%) of the Parking Spaces are open for their intended use by patrons and employees of the Project;

(ii)       ninety percent (90%) of the Gaming Area is open to the general public for its intended use;

(iii)       ninety percent (90%), taken as a whole, of the Hotel Tower shall be completed and the Hotel Extension Infrastructure installed;

(iv)       ninety percent (90%) of the Initial Hotel Rooms are rented or available for rental by overnight guests;

(v)       ninety percent (90%), taken as a whole, of the Retail Floor Space, the Restaurant Floor Space, the Event Space, the Exhibition Space, the Visitor Center Space, the Greenspace, the Riverwalk Running Length and all of the remaining Components is open to the general public for its intended use, including at least the Rooftop Bar and five (5) other distinct food and beverage outlets (counting a ‘food hall’, ‘marketplace’, ‘food truck stand’, cafeteria or other venue featuring multiple outlets but common patron seating as a single outlet); and

(vi)       the Riverwalk Running Length is open for traverse by the general public for at least the length of adjacency with the Hotel Tower and Casino.

“Final Completion (Temporary Project)” means the completion of the Work, as evidenced by the issuance of a temporary certificate of occupancy by the City’s Department of Buildings for all Components comprising the Temporary Project to which a certificate of occupancy would apply, and, in any case, that not less than:

(i)       ninety percent (90%) of the Gaming Area is open to the general public for its intended use; and

(ii)      in the case of the Temporary Project, Gaming Machines and Table Games constituting not less than 800 Gaming Positions have been installed and are operable for Casino Gaming Operations.

“Final Completion Date” means (i) for the Temporary Project, the date occurring no later than three (3) months following the Construction Completion Date (Temporary Project), unless otherwise agreed to by the Parties in writing and (ii) for the Permanent Project, the date occurring no later than six (6) months following Construction Completion Date (Permanent Project).

“Finding of Preliminary Suitability” is defined in Section 3.1(a).

“Finish Work” refers to the finishes which create the internal and external appearance of the Project.

“First-Class Project Standards” means: (a) facilities and amenities for the Components consistent with the level and quality of other high-end integrated casino resort developments opened in urban settings in the United States in the six (6) years prior to the Closing Date; (b) the Finish Work and furnishings is to the level and quality of high-end integrated casino resort developments opened in urban settings in the United States in the six (6) years prior to the Closing Date; and (c) five-star quality for 100 guest suites and 400 hotel guest rooms comparable to other high-end luxury hotels.

“Force Majeure” is defined in Section 12.1.

“Force Majeure Period” means, with respect to any event of Force Majeure:

(a)       the period commencing on the date when the event of Force Majeure occurs and continuing thereafter until the earlier of (x) the cessation of the event of Force Majeure or (x) the first date when Developer, its agents and contractors could, through the prompt and diligent exertion by Developer, its agents and its contractors of all commercially reasonable efforts cure, the delay resulting from the event of Force Majeure notwithstanding that the event of Force Majeure is then ongoing; plus

(b)       the additional period, if any, continuing immediately after the cessation of such event of Force Majeure (x) during which ongoing delay, beyond the reasonable control of Developer (and its agents and contractors) and of which such event of Force Majeure is the predominant and proximate cause, continues to impair in a material respect the performance of Developer’s obligations under this Agreement notwithstanding the prompt and diligent exertion by Developer, its agents and its contractors of all commercially reasonable efforts so to perform and (y) which could not have been avoided or shortened by commercially reasonable efforts to foresee, mitigate or cure such continuing delay (to the extent that such delay was foreseeable or susceptible to mitigation or cure), by Developer and its agents and contractors;

(c)       provided, that each day when performance is so delayed shall be counted only once notwithstanding that multiple events of Force Majeure may have occurred and, as yet, not have ceased or the delay therefrom not have been cured on such day.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession for use in the United States, which are applicable to the circumstances as of the date of determination.

“Gambling Game” shall have the same definition as in the Act.

“Gaming” means the conduct of a Gambling Game or Sports Wagering.

“Gaming Area” means any space in the Project, as authorized by Governmental Requirements, in which Casino Gaming Operations occurs, together with the immediately adjoining patron circulation space, consisting of (i) approximately 168,000 contiguous square feet on a single level in the case of the Permanent Project and (ii) approximately 37,000 square feet in the case of the Temporary Project, in each case, which has been designed, constructed, finished and fitted out in accordance with First-Class Project Standards and Governmental Requirements; provided, that “Gaming Area” does not include any of the Retail Floor Space, the Restaurant Floor Space, the Hotel Rooms, the Hotel Tower, the Event Space, the Exhibition Space or the Visitor Center Space.

“Gaming Authority” or “Gaming Authorities” means any agencies, authorities and instrumentalities of the City, State, or the United States, or any subdivision thereof, having jurisdiction over the Gaming or related activities at the Casino, including the Board, or their respective successors.

“Gaming Positions” means ‘gaming positions’ as defined in the rules of the Board promulgated under the Act.

“Gaming Machines” means (i) approximately 3,400 Slot Machines (as such term is defined in the Act) in the case of the Permanent Project and (ii) approximately 500 Slot Machines (as such term is defined in the Act) in the case of the Temporary Project.

“Governmental Authority” or “Governmental Authorities” means any federal, state, county or municipal governmental authority (including the City), including all executive, legislative, judicial and administrative departments and bodies thereof (including any Gaming Authority) having jurisdiction over Developer or the Project.

“Governmental Requirements” means the Act, Sports Wagering Act, Municipal Code and all laws, ordinances, statutes, executive orders, rules, zoning requirements, policies (including but not limited to the City’s Sustainable Development Policy) and agreements of any Governmental Authority that are applicable to the acquisition, remediation, renovation, demolition, development, construction and operation of the Project including all required permits, approvals and any rules, guidelines or restrictions enacted or imposed by Governmental Authorities.

“Greenspace” means two and 40/100 (2.40) contiguous acres of the Project Site (Permanent) which (i) is free of structures and other erections (excepting fencing and directional signage) and free of parking areas, loading docks, roadways, driveways, (ii) is not bisected by any roadways or driveways, (iii) has been graded and landscaped in accordance with First-Class Project Standards and Governmental Requirements, (iv) is accessible from public ways by members of the general public on foot and by bicycle without having to traverse any interior portions of the Permanent Project or the Parking Spaces, (iv) is not designed or intended to be used for storage of equipment, material, refuse or debris or for accumulation, storage, treatment or infiltration of runoff or storm water, and (v) is designed and intended to be useable by the general public for non-commercial recreational purposes without cost or advance registration, except when closed by Developer as reasonably necessary to prepare for, conduct and clean up from any special event conducted thereon; provided, that the Greenspace does not include any portion of the Riverwalk Running Length, any greenspace resulting from required setbacks from public ways or property boundaries, any greenspace resulting from easements or access rights of record affecting the Project Site (Permanent), or any greenspace the principal or predominant design purpose of which is ingress to, egress from or circulation upon the Project Site, the Parking Spaces, or the Casino by vehicles or pedestrians.

“Guaranty Agreement” means the Guaranty Agreement dated as of the Closing Date between the City and the Parent Company in the form and on the terms of Exhibit P attached hereto.

“Initial Hotel Rooms” means not less than 100 hotel guest rooms and suites located in the Hotel Tower and which have been designed, constructed, finished and fitted out in accordance with First-Class Project Standards and Governmental Requirements.

“Hotel Extension Infrastructure” means interior space of the Permanent Project of sufficient square footage to contain the Hotel Extension Rooms, and related patron and employee circulation spaces, which is designed and constructed as unfinished ‘raw space’ but is equipped with sufficient life safety systems and equipment to allow all of the other Components to fully open on an indefinite basis, together with elevators, stairwells and other means of ingress and egress and with electricity, fresh water, wastewater, domestic hot water, standpipe, telephone, cable television, internet and other utilities sufficient to serve the Hotel Extension Rooms.

“Hotel Extension Rooms” means not less than 400 hotel guest rooms and suites located in the Hotel Tower and which have been designed, constructed, finished and fitted out in accordance with First-Class Project Standards and Governmental Requirements; provided, for the avoidance of doubt that the Hotel Extension Rooms are incremental to, and not duplicative of, the Initial Hotel Rooms.

“Hotel Rooms” means the Initial Hotel Rooms and the Hotel Extension Rooms; provided, for the avoidance of doubt, that the Hotel Tower would contain a total of not less than 500 Hotel Rooms if the Hotel Extension Rooms are constructed; provided, further, that “Hotel Rooms” does not include the Gaming Area, the Retail Floor Space, the Restaurant Floor Space, the Hotel Tower, the Event Space, the Exhibition Space or the Visitor Center Space.

“Hotel Tower” means the Components related to the Hotel Rooms, including lobby areas, administrative offices, housekeeping and other back-of-house areas, fitness center, spa, pool, hot tub, all of which have been designed, constructed, finished and fitted out in accordance with First-Class Project Standards and Governmental Requirements; provided that “Hotel Tower” does not include the Hotel Rooms.

“including” and any variant or other form of such term means including but not limited to.

“Indemnitee” is defined in Section 11.1(a).

“Initial Temporary Project Operation Period” is defined in Section 3.4(c).

“Labor Peace Agreement” is defined in Section 4.4(e).

“License” shall mean an owners license issued by the Board pursuant to the Act authorizing the conduct of casino or riverboat gambling operations in the City.

“Local Tax Revenue” means the total tax revenue received by the City, Chicago Public Schools, the Metropolitan Pier and Exhibition Authority, the Illinois Sports Facilities Authority and other units of local government from the following taxes: (a) the portion to be paid to the City pursuant to subsection (b-8) of Section 13 of the Act from the gaming privilege tax imposed upon the owners licensee of the Casino and payable to the City under paragraph (2) of subsection (a-5) of Section 13 of the Act based the ‘adjusted gross receipts’ (as defined in the Act) of the Casino in the Reference Year (Temporary) or the Reference Year (Permanent), as applicable; (b) the portion to be remitted to the City pursuant to subsection (b-10) of Section 12 of the Act from the admission tax imposed upon the owners licensee of the Casino under subsection (a) of Section 12 of the Act and of the fee imposed upon the owners licensee of the Casino under subsection (a-5) of Section 12 of the Act, in each case, based upon the ‘admissions’ (as defined in the Act) to the Casino during the Reference Year (Temporary) or Reference Year (Permanent); (c) the total levy of ad valorem property taxes for the Reference Year (Temporary) or Reference Year (Permanent), as applicable, payable in respect of the EAV of the Temporary Project or Permanent Project, as applicable, pursuant to the Illinois Property Tax Code, based upon the EAV of the Temporary Project or Permanent Project, as applicable, which was assumed by the Projected Revenue Analysis regardless of the ‘taxing district’, as defined in the Illinois Property Tax Code, levying such property taxes or any portion thereof; (d) the tax imposed pursuant to Section 4-236-020 of the Chicago Municipal Code upon the use and privilege of parking a motor vehicle at the Project, based upon the assumptions about visitation, personal automobile mode share and parking fees at the Project which were assumed by the Projected Revenue Analysis; (e) the tax imposed pursuant to Section 3-24-030 of the Chicago Municipal Code upon the rental or leasing of hotel accommodations at the Project, based upon the hotel revenues for the Project projected in the Projected Revenue Analysis; (f) the tax imposed pursuant to Section 3-30-030 of the Chicago Municipal Code upon the selling price of all food and beverages sold at retail at the Project, based upon the food and beverage revenues for the Project projected in the Projected Revenue Analysis; (g) the tax imposed pursuant to 70 ILCS 210/13(c) upon Developer’s gross rental receipts from the renting, leasing, or letting of hotel rooms within the City of Chicago, based upon the hotel revenues for the Project projected in the Projected Revenue Analysis; (h) the tax imposed pursuant to 70 ILCS 210/13(b) upon Developer’s sales of food, alcoholic beverages, and soft drinks, based upon the food and beverage revenues for the Project projected in the Projected Revenue Analysis; and (i) the tax imposed pursuant to 70 ILCS 210/13(c) upon Developer’s gross rental receipts from the renting, leasing, or letting of hotel rooms within the City of Chicago, based upon the hotel revenues for the Project projected in the Projected Revenue Analysis.

“Major Condemnation” means a Condemnation either (i) of the entire Project, or (ii) of a portion of the Project if, as a result of the Condemnation, it would be imprudent or unreasonable to continue to operate the Project even after making all reasonable repairs and restorations.

“Management Fee” means the fees paid to a Casino Manager or its Affiliates pursuant to a Casino Management Agreement, including overhead attributable to the Project.

“Material Adverse Effect” or “Material Adverse Change” means any change, effect, occurrence or circumstances (each, an “Event” and collectively, “Events”) that, individually or in the aggregate with other Events, is or would reasonably be expected to be materially adverse to the condition (financial or otherwise), business, operations, prospects, properties, assets, cash flows or results of operations of the Developer, taken as a whole or the ability of Developer to perform its obligations hereunder in a timely manner; provided, however, that none of the following shall be taken into account in determining whether a Material Adverse Effect or Material Adverse Change has occurred or would reasonably be expected to occur: (i) any Event in the United States or global economy generally, including Events relating to world financial or lending markets; (ii) any changes or proposed changes in GAAP; and (iii) any hostilities, act of war, sabotage, terrorism or military actions or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions, except, in the case of clauses (i), (ii) or (iii) to the extent such Event(s) affect the Developer, taken as a whole, in a materially disproportionate manner as compared to similarly situated companies.

“Material Change” means a change that: (i) requires a PD amendment, (ii) substantially affects or could reasonably be expected to substantially affect the Project whether in scope, size, design or otherwise, or other obligations of the Developer as provided in the Agreement; or (iii) results in or could reasonably be expected to result in reduction in Project cost, other than by virtue of value engineering or market changes of general applicability to the costs of material or labor. Without limiting the foregoing, the addition or deletion of a Component from the Project shall be deemed a Material Change.

“Minimum Capital Investment” means the sum of the following costs incurred by Developer in connection with the Temporary Project and the Permanent Project: (i) costs related to the actual construction of the Temporary Project and the Permanent Project, including overhead and indirect costs attributable to the construction activities; (ii) costs related to preparation of the Project Site (Temporary) and/or the Project Site (Permanent) including, clearing, demolition, remediation and abatement; (iii) any industrial corridor conversion payment made to the City in connection with either or both the Temporary Project and the Permanent Project; (iv) the costs associated with designing, improving or constructing the infrastructure inside the property boundaries of the Project Site (Temporary) and the Project Site (Permanent); (v) costs of pre-opening furniture, fixtures, equipment, gaming equipment, information technology and personal property; and (vi) professional fees including for engineers, architects, legal advisors, consultants or contractors to the extent that they represent costs related to the development of the Temporary Project and/or the Permanent Project and do not represent “home office” overhead. For purposes of clarification, Minimum Capital Investment does not include the cost of purchasing, optioning or leasing the Project Site (Temporary) or the Project Site (Permanent), carried interest costs and other associated financing costs, or infrastructure costs outside the boundaries of the Project Site (Temporary) or the Project Site (Permanent).

“Minor Condemnation” means a Condemnation that is not a Major Condemnation.

“Mortgage” means a mortgage on and associated security agreements relating to all or any part of Developer’s interest in the Project.

“Mortgagee” means the holder from time to time of a Mortgage.

“Municipal Code” means the municipal code of the City.

“Notice of Agreement” means a notice of this Agreement in substantially the same form as Exhibit L.

“Operations Commencement (Permanent Project)” means that the Permanent Project is Complete and open for business to the general public and all Project Infrastructure has been completed, in each case, in accordance with all Governmental Requirements.

“Operations Commencement (Temporary Project)” means that the Temporary Project is Complete and open for business to the general public and all Project Infrastructure has been completed, in each case, in accordance with all Governmental Requirements.

“Operations Commencement Date” means (i) for the Temporary Project, the date occurring no later than two (2) months following the Construction Completion Date (Temporary Project) and (ii) for the Permanent Project, the date occurring no later than three (3) months following the Construction Completion Date (Permanent Casino).

“Parent Company” means Bally’s Corporation, a Delaware corporation, and its successors and assigns.

“Parking Spaces” means, in the case of the Permanent Project, parking spaces and related vehicular circulation, ingress and egress infrastructure for 3,300 personal automobiles in a dedicated, off-street parking structure located at the Project Site (Permanent), in each case, which has been designed, erected and fitted out in conformity with Governmental Requirements; provided, for the avoidance of doubt, that, although the Concept Design Documents and Project Description contemplate the allocation of such 3,300 parking spaces among users (approximately 2,200 patron spaces, approximately 600 employee spaces and approximately 500 valet spaces), all references to “Parking Spaces” in this Agreement refer only to the total number of parking spaces which are so provided and not to the specific allocation of such parking spaces among any users.

“Parties” means the City and Developer.

“Passive Investor” means:

(a) any Person who owns less than a ten percent (10%) Direct Or Indirect Interest in Developer or Casino Manager and acquired and holds such interest for investment purposes only, such interest was acquired and is held not for the purpose or effect of (i) causing the election or appointment of any management member of Developer or Casino Manager, (ii) causing, directly or indirectly, any change in the charter documents (including articles of incorporation, bylaws or other documents), or other limited liability company or operating agreements, management, policies or operations of Developer or Casino Manager, or (iii) controlling, influencing, affecting or being involved in the business activities of Developer or Casino Manager; and

(b) at any time when Parent Company’s shares of common stock are listed on a national securities exchange registered under Section 6 of the Exchange Act, “Passive Investor” also means any Person who or which owns a Direct or Indirect Interest in Parent Company, individually or as part of a group (as defined under Rule 13d-5 under the Exchange Act), including any beneficial interest (as defined under Rule 13d-3 under the Exchange Act), less than twenty-five percent (25%) (calculated in accordance with paragraph (j) of Rule 13d-1 under the Exchange Act) of Parent Company’s common stock which is so publicly traded, provided that (x) such Person is current in the Person’s reporting obligations under Section 13 of the Exchange Act, (y) if such Person beneficially owns more than five percent (5%) of the outstanding shares of Parent Company’s common stock, such Person is eligible or would (excepting only that the Person directly or beneficially owns 20% or more but less than 25% of the outstanding shares of Parent Company’s common stock) be eligible to report the Person’s ownership of and transactions in Parent Company’s common stock pursuant to Section 13 of the Exchange Act by filing a short-form statement with the SEC on Schedule 13G in accordance with paragraphs (b) or (c) of Rule 13d-1, and (z) such Person is not required in accordance with paragraphs (e) or (g) of Rule 13d-1 to file a statement on Schedule 13D due to any recent transaction in the shares of Parent Company’s common stock or change in facts or circumstances.

“Permanent Project” means the premises at which Casino Gaming Operations will be conducted at the Project Site (Permanent), and all buildings, structures, facilities, Components and Project Infrastructure, all of which are more specifically described on Exhibit B-1 and depicted in the Concept Design Documents.

“Permitted Exception” is defined in Section 5.1(g).

“Permitted Transfer” means those Transfers of any Direct Or Indirect Interest in a Restricted Party permitted pursuant to the terms of those certain Transfer Restriction Agreements entered into by a Restricted Party from time to time as provided in Section 8.1.

“Person” means an individual, a corporation, partnership, limited liability company, association or other entity, a trust, an unincorporated organization, or a governmental unit, subdivision, agency or instrumentality.

“PD” or “Planned Development” means the ‘planned development’, as such term is defined in Section 17-17-02120 of the Municipal Code of Chicago, for the Permanent Project, being Planned Development #1426, as the same is in effect on the date of this Agreement and may hereafter be amended in accordance with the City’s planned development procedures, Section 17-13-0600 et seq. of the Municipal Code of Chicago, and any minor changes therein which are approved in accordance with Section 17-13-0611 of the Municipal Code of Chicago.

“PD Improvements” means any traffic-related or other public infrastructure improvements that the Developer is required to provide under the PD, whether located on the Project Site (Permanent) or off-site.

“Poker Tables” means (i) approximately 20 ‘table games’ (as such term is defined in the Act) intended for use of Gambling Games which are not ‘house banked’ in the case of the Permanent Project and (ii) approximately 35 ‘table games’ (as such term is defined in the Act) intended for use of Gambling Games which are not ‘house banked’ in the case of the Temporary Project.

“Proceeds” means the compensation paid by the condemning authority to the City or Developer in connection with a Condemnation, whether recovered through litigation or otherwise, but excluding any compensation paid in connection with a temporary taking.

“Project” means, as the case may be, each of, or collectively, the Permanent Project or the Temporary Project.

“Project Description” means the respective detailed descriptions of the Permanent Project on Exhibit B-1 and the Temporary Project on Exhibit B-2 but, in any case, includes not less than:

(i)	the Parking Spaces;

(ii)	the Gaming Area;

(iii)	the Gaming Machines, the Table Games and the Poker Tables;

(iv)         an in-person sports book located at the Project in accordance with any requirements therefor necessary to comply with the Sports Wagering Act;

(v)	the Retail Floor Space;

(vi)        the Restaurant Floor Space, including (A) at least five (5) table-service restaurants, (B) at least one (1) fast-casual restaurant or ‘food hall’, (C) at least one carry-out or ‘café’ food service establishment, (D) the Rooftop Bar, and (E) at least four (4) other bars and lounges;

(vii)	the Hotel Tower;

(viii)	the Hotel Rooms;

(ix)	the Event Space;

(x)	the Exhibition Space;

(xi)	the Visitor Center Space;

(xii)	the Riverwalk Running Length;

(xiii)	the Required Seawall Running Length (if any); and

(xiv)	the Greenspace.

“Project Incentives” means the One-Time Payment, the Direct Impact Fee and the Indirect Impact Fee described on Exhibit A-1.

“Project Infrastructure” means, with respect to the Project, all infrastructure improvements to the Project Site (Temporary) or Project Site (Permanent), as the case may be, whether PD Improvements, required by any Government Authorities or otherwise set forth in the Project Description or depicted on the Concept Design Documents.

“Project Site” means, as the case may be, the Project Site (Permanent) or Project Site (Temporary).

“Project Site (Permanent)” means the land assemblage upon which the Permanent Project is to be developed and constructed, as depicted on Exhibit C-1.

“Project Site (Temporary)” means the land assemblage upon which the Temporary Project is to be developed and constructed, as depicted on Exhibit C-2.

“Projected Annual Local Revenue (Permanent)” means, for any day, the projected Local Tax Revenue in the Reference Year (Permanent) in which such day occurs, assuming that the Permanent Project is open to the public for the entirety of the Reference Year (Permanent), based upon the final projection of Local Tax Revenue pursuant to which the City entered into this Agreement with Developer, as communicated to the City in the Projected Revenue Analysis.

“Projected Annual Local Revenue (Temporary)” means, for any day, the projected Local Tax Revenue in the Reference Year (Temporary) in which such day occurs, assuming that the Temporary Project is open to the public for the entirety of the Reference Year (Temporary), based upon the final projection of Local Tax Revenue pursuant to which the City entered into this Agreement with Developer, as communicated to the City in the Projected Revenue Analysis.

“Projected Per-Diem Amount (Permanent)” means, for any day, an amount equal to the quotient of (a) the Projected Annual Local Revenue (Permanent) for the year in which such day occurs divided by (b) three hundred sixty five (365).

“Projected Per-Diem Amount (Temporary)” means, for any day, an amount equal to the quotient of (a) the Projected Annual Local Revenue (Temporary) for the year in which such day occurs divided by (b) three hundred sixty five (365).

“Projected Revenue Analysis” the final report, dated May 16, 2022, from Sovereign Finance LLC to the City reporting Sovereign Finances, LLC’s estimates of the Projected Local Tax Revenue, of which each Party acknowledges, as of the date of this Agreement, having received a copy.

“Publicly Traded Corporation” means a Person, other than an individual, to which either of the following provisions applies: the Person has one (1) or more classes of voting securities registered under Section 12 of the Securities Exchange Act of 1934, 15 U.S.C. §781, as amended; or the Person issues securities and is subject to Section 15(d) of the Securities Exchange Act of 1934, 15 U.S.C. §780(d), as amended.

“Radius Restriction” is defined in Section 4.6(a).

“Radius Restriction Agreement(s)” means the agreement(s) dated as of the Closing Date between the City and each of the Restricted Party(ies) as requested by the City in substantially the same form as Exhibit K.

“Reference First Year (Permanent)” means the first full year of operations of the Permanent Project for which a projection of the Local Tax Revenue to be received for such year is provided in the Projected Revenue Analysis.

“Reference Second Year (Permanent)” means the second full year of operations of the Permanent Project for which a projection of the Local Tax Revenue to be received for such year is provided in the Projected Revenue Analysis.

“Reference Third Year (Permanent)” means the third full year of operations of the Permanent Project for which a projection of the Local Tax Revenue to be received for such year is provided in the Projected Revenue Analysis.

“Reference Year (Permanent)” means:

(a)       with respect any day for which amounts are payable to the City pursuant to subsections (b) or (c) of Section 7.4, (i) the Reference First Year (Permanent); and

(b)       with respect any day for which amounts are payable to the City pursuant to subsections (d) of Section 7.4, (i) the Reference First Year (Permanent) if such day is a day in the twelve (12) month period commencing on Operations Commencement (Permanent), (ii) the Reference Second Year (Permanent) if such day is a day in the twelve (12) month period commencing on the first calendar anniversary of Operations Commencement (Permanent), or (iii) the Reference Third Year (Permanent) if such day is the second calendar anniversary of Operations Commencement (Permanent) or any day thereafter.

“Reference Year (Temporary)” the first full year of operations of the Temporary Project for which a projection of the Local Tax Revenue to be received for such year is provided in the Projected Revenue Analysis.

“Releases” means the executed releases to be delivered as part of the Closing Deliveries by Developer, its Affiliates and its other direct and indirect equity owners in substantially the same form as Exhibit H.

“Request For Proposal” means the City’s request for a proposal dated April 21, 2021 and any amendments thereto, for the opportunity to apply for the sole casino license authorized by the Act for a casino to be located in the City.

“Required Seawall Running Length” means, to the extent that any portions of Chicago River embankment comprising the Eastern edge of the Project Site (Permanent) are to be characterized or delineated by a vertical bulkhead or seawall or other engineered structure as contemplated by the design of the Riverwalk Running Length, that such vertical bulkhead or seawall or other engineered structure has actually been installed and implemented along such portions of the Chicago River embankment in accordance with the City’s Chicago River Design Guidelines (2019) and other Governmental Requirements.

“Restaurant Floor Space” means space in the Project which, collectively, is designed, constructed, finished and fitted out for use as one or more restaurant, bar or lounge spaces accommodating, in the aggregate, not less than (i)approximately 945 simultaneous table-service, fast casual and ‘food hall’ dining patrons and approximately 400 simultaneous seated bar and lounge patrons in the case of the Permanent Project, or (ii) approximately 70 simultaneous dining patrons and approximately 50 simultaneous seated bar and lounge patrons in the case of the Temporary Project, in each case, in accordance with First-Class Project Standards and Governmental Requirements; provided, that “Restaurant Floor Space” does not include any of the Gaming Area, the Retail Floor Space, the Hotel Rooms, the Hotel Tower, the Event Space, the Exhibition Space or the Visitor Center Space.

“Restore” is defined in Section 10.1.

“Restoration” is defined in Section 10.1.

“Restricted Activity” is defined in Section 4.6(a).

“Restricted Area” means the geographic area constituting a circle with a radius of fifty (50) miles having the Permanent Project as its center.

“Restricted Party” means each of (i) Developer; (ii) any Casino Manager; (iii) any Person who owns a Direct Or Indirect Interest in any of the foregoing, excluding, however, any Person who qualifies as a Passive Investor; and (iv) a subsidiary of or any Person Controlled by any of the foregoing (other than any such subsidiary or other Person that does not own a Direct Or Indirect Interest in Developer or Casino Manager).

“Restrictions” is defined in Section 4.8.

“Retail Floor Space” means approximately 3,000 square feet of interior space in the Permanent Project which is designed, constructed, finished and fitted out for use as one or more retail outlets in accordance with First-Class Project Standards and Governmental Requirements; provided, that “Retail Floor Space” does not include any of the Gaming Area, the Restaurant Floor Space, the Hotel Rooms, the Hotel Tower, the Event Space, the Exhibition Space or the Visitor Center.

“Riverwalk Running Length” means a corridor containing continuous paved pathways and associated landscaping, hardscaping and lighting running immediately adjacent to the Chicago River along the entire length of the Eastern edge of the Project Site (Permanent) which has been cleared, graded, improved and landscaped in accordance with, and meets or exceeds the minimum width and accessibility requirements set forth in, the City’s Chicago River Design Guidelines (2019).

“Rooftop Bar” means a portion of the Restaurant Floor Space located on the highest floor of the Hotel Tower having space which is lawfully occupiable for use by the general public together with additional contiguous exterior square footage located on the roof area of the Hotel Tower (which roof area, for the avoidance of doubt, is not includable in the Restaurant Floor Space because it is not interior space) which, collectively, is designed, constructed, finished and fitted out for use as one or more bar or lounge spaces accommodating not less than 100 simultaneous patrons in accordance with First-Class Project Standards and Governmental Requirements.

“Sports Wagering” has the meaning given to such term in the Sports Wagering Act.

“Sports Wagering Act” is defined in Recital A.

“State” is defined in Recital A hereof.

“Subordination Agreement” means a Subordination Agreement in substantially the form and on the terms as Exhibit N between the City and any Casino Manager pursuant to which the Casino Manager agrees to subordinate its Management Fee upon an Event of Default.

“Table Games” means (i) approximately 150 ‘table games’ (as such term is defined in the Act) intended for use in Gambling Games which are ‘house banked’ in the case of the Permanent Project and (ii) approximately 25 ‘table games’ (as such term is defined in the Act) intended for use in Gambling Games which are ‘house banked’ in the case of the Temporary Project.

“Temporary Project” means the premises in which Casino Gaming Operations will be conducted by Developer at the Project Site (Temporary) for such period of time as permitted by Section 3.4(c) hereof and all buildings, structures, facilities, Components and Project Infrastructure, all of which are more specifically described on Exhibit B-2 and depicted in the Concept Design Documents.

“Temporary Project Operation Period” is defined in Section 3.4(c).

“Term” is defined in Section 2.4.

“Transfer” means (i) any sale (including agreements to sell on an installment basis), lease, assignment, transfer, pledge, alienation, hypothecation, merger, consolidation, reorganization, liquidation, or any other disposition by operation of law or otherwise, and (ii) the creation or issuance of new or additional ownership interests in any entity.

“Transfer Restriction Agreements” means the agreement(s) dated as of the Closing Date between the City and each Restricted Party as requested by the City in substantially the same form as Exhibits E and F.

“Trigger Event” and “Triggering Events” are defined in Section 4.3(b).

“Visitor Center Space” means (interior space in the Temporary Project and Permanent Project, in each case, which is designed, constructed, finished and fitted out for use as a visitor information center/concierge to be operated in coordination with the City’s official destination marketing organization, Choose Chicago®, or a comparable offering reasonably acceptable to the City, in each case, in accordance with First-Class Project Standards and Governmental Requirements; provided, that “Visitor Center Space” does not include any of the Gaming Area, the Retail Floor Space, the Restaurant Floor Space, the Hotel Rooms, the Hotel Tower, the Event Space or the Exhibition Space.

“Work” means demolition and site preparation work at the Project Site, and construction of the improvements constituting the Project in accordance with the construction documents for the Project and includes labor, materials and equipment to be furnished by a contractor or subcontractor.

2.	General Provisions.

2.1       Findings.

The City hereby finds that the development, construction and operation of the Project will (i) be in the best interest of the City and the State; (ii) contribute to the objectives of providing and preserving gainful employment opportunities for residents of the City; (iii) support and contribute to the economic growth of the City and the State including supporting and utilizing local and small businesses, minority, women and veteran business enterprises; (iv) attract commercial and industrial enterprises, promote the expansion of existing enterprises, combat community blight and deterioration, and improve the quality of life for residents of the City; (v) support and promote tourism in the City and the State; and (vi) provide the City and the State with additional tax revenue.

2.2       Effectiveness and Certification.

Upon the execution of this Agreement by the necessary City officials and Developer and Developer’s meeting the (e-5) Requirements, this Agreement shall become effective (the “Effective Date”). Provided that the Effective Date and the Closing Date have occurred, the City shall submit the Certification to the Board.

2.3       Closing Conditions.

The City’s obligation to submit the Certification as set forth in Section 2.2 shall be subject to the satisfaction of the following conditions precedent, each in form and substance reasonably satisfactory to the City (collectively, the “Closing Conditions”):

(a)	the City’s receipt of the following items (the “Closing Deliveries”):

(i)	the Transfer Restriction Agreements executed by Parent Company and each other Restricted Party (if any) as requested by the City;

(ii)	an opinion of counsel from Developer to the City covering customary organizational, due authority, conflict with other obligations, enforceability and other matters reasonably requested by the City;

(iii)	the Closing Certificate;

(iv)	the Notice of Agreement;

(v)	evidence of payment of Developer’s due and unpaid Development Process Cost Fees incurred to date, if any;

(vi)	the Releases;

(vii)	resolutions of Developer, properly certified, approving this Agreement and authority to execute;

(viii)	the Radius Restriction Agreement(s), executed by the Restricted Parties as requested by the City;

(ix)	the Guaranty Agreement executed by the Parent Company;

(x)	the Bringdown Schedule;

(xi)	the Economic Disclosure Statement(s);

(xii)	written confirmation that the Labor Peace Agreement relating to personnel that will work on the operation of the Project remains in full force and effect; and

(xiii)	evidence reasonably satisfactory to the City of the Developer’s ability to finance the Project.

(b)	No Default or Event of Default shall have occurred and be continuing hereunder.

(c)        The representations and warranties of Developer contained in Section 5.1 are true and correct in all material respects at and as of the Closing Date as though then made, except as set forth on a schedule delivered by Developer to the City on the Closing Date and approved by the City (the “Bringdown Schedule”).

(d)        No Material Adverse Change shall have occurred in the condition (financial or otherwise) or business prospects of Developer or Parent Company.

2.4       Term.

The term of this Agreement shall commence upon the Effective Date and shall continue until the expiration of the Developer’s License unless: (i) sooner terminated as provided herein and except as to those provisions that by their terms survive or (ii) extended as provided in the next sentence. The term of this Agreement shall automatically be extended upon any and each renewal of the Developer’s License; provided, that at the time of each extension there is no uncured Event of Default with respect to which a Default Notice was received by Developer. The term of this Agreement, including any extensions thereof, shall be referred to as the “Term.”

3.	Project.

3.1       Approvals; Permits and Other Items.

(a)       Approvals. Developer shall use its best efforts to promptly apply for, pursue and obtain all Approvals necessary to design, develop, construct and operate the Project. Developer shall promptly furnish the City with all studies, reports or other documents required by the City in connection with any Approvals required by the City. Until all such Approvals are obtained, Developer shall provide the City, from time to time upon its request, but not more often than once each calendar month following the date of this Agreement, with a written update of the status of such Approvals. If any Approvals are denied or unreasonably delayed, Developer shall provide prompt written notice thereof to the City, together with Developer’s written explanation as to the circumstances causing such delay or resulting in such denial and Developer’s plan to cause such Approvals to be issued promptly. Except for the review and approval of final Concept Design Documents and construction documents pursuant to Sections 3.1(b), (c) and (d), approval of Material Changes pursuant to Section 3.1(e) and the matters governed by Section 3.1(h): (i) this Agreement does not create any new Approvals; (ii) this Agreement does not modify the application, review or approval process for any Approvals or modify or waive any of the terms or conditions of any Approvals, including the Planned Development; and (iii) the City will not create any requirements for any Approvals of special applicability to the Project. For the avoidance of doubt, nothing in this Agreement shall affect or qualify any requirements or process which may apply to any amendments or minor changes necessary in the Planned Development in connection with the development of the Project.

(b)       Compliance with RFP Design Program. Developer shall develop and construct the Project in compliance with the Concept Design Documents and the Project Description except to the extent the City approves changes to the same in writing. To determine compliance with the Concept Design Documents and the Project Description Developer shall submit the following to the City:

(i)	Temporary Project: (x) no later than thirty (30) days following the date Developer is found to be preliminarily suitable for licensing by the Board pursuant to Title 86, Chapter IV, Part 3000, Section 3000.230 of the Illinois Administrative Code (a “Finding of Preliminary Suitability”), final Concept Design Documents for the Temporary Project; (y) no later than forty-five (45) days from delivery of the Concept Design Documents provided in clause (x) above, fifty percent (50%) construction documents for the Temporary Project; and (z) no later than forty-five (45) days from delivery of the construction documents provided in clause (y) above, ninety-five percent (95%) construction documents for the Temporary Project.

(ii)	Permanent Project: (x) no later than one hundred twenty (120) days following the “Finding of Preliminary Suitability”, final Concept Design Documents for the Permanent Project; (y) no later than one hundred eighty (180) days from delivery of the Concept Design Documents provided in clause (x) above, fifty percent (50%) construction documents for the Permanent Project; and (z) no later than ninety (90) days from delivery of the construction documents provided in clause (y) above, ninety-five percent (95%) construction documents for the Permanent Project.

(c)       The City will commence its review promptly upon receipt of the documents under clauses (b) (i) and (ii) above will diligently pursue such review until the City has either approved such documents or notified the Developer in writing of its disapproval and stated with specificity the grounds for such disapproval and any necessary revisions, in each case, necessary for the final Concept Design Documents or construction documents, as applicable, to comply with the requirements of this Agreement. If the City disapproves any such documents in any respect, Developer shall either modify the documents and submit the revised documents to the City for review to determine compliance with this Agreement or request a meeting with the City to discuss the City’s objection to such documents and propose an alternative modification (or no modification) necessary for the Projects, as proposed to be constructed pursuant to the final Concept Design Documents or construction documents, as applicable, to comply with the with the requirements of this Agreement. This procedure shall be followed until all objections have been resolved and the documents have been approved. For the avoidance of doubt, the review and approval of final Concept Design Documents and construction documents pursuant to Sections 3.1(b) and (c) hereof is to determine compliance of the Projects, as proposed to be constructed pursuant to the final Concept Design Documents or construction documents, as applicable, to comply with the requirements of this Agreement, does not grant any Approvals and does not substitute for or qualify or condition the process to obtain any Approvals.

(d)       Hotel Extension Documentation. Developer shall deliver the City: (i) fifty percent (50%) construction documents for the build-out of the Hotel Extension Rooms no later than (A) one hundred twenty (120) days after the last day of the calendar month when, on a trailing 12 month basis, Developer achieves $170 million of EBITDAM and (B) the date which is four years and six months after the Operations Commencement (Permanent Project); and (ii) ninety-five percent (95%) construction documents for the Hotel Extension Rooms no later than sixty (60) days from delivery of the construction documents provided in clause (i) above.

(e)       Material Changes. Following approval of the amended Planned Development which authorizes the Permanent Project, any Material Change shall require the approval of the City.

(f)       Sports Wagering. It is acknowledged that the City has authorized Sports Wagering to be conducted at the Casino and that Developer shall apply to the Board for issuance of a master sports wagering license under the Sports Wagering Act to authorize the conduct of Sports Wagering at the Casino and over the internet or through a mobile application as permitted by the Sports Wagering Act. If Developer obtains such license, Developer shall operate all Sports Wagering in accordance with the Sports Wagering Act.

(g)       Gaming Positions. In accordance with 230 ILCS 10/7, Developer shall reserve and pay for the maximum number of Gaming Positions which are available for the owners licensee of a casino located in the City licensed under 230 ILCS 10/7(e-5)(1).

(h)       Signage. With regard to the Temporary Project authorized by this Agreement and located in Planned Development 768, on-premise signs and associated sign structures shall be exclusively subject to the following requirements and restrictions, which are in lieu of any provision, process, or requirement of the Municipal Code of Chicago. Any such on-premise sign(s):

(i)	Shall be limited to: (A) signs that are attached to attachment points approved for use by the previous tenant; (B) one sign associated with each exterior entrance; (C) one sign associated with the roll-up door on Ontario Street; and (D) signs placed behind non-decorative glazing.

(ii)	Shall be subject to review and approval by the Building Commissioner or the Commissioner’s designee as to conformity with the structural and electrical provisions of the Chicago Construction Codes through the permit process and collection of otherwise-applicable permit fees.

(iii)	Shall be subject to review and approval by the Commissioner of Planning and Development or the Commissioner’s designee for: (A) conformity with the character of the underlying structure; (B) sensitivity to the surrounding area; (C) size, shape, type, illumination, placement, orientation, and method of attachment; and (D) in lieu of a public way use permit, appropriateness and degree of the presence, if any, in or over the public way.

(iv)	Shall be subject to review and approval by the Zoning Administrator or the Zoning Administrator’s designee for all aspects bearing on conformity with the Planned Development.

(v)	Shall be subject to review and approval by the Commission on Chicago Landmarks to ensure that the attachment of any sign to the Landmark does not cause irreversible damage to any significant feature of the Landmark.

(vi)	Shall not include video display signs or dynamic image display signs, as defined in Section 17-17-0248.5 of the Zoning Ordinance, but may otherwise be illuminated.

Off-premise signs (as defined in Section 17-17-02108 of the Zoning Ordinance) are prohibited at the Temporary Project.

(i) Removal of Signs. The Developer shall remove all signs and sign structures erected or installed pursuant to Section 3.1(h) within thirty (30) days of Operations Commencement (Permanent Project). Removal shall include restoration to the pre-installation condition to the satisfaction of the Department of Planning and Development.

3.2       Performance of Work.

Developer shall ensure that all Work is performed in a good and workmanlike manner and in accordance with all Governmental Requirements and First-Class Project Standards. Without limiting the generality of the foregoing sentence, Developer shall ensure that all materials used in the construction of the Project shall be of first-class quality, and the quality of the Finish Work shall meet or exceed First-Class Project Standards.

3.3       Duty to Complete; Commencement of Operations.

(a)       Developer shall Complete the Temporary Project not later than the Construction Completion Date (Temporary Project), achieve Operations Commencement (Temporary Project) not later than the Operations Commencement Date and achieve Final Completion (Temporary Project) not later than the Final Completion Date. Upon the occurrence of an event of Force Majeure, the Construction Completion Date (Temporary Project), Final Completion Date, and the Operations Commencement Date, shall each be extended by a number of days equal to the number of days in the Force Majeure Period resulting from such event of Force Majeure; provided, that each day when performance is delayed shall be counted only once notwithstanding that multiple events of Force Majeure may occur and, as yet, remain uncured on such day.

(b)       Developer shall Complete the Permanent Project not later than the Construction Completion Date (Permanent Project), achieve Operations Commencement (Permanent Project) not later than the Operations Commencement Date and achieve Final Completion (Permanent Project) not later than the Final Completion Date; provided, that Developer shall not be required to cause the Operations Commencement (Permanent Project) to occur before the date which is one (1) day after the third anniversary of Operations Commencement (Temporary Project). Upon the occurrence of an event of Force Majeure, the Construction Completion Date (Permanent Project), Final Completion Date, and the Operations Commencement Date, shall each be extended by a number of days equal to the number of days in the Force Majeure Period resulting from such event of Force Majeure; provided, that in no event shall the Operations Commencement Date for the Permanent Project extend beyond the Temporary Project Operation Period unless approved by the Board and the City.

(c)       To assure completion of the Project, prior to Developer’s commencement of construction of the Project, Developer shall provide the City with an executed (i) copy of a completion or performance bond or other form of financial guaranty from the general contractor engaged by Developer to construct the Project in such amount and form customary for projects similar to the Project and (ii) construction management plan, each of which is reasonably acceptable to the City. Developer’s construction management plan shall address site issues, including, but not limited to, sequencing of construction events, construction milestones, light, noise, dust and traffic mitigation measures, rodent and waste controls, contact information for the Project’s general contractor’s site manager, and shall include all other items required by Governmental Authorities relating to all applicable Governmental Requirements and specify all Approvals necessary in connection with the construction of the Project.

(d)       Developer shall commence the build-out of the Hotel Extension Rooms within the Hotel Extension Infrastructure not later than the first to occur of (i) the date which is twelve (12) months after the last day of the calendar month when, on a trailing 12-month basis, Developer achieves $170 million of EBITDAM and (ii) the fifth (5th) anniversary of Operations Commencement (Permanent Project). Developer shall thereafter diligently prosecute the build-out, finishing and furnishing of the Hotel Extension Rooms until the Hotel Extension Rooms are complete, the City has issued a temporary occupancy permit for the Hotel Extension Rooms, and the Hotel Extension Rooms are available to rent to the general public, which shall be not later than the first to occur of (i) the date which is eighteen (18) months after the last day of the calendar month when, on a trailing 12 months, Developer achieves $170 million of EBITDAM and (ii) the date which is five years and six months after Operations Commencement (Permanent Project).

(e)       To the extent that Developer has received all Approvals necessary to commence the Work, Developer, its agents and its contractors will promptly and diligently (i) perform the Work and (ii) complete all the Components, in each case, until the respective Project has been fully completed in accordance with the design which is finally determined in accordance with Sections 3.1(b), (c) and (d) (but subject to any modifications of such final design with the City’s consent in accordance with Section 3.1(e)).

3.4         Project Operations (Temporary Project).

(a)       Developer agrees to diligently operate and maintain the Temporary Project and all other support facilities for such Project owned or controlled by Developer in accordance with all Governmental Requirements and First-Class Project Standards and in compliance with this Agreement.

(b)       Developer covenants that, at all times following Operations Commencement (Temporary Project), it will, directly or indirectly: (i) continuously operate and keep open for business to the general public the Casino for Casino Gaming Operations for the maximum hours permitted under Governmental Requirements, other than closures of up to four (4) hours per day, during extremely low volume periods of time, for operational efficiency; (ii) continuously operate and keep open for business to the general public for the maximum hours permitted under Governmental Requirements, the Components related to the hotel and parking; and (iii) operate and keep open for business to the general public all Components (other than the hotel Component and parking Component and Components where Casino Gaming Operations are conducted) in accordance with commercially reasonable hours of operation. Notwithstanding the foregoing, Developer shall have the right from time to time in the ordinary course of business and without advance notice to City, to close portions of any Component (x) for such reasonable periods of time as may be required for repairs, alterations, maintenance, remodeling, or for any reconstruction required because of casualty, Condemnation, or Force Majeure, (y) to respond to then existing market conditions but only for so long as reasonable commercial practices would so require, or (z) for such periods of time as may be directed by a Governmental Authority; provided, however, no such direction shall relieve Developer of any liability as a result of such closure to the extent caused by an act or omission of Developer as provided for otherwise in this Agreement.

(c)      So long as Developer is diligently pursuing Approvals for, and construction of, the Permanent Project, Developer may conduct Casino Gaming Operations at the Temporary Project for a period of up to twenty-four (24) months after Operations Commencement (Temporary Project) (such 24-month period, the “Initial Temporary Project Operation Period”). In the event that Developer petitions the Board to extend the Initial Temporary Project Operation Period for a period of up to twelve (12) additional months pursuant to Section 7(l) of the Act, the City shall support Developer’s petition to the extent reasonably requested by Developer. If the Board grants Developer’s petition pursuant to Section 7(l) of the Act, then Developer shall be permitted to conduct Casino Gaming Operations at the Temporary Project for such extended period (the Initial Temporary Project Operation Period, as may be extended as provided herein, the “Temporary Project Operation Period”). Acknowledging that Section 7(l) of the Act controls, Developer agrees that Developer shall not be permitted to conduct Casino Gaming Operations at the Temporary Project for a period of greater than thirty-six (36) months after the Operations Commencement (Temporary Project) unless otherwise approved by the City and the Board.

3.5       Project Operations (Permanent Project).

(a)       Beginning on the Operations Commencement (Permanent Project) and continuing during the Term, Developer agrees to diligently operate and maintain the Permanent Project and all other support facilities for such Project owned or controlled by Developer in accordance with all Governmental Requirements and First-Class Project Standards and in compliance with this Agreement.

(b)      Developer covenants that, at all times following Operations Commencement (Permanent Project), it will, directly or indirectly: (i) continuously operate and keep open the Casino for Casino Gaming Operations for the maximum hours permitted under Governmental Requirements, other than closures of up to four (4) hours per day, during extremely low volume periods of time, for operational efficiency; (ii) continuously operate and keep open for business to the general public for the maximum hours permitted under Governmental Requirements, the hotel Component and the parking Component; and (iii) operate and keep open for business to the general public all Components (other than the hotel Component, parking Component and Components where Casino Gaming Operations are conducted) in accordance with commercially reasonable hours of operation. Notwithstanding the foregoing, Developer shall have the right from time to time in the ordinary course of business and without advance notice to City, to close portions of any Component (x) for such reasonable periods of time as may be required for repairs, alterations, maintenance, remodeling, or for any reconstruction required because of casualty, condemnation, or Force Majeure, (y) to respond to then existing market conditions but only for so long as reasonable commercial practices would so require, or (z) for such periods of time as may be directed by a Governmental Authority; provided, however, no such direction shall relieve Developer of any liability as a result of such closure to the extent caused by an act or omission of Developer as provided for otherwise in this Agreement.

(c)       Developer covenants that the Project will be designed, finished and operated under the ‘BALLY’S’ brand and trademark(s) with a design and marketing theme of ‘The Best of Chicago’.

4.	Other Obligations.

4.1      Project Incentives.

(a)       Developer recognizes and acknowledges that the construction and operation of the Project will have direct and indirect negative impacts on the City which will require the City and other local governmental units to provide continuing mitigation, and as an added inducement to the City to provide the Certification, and to demonstrate Developer’s commitment to give back to the community, foster community development and investment and garner public support, Developer agrees to provide the Project Incentives.

(b)       If any of the following shall occur and have an adverse impact on the Casino, the obligation of Developer to pay the Direct Impact Fee and Indirect Impact Fee (each, as defined in Exhibit A-1) shall be subject to good-faith renegotiation, in light of the economic impacts on the City and the Casino and all the other facts and circumstances then prevailing:

(i)	a new casino becomes open to the public within the City;

(ii)	there is an increase in the gaming privilege tax imposed upon the ‘adjusted gross receipts’ (as such term is defined in the Act) of the Casino; or

(iii)	(A) there is authorized by the State or the City a mode of lawful gaming to occur in the City other than Gambling Games under the Act, Sports Wagering under the Sports Wagering Act and pari-mutuel wagering under the Illinois Horse Racing Act of 1975; (B) one or more Persons, excluding Developer, any Casino Manager and their Affiliates, receives a license from the State regulator having jurisdiction over such mode of gaming which permits such Person or Persons to lawfully conduct such gaming within the territorial limits of the City; and (C) such licensed Persons commence to operate such new mode of gaming within the territorial limits of the City on more than a de minimis or ‘beta test’ basis.

4.2       Minimum Capital Investment.

Developer shall make a Minimum Capital Investment of $1,340,000,000 in furtherance of its obligations pursuant to Section 3.3 hereof.

4.3       Payment of Taxes and Fees.

Developer agrees that the minimum EAV for the Project Site (Permanent) and all improvements thereon shall be $125,000,000. Developer shall pay all real estate taxes on the Project Site (Permanent), all improvements thereon and all personal property taxes on all Project personal property in accordance with Governmental Requirements. Developer shall not contest or file a property tax protest of the EAV of the Project Site (Permanent) and all improvements thereon unless the EAV exceeds $125,000,000 and, in such case, shall not contest or file a property tax protest of the EAV claiming an EAV or seeking an adjustment in EAV of the Project Site (Permanent) to an EAV less than $125,000,000.

As approved in the original Planned Development #1426, Developer shall pay an Industrial Corridor Conversion Fee, at the time of submission of the first building permit within the boundary of Planned Development #1426, Neighborhood Opportunity Fund (NOF) Bonus Fee, at such time as Developer submits a building permit which exceeds the allowable floor area ratio in the underlying zoning district, General Permit Reviews (both permit and part II fees), as required upon the submission of applications for individual building permits, ARO Obligation (units and/or potential to generate fees), as required upon the submission of applications for building permits containing residential units, all as customary for other large scale developments of this type. Developer will pay other ancillary miscellaneous inspection and permit fees which may also be required.

4.4       Additional Commitments.

(a)       As described on Exhibit A-2, Developer agrees to: (i) meet or exceed its goals for contracting with City-based businesses for the design and construction of the Project and the provision of goods and services to the Project both during construction and operation of the Project; (ii) meet or exceed the hiring of the minimum number of employees, both full-time and part-time, during construction of the Project and when the Project is fully operational; (iii) meet or exceed the goals for work hours for construction work by City residents and residents of the area surrounding the Project; (iv) meet or exceed its goals for hiring specific percentages of City residents, women, minorities, veterans and persons with a disability during operation of the Project; (v) satisfy the requirements for business utilization and building wealth and increasing employment in disadvantaged communities, prioritize hiring of City residents, and achieve a diverse workforce; and (vi) satisfy the requirements for sourcing goods and services.

(b)       As described on Exhibit A-3, Developer agrees to: (i) establish, fund and maintain human resource hiring and training practices; and (ii) comply with Developer’s workforce development plan.

(c)       As described on Exhibit A-4, Developer agrees to implement the marketing and operating plan, including Developer’s plan for: (i) treatment of compulsive behavior disorders; (ii) ensuring that minors will be prohibited from gambling at the Casino; (iii) providing security inside and surrounding the Project; (iv) attracting new businesses, tourists and visitors to the area around the Project Site; (v) use of its customer databases to support the Project; and (vi) implementing the theme and targeting market segments for the Permanent Project.

(d)       Developer agrees that the Permanent Project will comply with the City’s Sustainable Development Policy with a point score under that policy of at least 125 points, including with the enhanced bird protection provisions of Sec. 9.2 thereof, as well as the City’s North Branch Framework Plan and the Chicago River Design Guidelines. In addition the Permanent Project will be designed to meet LEED Gold standards.

(e)       Parent Company, on behalf of Developer, has entered into an agreement with organized labor, including hospitality services (the “Labor Peace Agreement”), and shall use commercially reasonable efforts to assure labor harmony during construction and operation of the Project.

(f)       As described on Exhibit A-6, Developer agrees to comply with its plan for relocating or compensating any existing businesses, tenants or services displaced on account of the Project.

(g)       As described on Exhibit A-7, Developer agrees to comply with its plan for (i) transportation demand and supply management for the Project; (ii) traffic control measures for the Project; (iii) pedestrian and bicycle ingress/egress within and surrounding the Project; (iv) leveraging/upgrading use of existing, in-place City infrastructure to serve and harmonize with the Project; (v) accommodating special events and grand opening traffic and parking for the Project; (vi) emergency access for police, fire and ambulatory ingress and egress and its emergency operations plan for the Project; (vii) addressing any additional burdens placed on existing City infrastructure; and (viii) multi-modal traffic circulation infrastructure showing ingress and egress to the Project.

(h)       Developer will adhere to the highest level of ethical and responsible gaming practices, consistent with requirements of the Act, the Sports Wagering Act, rules and regulations of the Board, including but not limited to, the following:

(i)	use certified trainers to train all of its employees on responsible gaming including tiered training in accordance with the employee’s exposure to gaming in their job duties;

(ii)	post signage in English and Spanish with the toll-free Problem Gamblers Help Line number and a local help line number in employer and customer-facing areas in the Project;

(iii)	adhere to the Board’s voluntary self-limit or exclusion laws, regulations and policies;

(iv)	provide an on-site location for guests to privately receive information on problem gambling, together with information of available resources for treatment, counseling and prevention for compulsive gaming behaviors;

(v)	have its employees participate annually in “Responsible Gaming Education Week” sponsored annually by the American Gaming Association or any successor or equivalent program; and

(vi)	collaborate with local agencies that provide gambling addiction services with respect to strategies for addressing problem gambling.

(i)       Developer will train its employees at least annually to request and verify the identification of any patron that appears to be underage in accordance with industry standards or otherwise provided in the Act and Sports Wagering Act and the rules and regulations of the Board promulgated thereunder.

(j)       Developer agrees to pay when due in the ordinary course of Approvals the City’s customary permit and license fees applicable to the Project.

(k)       In the design, construction and operation of the Project, Developer shall comply with all Governmental Requirements including the Americans with Disabilities Act. Developer shall provide within the Project gaming tables and electronic gaming machines accessible to persons with disabilities.

(l)         Developer agrees to comply with the City’s “Other Agreements” set forth in Exhibit A-8.

(m)       As described on Exhibit A-9, Developer agrees to implement the minority and women ownership provisions which Developer shall incorporate into the operating agreement of Developer.

4.5       Payment of Development Process Cost Fees.

(a)       Developer shall pay the due and unpaid Development Process Cost Fees on or before the fifth (5th) Business Day following the execution of this Agreement by Developer and the City, and thereafter, in accordance with the procedures set forth in Section 4.5(b). Any such Development Process Cost Fees due the City’s consultants shall be paid by Developer directly to such consultants; provided, that, prior to the payment of any Development Process Cost Fees by Developer, the City shall apply the sum of all application fees paid to the City by other applicants for the License to the Development Process Cost Fees (the “Other Party Application Fees”). Developer shall reimburse the City for all Development Process Cost Fees paid by the City prior to the execution of this Agreement.

(b)       The City and the City’s Consultants, as the case may be, shall invoice Developer from time to time, but no more frequently than monthly for the Development Process Cost Fees incurred by the City and due such party since the prior monthly invoice. Developer shall pay such invoiced Development Process Cost Fees within thirty (30) days from the date of the invoice, directly to the party submitting the invoice in accordance with the instructions provided in the invoice. The City’s Consultants shall be intended third-party beneficiaries of Developer’s obligation to pay Development Process Cost Fees. The invoices provided by the City and the City’s Consultants, as the case may be, shall include a summary of the charges and such detail as party submitting the invoice reasonably believes is necessary to inform Developer of the nature of the costs and expenses, subject to privilege and confidentiality restrictions. At Developer’s request, the City shall, or shall cause the City’s Consultant submitting the invoice to consult with Developer on the necessity for such charges during the ten (10) Business Day period immediately subsequent to Developer’s receipt of such summary. Developer’s obligation to pay Development Process Cost Fees incurred by the City prior to any termination of the Agreement shall survive termination of the Agreement.

(c)       Notwithstanding anything to the contrary in this Section 4.5, (i) in no event shall the Developer’s aggregate liability for Development Process Cost Fees incurred by the City through the date of execution of this Agreement by Developer and the City exceed five million seven hundred thousand dollars ($5,700,000); and (ii) the Development Process Cost Fees shall not exceed $100,000 per year after the issuance of the License.

4.6       Radius Restriction.

(a)       No Restricted Party shall directly or indirectly (including through a subsidiary or Person Controlled by it): (i) manage, operate or become financially interested in any casino, whether land based or riverboat, or in any other establishment at which Gambling Games or historical horse racing are authorized (a “Restricted Activity”) within the Restricted Area other than the Project; (ii) make application for any franchise, permit or license to manage or operate any Restricted Activity within the Restricted Area other than the Project; or (iii) respond positively to any request for proposal to develop, manage, operate or become financially interested in any Restricted Activity within the Restricted Area other than the Project (all of the previous clauses (i), (ii) and (iii) comprising the “Radius Restriction”). Developer shall cause each Restricted Party as requested by the City, to execute and deliver to the City as part of the Closing Deliveries, an agreement to abide by the Radius Restriction.

(b)       If any Restricted Party acquires or is acquired by a Person such that, but for the provisions of this Section 4.6, such Restricted Party or the acquiring Person would be in violation of the Radius Restriction as of the date of acquisition, then such party shall have two (2) years in which to comply with the Radius Restriction, unless such time period is extended or waived by the City.

(c)       It is the desire of the Parties that the provisions of this Section 4.6 be enforced to the fullest extent permissible under the laws and public policies in each jurisdiction in which enforcement might be sought. Accordingly, if any particular portion of this Section 4.6 shall ever be adjudicated as invalid or unenforceable, or if the application thereof to any party or circumstance shall be adjudicated to be prohibited by or invalidated by such laws or public policies, such section or sections shall be modified as determined appropriate by such a court to the minimum extent necessary so as to render such portion to be valid and enforceable with such modifications to apply only with respect to the operation of such section or sections in the particular jurisdictions so adjudicating on the parties and under the circumstances as to which so adjudicated

(d)       The provisions of this this Section 4.6 and the related Radius Restriction Agreements shall lapse and be of no further force or effect ten (10) years after the Operations Commencement Date for the Permanent Project.

4.7       Statutory Basis for Fees; Default Rate.

(a) Developer recognizes and acknowledges that the payments to be made by Developer to the City under this Agreement, the Project Incentives, and the Development Process Cost Fees (collectively, the “Developer’s Payments”) are being paid by Developer, in part: (i) in exchange for particular governmental authorizations and services which benefit Developer in a manner not shared by other members of society; (ii) by choice in that Developer has voluntarily requested that the City serve as its host community and would not be obligated to pay such amounts but for such request; and (iii) to compensate the City and other governmental units for providing Developer with the services required to allow Developer to construct and operate the Project and to mitigate the impact of Developer’s activities on the City and its residents.

(b) All amounts payable by Developer hereunder, including Developer’s Payments, shall bear interest at the Default Rate from the due date or, if no due date is specified, then from the date which is fifteen (15) Business Days from the date of notice to Developer until paid; provided, that no interest shall accrue or be payable on Developer’s Payment if such amounts are paid late by not more than (15) Business Days on not more than two (2) occasions in any twelve (12) month period.

4.8	Notice of Agreement.

(a)       The Parties agree that the Notice of Agreement shall not in any circumstance be deemed to modify or to change any of the provisions of this Agreement.

(b)       The restrictions imposed by and under Sections 4.9(b) (Financing), 6.3(b) (Transfers) and 8.1 (Transfer of Ownership Interests) (collectively, the “Restrictions”) will be construed and interpreted by the Parties as covenants running with the land. Developer agrees for itself, its successors and assigns to be bound by each of the Restrictions. The City shall have the right to enforce such Restrictions against Developer, its successors and assigns to or of the Project or any part thereof or any interest therein.

4.9       Financing.

(a)       Developer agrees to notify the City in writing of any Financing reasonably contemporaneously with any notice thereof to the Board.

(b)       If any interest of Developer is Transferred by reason of any foreclosure, trustee’s deed or any other proceeding for enforcement of the Mortgage, then the Mortgagee (or any Nominee of the Mortgagee) shall immediately upon such Transfer assume the obligations of the Developer hereunder except as otherwise provided in Section 4.9(f). As used in this Agreement, the term “Nominee” shall mean a Person who is designated by Mortgagee to act in place of the Mortgagee solely for the purpose of holding title to the Project and performing the obligations of Developer hereunder.

(c)       In no event may Developer or any Finance Affiliate represent that the City is or in any way may be liable for the obligations of Developer or any Finance Affiliate in connection with: (i) any financing agreement or (ii) any public or private offering of securities. If Developer or any Finance Affiliate shall at any time sell or offer to sell any securities issued by Developer or any Finance Affiliate through the medium of any prospectus, offering memorandum or otherwise that relates to the Project or its operation, Developer shall: (i) first submit such offering materials to the City for review with respect to Developer’s compliance with this Section 4.9; and (ii) do so only in compliance with all applicable federal and state securities laws, and shall clearly disclose to all purchasers and offerees that (y) the City shall not in any way be deemed to be an issuer or underwriter of such securities, and (z) the City and its officers, agents, and employees have not assumed and shall not have any liability arising out of or related to the sale or offer of such securities, including any liability or responsibility for any financial statements, projections, forward-looking statements or other information contained in any prospectus or similar written or oral communication. Developer agrees to indemnify, defend and hold the City and its respective officers, agents and employees free and harmless from, any and all liabilities, costs, damages, claims or expenses arising out of or related to the breach of its obligations under this Section 4.9(c).

(d)       Neither entering into this Agreement nor any breach of this Agreement shall defeat, render invalid, diminish or impair the lien of any mortgage on the Project or the Project Site made in good faith and for value.

(e)       Provided Developer has given the City written notice of the existence of any Mortgage, together with Mortgagee’s address and a contact party, simultaneously with the giving to Developer of any Default Notice, the City shall give a duplicate copy thereof to any Mortgagee by registered mail, return receipt requested, and no such notice to Developer shall be effective unless a copy of the same has been so sent to Mortgagee. Any Mortgagee shall have the right to cure any Default within the same period by which Developer is required to effectuate any such cure plus (a) an additional thirty (30) days for any monetary Default and (b) an additional ninety (90) days for any non-monetary Default; provided that any such ninety (90) day period shall be extended to the extent that the Default is of the nature that it cannot reasonably be expected to be cured within such ninety (90) day period and Mortgagee is diligently prosecuting such cure to completion or otherwise has commenced action to enforce its rights and remedies under any Mortgage to recover possession of the Project. In all cases, the City agrees to accept any performance by Mortgagee of any obligations hereunder as if the same had been performed by Developer, and shall not terminate the Agreement until the requisite time periods for cure by Mortgagee have been exhausted pursuant to the terms hereof. It is understood that no cure or attempt to cure by Developer, Mortgagee or any other Person of any Default shall limit the right of the City to recover damages from Developer or otherwise exercise remedies with respect to any Default during any period in which such Default remained uncured.

(f)       In the event of a non-monetary Default which cannot be cured without obtaining possession of the Project or that is otherwise personal to Developer and not susceptible of being cured by Mortgagee, the City will not terminate this Agreement without first giving Mortgagee reasonable time within which to obtain possession of the Project, including possession by a receiver, or to institute and complete foreclosure proceedings. Upon acquisition of Developer’s interest in the Project and performance by Mortgagee of all covenants and agreements of Developer, except those which by their nature cannot be performed or cured by any person other than the Developer, the City’s right to terminate this Agreement shall be waived with respect to the matters which have been cured by Mortgagee or which are not susceptible of being cured.

4.10       Closing Deliveries.

Developer will deliver or cause to be delivered all of the Closing Deliveries no later than ten (10) Business Days following Effective Date. Unless the time for delivery of any Closing Deliveries is extended, or the satisfaction of any Closing Delivery or any other Closing Condition is waived by the City, the date that all Closing Deliveries have been made and all other Closing Conditions shall have been met is the “Closing Date”.

4.11        Infrastructure Improvements.

The City shall not be responsible for payment of any land entitlement, design, development and construction costs of any Project Infrastructure.

5.	Representations and Warranties.

5.1          Representations and Warranties of Developer.

As a material inducement to the City to enter into this Agreement, Developer represents and warrants to the City that each of the following statements is true, accurate and complete as of the date of this Agreement and the Closing Date, except as set forth in the Bringdown Schedule:

(a)          Developer is duly organized, validly existing and in good standing under the Governmental Requirements of Delaware and is registered to do business in the State. Developer has all requisite organizational power and authority to own and operate its properties, carry on its business and enter into and perform its obligations under this Agreement and all other agreements and undertakings to be entered into by Developer in connection herewith.

(b)          Each financial statement, document, report, certificate, written statement and description delivered by or on behalf of Developer whether pursuant to the Request for Proposal or hereunder has, and will be, when delivered, complete and correct in all material respects.

(c)          Developer is not a party to any agreement, document or instrument that has or will have a Material Adverse Effect on the ability of Developer to carry out its obligations under this Agreement.

(d)          Developer currently is in compliance with all Governmental Requirements, its organizational documents and all agreements to which it is a party which relate to the Project or otherwise, to the extent that any noncompliance would have a Material Adverse Effect. Neither execution of this Agreement nor discharge by Developer of any of its obligations hereunder shall cause Developer to be in violation of any Governmental Requirement, its organizational documents or any agreement to which it is a party.

(e)          This Agreement, Developer’s Transfer Restriction Agreement, Radius Restriction Agreement, and Release when duly executed and delivered by Developer will constitute legal, valid and binding obligations of Developer, enforceable in accordance with their respective terms subject to applicable bankruptcy, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and subject to general equitable principles which may limit the right to obtain equitable remedies.

(f)           Developer has taken all requisite action and obtained all requisite consents, releases and permissions in connection with entering into this Agreement and the instruments and documents referenced in this Agreement or required under any covenant, agreement, encumbrance, law or regulation with respect to the obligations required under this Agreement, and no consent of any other party is required for the performance by Developer of its obligations under this Agreement.

(g)          Developer has control over, and enforceable rights to obtain good, marketable and insurable title to, all parcels constituting the Project Site, subject to no liens, easements, restrictions or other encumbrances other than the matters identified on Exhibit M (the “Permitted Exceptions”). Developer has no knowledge of any facts or any past, present or threatened occurrence that could preclude or impair in any material respect its ability to obtain good, marketable and insurable title to any parcel constituting part of the Project Site which it does not own as of the date of this Agreement.

(h)          Developer has received no notice of and has no knowledge of any action, litigation, investigation or proceeding of any kind pending or threatened against Developer or any party controlling or controlled by Developer or any portion of the Project Site that could prevent Developer in any material respect from performing its obligations in accordance with the terms of this Agreement, and Developer knows of no facts which could give rise to any such action, litigation, investigation or proceeding.

(i)          Attached hereto as Exhibit O is a true, accurate and complete organizational chart of Developer showing each equity owner of Developer, as applicable, and the respective percentage ownership in Developer, as applicable, that exceeds five percent (5%).

(j)          All information set forth in Developer’s Response or the Bringdown Schedule was true, accurate and complete in all material respects.

(k)          Developer has not engaged any Casino Manager or entered into any Casino Management Agreement to pay any Management Fee.

5.2          Representations and Warranties of the City.

The City represents and warrants to Developer that each of the following statements is true, accurate and complete as of the Closing Date:

(a)           All of the (e-5) Requirements have been met.

(b)          Upon the receipt of Approvals as provided in this Agreement, including any necessary amendment or minor change in the Planned Development, relating to the Project, the conduct of Gaming at the Project Site will be permitted under the City’s ordinances.

(c)          The City is a validly existing municipal corporation and has all requisite power and authority to enter into and perform its obligations under this Agreement.

(d)          This Agreement is binding on the City and is enforceable against the City in accordance with its terms, subject to applicable bankruptcy, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and subject to general equitable principles which may limit the right to obtain equitable remedies.

(e)          The City has taken all requisite action and obtained all requisite consents, releases and permissions in connection with entering into this Agreement and the instruments and documents referenced in this Agreement or required under any covenant, agreement, encumbrance, law or regulation with respect to the obligations required under this Agreement, and no consent of any other party is required for the performance by the City of its obligations under this Agreement.

6.	Covenants.

6.1          Affirmative Covenants of Developer.

Developer covenants that throughout the Term, Developer shall:

(a)          Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence.

(b)          Do or cause to be done all things necessary to preserve, renew and keep in full force and effect the rights, licenses, registrations, permits, certifications, Approvals, consents, franchises, patents, copyrights, trade secrets, trademarks and trade names that are used in the conduct of its businesses and other activities, and comply with all Governmental Requirements applicable to the operation of its business and other activities, in all material respects, whether now in effect or hereafter enacted.

(c)          Furnish to the City:

(i)	no later than ninety (90) days after the end of each calendar year commencing with the calendar year in which the Operations Commencement (Temporary Project) occurs, balance sheets, and statements of operations, owners’ equity and cash flows of Developer showing the financial condition and operations of the Developer as of the close of such year and the results of operations during such year, all of the foregoing consolidated financial statements to be audited by a firm of independent certified public accountants of recognized national standing acceptable to the City and accompanied by an opinion of such accountants without material exceptions or qualifications;

(ii)	no later than forty-five (45) days after the end of each fiscal quarter of Developer commencing with the fiscal quarter in which the Operations Commencement (Temporary Project) occurs, financial statements (including balance sheets and statements of cash flow and operations) showing the financial condition and results of operations of Developer as of the end of each such fiscal quarter and for the then elapsed portion of the current fiscal year, accompanied by a certificate of an officer of Developer that such financial statements have been prepared in accordance with GAAP, consistently applied, to the extent applicable;

(iii)	promptly upon the receipt thereof, but subject to the distribution limitations and restrictions contained therein, copies of all reports, if any, submitted to Developer by independent certified public accountants in connection with each annual, interim or special audit or review of the financial statements of Developer made by such accountants, including any comment letter (again, subject to the distribution limitations and restrictions contained therein) submitted by such accountants to management in connection with any annual review;

(iv)	within five (5) Business Days after submission to the Board, accurate and complete copies of all reports submitted to the Board; and

(v)	from time to time, such other information regarding the compliance by Developer with the terms of this Agreement or the Project as the City may reasonably request in writing.

(d)          No later than ninety (90) days after the end of each fiscal year of Developer commencing with the fiscal year in which the Closing Date occurs, Developer shall deliver to the City:

(i)	a detailed report on Developer’s obligations to comply with its Additional Commitments in such form as may reasonably be requested by the City from time to time;

(ii)	a written description of any administrative determination, binding arbitration decision, or judgment rendered by a court of competent jurisdiction finding a willful and material violation by Developer of any federal, state or local laws governing employment and labor, including those related to wages, hours, collective bargaining, labor relations, immigration, classification of workers and employees, workers safety and equal employment opportunity during such fiscal year; and

(iii)	a statement as to whether Developer is aware of any non-compliance with the radius restrictions set forth in Section 4.4 or the restrictions on Transfer set forth in Section 8.1.

(e)          Deliver to the City prompt written notice of the following (but in no event later than twenty (20) calendar days following the actual knowledge thereof by Developer):

(i)	the issuance by any Governmental Authority of any injunction, order, decision, notice of any violation or deficiency, asserting a violation of Governmental Requirements applicable to Developer or the Project or seeking to affect Developer’s ability to operate the Project or comply with the terms of this Agreement, in each case together with copies of all relevant documentation with respect thereto;.

(ii)	the notice, filing or commencement of or any threatened notice, filing or commencement of, any action, suit or proceeding by or against Developer whether at law or in equity or by or before any court or any Governmental Authority and that (A) if adversely determined against Developer could result in injunctive relief or could result in uninsured net liability in excess of Five Million Dollars ($5,000,000) in the aggregate (in either case, together with copies of the pleadings pertaining thereto) or (B) seeks to (x) enjoin or otherwise prevent the consummation of the transactions contemplated by this Agreement or the City’s ability to recover any damages or obtain relief under this Agreement or the issuance of any license (including the License) to Developer by the Board or (y) affect Developer’s ability to operate the Project or comply with the terms of this Agreement;

(iii)	to the knowledge of Developer, any Default, specifying the nature and extent thereof and the action (if any) that is proposed to be taken with respect thereto;

(iv)	any Transfer not permitted under Section 8.1 specifying the nature thereof and the action (if any) that is proposed to be taken with respect thereto;

(v)	to the knowledge of Developer, any development in the business or affairs of Developer or the Casino Manager that could reasonably be expected to have or result in a Material Adverse Effect; and

(vi)	receipt by Developer of any written notice of default from any lender or other financing source to Developer.

(f)          Maintain financial records in accordance with GAAP and permit an authorized representative designated by the City, upon reasonable advance written notice and at a reasonable time during normal business hours but not more frequently than once in any 12-month period, except after the occurrence and during the continuation of any Event of Default (when such limitation shall not apply), to visit and inspect Developer’s properties and financial records and to make extracts from such financial records, all at Developer’s reasonable expense, and permit any authorized representative designated by the City to discuss the affairs, finances and conditions of Developer with any executive officer or other manager or officer of Developer or Casino Manager as such representative shall reasonably deem appropriate, and Developer’s independent public accountants.

(g)          If a Casino Manager is engaged, enter into and maintain a marketing or similar agreement with the Casino Manager and approved by the City for purposes of branding, sharing of customer information, joint marketing and customer loyalty programs and other matters customary in agreements of this type.

(h)          Not amend or modify any organizational document that directly or indirectly would have the effect of adversely affecting the rights, ownership or distributions of any minority or women owners.

(i)          In the event Developer has not engaged, hired or retained a Casino Manager by the Closing Date, prior to the effective date of any Casino Management Agreement,

(i)	Deliver a copy of the execution version of the Casino Management Agreement to the City, which the City shall have the right to approve prior to the Casino Management Agreement becoming effective; and

(ii)	Deliver a fully-executed Subordination Agreement to the City.

6.2          License Application.

Developer shall:

(a)          Promptly and accurately complete and submit to the Board its Application no later than forty-five (45) Business Days from the City’s delivery of the Certification to the Board, together with other such information as the Board or its staff may from time to time require from Developer in connection with such Application, make all payments required under the Act to be made by an applicant for a License and use its best efforts to satisfy all criteria necessary to be issued a License by the Board.

(b)          Deliver to the City a copy of the Application together with proof of the filing of the Application in accordance with the Act contemporaneous with or immediately following its filing, excluding, however, personal disclosure forms (including attachments or exhibits related thereto) that are included as a part of the Application.

(c)          Prior to the Board issuing a License to Developer, keep the City informed as to all material contacts and communications between the Board and its staff and Developer so as to enable the City to evaluate the likelihood and timing of the Board issuing a License to Developer.

6.3          Negative Covenants of Developer.

Developer covenants that throughout the Term, Developer shall not:

(a)          Upon the occurrence of an Event of Default, and until such time that such Default or Event of Default is cured, declare or pay any dividends or make any other payments or distributions to any Restricted Party.

(b)          Directly or indirectly through one or more intermediary companies engage in or permit any Transfer of this Agreement, the Project, the Project Site or any ownership interest therein other than a Permitted Transfer without the prior consent of the City.

(c)          Take any action to voluntarily terminate any Casino Management Agreement or amend or waive any compliance with such Casino Management Agreement in a manner that has or could reasonably be expected to have a Material Adverse Effect on the Project or the City or Developer’s ability to perform its obligations under this Agreement without submitting notice to the City of any such termination, amendment, or waiver within ten (10) days of effecting same.

6.4          Confidentiality of Deliveries.

To the extent that the Act, Sports Wagering Act, other laws of the State or the City or any other Governmental Requirements, in the reasonable opinion of Developer’s legal counsel, allow confidential treatment of the items Developer is obligated to furnish to the City under Sections 6.1(c), (d), or (e)(i), (ii), (iv) and (v) or Section 6.2(b) (the “Developer’s Confidential Items”), Developer shall have the right to deliver Developer’s Confidential Items to the City’s Mayor, Corporation Counsel, and consultants, upon each such Person’s execution and delivery of a customary non-disclosure agreement which shall include customary exceptions for disclosure required pursuant to subpoenas, Freedom of Information requests, or other applicable legal requirements. Further, to the extent that Developer requests confidential treatment of any other documentation or information required to be provided to the City under this Agreement, and such documentation and information may be protected from disclosure by the City under applicable law as reasonably determined by the City’s Corporation Counsel, the City shall maintain the confidentiality of such documentation and information to the extent permitted by applicable law. Upon receipt of a freedom of information act or other public record request for information relating to Developer’s Confidential Items, the City shall provide reasonable written notice of such request to Developer and shall consult with Developer prior to disclosure of such Developer's Confidential Items. Upon Developer’s request, City shall allow Developer to commence or participate in any action it reasonably determines it shall have a basis for to protect such information from disclosure, at Developer’s cost and expense.

7.	Default.

7.1          Events of Default.

The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a)          If Developer materially defaults in the performance of any: (i) Governmental Requirement; or (ii) commitment, agreement, covenant, representation, term or condition (other than those specifically described in any other subparagraph of this Section 7.1) of this Agreement, and in such event if Developer fails to remedy any such Default within thirty (30) days after Developer's receipt of a Default Notice with respect thereto; provided, however, that if any such Default is reasonably susceptible of being cured within ninety (90) days, but cannot with due diligence be cured by Developer within thirty (30) days, and if Developer commences to cure such Default within thirty (30) days and diligently prosecutes the cure to completion, then Developer shall not during such period of diligently curing be in Default hereunder as long as such Default is completely cured within ninety (90) days of Developer's receipt of a Default Notice with respect thereto.

(b)          If Developer makes a general assignment for the benefit of creditors or admits in writing its inability to pay its debts as they become due;

(c)          If Developer files a voluntary petition under any title of the United States Bankruptcy Code, as amended from time to time, or if such petition is filed against Developer and an order for relief is entered, or if Developer shall file any petition or answer seeking, consenting to or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or any future federal bankruptcy law or any other present or future applicable federal, state or similar statute or law, or seeks or consents to or acquiesces to or suffers the appointment of any trustee, receiver, custodian, assignee, liquidator or similar official of Developer, or of all or any substantial part of its properties or of the Project or any interest therein of Developer;

(d)          If within ninety (90) days after the commencement of any proceeding against Developer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy code or any other present or future applicable federal, state or similar statute or law, such proceeding shall not have been dismissed; or if within ninety (90) days after the appointment, without the consent or acquiescence of Developer of any trustee, receiver, custodian, assignee, liquidator or other similar official of Developer or of all or any substantial part of its properties or of the Project or any interest therein of Developer, such appointment shall have not been vacated or stayed on appeal or otherwise, or if within ninety (90) days after the expiration of any such stay, such appointment shall not have been vacated;

(e)          If any representation or warranty made by Developer hereunder proves to have been false or misleading in any material respect as of the time made or furnished, unless Developer cures such representation or warranty within thirty (30) days;

(f)          If a Default occurs, which has not been cured within any applicable cure period, under, or if there is any attempted withdrawal, disaffirmance, cancellation, repudiation, disclaimer of liability or contest of obligations (other than a contest as to performance of such obligations) of, any Transfer Restriction Agreement, any Radius Restriction Agreement, any Subordination Agreement, or the Guaranty Agreement;

(g)          If Developer fails to maintain in full force and effect policies of insurance meeting the requirements of Article 9 and in such event Developer fails to remedy such Default within ten (10) Business Days after Developer’s receipt of a Default Notice with respect thereto;

(h)          If the construction of the Project at any time is discontinued or suspended for a period of one hundred twenty (120) consecutive calendar days, and is not restarted prior to Developer’s receipt of a Default Notice with respect thereto; provided, however, that if the discontinuation or suspension of construction is due to an event of Force Majeure event then such discontinuation or suspension shall not be an Event of Default during the resulting Force Majeure Period;

(i)           If Operations Commencement (Temporary Project) does not occur by the Operations Commencement Date; or if Operations Commencement (Permanent Project) does not occur by the Operations Commencement Date, subject to Force Majeure as provided in this Agreement; or

(j)           If Developer fails to make any Developer’s Payments or any other payments required to be made by Developer hereunder as and when due, and fails to make any such payment within ten (10) calendar days after receiving a Default Notice with respect thereto.

7.2          Remedies.

(a)          Upon an Event of Default, the City shall have the right if it so elects to: (i) exercise any and all remedies available at law or in equity; (ii) terminate this Agreement; (iii) receive liquidated damages under the circumstances set forth in Section 7.4; (iv) exercise its rights under any Subordination Agreement; or (v) institute and prosecute proceedings to enforce in whole or in part the specific performance of this Agreement by Developer, or to enjoin or restrain Developer from commencing or continuing said breach, or to cause by injunction Developer to correct and cure said breach or threatened breach, and otherwise without the need to post any bond therefor. None of the remedies enumerated herein are exclusive, except the City’s rights to receive liquidated damages in Section 7.4, which shall be the exclusive remedy for the City’s to recover its direct damages from delay under such circumstances as the payments under Section 7.4 become payable, and nothing herein shall be construed as prohibiting the City from pursuing any other remedies at law (except as otherwise provided in herein), in equity or otherwise available to it under the Agreement.

(b)          Except as expressly stated otherwise, the rights and remedies of the City whether provided by law or by this Agreement, shall be cumulative, except as set forth in Section 7.4, and the exercise by the City of any one or more of such remedies shall not preclude the exercise by it, at the same or different times, of any other such remedies for the same Default or breach, to the extent permitted by law. No waiver made by the City or Developer shall apply to obligations beyond those expressly waived in writing.

(c)          Notwithstanding the payments provided in Section 7.4 to compensate the City for the City’s direct damages for delay, the Parties agree: (i) that irreparable damage, by way of detriment to the public benefit and welfare of the City through lost employment opportunities, lost tourism, degradation of the economic health of the City, loss of indirect revenue and otherwise, would occur to the City if the Temporary Project and the Permanent Project are not designed in accordance with Section 3.1, constructed in accordance with Section 3.2, and fully completed in accordance with Section 3.3(e) or if Developer’s obligations in Exhibits A-2, A-3, A-4, A-7, A-8 and A-9 are not fully performed; and (ii) that monetary damages, even if available, would not be an adequate remedy to compensate the City for such damages if such provisions of this Agreement are not performed in accordance with the specific terms thereof. The Parties acknowledge and agree that Developer and Parent Company have been selected to enter into this Agreement as the result of a competitive Request for Proposal process, are performing aspects of the Work which are personal to Developer and Parent Company which could not be contracted-for or otherwise obtained from a third party, are providing knowhow, intellectual property and goodwill (including the ‘BALLY’S’ tradename and mark, and associated goodwill) for use in the operation of the Project which are unique, and that the Permanent Project has been uniquely designed and is located on a unique Project Site (Permanent). The Parties agree that (A) the City shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance by Developer of the terms and provisions of this Agreement, including Section 3.3(e), in the courts described in Section 13.14 without proof of actual damages, in addition to any other remedy to which it is entitled at law or in equity, (B) Developer will not oppose the granting of an injunction, specific performance, or other equitable relief on the basis that the City has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity; and (C) the City shall not be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.2(c), and each Party irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument. The right of specific enforcement is an integral part of Developer’s agreements in this Agreement, including the City’s agreement to deliver the Certification on the terms herein provided. Developer acknowledges, moreover, that in making the Certification, the City is relying on the City’s right to specifically enforce this Agreement, including Developer’s covenants in Section 3.3(e), in order to obtain for the benefit of the City the aforesaid irreplaceable and non-quantifiable damages, and that, without that right, the City would not have entered into this Agreement.

(d)          Upon a breach of this Agreement by the City, Developer shall have all remedies at law, in equity or otherwise available to it under this Agreement, including an action for specific performance.

(e)          In no event shall the City be liable under this Agreement for consequential damages, including lost profits.

(f)          In the event that the City shall have been paid liquidated damages pursuant to Section 7.4 or Section 6 of Exhibit A-2 under the circumstances when such liquidated damages are payable and is awarded specific performance of this Agreement in connection with the failures to perform this Agreement giving rise to such liquidated damages, it shall not also have a separate claim for indirect or consequential damages arising from such failures to perform.

7.3          Termination.

Except for the provisions that by their terms survive, this Agreement shall terminate immediately upon the occurrence of any of the following, or as otherwise provided in this Agreement:

(a)          The Closing Date does not occur;

(b)          The Board rejects or denies Developer’s Application; provided, that, if such denial or rejection is subject to appeal and Developer timely asserts and diligently continues to prosecute such appeal, no termination shall occur until the earlier of (i) the date which is twelve (12) months after the date of the Board’s rejection or denial, subject to extension with the consent of the City (not unreasonably withheld) for up to an additional six (6) months, or (ii) the rejection or denial is finally upheld or affirmed without any further right of appeal during such twelve (12) month period, as it may be so extended;

(c)          There is no Finding of Preliminary Suitability of Developer within twelve (12) months (as such date may be extended by the City in its sole discretion) after Developer’s submission of its Application as provided in the Act; or

(d)          Developer’s License (i) is revoked by a final, non-appealable order; (ii) expires and is not renewed by the Board and Developer has exhausted any rights it may have to appeal such expiration or non-renewal; or (iii) imposes conditions which are not satisfied within the time periods specified therein, subject to any cure periods or extension rights.

These termination events are in addition to any other rights the City or Developer may have to terminate this Agreement whether specified herein or otherwise available to the City under law.

7.4          Liquidated Damages.

(a)          In the event that Operations Commencement (Temporary Project) does not occur on or before the Operations Commencement Date (subject to the extension thereof by any Force Majeure Periods pursuant to Section 3.3(e)), Developer will pay the City an amount, calculated on a daily basis, equal to the product of (i) eighty-five percent (85%) of the Projected Per-Diem Amount (Temporary) multiplied by (ii) the number of days in the period commencing on the Operations Commencement Date through and until Operations Commencement (Temporary Project).

(b)          In the event that at least seventy-five percent (75%) of the Gaming Area of the Permanent Project is not open to the general public for Casino Gaming Operations in accordance with Governmental Requirements on or before the Operations Commencement Date (subject to the extension thereof by any Force Majeure Periods pursuant to Section 3.3(e)), Developer will pay the City an amount, calculated on a daily basis, equal to the excess of (i) the product of (A) eighty-five percent (85%) of the Projected Per-Diem Amount (Permanent) multiplied by (B) the number of days in the period commencing on the Operations Commencement Date through and until (x) Operations Commencement (Permanent Project) or, (y) if earlier, the date when seventy-five percent (75%) of the Gaming Area of the Permanent Project is open to the general public for Gaming in accordance with Governmental Requirements and fees begin to accrue under Section 7.4(c) minus (ii) the actual Local Tax Revenues received for such period; provided, that no such payment shall be payable for any day earlier than the day which is one (1) day after the third anniversary of Operations Commencement (Temporary Project).

(c)          If, on and after the Operations Commencement Date (subject to the extension thereof by any Force Majeure Periods pursuant to Section 3.3(e)), seventy-five percent (75%) of the Gaming Area of the Permanent Project shall be open to the general public for Casino Gaming Operations in accordance with Governmental Requirements but the Permanent Project nevertheless has not achieved Operations Commencement (Permanent Project), Developer will pay the City an amount, calculated on a daily basis, equal to the product of (i) ten percent (10%) of the Projected Per-Diem Amount (Permanent) multiplied by (ii) the number of days in the period commencing on the Operations Commencement Date through and until Operations Commencement (Permanent Project); provided, that no such payment shall be payable for any day earlier than the day which is one (1) day after the third anniversary of Operations Commencement (Temporary Project).

(d)          In the event that the Permanent Project does not achieve Final Completion (Permanent Project) on or before the Final Completion Date (subject to the extension thereof by any Force Majeure Periods pursuant to Section 3.3(e)), Developer will pay an amount, calculated on a daily basis, equal to the product of (i) ten percent (10%) of the Projected Per-Diem Amount (Permanent) multiplied by (ii) the number of days in the period commencing on the Final Completion Date through and until Final Completion (Permanent Project).

(e)          The City and Developer covenant and agree that, because of the difficulty or impossibility of determining the City’s damages from delayed performance of Developer’s covenants under Section 3.3, the percentages of the Projected Per-Diem Amount (Temporary) and the Projected Per-Diem Amount (Permanent) which would be payable under this Section 7.4 are a reasonable forecast the City’s direct damages of such delay under the circumstances in which they would become payable in accordance with this Agreement and not penalties. The City’s election to receive liquidated damages pursuant to this Section 7.4 for such direct damages of the City caused by the delayed performance of Developer’s covenants under Section 3.3 is not intended to and shall not derogate from the City’s right to seek the specific performance or other equitable relief with respect to Developer’s covenants in Sections 3.1, 3.2 and 3.3(e).

(f)          The payment obligations of Developer under subsections (a), (b), (c) and (d) of this Section 7.4 shall accrue as provided herein, but the obligations accrued thereunder shall become payable only when the City delivers written notice to Developer of the City’s election to receive liquidated damages pursuant to this Section 7.4. After the City gives notice, Developer’s payment obligations under this Section 7.4 for accrued amounts (if any) shall be immediately due and payable, and Developer’s payment obligations accruing from and after the date of such notice shall be due periodically on such schedule as the City and Developer agree, but not less often than weekly, until the violations or failures to perform giving rise to such obligations have been fully cured. All amounts payable under this Section 7.4 shall bear interest at the Default Rate from the due date until paid.

8.	Transfer of Ownership Interests.

8.1          Transfer of Ownership Interests.

(a)          Developer acknowledges and agrees that the obligations that Developer is to perform under this Agreement for the City’s benefit are personal in nature. The City is relying upon each Restricted Party in the exercise of their respective skill, judgment, reputation and discretion with respect to the Project. Any Transfer by a Restricted Party of any Direct Or Indirect Interest in any Restricted Party shall be subject to the rules and restrictions set forth in the respective Transfer Restriction Agreement, which Developer shall cause each Restricted Party, as requested by the City, to execute and deliver to the City, as part of the Closing Deliveries.

(b)          Any transferee of a Restricted Party shall hold its interests subject to the restrictions of such Transfer Restriction Agreement.

(c)          Developer shall notify the City as promptly as practicable upon Developer becoming aware of any Transfer in violation of this Section 8.1.

9.	Insurance.

9.1          Maintain Insurance.

Developer shall maintain in full force and effect the types and amounts of insurance as set forth on Exhibit I .

9.2          Form of Insurance and Insurers.

Whenever, under the terms of this Agreement, Developer is required to maintain insurance, the City shall be named as an additional insured in all such insurance policies to the extent of its insurable interest. All policies of insurance provided for in this Agreement shall be effected under valid and enforceable policies, in commercially reasonable form issued by responsible insurers which are authorized to transact business in the State, having a financial strength rating by A.M. Best Company, Inc. of not less than “A-” or its equivalent from another recognized rating agency. Thereafter, as promptly as practicable prior to the expiration of each such policy, Developer shall deliver to the City an Accord certificate, together with proof reasonably satisfactory to the City that the full premiums have been paid or provided for at least the renewal term of such policies and as promptly as practicable, a copy of each renewal policy.

9.3          Insurance Notice.

Each such policy of insurance to be provided hereunder shall contain, to the extent obtainable on a commercially reasonable basis, an agreement by the insurer that such policy shall not be canceled or modified without at least thirty (30) days prior written notice by registered mail, return receipt requested, to the City.

9.4          Keep in Good Standing.

Developer shall observe and comply with the requirements of all policies of public liability, fire and other policies of insurance at any time in force with respect to the Project and Developer shall so perform and satisfy the requirements of the companies writing such policies.

9.5          Blanket Policies.

Any insurance provided for in this Article 9 may be provided by blanket or umbrella policies issued to Developer covering the Project and other properties owned or leased by Developer; provided, however, that the amount of the total insurance allocated to the Project shall be such as to furnish in protection the equivalent of separate policies in the amounts herein required without possibility of reduction or coinsurance by reason of, or damage to, any other premises covered therein, and provided further that in all other respects, any such policy or policies shall comply with the other specific insurance provisions set forth herein and Developer shall make such policy or policies or a copy thereof available for review by the City.

10.	Damage and Destruction.

10.1        Damage or Destruction.

In the event of damage to or destruction of improvements at the Project or any part thereof by fire, casualty or otherwise, Developer, at its sole expense, shall promptly repair, restore, replace and rebuild, or demolish and rebuild (collectively, “Restore”) the improvements, as nearly as possible to the same condition that existed prior to such damage or destruction using materials of an equal or superior quality to those existing in the improvements prior to such casualty. All work required to be performed in connection with such restoration and repair is hereinafter called the “Restoration.” Developer shall obtain any required temporary certificate of occupancy as soon as practicable after the completion of such Restoration. If neither Developer nor any Mortgagee shall commence the Restoration of the improvements or the portion thereof damaged or destroyed promptly following such damage or destruction and adjustment of its insurance proceeds, or, having so commenced such Restoration, shall fail to proceed to complete the same with reasonable diligence in accordance with the terms of this Agreement, the City may, but shall have no obligation to, complete such Restoration at Developer’s expense, upon thirty (30) calendar days’ notice to Developer without Developer having commenced Restoration. Upon the City’s election to so complete the Restoration and the expiration of the required notice to Developer, Developer immediately shall permit the City to utilize all insurance proceeds which shall have been received by Developer, minus those amounts, if any, which Developer shall have applied to the Restoration, and if such sums are insufficient to complete the Restoration, Developer, on demand, shall pay the deficiency to the City. Each Restoration shall be done subject to the provisions of this Agreement.

10.2       Use of Insurance Proceeds.

(a)          Subject to the conditions set forth below, all proceeds of casualty insurance on the improvements shall be made available to pay for the cost of Restoration if any part of the improvements are damaged or destroyed in whole or in part by fire or other casualty.

(b)          Promptly following any damage or destruction to the improvements by fire, casualty or otherwise, Developer shall:

(i)	give written notice of such damage or destruction to the City and each Mortgagee; and

(ii)	deliver a written notice of Developer’s intent to complete the Restoration in a reasonable amount of time plus periods of time as performance by Developer is prevented by Force Majeure events (other than financial inability) after occurrence of the fire or casualty.

(c)          Developer agrees to provide monthly written updates to the City summarizing the progress of any Restoration, including but not limited to, anticipated dates for the opening of the damaged areas to the public, to the extent applicable.

(d)          Developer shall have no notification requirements to the City for any Restoration having a value less than Ten Million Dollars ($10,000,000) in the aggregate.

10.3        No Termination.

No destruction of or damage to the Project, or any portion thereof or property therein by fire, flood or other casualty, whether such damage or destruction be partial or total, shall permit Developer to terminate this Agreement or relieve Developer from its obligations hereunder.

10.4       Condemnation.

If a Major Condemnation occurs, this Agreement shall terminate, and no Party shall have any claims, rights, obligations, or liabilities towards any other Party arising after termination, other than as provided for herein. If a Minor Condemnation occurs or the use or occupancy of the Project or any part thereof is temporarily requisitioned by a civil or military governmental authority for not more than thirty (30) days, then (a) this Agreement shall continue in full force and effect; (b) Developer shall promptly perform all Restoration required in order to repair any physical damage to the Project caused by the Condemnation, and to restore the Project, to the extent reasonably practicable, to its condition immediately before the Condemnation. If a Minor Condemnation occurs, any Proceeds in excess of Ten Million Dollars ($10,000,000) will be and are hereby, to the extent permitted by applicable law and agreed to by the condemnor, assigned to and shall be withdrawn and paid into an escrow account to be created by an escrow agent (the “Escrow Agent”) selected by (i) the Mortgagee if the Project is encumbered by a Mortgage (or if the Project is encumbered by multiple mortgages, the Mortgagee with the highest priority lien on the Project); or (ii) Developer and the City in the event there is no first Mortgagee, within ten (10) days of when the Proceeds are to be made available. If Developer or the City for whatever reason cannot or will not participate in the selection of the Escrow Agent, then the other party shall select the Escrow Agent, which shall be a bank with an office in the City of Chicago that takes deposits having a capital surplus in excess of One Hundred Million Dollars ($100,000,000). Nothing herein shall prohibit the Mortgagee (or if the Project is encumbered by multiple mortgages, the Mortgagee with the highest priority lien on the Project) from acting as the Escrow Agent. This transfer of the Proceeds, to the extent permitted by applicable law and agreed to by the condemnor, shall be self-operative and shall occur automatically upon the availability of the Proceeds from the Condemnation and such Proceeds shall be payable into the escrow account on the naming of the Escrow Agent to be applied as provided in this Section 10.4. If the City or Developer are unable to agree on the selection of an Escrow Agent, either the City or Developer may apply to the Circuit Court of Cook County for the appointment of a bank with an office in the City of Chicago that takes deposits having a capital surplus in excess of One Hundred Million Dollars ($100,000,000) as the Escrow Agent. The Escrow Agent shall deposit the Proceeds in an interest-bearing escrow account and any after tax interest earned thereon shall be added to the Proceeds. The Escrow Agent shall disburse funds from the Escrow Account to pay the cost of the Restoration in accordance with the procedure described in Section 10.2(b), (c) and (d). If the cost of the Restoration exceeds the total amount of the Proceeds, Developer shall be responsible for paying the excess cost. If the Proceeds exceed the cost of the Restoration, the Escrow Agent shall distribute the excess Proceeds, subject to the rights of the Mortgagees, first to the City to pay any amounts then due the City under this Agreement and then to Developer. Nothing contained in this Section 10.4 shall impair or abrogate any rights of Developer against the condemning authority in connection with any Condemnation. All fees and expenses of the Escrow Agent shall be paid by Developer.

11.	Indemnification.

11.1       Indemnification by Developer.

(a)           Developer shall defend, indemnify and hold harmless the City and each of its officers, agents, employees, contractors, subcontractors, attorneys, consultants, and members of the City’s casino evaluation and selection teams (collectively the “Indemnitees” and individually an “Indemnitee”) from and against any and all liabilities, losses, damages, costs, expenses, claims, obligations, penalties and causes of action (including reasonable fees and expenses for attorneys, paralegals, expert witnesses, environmental consultants and other consultants at the prevailing market rate for such services) whether based upon negligence, strict liability, statutory liability, absolute liability, product liability, common law, misrepresentation, contract, implied or express warranty or any other principle of law, and whether or not arising from third party claims, that are imposed upon, incurred by or asserted against Indemnitees or which Indemnitees may suffer or be required to pay and which arise out of or relate in any manner including but not limited to any of the following: (1) Developer’s (the terms “Developer” or “Developer’s” including for purposes of clauses (1) through (15) of this Section 11.1(a), the Casino Manager or Casino Manager’s) development, construction, ownership, possession, use, condition, occupancy or abandonment of the Project or any part thereof; (2) Developer’s operation or management of the Project or any part thereof; (3) the performance of any labor or services or the furnishing of any material for or at the Project or any part thereof by or on behalf of Developer or enforcement of any liens with respect thereto; (4) any personal injury, death or property damage suffered or alleged to have been suffered by Developer (including Developer’s employees, agents or servants), or any third person as a result of any action or inaction of Developer; (5) any work or things whatsoever done in, or at the Project or any portion thereof, or off-site pursuant to the terms of this Agreement by or on behalf of Developer; (6) the condition of any building, facilities or improvements at the Project or any non-public street, curb or sidewalk at the Project, or any vaults, tunnels, malls, passageways or space therein; (7) any breach or default on the part of Developer for the payment, performance or observance of any of its obligations under all agreements entered into by Developer or any of its Affiliates relating to the performance of services or supplying of materials to the Project or any part thereof; (8) any act, omission or negligence of any tenant, or any of their respective agents, contractors, servants, employees, licensees or other tenants at the Project; (9) any failure of Developer to comply with all Governmental Requirements; (10) any breach of any warranty or the inaccuracy of any representation made by Developer contained or referred to in this Agreement or in any certificate or other writing delivered by or on behalf of Developer pursuant to the terms of this Agreement; (11) the environmental condition of the Project Site (including the presence of any hazardous or regulated substance in, on, under or adjacent to such property); (12) the release of any hazardous or regulated substance to the environment arising or resulting from any work or things whatsoever done in or at the Project or any portion thereof, or in or at off-site improvements or facilities used or constructed in connection with the Project pursuant to the terms of this Agreement by or on behalf of Developer; (13) the operation or use of the Project, whether or not intended, in violation of any law addressing the protection of the environment or the projection of public health; (14) any breach or failure by Developer to perform any of its covenants or obligations under this Agreement; and (15) any legal challenge brought by any community group, citizens group, or any Person relating in any way to the effectiveness of this Agreement, the process by which this Agreement was entered into or approved and the selection of Developer to negotiate this Agreement, the Request for Proposal, the Certification process, the zoning ordinance amendments necessary to develop and operate the Project, the authority of the City to enter into this Agreement, the compliance of this Agreement with the provisions of the Act, the Sports Wagering Act, or any other Government Requirement, or the implementation or enforcement of any provision of this Agreement.

(b)           In case any action or proceeding shall be brought against any Indemnitee based upon any claim in respect of which Developer has agreed to indemnify any Indemnitee, Developer will upon notice from Indemnitee defend such action or proceeding on behalf of any Indemnitee at Developer’s sole cost and expense and will keep Indemnitee fully informed of all developments and proceedings in connection therewith and will furnish Indemnitee with copies of all papers served or filed therein, irrespective of by whom served or filed. In such a case, Developer shall defend such action with legal counsel it selects provided that such legal counsel is reasonably satisfactory to Indemnitee. Such legal counsel shall not be deemed reasonably satisfactory to Indemnitee if legal counsel has: (i) a legally cognizable conflict of interest with respect to the City; (ii) within the five (5) years immediately preceding such selection performed legal work for the City which in its respective reasonable judgment was inadequate; or (iii) frequently represented parties opposing the City in prior litigation. Each Indemnitee shall have the right, but not the obligation, at its own cost, to be represented in any such action by legal counsel of its own choosing.

(c)           Notwithstanding anything to the contrary contained in Section 11.1(a), Developer shall not indemnify and shall have no responsibility to any Indemnitee for any matter to the extent directly caused by the gross negligence or willful misconduct of such Indemnitee.

12.	Force Majeure.

12.1        Definition of Force Majeure.

An event of “Force Majeure” shall mean the following events or circumstances if, but only if, such event or circumstances delays performance beyond the reasonable control of Developer, or its agents and contractors, of their duties and obligations under this Agreement and such delay could not have been avoided or shortened by commercially reasonable efforts to foresee, mitigate or cure such disruption by Developer and its agents and contractors:

(a)          Acts of God, tornadoes, hurricanes, floods or other abnormal and highly inclement weather, sinkholes, fires and other casualties, landslides or earthquakes;

(b)          Acts of a public enemy, acts of war, terrorism, effects of nuclear radiation, blockades, insurrections, riots, civil disturbances, or national or international calamities;

(c)          Rioting, looting, arson and like violent or destructive acts of civil commotion of a scale which is materially adversely impactful on the City and its businesses, taken as a whole;

(d)          Actual or threatened health emergencies (including, without limitation, epidemic, pandemic, Covid-19, famine, diseases, plague, quarantine, and other health risks);

(e)          Concealed and unknown conditions of an unusual nature that are encountered below ground or in an existing structure, but only to the extent that such conditions could not have been discovered by Developer’s exercise of reasonable diligence;

(f)          Any temporary restraining order, preliminary injunction or permanent injunction, or mandamus or similar order, or any litigation or administrative delay which prevents or materially impedes the ability of Developer to complete the Project or perform any obligations of Developer under this Agreement, unless based in whole or in part on the actions or failure to act of Developer;

(g)          The failure by, or unreasonable delay of, the City or State or other Governmental Authority to issue any permits or Approvals necessary for Developer to develop, construct, open or operate the Project unless such failure or delay is based materially in whole or in part on the actions or failure to act of Developer or its Affiliates, agents, representatives or contractors;

(h)          The enactment after the date hereof of any City, State, or Federal ordinance that has the effect of unreasonably delaying Developer’s obligations under this Agreement; or

(i)           A breach by the City of its covenants in Section 3.1(c) of this Agreement related to the review and approval of Concept Design Documents and construction documents, to the extent that such breach that results in an actual delay of Developer’s performance of its obligations under Section 3.3(a) and Section 3.3(b) relative to the timeline for such performance (including the timeline for amending the PD) had the City not so breached its covenants in Section 3.1(c).

12.2        Notice.

Developer shall, within thirty (30) days, notify the City in writing of the occurrence of an event of Force Majeure of which it has knowledge, describe in reasonable detail the nature of the event and provide a good faith estimate of the duration of any delay expected in Developer’s performance obligations. During the Force Majeure Period, Developer shall keep the City reasonably apprised orally or, at the City’s request, in writing of the status of the Force Majeure and of Developer’s efforts to prevent and remedy delays in Developer’s performance resulting from the Force Majeure. Developer will furnish the City with such additional information orally or, at the City’s request, in writing regarding the event of Force Majeure and the anticipated and actual delay resulting therefrom as City may reasonably request.

12.3        Delay of Performance.

Notwithstanding any other provision of this Agreement to the contrary, Developer shall be entitled to an adjustment in the time of any duty or obligation of Developer under this Agreement for Force Majeure events but only for the Force Majeure Period and only to the extent that Developer has taken commercially reasonable steps to mitigate the effects of the Force Majeure event and only if such occurrences actually delay the performance of such duty or obligation.

13.	Miscellaneous.

13.1       Notices.

Notices shall be given as follows:

Any notice, demand, update or other communication which any Party may desire or may be required to give to any other Party shall be in writing delivered by (i) hand-delivery, (ii) a nationally recognized overnight courier, or (iii) U.S. mail (but excluding electronic mail, i.e., “e-mail”) addressed to a Party at its address set forth below, or to such other address as the Party to receive such notice may have designated to all other Parties by notice in accordance herewith:

If to the City:	Mayor
City of Chicago
121 N. LaSalle Street, 5th Floor
Chicago, Illinois 60602

with copies to:	Office of the Chief Financial Officer
City of Chicago
121 N. LaSalle Street, Room 700
Chicago, Illinois 60602

and

Corporation Counsel
City of Chicago
121 N. LaSalle Street, Room 600
Chicago, Illinois 60602

and

Cezar M. Froelich, Esq.
Kimberly M. Copp, Esq.
Taft Stettinius & Hollister LLP
111 E. Wacker Drive, Suite 2800
Chicago, Illinois 60601

If to Developer:	Bally’s Chicago Operating Company, LLC
c/o Bally’s Corporation
Attn: Craig Eaton, Executive Vice President
100 Westminster Street
Providence, RI 02903

with copies to:	Jonathan Mechanic, Esq.
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004

Any such notice, demand or communication shall be deemed delivered and effective upon actual delivery. Additionally, if notice is required to be delivered to a Mortgagee pursuant to Section 4.9(e), then it shall be delivered to Mortgagee at the address provided in the mortgage.

13.2       Non-Action or Failure to Observe Provisions of this Agreement; Waiver

The failure of the City or Developer to promptly insist upon strict performance of any term, covenant, condition or provision of this Agreement, or any exhibit hereto, or any other agreement contemplated hereby, shall not be deemed a waiver of any right or remedy that the City or Developer may have, and shall not be deemed a waiver of a subsequent Default or nonperformance of such term, covenant, condition or provision, it being understood that a waiver by a Party shall be made only by a writing signed by such Party.

13.3       Applicable Law and Construction.

The laws of the State shall govern the validity, performance and enforcement of this Agreement. This Agreement has been negotiated by the City and Developer, and the Agreement, including the exhibits and schedules attached hereto, shall not be deemed to have been negotiated and prepared by the City or Developer, but by each of them.

13.4       Submission to Jurisdiction; Service of Process.

(a)          It is the express intention of the Parties that the exclusive venue of all legal actions and procedures of any nature whatsoever which relate in any way to this Agreement shall be the Circuit Court of Cook County, Illinois or the United States District Court for the Northern District of Illinois (the “Court”).

(b)          If at any time during the Term, Developer is not a resident of the State or has no officer, director, employee, or agent thereof available for service of process as a resident of the State, or if any permitted assignee thereof shall be a foreign corporation, partnership or other entity or shall have no officer, director, employee, or agent available for service of process in the State, Developer or its assignee hereby designates the Secretary of the State, as its agent for the service of process in any court action between it and the City or arising out of or relating to this Agreement and such service shall be made as provided by the laws of the State for service upon a non-resident.

13.5       Complete Agreement.

This Agreement, and all the documents and agreements described or referred to herein, including the exhibits and schedules attached hereto, constitute the full and complete agreement between the Parties with respect to the subject matter hereof, and supersedes and controls in its entirety over any and all prior agreements, understandings, representations and statements whether written or oral by each of the Parties.

13.6       Holidays.

It is hereby agreed and declared that whenever a notice or performance under the terms of this Agreement is to be made or given on a day other than a Business Day, it shall be postponed to the next following Business Day.

13.7        Exhibits.

Each exhibit referred to and attached to this Agreement is an essential part of this Agreement.

13.8       No Joint Venture.

The City on the one hand and Developer on the other, agree that nothing contained in this Agreement or any other documents executed in connection herewith is intended or shall be construed to establish the City and Developer as joint venturers or partners.

13.9        Unlawful Provisions Deemed Stricken.

If this Agreement contains any unlawful provisions not an essential part of this Agreement and which shall not appear to have a controlling or material inducement to the making thereof, such provisions shall be deemed of no effect and shall be deemed stricken from this Agreement without affecting the binding force of the remainder. In the event any provision of this Agreement is capable of more than one interpretation, one which would render the provision invalid and one which would render the provision valid, the provision shall be interpreted so as to render it valid.

13.10     No Liability for Approvals and Inspections.

No approval to be made by the City under this Agreement or any inspection of the Work by the City shall render the City liable for failure to discover any defects or non-conformance with this Agreement, or a violation of or noncompliance with any federal, State or local statute, regulation, ordinance or code.

13.11     Time of the Essence.

All times, wherever specified herein for the performance by Developer and City of their obligations hereunder, are of the essence of this Agreement.

13.12      Captions.

The captions of this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of this Agreement or in any way affect this Agreement.

13.13      Amendments.

(a)           This Agreement may only be modified or amended by a written instrument signed by the Parties.

(b)          The Parties acknowledge that the Board may, subsequent to the date of this Agreement, promulgate regulations under or issue interpretations of or policies or evaluation criteria concerning the Act which regulations, interpretations, policies or criteria may conflict with, or may not have been contemplated by, the express terms of this Agreement. In addition, the Parties acknowledge that environmental permits and approvals may necessitate changes to this Agreement. In such event, the Parties agree to negotiate in good faith any amendment to this Agreement necessary to comply with the foregoing two sentences, whether such changes increase or decrease either of the Parties’ respective rights or obligations hereunder.

13.14     Compliance.

Any provision that permits or requires a Party to take action shall be deemed to permit or require, as the case may be, the Party to cause the action to be taken.

13.15     Table of Contents.

The table of contents is for the purpose of convenience only and is not to be deemed or construed in any way as part of this Agreement or as supplemental thereto or amendatory thereof.

13.16      Number and Gender; Inclusive Or.

All terms used in this Agreement, regardless of the number or gender in which they are used, shall be deemed to include any other number and any gender as the context may require. The term “or” should be read as inclusive.

13.17     Third-Party Beneficiary.

Except as expressly provided in the Releases, Sections 4.5 (payment of Development Process Cost Fees), and 11 (Indemnification), there shall be no third-party beneficiaries with respect to this Agreement.

13.18     Cost of Investigation.

If as a result of the Agreement, the City, the City Council, or any employee, agent, or representative of the City is required to be licensed or approved by the Board, the reasonable costs of such licensing, approval or investigation shall be paid by Developer within five (5) Business Days following receipt of a written request from the City.

13.19     Further Assurances.

The City and Developer will cooperate and work together in good faith to the extent reasonably necessary and commercially reasonable to accomplish the mutual intent of the Parties that the Project be successfully completed as expeditiously as is reasonably possible.

13.20     Estoppel Certificates.

The City shall, at any time and from time to time, upon not less than twenty (20) Business Days prior written notice from any lender of Developer, execute and deliver to any lender of Developer an estoppel certificate in the form attached hereto as Exhibit J.

13.21     Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original document and together shall constitute one instrument.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers on the date first set forth above at Chicago, Illinois.

CITY:

CITY OF CHICAGO, ILLINOIS,
a municipal corporation

By:	/s/ Lori E. Lightfoot
Name:	Lori E. Lightfoot
Title:	Mayor

Attest:

/s/ Andrea M. Valencia
Name:	Andrea M. Valencia
Title:	City Clerk

[SIGNATURES CONTINUED ON NEXT PAGE]

[Signature Page — Host Community Agreement]

DEVELOPER:

BALLY'S CHICAGO OPERATING COMPANY, LLC,
a Delaware limited liability company

By:	/s/ George Papanier
Name:	George Papanier
Title:	President

[Signature Page — Host Community Agreement]

EXHIBIT A-1

PROJECT INCENTIVES

1.1          One-Time Payment.

(a) In addition to all other amounts due to the City, Developer shall pay to the City a host community one-time impact fee equal to $40,000,000 (the “One-Time Payment”) on or before the fifth (5th) Business Day following the execution of this Agreement by Developer and the City.

1.2          Ongoing Payments.

(a) Beginning on the date of Operations Commencement (Temporary Project) and on each calendar anniversary thereof:

(i) Developer shall pay the City an annual fixed host community direct impact fee of $2,000,000 (the “Direct Impact Fee”); and

(ii) Developer shall pay the City an annual fixed host community indirect impact fee of $2,000,000 (the “Indirect Impact Fee”).

A-1-1

EXHIBIT A-2

GOALS FOR CONTRACTING WITH CITY-BASED BUSINESSES, HIRING, CONSTRUCTION WORK HOURS, AND SOURCING OF GOODS AND SERVICES

1.      Definitions.

For purposes of Exhibit A-2, the terms defined herein below shall have the following meanings:

“Business Enterprise owned or operated by People with Disabilities” or “BEPD” means a business certified as a BEPD pursuant to MCC 2-92-586, “Contracts – Business enterprises owned or operated by people with disabilities,” as it may be amended from time to time.

“Certified Firm” means, generically, a BEPD, MBE, VBE, or WBE.

“Chief Financial Officer” means the Chief Financial Officer of the City as defined by MCC 1-4-090, or a designee thereof.

“Gaming Equipment and Related Services” means Slot Machines, or the apparatuses used for Table Games, as defined by 230 ILCS 10/4, as it may be amended from time to time, and in each case equipment directly relating thereto, and assembly, maintenance, and repair services related directly thereto which may only be provided by persons or entities holding a Supplier’s License issued by the Illinois Gaming Board pursuant to 86 Ill. Adm. Code 3000.200, “Classification of Licenses” as it may be amended from time to time.

“Good Faith Effort” means a Good Faith Effort as defined by MCC 2-92-670(k), “Definitions: Good-Faith Efforts,” as it may be amended from time to time. A non-exclusive list of possible Developer actions that would be considered in evaluating Developer’s Good Faith Efforts (substituting Certified Firms for references to DBEs, and Developer for Bidder) are those found in 49 CFR Part 26 Appendix A, “Guidance Concerning Good Faith Efforts,” under section IV.

“Minority-Owned Business” means a business certified as a Minority-Owned Business Enterprise pursuant to MCC Chapter 2-92 Article VI, or a business certified as a Minority-Owned Business pursuant to MCC Chapter 2-92 Article IV, as they may be amended from time to time.

“Socio-Economically Disadvantaged Area” or “SEDA” means an area of the City that has been designated as socio-economically disadvantaged by the Commissioner of Planning and Development under authority currently codified under MCC 2-92-390, or as otherwise designated by the City.

“Veteran-Owned Business Enterprise” or “VBE” means a business certified as a Veteran-Owned Business Enterprise pursuant to MCC 2-92-930 as it may be amended from time to time.

“Woman-Owned Business” or “WBE” means a business certified as a Woman-Owned Business Enterprise pursuant to MCC Chapter 2-92 Article VI, or a business certified as a Woman-Owned Business pursuant to MCC Chapter 2-92 Article IV, as they may be amended from time to time.

A-2-1

2.      Construction of Project

Developer will contractually obligate and use reasonable efforts to cause the general contractor and architect/engineer and each subcontractor involved in design and construction work for the Project to abide by the MBE and WBE contracting goals and City resident and SEDA resident goals set forth in this Section 2.

a.      Contracting Goals.

For all design and construction work associated with the Project, Developer will use reasonable efforts to cause at least 36% of the work to be performed by MBE firms and at least 10% of the work to be performed by WBE firms. These goals should be met individually for the Temporary Project and the Permanent Project, and for the expansion of the hotel to five-hundred rooms when it occurs.

b.      Construction Workforce Work Hours.

For all construction work associated with the Project, Developer will use reasonable efforts to cause at least 50% of the work hours to be performed by actual residents of the City and at least 15.5% of the work hours to be performed by actual residents of Socio-Economically Disadvantaged Areas of the City. These requirements will be implemented consistently with those of MCC 2-92-330, except that the SEDA goal replaces the 7.5% Project Area Goal currently codified in that section.

c.      Participation Schedules and Compliance Reports.

No later than the submittal of the final concept design drawings for the Temporary Project, and for the Permanent Project, Developer must submit a preliminary “Projected Utilization Schedule” identifying the MBE and WBE firms that have been engaged to design each facility, and to what extent and when in the design process they will be utilized.

Prior to beginning construction of each the Temporary Project, of the Permanent Project, and of the expansion of the hotel, Developer must submit a “Projected Utilization Schedule,” and a “Workforce Compliance Plan” in a form acceptable to the City and must meet with City monitoring staff to demonstrate understanding of the goals and reporting requirements. The Projected Utilization Schedule must show when and to what extent in the schedule for design and construction MBE and WBE firms are expected to be utilized, and to the extent practicable, identifying the specific MBE and WBE firms that will be engaged to perform the work. The “Workforce Compliance Plan” must show how Developer intends to comply with its City and SEDA resident obligations throughout the construction of the applicable facility.

Throughout construction of the Project, Developer must deliver to the City quarterly written progress reports detailing compliance with these requirements, as well as participation by local businesses as described in Section 7 below, and any other metric related to contracting equity and inclusion or economic impact as the City may reasonably request. With respect to MBE and WBE utilization, the reports must compare the Projected Utilization Schedule with actual utilization. City may require submission of reports through electronic means compatible with its contract monitoring systems.

A-2-2

Developer’s quarterly reports shall include, inter alia, the name and business address of each MBE and WBE solicited by Developer or its contractors to work on the Project, and the responses received from such solicitation, the name and business address of each MBE or WBE actually involved in the Project, a description of the work performed or products or services supplied, the date and amount of such work, product or service, and such other information as may assist the City’s monitoring staff in determining Developer's compliance with its commitments. Developer shall maintain records of all relevant data with respect to the utilization of MBEs and WBEs in connection with the Project for at least five years after completion of all construction of the Project, including the hotel expansion. The City’s monitoring staff shall, upon providing Developer at least ten (10) Business Days' notice, be provided access to records of Developer reasonably requested by such staff to allow the City to review Developer's compliance with its commitments to MBE/WBE participation and the status of any MBE or WBE performing any portion of the construction work on the project.

Quarterly reports may also include, as directed by City monitoring staff: (i) subcontractor’s activity report; (ii) MBE/WBE utilization report by month; (iii) payroll showing worker hours and residency; (iv) evidence that MBE/WBE contractor associations have been informed of the Project via written notice and hearings; and (v) evidence of compliance with job creation/job retention requirements.

If any such reports prior to 100% completion of the Temporary Project, Permanent Project or hotel expansion indicate a shortfall in compliance or discrepancy of greater than 5% in the participation of MBEs or WBEs, or greater than 5% in the employment of City and SEDA residents, Developer must make Good Faith Effort to correct the shortfall and must deliver an explanation for the shortfall or discrepancy and provide a plan outlining, to the Chief Financial Officer’s satisfaction, the manner in which Developer will endeavor to correct any shortfall or discrepancy (“Recovery Plan”).

3.      Sourcing of Goods and Services

a.      Contracting Goals.

Except for the purchase of Gaming Equipment and Related Services, in the sourcing of goods and services through the life of the Agreement, including but not limited to maintenance, repair, and renovation of the facilities, any construction work after initial development of the Project (other than the hotel expansion), as well as all provisioning and consumables, and professional consulting services, Developer* commits to making a Good Faith Effort to spend, of overall annual spending each year, at least 26% with MBEs, at least 10% with WBEs, at least 2% with BEPDs, and at least 3% with VBEs.

Developer’s Good Faith Efforts to achieve these goals must include, but will not be limited to:

•	Eliminating disparities in the initial procurement process by issuing all contracts and bids in excess of $10,000 as a competitive RFP, it being understood that a competitive RFP shall not be required in those limited situations in which the limited number of vendors or the time pressures make the use of an RFP impracticable.

*          All of the commitments in this Exhibit A-2 (except with respect to construction) as well as the commitments made in Exhibit A-3 would also be the responsibility of the Casino Manager, if any, so that any such Casino Manager would be required to enter into an undertaking with the City so comply in connection with the execution of any Casino Management Agreement.

A-2-3

•	Listing all RFP vendor opportunities on Bally’s Chicago website. Hosting an annual diversity vendor fair onsite.
•	Joining or partnering with local business organizations such as the Illinois Black Chamber of Commerce, Illinois Hispanic Chamber of Commerce, Chicago Minority Supplier Development Council, Chicago Urban League, and the Chicago Business Leadership Council.
•	Utilizing selection criteria that put a weighted emphasis on MBE, WBE, VBE, and BEPD certifications and Chicago-based vendors.
•	Hiring a Diversity, Equity and Inclusion expert in sourcing, monitoring, compliance and contracting MBE, WBE, VBE, and BEPD vendors to leverage their network of vendors, suppliers and individuals seeking jobs to push notifications, recruit bidders, and support bidders in the process.

b.      Utilization Schedules and Compliance Reports.

By such date as the Chief Financial Officer may direct, but no later than the opening of the Temporary Project, Developer must submit a Business Diversity Program in a form acceptable to the City outlining how Developer intends to comply with obligations under this Section 3, which must be updated prior to the opening of the Permanent Project and then annually. It should include a detailed buying plan, and Projected Utilization Schedule for the year which must show in which quarter of the upcoming year and to what extent Certified Firms are expected to be utilized, and to the extent practicable, identifying the specific Certified Firms that will be engaged to provide the applicable goods or services.

Additionally, throughout the life of this Agreement, Developer must submit quarterly reports, in a format acceptable to the City, regarding compliance with the goals of this Section 3 as well as participation by local businesses as set forth in Section 7 below, and any other metric related to contracting equity and inclusion or economic impact as the City may reasonably request. With respect to Certified Firm utilization, the quarterly reports must compare the Projected Utilization Schedule with actual utilization.

Developer’s quarterly reports shall also include, inter alia, the name and business address of each Certified Firm solicited by to provide goods or services, and the responses received from such solicitation, the name and business address of each Certified Firm actually engaged, a description of the work performed or products or services supplied, the date and amount of such work, product or service, the amount paid, and such other information as may assist the City’s monitoring staff in determining Developer's compliance with its commitments. If requested by the Chief Financial Officer, Developer must identify all firms engaged to provide goods or services. Developer shall maintain records of all relevant data with respect to the utilization of Certified Firms in connection with the Project for at least five years after purchase of the applicable goods or completion of the applicable service. The City’s monitoring staff shall, upon providing Developer at least ten (10) Business Days' notice, be provided access to records of Developer reasonably requested by such staff to allow the City to review Developer's compliance with its commitment to participation by Certified Firms and the status of any Certified Firm providing goods or services.

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Quarterly reports must also include the amount of excluded expenses associated with the provision or maintenance of Gaming Equipment, and upon request of the Chief Financial Officer, the details of such transactions.

If any quarterly reports indicate a shortfall in participation by Certified Firms of greater than 7.5% of the applicable goal, Developer must provide an explanation for the shortfall and make Good Faith Efforts to correct the shortfall. However, if Developer does not reasonably believe that the shortfall will be corrected before the next quarterly report is due and so promptly informs the City, Developer should also provide a detailed Recovery Plan and proposed revised Projected Utilization Schedule, and if the shortfall is not corrected when the next quarterly report is due, a detailed Recovery Plan and revised Projected Utilization Schedule are required.

Developer must also submit an annual summary report no later than a date determined by the Chief Financial Officer containing information about the Developer’s Business Diversity Program and its compliance with the goals and plans therein. Information to be provided will include information on expenditure of goods and services from Certified Firms during the prior calendar year, expressed in dollars and percentages, and for each year after the first year, information on progress or changes in the program since the prior year. The report should include information about the construction of the Project if construction of the Temporary Project, Permanent Project, or hotel expansion took place during the prior calendar year.

The City may require submission of reports through electronic means compatible with its contract and business diversity monitoring systems.

4.      Counting Certified Firm Participation in Contracting.

Participation by Certified Firms in contracting will be counted following the applicable rules of the Department of Procurement Services for construction work or non-construction work as they may be amended from time to time. However, from time to time the City may establish alternate rules which will be utilized instead, or Developer may propose alternate rules acceptable to Chief Financial Officer.

However, Certified Firms that hold more than one certification may only be counted under one category to demonstrate compliance with the contracting goals set forth in Sections 2.a.and 3.a above. For example, a firm certified as both an MBE and a WBE may only be counted as an MBE or a WBE, but not as both. To be counted, Certified Firms must be performing a commercially useful function as described in 49 CFR 26.55(c)(2).

5.      Requests for Reduction or Waiver of Goals

If Developer believes that it will not be possible to correct a shortfall in Certified Firm contract participation, City resident work hours, or SEDA resident work hours due to causes beyond Developer’s reasonable control and despite Developer making Good Faith Efforts, it may request that the Chief Financial Officer grant a reduction or waiver of the applicable goal in accordance with the procedures and standards established by the City for goal reduction or waiver requests under the applicable section of MCC Chapter 2-92. The granting of such requests shall be in the sole discretion of the Chief Financial Officer. Requests for reduction or waiver of goals in contracting for goods and services will be granted only on an annual basis.

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6.      Remedies for Shortfalls.

Because the utilization of MBE, WBE, and other Certified Firms, and the employment of City residents and SEDA residents is essential to the economic vitality of the City, if (1) there is a shortfall in MBE, WBE contract participation or in City resident work hours or SEDA work hours at 100% completion of Temporary Project, at 100% completion of the Permanent Project or at 100% of the hotel expansion, or there is shortfall in Certified Firm participation in the supply of goods and services at the end of any calendar year, and (2) the Developer has not made a convincing showing that it made Good Faith Efforts to correct the shortfall in connection with the construction of the applicable facility or expansion or annual participation goal, then the City will have been harmed in a manner difficult to quantify. Therefore, the Parties agree that in the event of such a shortfall, the following liquidated damages represent a reasonable estimate of the City’s damages, and are not a penalty, provided that no liquidated damages will be payable with respect to a shortfall in missing a goal in any calendar year to the extent that at least 92.5% of such goal is met:

i.	Shortfall in MBE or WBE participation, construction of Project: the amount of the shortfall, as a percentage of the sum of the final aggregate hard construction costs and architectural design and engineering costs for the Temporary Project, or for the Permanent Project, or for the hotel expansion, as applicable.

ii.	Shortfall in City resident or SEDA resident work hours: 1/20 of 1 percent (0.0005) of the sum of the final aggregate hard construction costs for the Temporary Project, or for the Permanent Project, or for the hotel expansion, as applicable per percent shortfall.

iii.	Shortfall in Certified Firm participation in the sourcing of goods and services: the amount of the shortfall, as a percentage of the annual overall spending for goods and services. With respect to a shortfall in meeting a goal of the type contemplated in this clause (iii) with respect to a calendar year, liquidated damages shall be payable (except as provided below) promptly two years after the end of such calendar years if Developer does not average at least 92.5% of such goal during the next two calendar years (the “Succeeding Years”). Notwithstanding the foregoing such liquidated damages shall be payable immediately if Developer did not meet at least 75% of such goal for such calendar year. Liquidated damages with respect to such goal with respect to either of the Succeeding Years shall be payable promptly after such Succeeding Year.

Any liquidated damages paid to the City under this Exhibit A-2 will be placed into a fund to be utilized for support of the City’s contracting equity and workforce development programs, and related uses.

Additionally, to prevent future shortfalls and to help ensure continued compliance with the requirements of this Exhibit A-2 through the life of the Agreement, if there is a shortfall related to the construction of the Project, either in MBE/WBE participation or work hours, or continuing shortfalls in participation of Certified Firms in sourcing of goods and services, the City may require more stringent reporting requirements and engage in stricter oversight than set forth in this Exhibit A-2, which may include, but is not limited to, engagement of an integrity monitor or other experts or consultants at Developer’s expense to assist the Chief Financial Officer in monitoring compliance with the contracting and workforce goals, and increasing the frequency and/or detail of reporting.

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Furthermore, if there are significant or continuing shortfalls in participation of Certified Firms in construction of the Project or the sourcing of goods and services, or in the work hours of City or SEDA residents, the City may exercise a right of specific performance, an injunction, or any other appropriate equitable remedy, as may be applicable.

7.       Local Businesses.

In all contracting related to the Project, both during construction and during operation of the Casino, Developer and Casino Manager must provide a reasonable preference for competitively priced firms, that are, to the extent required by applicable law, qualified by or registered with the Illinois Gaming Board, located or based within the City, and secondarily for firms located within the counties of Cook, DuPage, Kane, Lake, McHenry or Will in the State of Illinois. These preferences should operate similarly to that set forth in MCC 2-92-412 “Contracts – Bid preference for city-based businesses,” but Developer may establish alternate preference(s) acceptable to the City, that will serve to encourage local businesses.

8.      Independent Venues

Throughout the Term, Developer will engage in good faith discussions with independent venues in the City for the purpose of coordinating the booking of live entertainment events at its Temporary and Permanent Facilities. Developer must report annually to the Chief Financial Officer on its compliance with this section.

9.      Monitoring; Transparency

Developer shall at all times designate a management employee to monitor its compliance with the terms set forth in this Exhibit A-2 and in Exhibit A-3, which employee shall meet with the City as requested by the City from time to time to discuss the status of such compliance and any issues relating thereto. In support of the City’s commitment to transparency, Developer must comply with City’s reasonable requests for redacted versions of any reports to be submitted under this Exhibit that may contain confidential or proprietary business information, suitable for posting on the City website or other public information system of the City.

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EXHIBIT A-3

HUMAN RESOURCE HIRING AND TRAINING

From time to time, Developer may amend, modify and revise the policies and procedures provided in this Exhibit A-3 in accordance with good practices in the gaming industry based on operational needs of the business, regulatory requirements, and other commercially reasonable factors. Upon the City’s request, Developer will promptly provide the City with copies of Developer’s policies and procedures.

A.      DEVELOPER’S NEW WORKFORCE COMMITMENTS

1.      Definitions.

For purposes of Exhibit A-3, the terms defined herein below shall have the following meanings:

“Minority” means an individual considered to be a minority pursuant to MCC 2-92-670(n), “Definitions: Minority,” as it may be amended from time to time. This includes, but is not limited to: African-Americans, Hispanics, Asian-Americans, and American Indians, as defined by that ordinance.

“Socio-Economically Disadvantaged Area” or “SEDA” means an area of the City that has been designated as socio-economically disadvantaged by the Commissioner of Planning and Development under authority currently codified under MCC 2-92-390, or as otherwise designated by the City.

“Veteran” means a person who has served in the United States armed forces and was discharged or separated under honorable conditions.

“Woman” means a person of the female gender, as defined by 20 ILCS 5130/10 of the “Illinois Council on Women and Girls Act.”

2.      New Workforce Commitments.

a.      Construction of Project.

The Developer will make commercially reasonable efforts so that the construction of the Project will result in the creation of jobs in the construction industry as follows:

•	Temporary Project: Approximately 2,900 jobs in the construction industry.
•	Permanent Project: Approximately 3,000 jobs in the construction industry.
•	Construction of the Hotel Extension: Approximately 2,500 jobs in the construction industry.

Throughout the construction of the Temporary Project, Permanent Project, and Hotel Extension, the Developer must submit certified employment reports disclosing the number of jobs in the construction industry at the Project to the Chief Financial Officer as a part of the Developer’s submission of reports required by Exhibit A-2, in such form and detail as the City may require.

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b.      Operation of Casino.

The Developer will make commercially reasonable efforts so that the operation of the Project will result in employment as follows:

•	Operations Commencement (Temporary Project): Approximately 550 operations jobs.
•	Operations Commencement (Permanent Project): Approximately 3,000 operations jobs.

Throughout the term of the Agreement Developer will provide reports on employment at the Project in such detail and on such frequency as the City may reasonably request from time to time, but in no event more than four (4) time(s) per year.

3.      Workforce Diversity Commitment.

Developer will take commercially reasonable efforts to maintain a target goal of hiring 60% Minorities for operation of the Casino, particularly those who are SEDA residents or residents of zip codes designated as economically disadvantaged, and will target Minorities, women, veterans, individuals with disabilities, individuals who are low-income, and individuals who are unemployed.

Within 180 days of execution of this Agreement, Developer and Casino Manager (if any) must provide a Workforce Development Plan to the Chief Financial Officer, which may be amended from time to time, showing how they intend to accomplish the foregoing goals and comply with the Construction Workforce provisions set forth in Exhibit A-2. Developer shall make commercially reasonable efforts to comply with the Workforce Development Plan, as amended.

Developer will make commercially reasonable efforts to: (1) provide training opportunities to City residents for various roles (e.g. table game dealers and food and beverage); (2) partner with workforce development organizations, which will include organizations such as Black Contractors Owners Executives, Black Men United, Black United Fund of Illinois, Business Leadership Council, City Colleges of Chicago, Chicago Minority Supplier Development Council, Chicago Urban League, Coalition of African American Leaders, HispanicPro, Illinois Restaurant Association, Illinois State Black Chamber of Commerce, Skills for Chicagoland’s Future, Washington Heights Workforce Center, West Loop Community Organization, and Women Employed; and (3) host job fairs with the above organizations.

Additionally, Developer will offer advancement opportunities that must at minimum include an internship program, tuition reimbursement, a management development program, and a local college partnership. Developer will also make entry-level semi-skilled positions available to individuals facing barriers, and include on the job training and an evaluation period for employment.

Developer will also work with the City Colleges of Chicago to develop new hospitality programs, and expand existing construction and hospitality apprenticeship programs. Developer will establish, fund, and maintain human resources hiring and training practices.

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4.      Reporting

Throughout the life of this Agreement, Developer must submit quarterly reports, and an annual summary report, in a format acceptable to the Chief Financial Officer, regarding compliance with the goals of this Exhibit A-3, and any other metric related to workforce equity and inclusion as the City may reasonably request.

B.      DEVELOPER’S HUMAN RESOURCE HIRING AND TRAINING PRACTICES

Bally’s Corporation has a history of and is a firm believer in funding and maintaining human resource hiring practices that promote the development of a skilled and diverse workforce. As a company, we encourage and highly value access to internal promotion opportunities, as well as a robust workforce development plan that cover all levels within the organization, from interns to senior management.

1.      Pillars of Excellence

•	Awareness:
o	Provide training to hiring managers to understand diversity and inclusion best practices
•	Recruitment and Hiring:
o	Develop effective strategies to recruit and attract a more diverse applicant pool for position vacancies
o	Develop promotional materials that are culturally sensitive and accessible to all target groups
•	Inclusion:
o	Promote the development and advancement of underrepresented groups through professional development courses and training

o	Actively create a productive work environment that is free of harassment and bullying
o	Promote policies, practices, and procedures that are inclusive and sensitive to the various cultures within our organization

2.      Local Hiring Program

Developer will create a local hiring program with the goal of providing employment opportunities that create alternative job pathways by way of on-the-job training. This program will provide an opportunity to those that face significant barriers to stable employment and further Developer’s vision for identifying ways to attract, develop, and sustain an equitable workforce. The program will have two (2) pathways to success:

•	Entry level semi-skilled positions – Focused on positions with which minimal educational or experience is required. Positions include, but are not limited to:
o	Administrative Assistant o Audit Clerk
o	Payroll Clerk
o	Office Coordinator
o	Front Desk Clerk
o	Housekeeping/EVS Supervisors

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o	Slot Attendants
o	Food & Beverage Supervisors
o	Food Server
o	Bartender
o	Cocktail Server
o	Retail Clerk
•	Vocational Positions – Focused on entry-level operational position. Positions include, but are not limited to:
o	Environmental Services (EVS)
o	Groundskeeper
o	Room Attendant
o	Valet
o	General Maintenance
o	Warehouse/Receiving

Candidates will have an initial six-month, on-the-job training period (paid, benefits), followed by a six-month probationary period. Once the probationary period is successfully completed, the candidate is transitioned to regular employment status.

Recruiting efforts will be targeted to the following groups:

•	Designated zip codes in surrounding neighborhoods – Outreach programs to focus on all ethnicities.
•	Minorities – Workplace diversity boosts employee creativity, innovation, decision-making skills, and satisfaction, as well as bolsters Bally’s ability to attract elite and diverse talent and promote market growth.
•	Partnerships with various minority focused organizations and minority vendors will solidify this initiative.
•	Women – Creating a gender-balanced workforce and placing women in leadership roles. Building gender equality and supporting women’s rights, education and empowerment are critical to creating shared value and culture.
•	Veterans – Partner with organizations for placement of veterans into the civilian workforce. Additionally, Bally’s recognizes veterans annually to thank them for their service through appreciation days, luncheon programs and gift offerings.
•	Individuals with disabilities – Partnership with organizations for placement of people with disabilities.
•	Low-income – Outreach programs focused on low-income residents.
•	Unemployed – Partnership with unemployment agencies for job placement.

Developer is committed to:

•	Supporting all managers to foster an inclusive workplace.
•	Training managers in unconscious bias.
•	Enhancing mentoring and sponsorship programs to prepare high-potential women and people of color for senior executive positions.
•	Hiring and promoting more women and people of color in senior executive positions.

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•	Reviewing results with senior leaders to promote gender and racial equity balance and ensure progress.
•	Continuing our efforts to champion equal pay and eliminate conditions that create gender and racial equity pay gaps.

3.      Internship Program

Bally’s corporate internship policy provides direction to managers throughout the organization to enhance the experience our interns garner during their employment. The program has multiple purposes including:

•	Providing practical hands-on work experience
•	Providing exposure to the work environment, that includes basic skills and understanding
•	Providing the opportunity to practice, improve, and evaluate skills, techniques, principles, theories, and knowledge gained through academic experiences
•	Applying classroom knowledge to the professional world
•	An opportunity to gain experiences in administration and management, organization and supervision, facility maintenance and operation, and observation experiences
•	Making academic classes taken after the internship more meaningful
•	An opportunity to identify and meet individual goals and objectives
•	Increasing self-confidence
•	Enabling the student to validate his or her career choice
•	Motivating the student to greater achievement in the field, or to be the basis for a decision to make a career change

Bally’s is committed to providing interns with a quality experience that involves meaningful activities and the opportunity to learn and gain practical work experience in their chosen field of study and work. Interns are provided with a clearly defined framework of participation and learning and is supervised by a suitable member of leadership, who monitors progress and provides feedback to ensure effective contribution.

Examples of specific learning outcomes that are to be achieved by interns and criteria to evaluate whether these outcomes were achieved are provided below. The assessment is to be undertaken periodically by the departmental manager during the placement.

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4.      Tuition Reimbursement Policy

Bally’s tuition reimbursement policy is designed to give employees at any level within the organization the opportunity to increase their knowledge and skill set through participation in educational programs which will provide growth opportunities within the organization. The program helps employees contribute to the company by becoming more effective in their current responsibilities as well as preparing for promotional opportunities. As a part of Developer’s employee benefit plan, this policy provides an important opportunity for career advancement for its employees. To be eligible to participate in Bally’s tuition reimbursement program, the employee:

•	Must be a regular, full-time employee at the start of the course
•	Must maintain full-time employment to receive reimbursement
•	Must have completed twelve (12) months of continuous employment, prior to the start of the course(s)
•	Must be in good standing (6 months discipline free) at the start of the course
•	Must remain employed and actively working (not on a leave of absence) throughout the duration of the course to be reimbursed
•	Must be employed at the time of reimbursement

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5.      Management Development Program

Bally’s is currently in the process of revamping management development across the enterprise. Bally’s is engaging with learning and development industry’s top vendors to ensure that it is delivering content that meets its people where they are and delivering said content with measurable success. One example of a currently utilized management development program is ‘Ambassadors Maximizing their Potential’ (AMP) which consists of 12 course offerings, each focusing on practical skills and company management philosophies. This program is offered at Bally’s Biloxi, Mississippi property and provides examples of the topics and skills Bally’s feels are necessary for supervisory success. These classes were carefully developed and reviewed by the Bally’s Corporation human resources department. Bally’s covers the travel expenses for employees who apply and are selected for the program.

The instructors for these classes are chosen based on skills, experience and commitment to training. After successfully completing all 12 classes, participants receive a certificate of completion. The key to this program is executing on what the participant has learned and putting it into practice.

The following is an alphabetical list of classes found in the program:

•	Business Etiquette
•	Business Writing
•	Coaching & Counseling
•	Departmental Cost Control
•	EEOC & Employment Discrimination
•	Employee Engagement
•	Executive Roundtable
•	Guest Engagement
•	How to Hire a Rock Star
•	Legal Issues of HR
•	Overview of HR: Jeopardy Style
•	Train the Trainer

Business Etiquette

Course Description

The word “etiquette” gets a bad rap. The concept of etiquette is essential, especially now—and particularly in business. Social media platforms and digital communications tools have blurred the lines of appropriateness and we are all left wondering how to navigate unchartered social territory.

Course Objective

A business expert leads an interactive discussion on the following topics:

•	First impressions

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•	Respect
•	Meetings
•	Workspace
•	Dining
•	Social media
•	Attire/Appearance

Business Writing

Course Description

This course provides employees guidance when composing memorandums, reports, proposals, and other forms of writing used in organizations to communicate with internal or external audiences.

Course Objective

A professional instructor will discuss the following topics:

•	Stating your purpose quickly and easily in documents and emails
•	Separating details from actions
•	Writing conversationally to engage your readers
•	Updating your writing style for today’s business environment
•	Understanding the rules of email etiquette
•	Organizing information to help your readers
•	Recognizing and eliminating unnecessary words, phrases and repetition
•	Techniques for writing concretely
•	Substituting heavy, confusing phrases with simple language
•	How strong verbs improve writing
•	Identify and avoid masked and passive verb

Coaching & Counseling

Course Description

Every employee can reach higher levels of performance, including your average and best performers. What they need is a manager who can coach: someone who can routinely observe, assess, and interact in ways that develop and maximize their individual effectiveness. This seminar raises manager potential and level of performance to get the most out of your team.

Course Objective

The Employee Relations Manager will discuss the following topics:

•	Learning when to coach and when to counsel/discipline
•	How to determine the level of discipline
•	How to complete a Missed a Beat
•	Communicating the message to the Rocker

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Departmental Cost Control

Course Description

This course reviews controlling operating and payroll costs through effective planning, staffing, and scheduling.

Course Objective

A member of the finance management team will provide information and skills to successfully control operating expenses, including:

•	Understanding departmental operating costs
•	Learning scheduling terminology
•	Strategies for effective staffing and scheduling
•	Reading and interpreting staffing and financial reports

EEOC & Employment Discrimination

Course Description

The U.S. Equal Employment Opportunity Commission (EEOC) is responsible for enforcing federal laws that make it illegal to discriminate against a job applicant or an employee because of the person’s race, color, religion, sex (including pregnancy), national origin, age (40 or older), disability or genetic information. It is also illegal to discriminate against a person due to discrimination complaints, filed charges of discrimination, or participation in an employment discrimination investigation or lawsuit.

The laws apply to all types of work situations, including hiring, firing, promotions, harassment, training, wages, and benefits.

Course Objective

This class is provided by the Equal Employment Opportunity Commission (EEOC) and will cover topics such as:

•	Title VII
•	Harassment
•	Discrimination
•	Retaliation

Employee Engagement

Course Description

An “engaged employee” is one who is fully involved in, and enthusiastic about their work, and thus will act in a way that furthers the organization’s culture and values. This class focuses on how to engage employees as a method of reducing turnover.

Course Objective

This course will involve a discussion on the following topics:

•	How engagement affects business outcomes
•	People are what sets an organization apart

•	To be successful, companies must recruit, engage, and retain top talent

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Executive Roundtable

Course Description

Approximately three-to-four executives are present to discuss anything participants would like. Participants are required to send two-to-three questions to the employee relations department five days prior to the course. These questions will then be addressed during the class.

Course Objective

After this roundtable discussion, participants will gain a better perspective of how and why executive decisions are made. Possible discussions may include:

•	Global strategy of the business
•	The daily tasks of an executive
•	Professional advice of an executive
•	Tips and tricks of the industry

Guest Engagement

Course Description

This course will be taught by the members of the hotel management team and will discuss the importance of guest service and recovery. They will also explain the various methods in place to measure guest satisfaction (i.e., Trip Advisor, Market Metrix, Guest Surveys, etc.).

Course Objective

After this class, participants will better understand:

•	Why we care about the guests’ experiences
•	How we measure guest satisfaction
•	What the guest wants
•	Importance of staying in the moment
•	Engaged guests spend more money

How to Hire a Rock Star

Course Description

An HR specialist will discuss the employment side of human resources, including the process of opening a position to placing the best rock star into that position.

Course Objective

This course will discuss the following topics:

•	The characteristics of an ideal applicant
•	How to use the prescreen results to hire a rock star
•	Writing a good job description
•	Asking legal interview questions

•	New hire process from recruiting to induction

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Legal Issues of HR

Course Description

The Director of Human Resources will lead participants in a discussion on important HR legal topics, such as HIPAA, at will, FMLA, PT vs FT, FLSA, and many more.

Course Objective

At the conclusion of this class, you will better understand:

•	Benefits
•	Healthcare Reform
•	PTO/Bereavement Leave/Time Records
•	HR Processes
•	HR Law

Overview of HR: Jeopardy Style

Course Description

This interactive class will review all areas of Human Resources from the basic legal policies to more complex case studies. Participants will play a game - Jeopardy style - and win fabulous prizes.

Course Objective

Participants will leave the class with a better understanding of the following topics:

•	Policies & Procedures
•	Departmental Situations
•	HR Law

Train the Trainer

Course Description

This class will prepare Bally’s Corporation Managers to facilitate effective new hire trainings, as well as ongoing training.

Course Objective

After this class, participants will understand:

•	There are many different forms of training
•	Adults learn differently than children
•	Training is a vital component of a manager’s role
•	Some training is required by law on a regular basis

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C.  DEVELOPER’S WORKFORCE DEVELOPMENT PLAN

Bally’s strength is recruiting, hiring and successfully managing a diverse workforce. Bally’s recognizes the value that diversity offers, and it has been critical to our overall success. Across Bally’s casino portfolio, ~45% of its employees are women. Women also make up ~40% of its leadership roles. Similarly, minorities are well represented in these categories by ~45% and ~25%, respectively. Bally’s is very familiar working within an environment that is rich with diversity.

1.  Chicago Commitment

Developer’s goals with respect to hiring various women, minority and underrepresented groups are as follows:

•	Women – 45%
•	Minorities – 60%
•	Veterans – 5%
•	Disabled – 5%

Bally’s plans to partner with well-respected workforce development non-profits and community-based organizations in Chicago, such as Skills for Chicagoland’s Future, Women Employed, Washington Heights Workforce Center and Chicago Urban League (as well as others) to achieve the above stated employment goals.

2.  Bally’s Affirmative Action and Equal Employment Opportunity Commitment

Bally’s has adopted a policy of affirmative action and equal employment opportunity that has continued in order to create an environment that fosters diversity and inclusion. This affirmative action plan has been developed to meet the requirements of Affirmative Action Programs, sex discrimination guidelines, and guidelines on discrimination because of religion or national origin. Bally’s Human Resources department has overall responsibility for administering, monitoring and updating plans as outlined in the Affirmative Action Plan. Each member of the management staff is responsible for preventing and/or eliminating any discriminatory practices and assuring that all applicants and employees are afforded the same opportunities.

This affirmative action plan describes the policies, practices and procedures implemented by the Casino to employ and advance at all levels of employment qualified individuals without regard to race, color, religion, sex, age, national origin, disability, veteran status or other protected characteristics. Affirmative action augments Equal Employment Opportunity. An Affirmative Action Program is a set of specific and results-oriented procedures to which Bally’s is committed. The procedures move Bally’s toward inclusion of minorities and women with requisite skills at all levels in its workforce, and representation of their availability in appropriate labor markets.

Affirmative action requires the use of valid job-related standards in recruitment, hiring, and promotion. Bally’s Affirmative Action Plan seeks, in good faith, to identify and remove barriers to Equal Employment Opportunity and to promote access for minorities and women at all levels of its workforce. This plan also covers individuals with a disability, disabled veterans, and others with protected characteristics. This plan outlines the principles established for each department and the Company in improving utilization of employees in protected categories of employees in the workforce. It is our aim to have adequate representation as it relates to all protected categories, including minorities, women, disabled individuals, individuals aged forty (40) and over, and veterans. This Affirmative Action Plan evaluates the company’s initiatives and opportunities to employ and promote minorities and women with requisite skills. This program supports the company’s efforts to create a workplace and community that reflect diversity.

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3.  Construction Work

What makes Chicago an attractive city to operate in is the depth of its workforce. Individuals and organizations with different skill sets, expertise, interests and passions. For Chicagoans to fully realize the economic benefits of this large-scale project, it is important that City residents have priority when it comes to job opportunities. Developer will meet and/or exceed the requirement of 50% of total work hours performed by City residents by hiring and retaining City residents for a large percentage of the workforce and project team both during construction and operations.

4.  Operations

While Bally’s has a good plan to recruit and hire City residents, it must also work hard to retain them. Employee retention is driven by company culture, and Bally’s is proud of its company culture. Employee reviews on sites such as Indeed and Glassdoor, where employees self-select to rate their employer are generally positive. Comments have included:

Nationwide, Bally’s has more than 7,500 employees, and our employee retention rate year-over-year is good. For example, during “the Great Resignation” of the last year, our company-wide turnover rate was below 30%, not including COVID-related staff reductions.

Bally’s trains, supports and promotes its team members, but most importantly it values their contributions to the company. Engaging team members in operations and decision making encourages teamwork and overall success. Their contributions are recognized through quarterly recognition programs culminating in an annual recognition program. Bally’s looks for unique characteristics of each team member to add value to the team, department, and company. The people are truly what make Bally’s special, and it anticipates that the Bally’s culture found at its sites across the nation will be even greater at its flagship location – Bally’s Chicago.

5.  Work Hours

Bally’s acknowledges that of the 50% work hours provided by city residents, 15.5% should be completed by residents who come from Socially and Economically Disadvantaged Areas. To meet this goal, Bally’s will require hiring from the neighborhoods surrounding the site. Developer will deploy grassroots outreach efforts in our neighboring communities. This may include:

•	Direct mail pieces to residents within neighboring zip codes about job opportunities
•	Door hangers promoting job fairs
•	Advertisements on neighborhood transit lines and bus shelters
•	Posting on job boards in neighborhood community centers

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6.  Wealth Building and Increasing Employing in Disadvantaged Communities

Bally’s Corporation is dedicated to providing access to programs and services that will allow our team members to achieve both short- and long-term financial goals. Bally’s offers a multitude of ways for team members to build their own personal wealth. From access to the world’s largest employee discount network to 401k retirement opportunities and investment consultation, Bally’s is vested in the personal success our team members and offers the following to all full-time employees:

•	Tuition reimbursement programs
•	Supervisory career tracks
•	Leadership development programs
•	Employee Stock Purchase Plan
•	Childcare benefits to curb costs for working parents
•	Competitive and robust benefits package
•	Extensive employee discount program
•	Pre-and post-tax 401k investment options
•	Personal financial planning and financial wellness assessments
•	Regular employee wellness initiatives

7.  Prioritize Hiring of City Residents

Bally’s believes it is important for its business to reflect the local community. It will prioritize hiring a local workforce in order to increase employment and expand access to economic opportunities for Chicagoans, as well as ensure an authentic, local experience for its guests. Bally’s will partner with community-based organizations, such as Skills for Chicagoland’s Future, to develop workforce training and skills development programs, as well as target local recruitment through direct community outreach and engagement.

Specifically, Bally’s will:

•	Host career fairs exclusively for Chicago residents prior to opening positions to surrounding areas.
•	Guarantee an interview to all Chicago residents any time they apply for a job.
•	Create an incentive referral program for hiring local applicants.

8.  Diverse Workforce

Developer will utilize internal resources, as well as partner with local Chicago community and employment groups to fulfill our goal of creating a diverse workforce at all levels. Internal resources include:

•	Host career fairs for Chicago residents, with an emphasis on recruitment from south and west side communities.
•	Provide employee referral bonuses.
•	Utilize traditional recruitment channels such as transfers of employees, job boards, professional networking, and use of recruiters where necessary.

Bally’s has met with key non-profit partners who have agreed to help it achieve and exceed its workforce diversity goals, including the Chicago Urban League and Skills for Chicagoland’s Future and many more.

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EXHIBIT A-4

PLANS FOR COMPULSIVE BEHAVIOR TREATMENT; PROHIBITING UNDERAGE GAMBLING; PROJECT SECURITY; ATTRACTING NEW BUSINESSES TOURISTS AND VISITORS; USE OF CUSTOMER DATABASES AND IMPLEMENTING THE PROJECT THEME

From time to time, Developer may amend, modify and revise the policies and procedures provided in this Exhibit A-4 in accordance with good practices in the gaming industry based on operational needs of the business, regulatory requirements, and other commercially reasonable factors. Upon the City’s request, Developer will promptly provide the City with copies of Developer’s policies and procedures.

1.  Treatment of Compulsive Behavior Disorders

Parent Company and Developer (collectively for purposes of this Exhibit A-4, “we” or “Bally’s”) fully embrace a corporate-driven mission statement focused on a proactive commitment to identify issues and support measures related to problem gambling. We fully acknowledge that gaming and entertainment is our business, and responsible gambling is essential to our reputation, as well as interaction with the community.

We remain steadfast in our efforts to curtail problem gambling by providing educational materials and instituting a program, as noted below, for guests, as well as team members through our websites and on-site at the properties. Bally’s has a proven track record of offering guidance to our patrons, and educating our employees, on how to recognize problem gamblers and referring individuals to the Responsible Gaming Helpline, and/or similar mediums, in their respective state(s) for assistance.

Bally’s will develop and adhere to the highest level of responsible gaming practices, consistent with the requirements of the Act, Sports Wagering Act, and all rules, regulations and procedures of the Board, and develop a plan consisting of, but not limited to:

•	Institute (or join) and provide funding for a Board/Council/Association focused on responsible gaming;
•	Maintain existing memberships with the American Gaming Association and the National Council on Problem Gambling to ensure accessibility to problem gaming studies, research and programs;
•	Fund relevant, local research on compulsive disorders as directed by the Board/Council/Association;
•	Participate in the Responsible Gaming Education Week sponsored annually by the American Gaming Association or successor/equivalent program;
•	Mandate that all front-facing team members attend Problem Gambling training, which will be conducted at least once per year, to remain relevant with the ability to recognize problem gamblers;
•	Incorporate internal reference procedures for employees;
•	Implement a property Problem Gaming Committee consisting of key management and front-facing team members;

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•	Dedicate a specific budget to support all internal Problem Gambling training and awareness programs; funding will be derived by Developer and will be comparable to those of similarly sized properties in the Parent Company’s casino portfolio;
•	Adhere to a Self-Exclusion Program that allows an individual to be excluded from the property and from receiving marketing messages (direct mail offers, emails, etc.);
•	Several Bally’s properties (including Bally’s other Illinois property) have executed such programs which can be combined with a Trespass Policy:
•	Establish partnerships with area hospitals, colleges, mental health counselors, treatment providers and social workers to create effective strategies to combat problem gambling:
•	Promote the Responsible Gaming Program with signage and collateral materials (in multiple languages), including digital messaging, situated throughout the property; and
•	Include a Responsible Gaming section on the Casino’s website.

2.  Ensuring Minors will be Prohibited from Gambling at the Casino

The Casino will have prominent signage throughout the operation indicating that gambling is limited to persons 21-years-of-age or older.

The Casino floor will be partitioned off and only specific entry points will provide access to the gaming floor. Prior to entering the gaming floor, all patrons who appear to be under the age of 35 will be required to provide government issued identification (e.g., driver’s license, passport, etc.). The patron’s identification will be scanned utilizing Veridocs (or a similarly sophisticated verification system) to ensure that all patrons are 21-years-of-age or older.

We will also regularly update our Veridocs system weekly to ensure that the IGB’s Red Flag List is continually up to date. Any match at the security podium will send an alert to the security management offices, as well as to surveillance. These scanners will be located at the security podiums, the players club, cage, slots, tables, and VIP lounge. Before any gaming transaction is completed (e.g., new player card sign-up, comp issue, promotion issue, jackpot payout, check cashing, etc.) all IDs will be scanned at the outlet to ensure the patron is not on the Red Flag List.

Additionally, if a patron attempts to engage in any activity in which they will need to be further identified (e.g., writing a check, registering for credit, registering for players card/promotions/comps, or claiming a W-2 taxable jackpot), the employee at the point of contact will check the player’s identification to ensure they are 21 or older and are not Self Excluded.

These efforts will also be extended to our sports wagering and patrons will not be able to register for a sports wagering account if they are under 21.

All gaming employees will be trained to detect and watch for underage gambling at new hire orientation and annually through a mandatory training platform.

The program outlined above is consistent with the operation at Bally’s other Illinois property.

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3.  Providing Security Inside and Surrounding the Project

Security is vital to the successful operations and internal controls of all our properties. We believe that our current internal controls for security at our other Illinois property provides an excellent framework for the area-by-area approach we will take at Bally’s Chicago to ensure the safety of our customers, employees and the facility in general (it being understood that we will reevaluate those procedures in light of the needs of Bally’s Chicago).

We will establish security department policies and procedures that are consistent with the Act, the Sports Wagering Act, the Illinois Gaming Board’s rules and regulations, the Illinois Gaming Board’s Minimum Internal Control Standards and, ultimately, what will be Bally’s Chicago’s System of Internal Controls. We will also coordinate with the Chicago Police Department in an effort to establish methods and protocols to heighten safety in the areas of the Project.

The security department team will include (but not be limited to): Director of Security, Security Manager, Security Shift Supervisor, Security Lead Officer and Security Officer. Roles and responsibilities for each position as follows:

Director of Security

•	Reports directly to the General Manager
•	Responsible for the overall supervision and management of the security operations
•	Exercises direct operational control over all security operations including the establishment of policies and procedures for the security department
•	Responsible for training security personnel about the Illinois Gaming Board – Minimum Internal Control Standards and assists in the establishment of additional training programs
•	Responsible for formulating, implementing, and enforcing rules and regulations for the Security Department
•	Oversees hiring, scheduling, evaluations, suspension and terminations of security personnel
•	Reviews all security incident reports
•	Provides security incident reports and memorandums to senior management depicting the events affecting security
•	Responsible for coordinating policies and procedures concerning security-related issues with local law enforcement (including, when necessary, to assist in the orderly eviction of patrons from the Casino or surrounding area).
•	Performs duties and responsibilities associated with the IGB Statewide Voluntary Self-Exclusion Program
•	Acts as the System Administrator for the Electronic Key Control System by assigning rights and privileges to each authorized user via access codes and passwords
•	Broadest access to sensitive assets and areas out of all personnel in the security department

Security Manager

•	Reports directly to the Director of Security
•	Responsible for overall supervision and management of security operations in the absence of the Director of Security

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•	Assists the Director of Security in the hiring, scheduling, evaluations, suspensions, and terminations of security personnel
•	Will initiate and review security incident reports in the absence of the Director of Security
•	Monitors the operation of the security department during assigned shift ensuring all applicable personnel adhere to the Illinois Riverboat Gambling Act, the Illinois Gaming Board Adopted Rules, and the Illinois Gaming Board – Minimum Internal Control Standards
•	Responsible for coordinating security efforts to properly monitor and safeguard the assets of the company
•	Perform duties and responsibilities associated with the IGB Statewide Voluntary Self-Exclusion Program
•	In the absence of, or when directed by the Director of Security, perform System Administration to the Electronic Key Control System by assigning rights and privileges to each authorized user via access codes and passwords
•	Similar access to sensitive assets and areas as Director of Security

Security Shift Supervisor

•	Reports directly to the Security Manager
•	Responsible for overall supervision and management of the Security operations in the absence of the Director of Security and Security Manager
•	Assists the Director of Security and Security Manager in training, scheduling, evaluations and suspensions of security personnel
•	Will initiate the review of security incident reports
•	Performs duties and responsibilities associated with the IGB Statewide Voluntary Self-Exclusion Program
•	Slightly more limited access than the Security Manager

Security Lead Officer

•	Reports directly to the Security Shift Supervisor
•	Will perform the duties of the Security Shift Supervisor when assigned
•	Monitors the operation of the security department ensuring all applicable personnel adhere to the Illinois Riverboat Gambling Act, the Illinois Gaming Board Adopted Rules, and the Illinois Gaming Board – Minimum Internal Control Standards
•	Responsible for coordinating security efforts to properly monitor and safeguard the assets of the company
•	Assists in training, scheduling, evaluations and suspensions of security personnel
•	Supervises security department personnel in accordance with the organizational chart
•	Performs duties and responsibilities associated with the IGB Statewide Voluntary Self-Exclusion Program
•	Comparable access to Security Shift Supervisor

Security Officer

•	Reports directly to the Security Lead Officer
•	Responsible for maintaining security throughout the property, ensuring the safety of both patrons and employees
•	Responsible for monitoring and safeguarding the assets of the company

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•	Responsible for the enforcement of rules and procedures in accordance with Illinois Riverboat Gambling Act, the Illinois Gaming Board Adopted Rules, and the Illinois Gaming Board – Minimum Internal Control Standards
•	Will initiate and prepare security incident reports
•	Escort chips and cash in accordance with procedures
•	Collect and transport table game drop boxes to storage area
•	Report any irregularities of unusual/suspicious activities to the Security Lead Officer, Security Shift Supervisor during an assigned shift
•	Interact with patrons to promote good public relations and ensure continued business
•	Ensure accuracy of admissions reporting
•	Perform duties and responsibilities associated with the IGB Statewide Voluntary Self-Exclusion Program
•	Work in the Control Room when assigned
o	Is the primary communication link between security personnel assigned to the Casino, hotel facility and the grounds (parking lot)
o	Responsible for documentation of transmissions as prescribed
•	Comparable access to Security Lead Officer

CONTROL ROOM / CASINO SUPERVISOR

The control room will be located in the back-of-the-house with a Security Officer on duty 24-hours a day. The control room will contain a manual duplicate sensitive key box (which has all the duplicate keys in it), a phone, surveillance cameras, computer, radio system to contact other Casino personnel, surveillance, and a fire alarm announcer panel.

The Illinois Gaming Board Casino Supervisor will immediately be notified of all suspected or confirmed criminal activity and emergencies. The Illinois Gaming Board Casino Supervisor will also be promptly notified of all communication with law enforcement officials and all inquiries made concerning the conduct of a licensee.

FUND TRANSFER CONTROL

During the course of a normal shift, it may be necessary for a Security Officer to escort funds / money transfers from one location to another. It is the Security Officer’s main responsibility to protect and provide a safe route of travel for these funds. At a minimum, a Security Officer will be involved in the following internal fund transfers:

•	Table fills & credits
•	Issuance of table game marker
•	Collection, transportation, and count of tips
•	Hand pays
•	Table game drop box removal and transportation
•	Slot bill validator drop box removal & transportation
•	Issuance of slot markers
•	Redemption kiosk drop or fill

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PROCEDURE FOR A POWER FAILURE / SURVEILLANCE CAMERA OUTAGE

Power Failure

In the event the Casino experiences a power loss to the lighting system, the auxiliary power system will automatically be triggered. A security incident report will be completed, and a copy will be forwarded to the Illinois Gaming Board Casino Supervisor/ Agent. The Illinois Gaming Board Casino Supervisor/Agent and surveillance will be immediately notified of power failure, and all gaming activities will cease unless otherwise authorized by IGB Casino Supervisor/Agent. If authorized by IGB Casino Supervisor/Agent and if the auxiliary power system provides sufficient light (e.g. surveillance is able to properly view gaming areas and operations are not interrupted), gaming activities will continue as normal and no additional action as described below is necessary.

If the auxiliary power system does not provide sufficient light to properly view gaming areas, the following procedures will be performed:

•	At least one (1) Security Officer will be positioned at the cashier cage on the Casino floor to ensure that all transactions have ceased until power and lighting are resumed;
•	At least one (1) Security Officer will be positioned in the pit area and at least (1) Security Officer will be positioned in the poker room area to assist table games and poker room personnel watch their table games and poker tables;
•	If the power failure occurs during the (soft) count process, all monies inside the count room will be secured, and the entire count team will be required to exit the count room with security escort; and
•	The Security Shift Supervisor and/or Security Lead Officer on duty will assign the remaining Security Officers as needed. Security personnel will provide crowd control, helping to ensure patrons and employees remain calm and do not panic during the power outage.

Dealers will take immediate action to protect the chip trays on the gaming table by placing the table tray lids on open chip trays. A table games supervisor will then lock the table tray lids. In the event of an extended power failure at the discretion of the IGB Casino Supervisor/Agent all incomplete table game bets will be returned to the bettors.

Surveillance Camera Outage

Surveillance personnel will immediately notify the Illinois Gaming Board Casino Supervisor/Agent of a camera outage. A surveillance incident report will be completed, a copy of which will be forwarded to the Illinois Gaming Board Casino Supervisor/Agent.

Upon notification from surveillance that a camera outage has occurred, a Security Officer will respond to the affected area. The responding Security Officer will ensure that all transactions will be stopped until camera coverage is restored or until approval from the Illinois Gaming Board Casino Supervisor/Agent has been given that transactions can continue under Security Officer observation. Should a camera outage affect coverage of the (soft) count room, the count team will secure all monies. When all monies are secure, a Security Officer will escort the count team from the count room and secure the count room.

Enforcement of Gambling Restrictions

It is the primary responsibility of the Security Department to properly enforce the Illinois Gaming Board’s policy regarding minors. In accordance with Illinois law, any patron entering the Casino must be at least 21-years-of-age. A patron under the age of 21 must not make a wager and must not be allowed in Bally’s Chicago where gambling is being conducted.

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A Security Officer stationed at the admission turnstile area will be responsible for obtaining and verifying the photo identification of each patron who appears to be 35 years of age or under attempting to enter the Casino. Specifically, a Security Officer must approach each patron who appears to be 35-years-of-age or under and request the patron provide a valid government issued photo identification card prior to the patron passing through the admission turnstiles.

The forms of identification accepted by Bally’s Chicago will include:

•	Driver’s License or State Photo Identification Card issued in the United States
•	Passport
•	U.S. Government issued Military I.D.
•	Photo identification cards issued by government entities located within the United States or U.S. territories and possession
•	U.S. Government issued Alien Identification Card

If a minor inadvertently gains access to the Casino and is later found in the gaming area, he/she will be escorted by a Security Officer to the security office. The Illinois Gaming Board Casino Supervisor/Agent will be notified of the suspected underage patron by security personnel and a security incident report will be completed. A surveillance photograph will be taken of the underage person and attached to the security incident report. A copy will be forwarded to the Illinois Gaming Board Casino Supervisor/Agent.

If an underage person is observed gaming, or if an underage person is attempting to enter the Casino area unlawfully, local law enforcement authorities must be notified by Security personnel and the underage person will be escorted off the premises. Additionally, the underage person may be charged by local police for criminal trespass or underage gambling.

Security Officers will confiscate an identification card found to be unlawfully altered, fictitious or fraudulent. The confiscated identification card will be given to the Illinois Gaming Board Casino Supervisor/Agent, and a security incident report will be completed. Security will notify the Illinois Gaming Board Casino Supervisor/Agent at the time of the incident.

Firearms Prohibition

The only individuals allowed to carry a weapon on property are as follows:

•	Agents of the Illinois Gaming Board
•	Illinois State Police
•	Peace Officers on duty within their jurisdiction
•	Security personnel licensed by the Illinois Gaming Board
•	Armored service officers while engaging in daily deposit pick-ups or ATM replenishment
•	FBI Agents regardless of duty status

Security Officers assigned to the entrance and exit (admission turnstile area) and the Security Officer assigned to the employee entrance and exit will inspect all packages or suspicious carry bags or any device which might jeopardize the safety of patrons or employees.

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Alcohol Beverages and Intoxicated Patrons

Any patron who is suspected of being intoxicated will be prohibited from gambling and will not be served alcohol. The law governing the drinking age is consistent with the gambling age. Bally’s Chicago policy regarding the consumption of alcoholic beverage is mandated by the Illinois Liquor Control Laws. Therefore, an employee of Bally’s Chicago will not:

•	Sell, serve, deliver, allow, or offer for sale, service or delivery of any alcoholic beverage, directly or indirectly, to any person under the age at which a person is authorized to purchase or consume alcoholic beverages in Illinois, or to any person actually or apparently intoxicated; or
•	Permit the consumption of any alcoholic beverage by such a person on licensed premises.

A person must be 21-years-of-age or older to legally receive and/or consume alcoholic beverages in the State of Illinois. Enforcement of alcoholic beverage control is primarily the responsibility of the food and beverage department. The security department will assist, however, in the verification of a patron’s legal drinking age when requested and will conduct the verification process by requesting a suspected individual present valid identification. Security Officers stationed at the admission turnstile area will be responsible for checking any persons who appear to be showing signs of intoxication. Such individuals may be prevented from entering the gaming area. In each such instance noted above (with the exception of the last), the Illinois Gaming Board Casino Supervisor/Agent on duty will be notified and a security incident report will be initiated by a Security Officer.

Disorderly / Disruptive Patrons

At a minimum, one Security Officer will be present while an individual is being detained or evicted. A female Security Officer or female employee will remain with a female individual in custody until the individual has left the property. A Security Shift Supervisor will be notified prior to any actions taken by a Security Officer to detain a patron. The Security Officer will inform the Security Shift Supervisor of the reasons for detention. Security will notify the Illinois Gaming Board Casino Supervisor/Agent on duty of any person being detained or evicted and the reason for detention or eviction.

A patron may be detained / evicted for the following reasons:

•	At the request of an Illinois Gaming Board Casino Supervisor/Agent
•	At the request of Casino management (i.e. Manager, Director, or above)
•	The individual has disrupted normal business activity
•	The individual has acted in a disorderly manner
•	A Security Officer has personally witnessed a criminal act by the individual
•	The individual committed a criminal act that was witnessed by a patron who is willing to furnish a written statement and testify in court
•	The individual accurately and specifically meets the description given by the police or Illinois Gaming Board Agent and has committed a crime
•	The individual is in possession of evidence to a crime that has been committed (i.e. stolen property), such as video recording by surveillance
•	A suspect attempts to flee upon the Security Officer’s approach

A Security Officer may take immediate action in detaining an individual when there is:

•	Physical harm to any person(s)
•	The obvious theft of personal and/or company property

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In a non-accusatory manner, the individual being detained will be advised why they are being detained. A pat down search of detained individuals may be conducted for the protection and safety of the Security Officer. A Security Officer will not perform a pat down search of an individual of the opposite sex. Security Officers will render assistance to any individual in custody, who while in custody, experiences medical problems. A security incident report will be written concerning the incident. Security will notify the following via a security incident report or verbally:

•	Illinois Gaming Board Casino Supervisor/Agent on duty
•	Key executive management

Trespass Policy

This policy is established to reserve the right to refuse any service to patrons who may have violated any of the following:

•	The patron has disrupted normal business activity
•	The patron has made threats toward employees or patrons
•	A person who has been arrested for a crime against the property
•	For procedures for Illinois Gaming Board Statewide Voluntary Self-Exclusion Program refer to Section A under IGB Statewide Voluntary Self-Exclusion Program

In the event a patron has been trespassed, Security will notify the following via a security incident report or verbally:

•	IGB Casino Supervisor/Agent on duty
•	Key executive management

Emergencies

In the event of an emergency at Bally’s Chicago, at a minimum the following procedures must be observed by property personnel. Individuals from Casino management, security, surveillance, IGB Casino Supervisor/Agent, the Chicago Police Department, the Chicago Fire Department and/or other persons as the emergency dictates, must be notified of the event or incident. The situation must be assessed, and personnel must be instructed to act in a reasonable, prudent manner. Assistance must be provided to law enforcement officials as directed. At the scene of an emergency, employees must conduct crowd control, secure the area and/or assist in the evacuation of patrons and other employees. The emergency must be documented on a security incident report. All procedures for specific emergency situations are outlined in the Bally’s Chicago security manual prior to opening.

Eviction Procedures

Bally’s Chicago reserves the right to evict any patron deemed to be detrimental to the Casino and, in connection with any such eviction, Bally’s Chicago will work with the Chicago Police Department as appropriate or necessary to ensure an orderly eviction from the Casino and surrounding area. If an eviction is determined to be necessary, the following will apply:

•	Surveillance is notified
•	The individual is escorted from the gaming area and, if necessary or appropriate, the surrounding area.

If an arrest occurs after initiating the eviction process, the procedures are:

•	Surveillance will be notified

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•	The individual will be detained until the appropriate law enforcement agency arrives (and may be escorted to the security interview room)
•	The security interview room will be in the back-of-the-house and will be equipped with surveillance coverage
•	A pat down search may be conducted by a same sex Security Officer
•	The arrestee will be detained in an area that allows video recording by surveillance
•	A security incident report will be completed, and a copy will be forwarded to the Illinois Gaming Board Casino Supervisor/Agent

4.  Attracting New Businesses, Tourists and Visitors to the Area around the Project Site

Bally’s does not take a one-size-fits-all approach to marketing properties. Bally’s programs and investments are tailored for each market in which we operate, the casino customers and guests we will attract, and our ability to execute on our plans in a manner that is seamless, disciplined, and outcome driven. For our partnership with the City of Chicago, we bring a unique expertise to the project. Along with our history of success in markets across the country, members of our team have had proven results right here in Chicagoland. Our Executive Vice President of Casino Operations & Chief Marketing Officer, as well as the marketing agency we anticipate working with, previously collaborated in building market leadership for the Horseshoe Hammond in Indiana. We will leverage that insight, combined with the best practices of our other properties, to create an efficient and successful marketing plan for Bally’s Chicago. We envision the end result will enhance Chicago’s position as a world-class destination and further elevate the city on the international stage.

The Bally’s Chicago marketing and operational plan is designed to address three areas critical to success:

•	3-Dimensional Customer Acquisition (Marketing and Operations Plan)

o   Optimize marketing channels, player segmentation and geography to drive long-term acquisition and retention.

•	Execution Excellence

o   Leverage deep expertise and proven experience to operate a world-class entertainment destination that is woven into the fabric of Chicago.

•	Community Engagement and Assimilation

o   Create employment and career opportunities for Chicago residents, support, and visibility for local businesses, and promote Chicago as a world-class entertainment destination.

Advertising

The local/regional advertising campaign utilizing all media forms, including transit, print, broadcast and social, will create an outstanding level of brand awareness in the Chicago market. Bally’s Chicago investment in advertising will reap direct benefits to Chicago businesses and drive City of Chicago tax revenue. In the Chicago market, Bally’s advertising agency will “buy local” rather than looking to a national representative firm based elsewhere. Bally’s will purchase media through local station representatives, partners, and publications to keep those dollars directly in Chicago. Our media channels will reflect the diverse population of the city and infuse media dollars into MBE/WBE-owned groups, LGBTQ-focused media such as The Windy City Times, and other underrepresented stakeholders.

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Promotions and Special Events

Bally’s builds exciting and rewarding promotions and events at all of its casinos throughout the nation. To drive repeat visitation, Bally’s will draw on its operational expertise to successfully program the promotions calendar. With something for everyone, to maximize both our reach and appeal, promotions will range from largescale giveaways to personalized incentives on a frequent basis. In addition to the guidance from our Chicago-based advertising and marketing firm, and our years of experience, we believe that we excel in executing effective promotions and special events by utilizing Chicago’s natural appeal. As a result of our omni-channel experience we will be able to design promotions and special events that will attract more than our land-based customers. We have the ability to reach out to the expanded customer base in the interactive space, including the online mobile sports bettors, play-for-free gamers, and in the future, online casino bettors. Therefore, our promotions and events will be marketed across all channels, greatly expanding their effectiveness.

Community Rewards Programs

Bally Rewards is a four-tier loyalty card program that offers the most lucrative rewards in the business. Bally’s Chicago loyalty card members will experience the value in their rewards locally, regionally, and nationally. A significant point of differentiation is that Bally’s will create a community rewards program where members can redeem their points at local small businesses, as opposed to solely within Bally’s Chicago. Our localized rewards program will allow local businesses to participate in Bally Rewards. To stimulate the use of members’ rewards at local businesses, a “virtual mall” will be attached to the gift shop where customers can view in real-time what is available at these businesses. This type of partnership will bring value to the customer and revenue to the local business partners.

This unique approach is a win-win for all involved. The casino offers a viable rewards program and local Chicago businesses win from patronage generated by the program. It should be noted that the reward redemption that occurs is not the only benefit. Additional advertising and awareness will be generated and built around the customer basis. This is an expense that the small business could not spend on their own and now they are in front of thousands of Bally’s customers.

5.	Use of Customer Base to Support the Project

Bally’s Chicago will develop a brand advertising and promotions campaign long before opening that is designed to build a strong database of entertainment-seekers and casino customers.

Tiered Card Match Program

This action will require direct participation and result in capturing vital database information before the new facility opens. In addition, Bally’s Chicago will advertise a tiered card match program for every customer who plays in Chicagoland. This is a popular and successful initiative that invites players from other casinos to immediately receive a comparable players club card without having to earn status through their play.

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Precision Marketing Program

Over time we have developed a proprietary, algorithmic approach to better understand customer behavior as it relates to visitation, and with this information we design offers to reclaim the customers’ participation in real time. This is our Precision Marketing program, and it is the foundation of our success in every market in which we operate. Precision Marketing will be installed in Chicago to provide us with customer trip patterns, which will enable us to incentivize and target customers at the right time with the right offer. Bally’s will capitalize on our Midwest properties by creating a rewards program to drive those customers to Chicago as an extraordinary reward. While Bally’s Chicago casino is growing and moving to its permanent location, customers will be introduced to Bally’s omni-channel experience offering mobile sports betting, daily fantasy sports, and free-to-play games. Additionally, all gaming customers within the omni-channel structure will be educated on the Bally’s Chicago experience.

VIP Marketing / Player Development

VIP Marketing will be instrumental in promoting Bally’s Chicago as a world-class gaming destination and establishing the property as a must-visit for guests seeking a world-class entertainment experience. A significant percentage of gaming revenue comes from only 20% of the customers. Hence, we will deploy a player development team that will build significant VIP relationships providing all of the services desired by high value customers. In addition to what the casino has to offer (restaurants, hotels, promotions, and entertainment), Bally’s will leverage the many attractions of the City of Chicago (restaurants, sports, arts and culture and city-wide events) to satisfy the interest of these customers. With Precision Marketing, the player development team will be able to immediately identify changes in customers’ trip patterns and enable us to reach out in a very personal and effective manner. Player development representatives will provide 5-star service and a 1:1 approach to ensure the personal experience that our most valued customers expect. Using our proprietary sales tool our representatives will be efficiently reaching the right customers at the right time with the right incentives.

Marketing Point of Diminishing Returns

As a company, our marketing success has been linked to our ability to be agile and think differently than our competition. While many casino companies take a conservative approach to marketing reinvestment, we believe that the best results are achieved through an aggressive marketing strategy. Across our portfolio, we’ve been able to drive significantly more revenues through marketing to the point of diminishing returns. By adding additional events and targeted offers, we’ve produced incremental gaming trips from all segments. Bally’s has shown a consistent track record of producing above industry results through its strategic marketing approach. Our comprehensive database marketing program builds relationships with our customers. We look to introduce, grow and maintain our guest lifecycle through delivering value with our marketing. We do this at our core through an aggressive promotional calendar that targets different segments, at different times, with unique marketing. We build our customer loyalty through additional offers, events and promotions. By focusing on delivering our customers value we believe this creates the best approach to long term sustainable growth.

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6.	Implementing the Theme and Targeting Market Segments for the Permanent Project

Theme for the Project is “The Best of Chicago” by highlighting Chicago’s building design, arts and culture, sports and food.

•	Building Design - Contemporary structure contemplating Chicago’s landscape
•	Arts & Culture - Approximately 23,000 SF exhibit museum used to showcase immersive rotating exhibits
•	Sports - Feature Chicago sports and history exhibits
•	Food - Working with Chicago-based chefs, collectives, and restaurateurs such as Erick Williams, Chef and Owner of Virtue Restaurant located in Hyde Park, One-Off Hospitality which is based in Chicago and operates many well-known food and beverage outlets throughout Chicago, and in discussions with Latino restaurant operators

The range of gaming and amenities Bally’s Chicago will offer, will attract and excite target market segments ranging in age from 21 – 65+.

•	The Gaming Customer: Situated in a modern casino atmosphere, gaming-centric customers will be able to find their favorite slot machine or table game or bet on their hometown team.
•	The Entertainer: For the entertainment seeker, customers will be thrilled to learn that Bally’s Chicago is more than another casino.
•	The Foodie: For those who like to dine out, options will be plentiful including world-class Asian cuisine, a contemporary steakhouse, an immersive sports bar, local fare from James Beard award winning chefs and much more.
•	The Sports Enthusiast: Visitors can cheer and place bets on their favorite home teams, explore Chicago’s sports history through exhibits inspired by Chicago teams.
•	The Fine Arts Crowd: The exhibition hall will feature a wide variety of rotating exhibitions and permanent installations, including immersive experiences. Visitors will enjoy the world-class architectural flair of Bally’s Chicago design from our expansive views of Downtown Chicago and welcoming green space.

Our first approach to developing marketing plans is to garner qualitative research. We will assemble an array of focus groups in Chicagoland to gain insight into the Chicago gaming customer, as well as any existing perceptions of the Bally’s brand. This qualitative research will allow us to build out the framework and survey questions for quantitative research. This approach will identify the influential attributes of the Chicagoland casino customer and entertainment-seeker.

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EXHIBIT A-6

PLAN FOR RELOCATING OR COMPENSATING EXISTING BUSINESSES

Parent Company is a party to that certain Agreement of Purchase Option and Sale dated as of October 25, 2021, by and between Parent Company, as Purchaser, and IL-777 West Chicago Avenue, LLC (“Seller”) as Seller (the “Option Agreement”). Pursuant to the Option Agreement, Parent Company has the option to purchase, inter alia, all of Seller’s interest in that certain Lease dated as of July 1, 2013, by and between IL-Freedom Center, LLC, an affiliate of IL-777 West Chicago Avenue, LLC (“Landlord”), as landlord, and Chicago Tribune Company, LLC (the “Tenant”), as tenant, as amended by that Second Amendment to Lease dated as of August 1, 2014, by and between IL-Freedom Center, LLC, and Chicago Tribune Company, LLC (collectively, and as amended, the “Lease”).

Pursuant to Article 41 of the Lease (the “Relocation Provision”), Parent Company, upon exercising its option under the Option Agreement, has the right, at any time during the term of the Lease, to cause Tenant to relocate to new premises, subject to the terms and conditions of the Lease, including the Relocation Provision.

Parent Company and Developer shall relocate Tenant pursuant to the terms of the Relocation Provision or as otherwise agreed upon by Developer and Tenant.

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EXHIBIT A-7

PLANS FOR TRANSPORTATION DEMAND AND SUPPLY MANAGEMENT, TRAFFIC CONTROL MEASURES, PEDESTRIAN INGRESS AND EGRESS, USE OF CITY INFRSTRUCTURE, EVENT TRAFFIC AND PARKING, EMERGENCY ACCESS, ADDRESSING ANY ADDITIONAL BURDENS ON CITY INFRASTRUCTURE, AND MULTI-MODAL TRAFFIC INFRSTRUCTURE

The policies set out below will be formally defined and agreed between the Developer and City through an amended Planned Development (PD) agreement for Project site. From time to time, in cooperation with the City of Chicago Planning Department and Department of Transportation, Developer may amend, modify and revise the policies and procedures provided in this Exhibit A-7 in accordance with good practices in the gaming industry based on operational needs of the business, regulatory requirements, and other commercially reasonable factors. Upon the City’s request, Developer will promptly provide the City with copies of Developer’s policies and procedures.

1.     Definitions.

For purposes of Exhibit A-7, the terms defined herein below shall have the following meanings:

“City” means the City of Chicago, Illinois, a municipal corporation and home rule unit of local government existing under the Constitution of the State of Illinois.

“CDOT” means the City of Chicago Department of Transportation.

“Developer” means Bally’s Corporation, its successors or assigns as permitted hereunder.

“Project” means, as the case may be, each of, or collectively, the Permanent Project or the Temporary Project.

2.     Transportation Infrastructure Improvements. Developer has completed a Traffic Study, which recommends several transportation infrastructure investments .. All work proposed in the public way must be designed and constructed in accordance with the Department of Transportation Construction Standards for Work in the Public Way and in compliance with the Municipal Code of the City of Chicago. All new local streets must be designed in accordance with the Department of Transportation Street and Site Plan Design Standards. Dedication of public way for these streets is conditional upon legal recordation after being vetted and approved by the Department of Transportation. Developer, in consultation with CDOT, shall take reasonable efforts to provide necessary infrastructure increased transportation demand related to the Project, including but not limited to the following:

a.	Extension of local streets to be designed and included in the Planned Development:
i.	Extension of Jefferson Street through the Permanent Project site from Grand Avenue to Chicago Avenue.

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ii.	Construction of connections between Halsted Street and Jefferson Street at Superior Street, Ancona Street, and Erie Street.
b.	Installation of new or modernized traffic signal equipment.
i.	Installation of new traffic signals at the intersections formed by the new street extensions as warranted and included in the Planned Development.
ii.	Improvements to existing traffic signal equipment as warranted and included in the Planned Development.
c.	Preservation of the horizontal and vertical space necessary to convert the existing Union Pacific railroad corridor to a transitway and trail as proposed in the North Branch Framework Plan.

3.	Transportation demand management and traffic control . The Developer, in consultation with CDOT, shall take reasonable efforts to mitigate increased transportation demand to ensure safe multi-modal access to the site. Developer will continue to work with the City to implement a comprehensive traffic management plan, before, during and after construction of the Project, and will regularly review that plan and its effectiveness to ensure continuous improvement of any traffic issues. If requested by the City, Developer shall fund the provision of traffic control officers at intersections surrounding the Project, as well as other key points of entry to the Project site, during peak casino hours on peak days of operations and during special events or as needed.

4.	Pedestrian and bicycle ingress/egress within and surrounding the Project.

a.	The Permanent Project site will be fully accessible for pedestrians via an expansive sidewalk network, inviting streetscape, new parks, and an improved Riverwalk.
b.	Developer will provide new on and off-street bicycle infrastructure as directed by CDOT and described in the amended Planned Development.
c.	Bicycle storage facilities will be provided as required in Chapter 17 of the Chicago Municipal Code.
d.	Developer shall install signage to improve pedestrian safety where appropriate, and will incorporate a pedestrian safety plan into the approved site plan for the Permanent Project

5.	Upgrades to existing City infrastructure to serve and harmonize with the Project.
a.	Developer anticipates that existing City water, sewer and electric street lighting facilities in place at the Project will have the capacity necessary meet the demand of the Project.
b.	Developer will comply with the City Stormwater Ordinance and, if required by the City, shall provide enhanced stormwater detention for the Project improvements within an approved underground detention facility.
c.	Developer acknowledges and agrees that development of the Project requires coordination with and a commitment to working with City agencies, neighborhood businesses, and residents to mitigate impacts associated with the Project.

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d.	The Project includes the design and construction of the public pedestrian Riverwalk along the North Branch of the Chicago River. The Riverwalk will meet the Chicago River Design Guidelines, and other applicable regulations.
e.	Developer will construct a public park south of the proposed casino buildings and will integrate the park into the Riverwalk.

6.	Accommodating special events and grand opening traffic and parking for the Project. The Developer has expertise in managing large-scale events. The Developer’s responsibility is to notify, plan, coordinate, and support City services to ensure the grand opening and any special events do not create a burden for the City or the community and is executed in a manner in which traffic flows safely and creates the best experience for visitors to the Project and the City at large. This will be achieved through detailed planning, a commitment of appropriate resources, and close collaboration with the CPD and other City services.

7.	Emergency access for police, fire and ambulatory ingress and egress and its emergency operations plan for the Project. The Developer commits to working with all City agencies to ensure efficient and effective emergency access to the Project for all phases of construction and as part of the security operations plan upon opening. Emergency Services access is critical to the health and safety to the patrons and employees and will always be a high priority. Additionally, emergency responder access will be addressed in every special event plan. As a part of the entitlement process, the Developer commits to working with the Chicago Fire Department to obtain an approved site plan which would ensure safe and efficient access of fire and emergency vehicles to and from the Project.

8.	Addressing any additional burdens placed on existing City infrastructure. As noted elsewhere in this Exhibit A-7. Developer will address certain existing burdens on City infrastructure to the extent that the same will be mitigated by improvements planned for the Project.

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EXHIBIT A-8

OTHER AGREEMENTS

Section 1.     Definitions

For purposes of Exhibit A-8, the terms defined herein below shall have the following meanings:

“Activities” means all of the obligations undertaken by the Contractor under this Agreement, including designing, building, and operating the Project.

“Subcontractor” includes all contractors, suppliers and materialmen of any tier, whether in direct privity or not with the Developer (including without limitation design firms, construction contractors, and the Casino Manager), and which Developer uses to perform the Activities under the Agreement.

“Subcontracts” means all oral or written agreements with Subcontractors.

Section 2.     Agreements with Subcontractors

(A)       Developer shall comply and shall include in all of its agreements entered into in connection with or pursuant to the performance of any acts or obligations under this Agreement a requirement that its Subcontractors comply, with all applicable federal, state, and local laws, codes, regulations, ordinances, executive orders, rules, and orders.

(B)       Developer agrees that all of the applicable provisions set forth in this Exhibit will be incorporated in all of its agreements entered into in connection with or pursuant to the performance of any acts or obligations under this Agreement.

(C)       Further, Developer shall execute, and shall include in all of its agreements entered into in connection with or pursuant to the performance of any acts or obligations under this Agreement a requirement that its Subcontractors execute, such affidavits and certifications as shall be required by the City setting forth Developer’s and its Subcontractor’s, as applicable, agreement to comply with all applicable federal, state, and local laws, codes, regulations, ordinances, executive orders, rules, and orders. Such certifications shall be attached and incorporated by reference in the applicable agreements.

(D)       In the event that any Subcontractor is a partnership or joint venture, Developer shall also include provisions in its agreement with the Subcontractor ensuring that the entities comprising such partnership or joint venture shall be jointly and severally liable for its obligations thereunder.

(E)       Developer has not and will not use the services of any person or entity for any purpose in its performance of Activities under this Agreement, when Developer has actual knowledge ( or would have had such knowledge after due inquiry) that such person or entity is ineligible to perform services under this Agreement or in connection with it, as a result of any local, state or federal law, rule or regulation.

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Section 3.     Disclosures and Licenses

(A)       Developer has provided the City with an Economic Disclosure Statement and Affidavit (“EDS”) for itself and EDSs for all entities with an ownership interest of 7.5 percent or more in Developer, which is attached hereto copies of which have been scanned for viewing on the City’s website. Upon request by the City, Developer must further cause its Subcontractors, and proposed transferees (and their respective 7.5 percent owners) to submit an EDS to the City. Developer must provide the City, upon request, a “no change” affidavit if the information in the EDS(s) previously supplied remains accurate, or revised and accurate EDS(s) if the information contained in the EDS(s) has changed. In addition, Developer must provide the City revised and accurate EDS(s) within 30 days of any event or change in circumstance that renders the EDS(s) inaccurate. Failure to maintain accurate EDS(s) on file with the City is an Event of Default.

(B)       Developer warrants and covenants that the disclosures made in in its EDS are true and agrees to update its EDS promptly from time to time if they are no longer true.

(C)       Developer’s EDS contains a certification as required under the Illinois Criminal Code, 720 ILCS 5/33E, and under the Illinois Municipal Code, 65 ILCS 5/8 10 1 et seq. Ineligibility under Section 2-92-320 of the Municipal Code continues for 3 years following any conviction or admission of a violation of Section 2-92-320. For purposes of Section 2-92-320, when an official, agent or employee of a business entity has committed any offense under the section on behalf of such an entity and under the direction or authorization of a responsible official of the entity, the business entity is chargeable with the conduct. If, after Developer enters into a contractual relationship with a Subcontractor, it is determined that Subcontractor is in violation of Section 2-92-320, Developer must immediately cease to use the Subcontractor. All Subcontracts must provide that Developer is entitled to recover all payments made by it to the Subcontractor if, before or subsequent to the beginning of the contractual relationship, the use of the Subcontractor would be violative of this subsection.

(D)       Developer must in a timely manner consistent with its obligations under this Agreement, secure and maintain, or cause to be secured and maintained at its expense, the permits, licenses, authorizations and approvals as are necessary under federal, state or local law for Developer and Subcontractors: to construct, operate, use and maintain the Casino; and otherwise to comply with the terms of this Agreement and the privileges granted under this Agreement. Developer must promptly provide copies of any required licenses and permits to the City.

Section 4.     Compliance with Laws

(A)      Developer must at all times observe and comply with all applicable laws, statutes, ordinances, rules, regulations, court orders and executive or administrative orders and directives of the federal, state and local government, now existing or later in effect (whether or not the law also requires compliance by other parties), including the Americans with Disabilities Act and Environmental Laws, that may in any manner affect the performance of this Agreement (collectively, “Laws”), and must not use the Casino in violation of any Laws or in any manner that would impose liability on the City or Developer under any Laws. Developer must notify the City within ten business days of receiving notice from a competent governmental authority that Developer or any of its Subcontractors may have violated any Laws. Provisions required by any Law to be inserted in this Agreement are deemed inserted in this Agreement whether or not they appear in this Agreement or, upon application by either party, this Agreement will be amended to make the insertion; however, in no event will the failure to insert the provisions before or after this Agreement is signed prevent its enforcement. Without limiting the foregoing, Developer covenants that it will comply with all Laws, including but not limited to the following:

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(B)	2014 Hiring Plan Prohibitions

(i)      The City is subject to the June 16, 2014 "City of Chicago Hiring Plan" (the "2014 City Hiring Plan") entered in Shakman v. Democratic Organization of Cook County, Case No 69 C 2145 (United States District Court for the Northern District of Illinois). Among other things, the 2014 City Hiring Plan prohibits the City from hiring persons as governmental employees in non-exempt positions on the basis of political reasons or factors.

(ii)      Developer is aware that City policy prohibits City employees from directing any individual to apply for a position with Developer, either as an employee or as a subcontractor, and from directing Developer to hire an individual as an employee or as a subcontractor. Accordingly, Developer must follow its own hiring and contracting procedures, without being influenced by City employees. Any and all personnel provided by Developer under this Agreement are employees or subcontractors of Developer, not employees of the City of Chicago. This Agreement is not intended to and does not constitute, create, give rise to, or otherwise recognize an employer-employee relationship of any kind between the City and any personnel provided by Developer.

(iii)     Developer will not condition, base, or knowingly prejudice or affect any term or aspect of the employment of any personnel provided under this Agreement, or offer employment to any individual to provide services under this Agreement, based upon or because of any political reason or factor, including, without limitation, any individual's political affiliation, membership in a political organization or party, political support or activity, political financial contributions, promises of such political support, activity or financial contributions, or such individual's political sponsorship or recommendation. For purposes of this Agreement, a political organization or party is an identifiable group or entity that has as its primary purpose the support of or opposition to candidates for elected public office. Individual political activities are the activities of individual persons in support of or in opposition to political organizations or parties or candidates for elected public office.

(iv)     In the event of any communication to Developer by a City employee or City official in violation of paragraph B above, or advocating a violation of paragraph C above, Developer will, as soon as is reasonably practicable, report such communication to the Hiring Oversight Section of the City's Office of the Inspector General. Developer will also cooperate with any inquiries by OIG Hiring Oversight.

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Section 5.     Non Discrimination

(A)      Developer for itself, its personal representatives, successors in interest, and assigns, as a part of the consideration of this Agreement, covenants that: (i) no person on the grounds of race, color, or national origin will be excluded from participation in, be denied the benefits of, or otherwise be subjected to discrimination in the use of the Casino; (ii) in the construction of any improvements within the Casino and the furnishing of services in them, no person on the grounds of race, color, or national origin will be excluded from participation in, be denied the benefits of, or otherwise be subjected to discrimination; (iii) Developer will use the Casino in compliance with all other requirements imposed by or under 49 C.F.R. Part 21, Nondiscrimination in Federally Assisted Programs of the Department of Transportation, and as those regulations may be amended; and (iv) Developer shall operate the Casino on a fair, equal, and not illegally discriminatory basis to all users of it, and shall charge fair, reasonable, and nondiscriminatory prices for products (but Developer is allowed to make reasonable and nondiscriminatory discounts, rebates, or other similar types of price reductions to volume purchasers or as otherwise commercially reasonable.) In addition, Developer assures that it will comply with all other pertinent statutes, Executive Orders and the rules as are promulgated to assure that no person will, on the grounds of race, creed, color, national origin, sex, age, or handicap be excluded from participating in any activity conducted with or benefitting from federal assistance.

(B)      It is an unlawful practice for Developer to, and Developer must at no time: (i) fail or refuse to hire, or discharge, any individual or discriminate against the individual with respect to his or her compensation, or the terms, conditions, or privileges of his or her employment, because of the individual's race, creed, color, religion, sex, age, handicap or national origin; or (ii) limit, segregate, or classify its employees or applicants for employment in any way that would deprive any individual of employment opportunities or otherwise adversely affect his or her status as an employee, because of the individual's race, creed, color, religion, sex, age, handicap or national origin; or (iii) in the exercise of the privileges granted in this Agreement, discriminate or permit discrimination in any manner, including the use of the Casino, against any person or group of persons because of race, creed, color, religion, national origin, age, handicap, sex or ancestry. Developer must post in conspicuous places to which its employees or applicants for employment have access, notices setting forth the provisions of this non-discrimination clause.

(C)      Developer must comply with the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq. (1981), as amended, and to the extent required by the law, must undertake, implement and operate an affirmative action program in compliance with the rules and regulations of the Federal Equal Employment Opportunity Commission and the Office of Federal Contract Compliance, including 14 CFR Part 152, Subpart E. Attention is called to: Exec. Order No. 11,246, 30 Fed. Reg. 12,319 (1965), reprinted in 42 U.S.C. § 2000e note, as amended by Exec. Order No. 11,375, 32 Fed. Reg. 14,303 (1967) and by Exec. Order No. 12,086, 43 Fed. Reg. 46,501 (1978); Age Discrimination Act, 42 U.S.C. §§ 6101 06 (1981); Rehabilitation Act of 1973, 29 U.S.C. §§ 793 94 (1981); Americans with Disabilities Act, 42 U.S.C. § 12101 and 41 CFR Part 60 et seq. (1990) and 49 CFR Part 21, as amended (the “ADA”); and all other applicable federal statutes, regulations and other laws.

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(D)       Developer must comply with the Illinois Human Rights Act, 775 ILCS 5/1 101 et seq. as amended and any rules and regulations promulgated in accordance with it, including the Equal Employment Opportunity Clause, 5 Ill. Admin. Code §750 Appendix A. Furthermore, Developer must comply with the Public Works Employment Discrimination Act, 775 ILCS 10/0.01 et seq., as amended, and all other applicable state statutes, regulations and other laws..

(i)      State of Illinois Equal Employment Opportunity Clause.

In the event of the Developer's non-compliance with the provisions of this Equal Employment Opportunity Clause or the Illinois Human Rights Act, the Developer may be declared ineligible for future contracts or subcontracts with the State of Illinois or any of its political subdivisions or municipal corporations, and the contract may be cancelled or voided in whole or in part, and other sanctions or penalties may be imposed or remedies invoked as provided by statute or regulation. During the performance of this contract, the Developer agrees as follows:

a.	That Developer will not discriminate against any employee or applicant for employment because of race, color, religion, sex, sexual orientation, marital status, order of protection status, national origin or ancestry, citizenship status, age, physical or mental disability unrelated to ability, military status or an unfavorable discharge from military service (to the extent that such unfavorable discharge is not the result of conduct that would otherwise constitute grounds for refusal of employment under this Agreement); and, further, that he or she will examine all job classifications to determine if minority persons or women are underutilized and will take appropriate affirmative action to rectify any underutilization.

b.	That, if Developer hires additional employees in order to perform this Agreement or any portion of this Agreement, Developer will determine the availability (in accordance with 44 III. Admin. Code Part 750) of minorities and women in the areas from which Developer may reasonably recruit and Developer will hire for each job classification for which employees are hired in a way that minorities and women are not underutilized.

c.	That, in all solicitations or advertisements for employees placed by Developer or on Developer's behalf, Developer will state that all applicants will be afforded equal opportunity without discrimination because of race, color, religion, sex, sexual orientation, marital status, order of protection status, national origin or ancestry, citizenship status, age, physical or mental disability unrelated to ability, military status or an unfavorable discharge from military service.

d.	That Developer will send to each labor organization or representative of workers with which Developer has or is bound by a collective bargaining or other agreement or understanding, a notice advising the labor organization or representative of the Developer's obligations under the Illinois Human Rights Act and 44 III. Admin. Code Part 750. If any labor organization or representative fails or refuses to cooperate with the Developer in Developer's efforts to comply with the Act and this Part, the Developer will promptly notify the Illinois Department of Human Rights and the City and will recruit employees from other sources when necessary to fulfill its obligations under the contract.

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e.	That Developer will submit reports as required by 44 III. Admin. Code Part 750, furnish all relevant information as may from time to time be requested by the Illinois Department of Human Rights or the City, and in all respects comply with the Illinois Human Rights Act and 44 III. Admin. Code Part 750.

f.	That Developer will permit access to all relevant books, records, accounts and work sites by personnel of the City and the Illinois Department of Human Rights for purposes of investigation to ascertain compliance with the Illinois Human Rights Act and the Illinois Department of Human Rights' Rules and Regulations.

g.	That Developer will include verbatim or by reference the provisions of this clause in every subcontract awarded under which any portion of the contract obligations are undertaken or assumed, so that the provisions will be binding upon the subcontractor. The Developer will not utilize any subcontractor declared by the Illinois Human Rights Commission to be ineligible for contracts or subcontracts with the State of Illinois or any of its political subdivisions or municipal corporations.

(E)      Developer must comply with the Chicago Human Rights Ordinance, sec. 2-160-010 et seq. of the Municipal Code, as amended, and all other applicable City ordinances and rules. Further, Developer must furnish or must cause each of its Subcontractor(s) to furnish such reports and information as requested by the Chicago Commission on Human Relations.

(F)      Developer must insert these non-discrimination provisions in any agreement by which Developer grants a right to any person, firm, or corporation to render accommodations and/or services to the public in the Casino. To the extent required by applicable law, Developer must incorporate all of the above provisions in all agreements entered into with any sublicensees, suppliers of materials, furnishers of services, Subcontractors of any tier, and labor organizations that furnish skilled, unskilled and craft union skilled labor, or that may provide any such materials, labor or services in connection with this Agreement, and Developer must require them to comply with the law and enforce the requirements. In all solicitations either by competitive bidding or negotiations by Developer for work to be performed under a Subcontract, including procurements of materials or Licenses of equipment, each potential Subcontractor or supplier must be notified by Developer of the Developer's obligations under this Agreement relative to nondiscrimination.

(G)      Developer must permit reasonable access to its books, records, accounts, other sources of information, and its facilities as may be determined by the City or the Federal government to be pertinent to ascertain compliance with the terms of this Section. Developer must furnish to any agency of the Federal or state government or the City, as required, any and all documents, reports and records required by Title 14, Code of Federal Regulations, Part 152, Subpart E, including an affirmative action plan and Form EEO-1.

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Section 6.     Conflicts of Interest

(A)      No member of the governing body of the City or other unit of government and no other officer, employee or agent of the City or other unit of government who exercises any functions or responsibilities in connection with the Activities to which this Agreement pertains is permitted to have any personal interest, direct or indirect, in this Agreement. No member of or delegate to the Congress of the United States or the Illinois General Assembly and no alderman of the City or City employee is allowed to be admitted to any share or part of this Agreement or to any financial benefit to arise from it.

(B)      Developer represents that it, and to the best of its knowledge, its Subcontractors, if any (Developer and its Subcontractors being collectively referred to in this Section as “Contracting Parties”), presently have no direct or indirect interest that would conflict in any manner or degree with the performance of its Activities under this Agreement.

(C)      Further, Contracting Parties must not assign any person having any conflicting interest to perform any Activities under this Agreement or have access to any confidential information.

OTHER PROVISIONS

For purposes of this section, the following definitions shall apply:

“Contract” means any agreement or transaction pursuant to which a contractor (i) receives City funds in consideration for services, work or goods provided or rendered, including contracts for legal or other professional services, or (ii) pays the City money in consideration for a license, grant or concession allowing it to conduct a business on City premises, and includes any contracts not awarded or processed by the Department of Procurement Services.

“Contractor” means the person to whom a contract is awarded.

As a condition of contract award, Contractor shall, as prescribed by the Chief Procurement Officer, attest by affidavit that Contractor has a policy that conforms to the following requirements:

(1)	Contractor shall not screen job applicants based on their wage or salary history, including by requiring that an applicant’s prior wages, including benefits or other compensation, satisfy minimum or maximum criteria; or by requesting or requiring an applicant to disclose prior wages or salary, either (i) as a condition of being interviewed, (ii) as a condition of continuing to be considered for an offer of employment, (iii) as a condition of an offer of employment or an offer of compensation, or (iv) as a condition of employment; and

(2)	Contractor shall not seek an applicant’s wage or salary history, including benefits or other compensation, from any current or former employer.

If Contractor violates the above requirements, Contractor may be deemed ineligible to contract with the City; any contract, extension, or renewal thereof awarded in violation of the above requirements may be voidable at the option of the City. Provided, however, that upon a finding of a violation by Contractor, no contract shall be voided, terminated, or revoked without consideration by the Chief Procurement Officer of such action’s impact on the Contractor’s MBE or WBE subcontractors.

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(C)      Prohibition on Certain Contributions.

No Contractor or any person or entity who directly or indirectly has an ownership or beneficial interest in Contractor of more than 7.5% ("Owners"), spouses and domestic partners of such Owners, Contractor’s Subcontractors, any person or entity who directly or indirectly has an ownership or beneficial interest in any Subcontractor of more than 7.5% ("Sub-owners") and spouses and domestic partners of such Sub-owners (Contractor and all the other preceding classes of persons and entities are together, the "Identified Parties"), shall make a contribution of any amount to the Mayor of the City of Chicago (the "Mayor") or to her political fundraising committee during (i) the bid or other solicitation process for this Contract or Other Contract, including while this Contract or Other Contract is executory, (ii) the term of this Contract or any Other Contract between City and Licensee, and/or (iii) any period in which an extension of this Contract or Other Contract with the City is being sought or negotiated.

Contractor represents and warrants that since the date of public advertisement of the specification, request for qualifications, request for proposals or request for information (or any combination of these requests) or, if not competitively procured, from the date the City approached the Contractor or the date the Contractor approached the City, as applicable, regarding the formulation of this Agreement, no Identified Parties have made a contribution to the Mayor or to her political fundraising committee.

Contractor shall not: (a) coerce, compel or intimidate its employees to make a contribution of any amount to the Mayor or to the Mayor’s political fundraising committee; (b) reimburse its employees for a contribution of any amount made to the Mayor or to the Mayor’s political fundraising committee; or (c) bundle or solicit others to bundle contributions to the Mayor or to his political fundraising committee.

The Identified Parties must not engage in any conduct whatsoever designed to intentionally violate this provision or Mayoral Executive Order No. 2011-4 or to entice, direct or solicit others to intentionally violate this provision or Mayoral Executive Order No. 2011-4.

Violation of, non-compliance with, misrepresentation with respect to, or breach of any covenant or warranty under this provision or violation of Mayoral Executive Order No. 2011-4 constitutes a breach and default under this Contract, and under any Other Contract for which no opportunity to cure will be granted. Such breach and default entitles the City to all remedies (including without limitation termination for default) under this Contract, under Other Contract, at law and in equity. This provision amends any Other Contract and supersedes any inconsistent provision contained therein.

For purposes of this provision:

"Other Contract" means any agreement entered into between the Contractor and the City that is (i) formed under the authority of MCC Ch. 2-92; (ii) for the purchase, sale or lease of real or personal property; or (iii) for materials, supplies, equipment or services which are approved and/or authorized by the City Council.

"Contribution" means a "political contribution" as defined in MCC Ch. 2-156, as amended.

"Political fundraising committee" means a "political fundraising committee" as defined in MCC Ch. 2-156, as amended.

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EXHIBIT A-9

MINORITY AND WOMEN OWNERSHIP PROVISIONS

1.  Definitions.

For purposes of Exhibit A-9, the terms defined herein below shall have the following meanings:

“Minority” means an individual considered to be a minority pursuant to MCC 2-92-670(n), “Definitions: Minority,” as it may be amended from time to time, or a “woman” as defined in the Act. This includes, but is not limited to: African-Americans, Hispanics, Asian-Americans, and American Indians, as defined by that ordinance.

“Minority-Owned and Controlled Business” means a business that is at least 51 percent owned by one or more Minority persons, or in the case of a publicly-held business, at least 51 percent of all classes of the stock of which is owned by one or more Minority persons, and whose management, policies, major decisions and daily business operations are independently managed and controlled by one or more Minority persons.

2.  Ownership of Project.

Developer commits that 25% of the Project equity will be owned by Minority individuals and Minority-Owned and Controlled Businesses no later than twelve months following commencement of the Term or such later date as may be determined by the City, and will continue for no less than five years thereafter. Additionally, Developer shall provide commercially reasonable efforts to locate qualified Minority individuals or Minority-Owned and Controlled Businesses who wish to buy an interest in Developer in an effort to assist any Minority individuals or Minority-Owned and Controlled Businesses who may wish to sell their interest in Developer.

3.  Corporate Governance.

40% of seats on the Board will be reserved for Minorities, no later than twelve months following commencement of the Term or such later date as may be determined by the City to allow for Illinois Gaming Board approval, which commitment will continue for the life of the agreement.

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EXHIBIT B-1

PERMANENT PROJECT AND PERMANENT PROJECT DESCRIPTION

The Permanent Project will include the following Components:

Location: The location south of W. Chicago Ave. and north of W. Grand Ave, bound by N. Halsted to the West and the Chicago River to the East.

Casino Sq. Ft.: Approximately 168,000 sq. ft. 37,700 sq. ft. admin/support space = 205,700 sq. ft.)

Gaming Positions: 4,000 Gaming Positions will be reserved, such combination of positions will vary depending on player preferences. It is currently anticipated that there will be the following: approximately 3,400 slots, approximately 150 house-banked tables and approximately 20 poker tables.

Sports Wagering: In-person and mobile sports wagering will be available.

Hotel: 100 suites, 500 rooms total, it being understood that initially, Developer commits to building the entire hotel tower including a minimum of 100 guest suites, a rooftop bar, and all necessary infrastructure (hotel core and shell) construction necessary for the additional 400 rooms. Developer will commit to begin construction of the 400-room buildout and operationalization of the remaining floors of the tower or alternative development of the hotel tower space upon reaching an annual trailing 12 months $170 million of EBITDAM threshold but in any case, not later than five years after the opening of the Permanent Project. All hotel suites will be of five-star quality and the 400 remaining guest rooms will be comparable to other high-end luxury hotels.

Convention Space: Approximately 65,000 sq. ft. entertainment and event space.

Entertainment: Approximately 65,000 sq. ft. (approximately 3,000 seat) flexible theater; 2.4-acre greenspace may be used for outdoor events (operated in accordance with the provisions of the Municipal Code of Chicago).

Restaurants: 6 restaurants/cafes and a food hall including:

•	Three-Meal Diner (approximately 150 seats)
•	Bally Sports Bar (approximately 200 seats)
•	Food Hall (approximately 175 seats)
•	Asian Restaurant (approximately 50 seats)
•	Steakhouse (approximately 150 seats)
•	Italian Restaurant (approximately 200 seats)
•	Grab-and-Go/Coffee Bar (approximately 20 seats)

Working with Chicago-based chefs, collectives, and restaurateurs such as (but not limited to) Erick Williams, Chef and Owner of Virtue Restaurant located in Hyde Park, One-Off Hospitality which is based in Chicago and operates many well-known food and beverage outlets throughout Chicago and in discussions with Latino restaurant operators.

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Bars: 4 bars and lounges

•	Casino Bar (TBD seats)
•	Cocktail Lounge (approximately 50+ seats)
•	VIP Lounge (approximately 60+ seats)
•	Rooftop Bar (approximately 100 seats) (includes up to two hidden speakeasies)

Retail: 3,000 sq. ft. in ancillary retail (sundries, souvenirs)

Parking: Approx. 3,300 spaces

•	Approx. 2,200 patron spaces
•	Approx. 600 employee spaces
•	Approx. 500 valet spaces

Other Amenities:

•         Fitness center, spa, pool

•         Chicago Visitor Center (visitor information center/concierge operated in coordination with Choose Chicago)

•         Museum (23,000 sq. ft.) (Exhibits presenting Chicago sports and history may be centered on the Bally Sports Bar identified above, the exhibition space listed here will be dedicated to rotating exhibitions)

•         Pool, hot tub, pool adjacent lounge

•        A privately constructed and publicly accessible Riverwalk (constructed in accordance to the River Design Guidelines) that extends along the entire length of the planned development, said Riverwalk shall be open to the public at all times during the hours of 6:00 a.m. and 11:00 p.m.

Theme: “The Best of Chicago” and Developer intends to showcase and recognize all of the City’s diverse attractions that make it one of the prime tourist destinations.

Sustainability: Developer shall comply with its sustainability goals including constructing the Permanent Project to meet at least LEED Gold standards and meeting at least 125 points within the metrics in the City’s Sustainable Development Policy.

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EXHIBIT B-2

TEMPORARY PROJECT AND TEMPORARY PROJECT DESCRIPTION

The Temporary Project will include the following Components:

Location: 600 N. Wabash Avenue located at the Medinah Temple.

Casino Sq. Ft.: To be determined, but to utilize Medinah Temple’s approximately 28,645 square feet on the ground level, 30,675 square feet on the second level, 30,675 square feet on the third level and 37,817 square feet in the lower level. Allocation of spaces to be determined during design phases.

Gaming Positions: It is currently anticipated that the Temporary Project will include approximately 800 Gaming Positions, with the mix of slots and table games to be determined.

Sports Wagering: In-person and mobile sports wagering will be available.

Entertainment: Pop-up lounge experiences.

Restaurants: 2 restaurants/cafes and a food hall including:

•	Restaurant
•	Grab-and-Go/Coffee Bar

Bars: 1 bar

•	Casino Main Bar (approximately 50 seats)

Retail: TBD sq. ft. in ancillary retail (e.g., sundries, Bally’s branded merchandise)

Other Amenities:

•         Chicago Visitor Center (visitor information center/concierge operated in coordination with Choose Chicago or a comparable offering)

Theme: “The Best of Chicago” and Developer intends to showcase and recognize all of the City’s diverse attractions that make it one of the prime tourist destinations.

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EXHIBIT C-1

PERMANENT PROJECT SITE

The Project Site (Permanent) is located at 777 W. Chicago Avenue, Chicago, IL 60610 and is generally bound by the Chicago River to the East, Chicago Avenue to the North, Halsted Street to the West and Grand Avenue to the South.

The legal description of the Project Site (Permanent) is attached.

PROJECT SITE (PERMANENT)

LEGAL DESCRIPTION

PARCEL A:

THAT PART OF BLOCKS 63, 64, 65, 66, 67, 68, 78 AND 79 TOGETHER WITH THE VACATED STREETS AND ALLEYS ADJOINING SAID BLOCKS IN RUSSELL, MATHER AND ROBERT’S ADDITION TO CHICAGO IN SECTION 9, TOWNSHIP 39 NORTH, RANGE 14 EAST OF THE THIRD PRINCIPAL MERIDIAN, TAKEN AS ONE TRACT AND DESCRIBED AS FOLLOWS:

COMMENCING AT THE NORTHWEST CORNER OF LOT 7, IN BLOCK 79 IN RUSSELL, MATHER AND ROBERT’S ADDITION TO CHICAGO, AFORESAID; THENCE SOUTH ALONG THE WEST LINE OF SAID BLOCK 79, A DISTANCE OF 158.998 FEET; THENCE SOUTH 37 DEGREES 18 MINUTES 35 SECONDS EAST, 23.172 FEET TO THE HEREIN DESIGNATED POINT OF BEGINNING; THENCE CONTINUING SOUTH 37 DEGREES 18 MINUTES 35 SECONDS EAST, 1080.35 FEET TO A POINT ON THE NORTHWESTERLY LINE OF WEST ERIE STREET AS RELOCATED PER DOCUMENT NUMBER 18526682 RECORDED JULY 9, 1962, SAID POINT BEING 173.565 FEET NORTHEASTERLY OF THE SOUTHWEST CORNER OF SAID BLOCK 68, AS MEASURED ALONG SAID NORTHWESTERLY LINE; THENCE NORTH 81 DEGREES 45 MINUTES 28 SECONDS EAST, ALONG SAID NORTHWESTERLY LINE OF WEST ERIE STREET, 256.51 FEET TO THE WESTERLY DOCK LINE (AS NOW BUILT) OF THE NORTH BRANCH OF THE CHICAGO RIVER; THENCE NORTH 28 DEGREES 30 MINUTES 22 SECONDS WEST, 171.94 FEET; THENCE SOUTH 87 DEGREES 49 MINUTES 27 SECONDS WEST, 6.58 FEET; THENCE NORTH 0 DEGREES 24 MINUTES 48 SECONDS EAST, 521.34 FEET; THENCE NORTH 0 DEGREES 16 MINUTES 43 SECONDS WEST, 288.92 FEET TO ITS POINT OF INTERSECTION WITH THE SOUTH LINE OF WEST CHICAGO AVENUE (SAID SOUTH LINE OF CHICAGO AVENUE BEING 40 FEET SOUTH OF AND PARALLEL WITH THE NORTH LINE OF SAID BLOCK 65); THENCE SOUTH 89 DEGREES 55 MINUTES 16 SECONDS WEST, ALONG SAID SOUTH LINE A DISTANCE OF 558.04 FEET TO A POINT 278.41 FEET EAST OF THE EAST LINE OF NORTH HALSTED STREET, AS MEASURED ALONG THE SOUTH LINE OF WEST CHICAGO AVENUE; THENCE SOUTH 84 DEGREES 06 MINUTES 38 SECONDS WEST, 115.17 FEET TO A POINT 11.66 FEET SOUTH OF AND AT RIGHT ANGLES TO THE SOUTH LINE OF WEST CHICAGO AVENUE AND 163.83 FEET EAST OF THE EAST LINE OF NORTH HALSTED STREET, AS MEASURED ALONG THE SOUTH LINE OF WEST CHICAGO AVENUE; THENCE SOUTH 89 DEGREES 49 MINUTES 11 SECONDS WEST, 107.48 FEET TO A POINT 11.85 FEET SOUTH OF AND AT RIGHT ANGLES TO THE SOUTH LINE OF WEST CHICAGO AVENUE AND 56.35 FEET EAST OF THE EAST LINE OF NORTH HALSTED STREET, AS MEASURED ALONG THE SOUTH LINE OF WEST CHICAGO AVENUE, THENCE SOUTH 50 DEGREES, 39 MINUTES 51 SECONDS WEST, 55.23 FEET TO A POINT 46.78 FEET SOUTH OF AND AT RIGHT ANGLES TO THE SOUTH LINE OF WEST CHICAGO AVENUE AND 13.65 FEET EAST OF THE EAST LINE OF NORTH HALSTED STREET, AS MEASURED ALONG THE SOUTH LINE OF WEST CHICAGO AVENUE; THENCE SOUTH 0 DEGREES 14 MINUTES 59 SECONDS EAST, 90.65 FEET TO THE HEREINABOVE DESIGNATED POINT OF BEGINNING IN COOK COUNTY, ILLINOIS.

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PARCEL B:

THAT PART OF BLOCKS 61, 62 AND 69 IN RUSSELL, MATHER AND ROBERT’S ADDITION TO CHICAGO IN SECTION 9, TOWNSHIP 39 NORTH, RANGE 14 EAST OF THE THIRD PRINCIPAL MERIDIAN AND THAT PART OF LOTS 9 TO 15 BOTH INCLUSIVE, IN WABANSIA, A SUBDIVISION IN AFORESAID SECTION 9, TOGETHER WITH VACATED STREETS AND ALLEYS ADJOINING SAID BLOCKS AND LOTS, ALL TAKEN AS ONE TRACT AND DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT ON THE SOUTHEASTERLY LINE OF WEST ERIE STREET, AS RELOCATED PER DOCUMENT NUMBER 18526682, SAID POINT BEING 223.81 FEET NORTHEASTERLY OF THE POINT OF INTERSECTION OF SAID SOUTHEASTERLY LINE WITH THE NORTH LINE OF BLOCK 69 AFORESAID (AS MEASURED ON SAID SOUTHEASTERLY LINE); THENCE NORTH 81 DEGREES 45 MINUTES 28 SECONDS EAST, ALONG SAID SOUTHEASTERLY LINE OF RELOCATED WEST ERIE STREET, 246.98 FEET TO THE WESTERLY DOCK LINE (AS NOW BUILT) OF THE NORTH BRANCH OF THE CHICAGO RIVER; THENCE SOUTH 37 DEGREES 17 MINUTES 57 SECONDS EAST, ALONG SAID WESTERLY DOCK LINE, 48.245 FEET; THENCE SOUTH 51 DEGREES 15 MINUTES 01 SECONDS EAST, ALONG SAID WESTERLY DOCK LINE, 404.08 FEET; THENCE SOUTH 54 DEGREES 34 MINUTES 54 SECONDS EAST, ALONG SAID WESTERLY DOCK LINE, 38.41 FEET TO THE POINT OF INTERSECTION WITH THE NORTH LINE OF THE PARCEL CONVEYED TO THE COUNTY OF COOK PER DOCUMENT NUMBER 16968152, SAID LINE ALSO BEING 74.50 FEET NORTH OF AND PARALLEL WITH THE NORTH LINE OF VACATED WEST OHIO STREET EXTENDED EAST; THENCE NORTH 89 DEGREES 56 MINUTES 12 SECONDS WEST, ALONG SAID NORTH LINE OF THE PARCEL CONVEYED TO THE COOK OF COUNTY, 37.73 FEET TO A POINT, SAID POINT BEING 451 FEET EAST OF THE CENTER LINE OF VACATED NORTH DESPLAINES STREET (AS MEASURED ON SAID PARALLEL LINE); THENCE SOUTH 0 DEGREES 03 MINUTES 48 SECONDS WEST, 7 FEET TO A POINT ON A LINE 67.50 FEET NORTH OF AND PARALLEL WITH THE NORTH LINE OF WEST OHIO STREET EXTENDED EAST; THENCE NORTH 89 DEGREES 56 MINUTES 12 SECONDS WEST, ALONG SAID PARALLEL LINE, 39.03 FEET TO A POINT 411.96 FEET EAST OF THE CENTER LINE OF VACATED NORTH DESPLAINES STREET (AS MEASURED ON SAID PARALLEL LINE); THENCE SOUTH 37 DEGREES 40 MINUTES 27 SECONDS EAST, 155.53 FEET TO THE POINT OF INTERSECTION WITH THE SOUTH LINE OF SAID PARCEL CONVEYED TO THE COUNTY OF COOK, SAID LINE ALSO BEING 24.50 FEET NORTH OF AND PARALLEL WITH THE SOUTH LINE OF VACATED WEST OHIO STREET EXTENDED EAST, AND SAID POINT BEING 507.03 FEET EAST OF THE CENTER LINE OF VACATED NORTH DESPLAINES STREET (AS MEASURED ON SAID PARALLEL LINE); THENCE SOUTH 89 DEGREES 56 MINUTES 12 SECONDS EAST, ALONG SAID SOUTH AND PARALLEL LINE, A DISTANCE OF 64.94 FEET TO SAID WESTERLY DOCK LINE OF THE NORTH BRANCH OF THE CHICAGO RIVER; THENCE SOUTH 37 DEGREES 07 MINUTES 06 SECONDS EAST, ALONG EXISTING DOCK LINE, A DISTANCE OF 227.31 FEET; THENCE SOUTH 24 DEGREES 48 MINUTES 40 SECONDS EAST, ALONG EXISTING DOCK LINE, A DISTANCE OF 134.495 FEET TO THE NORTHERLY LINE OF WEST GRAND AVENUE AS OPENED PER ORDINANCE ASSESSMENT CONFIRMED OCTOBER 4, 1858; THENCE SOUTH 84 DEGREES 13 MINUTES 57 SECONDS WEST, ALONG SAID NORTHERLY LINE, A DISTANCE OF 410.755 FEET TO A POINT ON THE EAST LINE OF SAID BLOCK 61, SAID POINT BEING 0.21 FEET NORTH OF THE SOUTHEAST CORNER OF BLOCK 61 AFORESAID; THENCE NORTH 37 DEGREES 50 MINUTES 12 SECONDS WEST, 124.95 FEET; THENCE NORTH 35 DEGREES 55 MINUTES 14 SECOND WEST, 43.64 FEET; THENCE NORTH 31 DEGREES 11 MINUTES 11 SECONDS WEST, 73.17 FEET; THENCE NORTH 34 DEGREES 39 MINUTES 25 SECONDS WEST, 72.23 FEET; THENCE NORTH 35 DEGREES 29 MINUTES 36 SECONDS WEST, 50.02 FEET; THENCE NORTH 32 DEGREES 07 MINUTES 06 SECOND WEST, 50.55 FEET; THENCE NORTH 29 DEGREES 59 MINUTES 40 SECONDS WEST, 21.27 FEET TO THE POINT OF INTERSECTION WITH THE SOUTH LINE OF EASEMENT ACQUIRED FOR HIGHWAY PURPOSES FOR HIGHWAY FEEDER AS SHOWN ON PLAT OF SURVEY RECORDED UNDER DOCUMENT NUMBER 17859455, SAID POINT OF INTERSECTION BEING 68.89 FEET (AS MEASURED ALONG SAID SOUTH LINE) EAST OF THE POINT OF INTERSECTION OF SAID SOUTH LINE WITH THE NORTHERLY EXTENSION OF THE WEST LINE OF THE AFORESAID BLOCK 61; THENCE SOUTH 89 DEGREES 57 MINUTES 08 SECONDS EAST, 61.48 FEET, ALONG SAID SOUTH LINE OF AFORESAID EASEMENT TO THE POINT OF INTERSECTION WITH A LINE DRAWN FROM THE HEREINABOVE DESIGNATED POINT OF BEGINNING, TO A POINT ON THE NORTHERLY LINE OF SAID WEST GRAND AVENUE AS OPENED PER ORDINANCE ASSESSMENT CONFIRMED OCTOBER 4, 1858, SAID POINT BEING 80.71 FEET EASTERLY (AS MEASURED ALONG SAID NORTHERLY LINE) OF THE EAST LINE OF SAID BLOCK 61; THENCE NORTH 37 DEGREES 18 MINUTES 05 SECONDS WEST ALONG THE LAST DESCRIBED LINE, A DISTANCE OF 496.97 FEET TO THE AFORESAID SOUTHEASTERLY LINE OF WEST ERIE STREET AND THE POINT OF BEGINNING, IN COOK COUNTY, ILLINOIS.

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PARCEL C:

THAT PART OF BLOCKS 61, 62 AND 69 TOGETHER WITH THE VACATED STREETS AND ALLEYS ADJOINING SAID BLOCKS IN RUSSELL, MATHER AND ROBERT’S ADDITION TO CHICAGO IN SECTION 9, TOWNSHIP 39 NORTH, RANGE 14 EAST OF THE THIRD PRINCIPAL MERIDIAN, TAKEN AS ONE TRACT AND DESCRIBED AS FOLLOWS:

BEGINNING AT THE SOUTHEAST CORNER OF BLOCK 69 AFORESAID; THENCE SOUTH 38 DEGREES 33 MINUTES 12.5 SECONDS EAST, ALONG THE WESTERLY TERMINUS OF VACATED NORTH DESPLAINES STREET PER DOCUMENT NUMBER 9426724, A DISTANCE OF 128.04 FEET TO A POINT WHICH IS 420 FEET SOUTH OF THE NORTHWEST CORNER OF SAID BLOCK 62; THENCE SOUTH 89 DEGREES 53 MINUTES 20 SECONDS EAST, 7.22 FEET ALONG A LINE PARALLEL WITH THE SOUTH LINE OF SAID BLOCK 61; THENCE SOUTH 37 DEGREES 27 MINUTES 51 SECONDS EAST, 175.725 FEET; THENCE SOUTH 38 DEGREES 22 MINUTES 20 SECONDS EAST, 50.92 FEET; THENCE SOUTH 41 DEGREES 35 MINUTES 58 SECONDS EAST, 50.47 FEET; THENCE SOUTH 43 DEGREES 55 MINUTES 53 SECONDS EAST, 59.065 FEET; THENCE SOUTH 38 DEGREES 55 MINUTES 51 SECONDS EAST, 52.635 FEET TO THE POINT OF INTERSECTION WITH THE SOUTH LINE OF SAID BLOCK 61, SAID POINT OF INTERSECTION BEING 254.41 FEET EAST OF THE SOUTHWEST CORNER OF SAID BLOCK, AS MEASURED ALONG SAID SOUTH LINE; THENCE SOUTH 89 DEGREES 53 MINUTES 20 SECONDS EAST, ALONG SAID SOUTH LINE OF BLOCK 61, A DISTANCE OF 63.55 FEET TO THE SOUTHEAST CORNER OF SAID BLOCK; THENCE NORTH 0 DEGREES 14 MINUTES 28 SECONDS EAST, ALONG THE EAST LINE OF SAID BLOCK 61, A DISTANCE OF 0.21 FEET; THENCE NORTH 37 DEGREES 50 MINUTES 12 SECONDS WEST, 124.95 FEET; THENCE NORTH 35 DEGREES 55 MINUTES 14 SECONDS WEST, 43.64 FEET; THENCE NORTH 31 DEGREES 11 MINUTES 11 SECONDS WEST, 73.17 FEET; THENCE NORTH 34 DEGREES 39 MINUTES 25 SECONDS WEST, 72.23 FEET; THENCE NORTH 35 DEGREES 29 MINUTES 36 SECONDS WEST, 50.02 FEET; THENCE NORTH 32 DEGREES 07 MINUTES 06 SECONDS WEST, 50.55 FEET; THENCE NORTH 29 DEGREES 59 MINUTES 40 SECONDS WEST, 21.27 FEET TO THE POINT OF INTERSECTION WITH THE SOUTH LINE OF EASEMENT ACQUIRED FOR HIGHWAY PURPOSES FOR HIGHWAY FEEDER AS SHOWN ON PLAT OF SURVEY RECORDED UNDER DOCUMENT NUMBER 17859455, SAID POINT OF INTERSECTION BEING 68.89 FEET (AS MEASURED ALONG SAID SOUTH LINE) EAST OF THE POINT OF INTERSECTION OF SAID SOUTH LINE WITH THE NORTHERLY EXTENSION OF THE WEST LINE OF THE AFORESAID BLOCK 61; THENCE SOUTH 89 DEGREES 57 MINUTES 08 SECONDS EAST, 61.48 FEET, ALONG SAID SOUTH LINE OF AFORESAID EASEMENT TO THE POINT OF INTERSECTION WITH A LINE DRAWN FROM A POINT ON THE SOUTHEASTERLY LINE OF WEST ERIE STREET AS RELOCATED PER DOCUMENT NUMBER 18526682, SAID POINT BEING 223.81 FEET NORTHEASTERLY OF THE POINT OF INTERSECTION OF SAID SOUTHEASTERLY LINE WITH THE NORTH LINE OF BLOCK 69 AFORESAID (AS MEASURED ON SAID SOUTHEASTERLY LINE), TO A POINT ON THE NORTHERLY LINE OF WEST GRAND AVENUE AS OPENED PER ORDINANCE ASSESSMENT CONFIRMED OCTOBER 4, 1858, SAID POINT BEING 80.71 FEET EASTERLY (AS MEASURED ALONG SAID NORTHERLY LINE) OF THE EAST LINE OF SAID BLOCK 61; THENCE NORTH 37 DEGREES 18 MINUTES 05 SECONDS WEST, ALONG THE LAST DESCRIBED LINE, A DISTANCE OF 346.97 FEET; THENCE SOUTH 52 DEGREES 41 MINUTES 55 SECONDS WEST, 45.10 FEET; THENCE NORTH 37 DEGREES 18 MINUTES 05 SECONDS WEST, 175.07 FEET TO THE POINT OF INTERSECTION WITH SAID SOUTHEASTERLY LINE OF WEST ERIE STREET, THENCE SOUTH 81 DEGREES 45 MINUTES 28 SECONDS WEST, ALONG SAID SOUTHEASTERLY LINE 115.27 FEET TO THE POINT OF INTERSECTION WITH A LINE 25 FEET SOUTHWEST OF AND PARALLEL WITH, AS MEASURED PERPENDICULARLY THERETO, THE CENTER LINE OF THE CHICAGO AND NORTHWESTERN RAILWAY COMPANY’S I.C.C. SPUR TRACK NO. 44; THENCE SOUTH 37 DEGREES 25 MINUTES 17 SECONDS EAST, ALONG SAID PARALLEL LINE, A DISTANCE OF 328.44 FEET, TO A POINT ON THE NORTH LINE OF THE SOUTH 67.50 FEET OF SAID BLOCK 69; THENCE NORTH 89 DEGREES 56 MINUTES 12 SECONDS WEST, ALONG SAID NORTH LINE A DISTANCE OF 56.76 FEET TO A POINT WHICH IS 112.02 FEET (AS MEASURED ALONG SAID NORTH LINE) WEST OF THE EAST LINE OF SAID BLOCK 69; THENCE SOUTH 37 DEGREES 17 MINUTES 32 SECONDS EAST, A DISTANCE OF 84.92 FEET TO THE POINT OF INTERSECTION WITH THE SOUTH LINE OF SAID BLOCK 69, SAID POINT OF INTERSECTION BEING 60.57 FEET WEST OF THE HEREINABOVE DESIGNATED PLACE OF BEGINNING AS MEASURED ALONG SAID SOUTH LINE OF BLOCK 69; THENCE SOUTH 89 DEGREES 56 MINUTES 12 SECONDS EAST, ALONG SAID SOUTH LINE 60.57 FEET TO THE POINT OF BEGINNING IN COOK COUNTY, ILLINOIS; (EXCEPTING THEREFROM THAT PART FALLING IN PARCEL C OF THE DEED FROM CHICAGO AND NORTHWESTERN TRANSPORTATION COMPANY TO CHICAGO TRIBUNE COMPANY RECORDED MAY 29, 1980 AS DOCUMENT 25470402 - PARCEL P HEREIN AND EXCEPTING THEREFROM ALL THAT PART AND PORTION WHICH LIES BELOW FROM A PLANE 32 FEET ABOVE CHICAGO CITY DATUM).

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PARCEL D:

THAT PART OF BLOCK 61 TOGETHER WITH THAT PART OF VACATED ALLEYS ADJOINING SAID BLOCK IN RUSSELL, MATHER AND ROBERT’S ADDITION TO CHICAGO IN SECTION 9, TOWNSHIP 39 NORTH, RANGE 14 EAST OF THE THIRD PRINCIPAL MERIDIAN, TAKEN AS ONE TRACT AND DESCRIBED AS FOLLOWS:

BEGINNING AT THE SOUTHWEST CORNER OF SAID BLOCK 61; THENCE NORTH 0 DEGREES 06 MINUTES 15 SECONDS EAST, ALONG THE WEST LINE OF SAID BLOCK, 300.15 FEET TO A POINT WHICH IS 420 FEET SOUTH OF THE NORTHWEST CORNER OF BLOCK 62 IN RUSSELL, MATHER AND ROBERT’S ADDITION TO CHICAGO IN SECTION 9 AFORESAID; THENCE SOUTH 89 DEGREES 53 MINUTES 20 SECONDS EAST, 7.22 FEET ALONG A LINE PARALLEL WITH THE SOUTH LINE OF SAID BLOCK 61; THENCE SOUTH 37 DEGREES 27 MINUTES 51 SECONDS EAST, 175.725 FEET; THENCE SOUTH 38 DEGREES 22 MINUTES 20 SECONDS EAST, 50.92 FEET; THENCE SOUTH 41 DEGREES 35 MINUTES 58 SECONDS EAST, 50.47 FEET; THENCE SOUTH 43 DEGREES 55 MINUTES 53 SECONDS EAST, 59.065 FEET; THENCE SOUTH 38 DEGREES 55 MINUTES 51 SECONDS EAST, 52.635 FEET TO THE POINT OF INTERSECTION WITH THE SOUTH LINE OF SOUTH BLOCK 61, SAID POINT OF INTERSECTION BEING 254.41 FEET (AS MEASURED ALONG SAID SOUTH LINE) EAST OF THE HEREINABOVE DESIGNATED PLACE OF BEGINNING; THENCE NORTH 89 DEGREES 53 MINUTES 20 SECONDS WEST, 254.41 FEET ALONG SAID SOUTH LINE, BEING ALSO THE NORTH LINE OF WEST GRAND AVENUE, TO THE POINT OF BEGINNING, IN COOK COUNTY, ILLINOIS.

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PARCEL E:

THAT PART OF BLOCK 69 TOGETHER WITH THAT PART OF ADJOINING VACATED WEST ERIE STREET IN RUSSELL, MATHER AND ROBERT’S ADDITION TO CHICAGO IN SECTION 9, TOWNSHIP 39 NORTH, RANGE 14 EAST OF THE THIRD PRINCIPAL MERIDIAN, DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT ON THE SOUTHEASTERLY LINE OF WEST ERIE STREET AS RELOCATED PER DOCUMENT NUMBER 18526682, SAID POINT BEING 223.81 FEET NORTHEASTERLY OF THE POINT OF INTERSECTION OF SAID SOUTHEASTERLY LINE WITH THE NORTH LINE OF BLOCK 69 AFORESAID (AS MEASURED ALONG SAID SOUTHEASTERLY LINE); THENCE SOUTH 37 DEGREES 18 MINUTES 05 SECONDS EAST ALONG A LINE DRAWN FROM THE HEREINABOVE DESIGNATED POINT OF BEGINNING, TO A POINT ON THE NORTHERLY LINE OF WEST GRAND AVENUE AS OPENED PER ORDINANCE ASSESSMENT CONFIRMED OCTOBER 4, 1858, SAID POINT BEING 80.71 FEET (AS MEASURED ALONG SAID NORTHERLY LINE) EASTERLY OF BLOCK 61 IN RUSSELL, MATHER AND ROBERT’S ADDITION TO CHICAGO IN SECTION 9, AFORESAID, A DISTANCE OF 150 FEET; THENCE SOUTH 52 DEGREES 41 MINUTES 55 SECONDS WEST 45.10 FEET; THENCE NORTH 37 DEGREES 18 MINUTES 05 SECONDS WEST, 175.07 FEET TO THE POINT OF INTERSECTION WITH SAID SOUTHEASTERLY LINE OF RELOCATED WEST ERIE STREET; THENCE NORTH 81 DEGREES 45 MINUTES 28 SECONDS EAST ALONG SAID SOUTHEASTERLY LINE OF RELOCATED WEST ERIE STREET, 51.59 FEET TO THE HEREINABOVE DESIGNATED POINT OF BEGINNING, IN COOK COUNTY, ILLINOIS; (EXCEPTING THEREFROM THAT PART FALLING IN PARCEL C OF THE DEED FROM CHICAGO AND NORTHWESTERN TRANSPORTATION COMPANY TO CHICAGO TRIBUNE COMPANY RECORDED MAY 29, 1980 AS DOCUMENT 25470402 - PARCEL P HEREIN AND EXCEPTING THEREFROM ALL THAT PART AND PORTION WHICH LIES BELOW AN INCLINED PLANE WHICH IS 32 FEET ABOVE CHICAGO CITY DATUM ALONG THE SOUTHEASTERLY LINE OF THE PREMISES IMMEDIATELY HEREINABOVE DESCRIBED AND 26.80 FEET ABOVE CHICAGO CITY DATUM ALONG A LINE WHICH IS PARALLEL WITH AND 150 FEET DISTANCE NORTHWESTERLY MEASURED AT RIGHT ANGLES FROM SAID SOUTHEASTERLY LINE OF SAID PREMISES AND A HORIZONTAL PLANE WHICH IS 26.80 FEET ABOVE CHICAGO CITY DATUM AND NORTHWESTERLY OF SAID NORTHWESTERLY PARALLEL LINE TO THE SOUTHEASTERLY LINE OF SAID RELOCATED WEST ERIE STREET ).

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PARCEL F:

THAT PART OF BLOCKS 68, 77 AND 78, TOGETHER WITH THAT PART OF THE VACATED STREETS AND ALLEYS ADJOINING SAID BLOCKS IN RUSSELL, MATHER AND ROBERT’S ADDITION TO CHICAGO IN SECTION 9, TOWNSHIP 39 NORTH, RANGE 14 EAST OF THE THIRD PRINCIPAL MERIDIAN, TAKEN AS ONE TRACT AND DESCRIBED AS FOLLOWS:

BEGINNING AT THE SOUTHWEST CORNER OF SAID BLOCK 77; THENCE NORTH 0 DEGREES 00 MINUTES 00 SECONDS EAST, ALONG THE EAST LINE OF NORTH HALSTED STREET, 464.44 FEET TO A POINT WHICH IS 556.74 FEET SOUTH (AS MEASURED ALONG SAID EAST LINE OF HALSTED STREET) OF THE SOUTH LINE OF WEST CHICAGO AVENUE (SAID SOUTH LINE OF CHICAGO AVENUE BEING 40 FEET SOUTH OF AND PARALLEL WITH THE NORTH LINE OF BLOCK 79 IN RUSSELL, MATHER AND ROBERT’S ADDITION TO CHICAGO IN SECTION 9 AFORESAID): THENCE NORTH 3 DEGREES 18 MINUTES 38 SECONDS EAST, ALONG THE EASTERLY LINE OF PERMANENT EASEMENT GRANTED TO CITY OF CHICAGO PER DOCUMENT NUMBER 20408926, A DISTANCE OF 255.66 FEET TO A POINT 14.76 FEET EAST OF AND AT RIGHT ANGLES TO THE EAST LINE OF HALSTED STREET AFORESAID AND 301.57 FEET SOUTH (AS MEASURED ALONG SAID EAST LINE OF HALSTED STREET) OF THE SOUTH LINE OF WEST CHICAGO AVENUE (SAID SOUTH LINE OF CHICAGO AVENUE BEING 40 FEET SOUTH OF AND PARALLEL WITH THE NORTH LINE OF SAID BLOCK 79); THENCE NORTH 0 DEGREES 14 MINUTES 59 SECONDS WEST, 60.05 FEET; THENCE SOUTH 26 DEGREES 47 MINUTES 46 SECONDS EAST, A DISTANCE OF 145.39 FEET TO THE POINT OF INTERSECTION WITH A LINE 650 FEET NORTH OF AND PARALLEL WITH THE SOUTH LINE OF SAID BLOCK 77, SAID POINT ALSO BEING 80.23 FEET EAST OF THE EAST LINE OF SAID EAST LINE OF NORTH HALSTED STREET AND 25 FEET SOUTHWESTERLY OF (BY RIGHT ANGLES MEASURE) THE CENTER LINE OF CHICAGO NORTHWESTERN RAILWAY COMPANY’S I.C.C. SPUR TRACK NO. 44; THENCE SOUTH 25 DEGREES 29 MINUTES 17 SECONDS EAST, ALONG A LINE 25 FEET SOUTHWESTERLY OF AND PARALLEL WITH SAID CENTER LINE OF SPUR TRACK NO. 44, A DISTANCE OF 29.87 FEET TO A POINT OF TANGENCY WITH A CURVED LINE; THENCE SOUTHEASTERLY ALONG SAID CURVED LINE CONVEX TO THE SOUTHWEST HAVING A RADIUS OF 2415 FEET, A DISTANCE OF 502.99 FEET; THENCE SOUTH 37 DEGREES 25 MINUTES 17 SECONDS EAST, ALONG A LINE 25 FEET SOUTHWESTERLY OF AND PARALLEL WITH THE CENTER LINE OF SPUR TRACK NO. 44 AFORESAID, A DISTANCE OF 245.14 FEET TO A POINT ON THE NORTHWESTERLY LINE OF WEST ERIE STREET, AS RELOCATED PER DOCUMENT NUMBER 18526682 RECORDED JULY 9, 1962; THENCE SOUTH 81 DEGREES 45 MINUTES 28 SECONDS WEST, ALONG SAID NORTHWESTERLY LINE OF ERIE STREET, 6.84 FEET TO THE SOUTHWEST CORNER OF SAID BLOCK 68; THENCE NORTH 89 DEGREES 57 MINUTES 08 SECONDS WEST, ALONG THE SOUTH LINE OF SAID BLOCK 77 AND ITS EASTERLY EXTENSION, A DISTANCE OF 497.42 FEET TO THE SOUTHWEST CORNER OF SAID BLOCK 77 AND POINT OF BEGINNING IN COOK COUNTY, ILLINOIS.

C-1-6

PARCEL G:

THAT PART OF BLOCKS 68, 77, 78 AND 79, TOGETHER WITH THE VACATED STREETS AND ALLEYS ADJOINING SAID BLOCKS IN RUSSELL, MATHER AND ROBERT’S ADDITION TO CHICAGO IN SECTION 9, TOWNSHIP 39 NORTH, RANGE 14 EAST OF THE THIRD PRINCIPAL MERIDIAN, TAKEN AS ONE TRACT AND DESCRIBED AS FOLLOWS:

COMMENCING AT THE NORTHWEST CORNER OF LOT 7, IN BLOCK 79 AFORESAID, THENCE SOUTH ALONG THE WEST LINE OF SAID BLOCK 79 A DISTANCE OF 158.998 FEET; THENCE SOUTH 37 DEGREES 18 MINUTES 35 SECONDS EAST, 106.14 FEET TO THE POINT OF BEGINNING; THENCE SOUTH 0 DEGREES 14 MINUTES 59 SECONDS EAST, 138.012 FEET TO THE POINT OF INTERSECTION WITH A LINE DRAWN FROM A POINT WHICH IS 650 FEET NORTH OF THE SOUTH LINE OF SAID BLOCK 77, AND 80.23 FEET EAST OF THE WEST LINE OF BLOCK 78 AFORESAID TO A POINT ON THE WEST LINE OF BLOCK 79 AFORESAID, 212.863 FEET SOUTH OF THE SOUTH LINE OF WEST CHICAGO AVENUE (SAID SOUTH LINE OF CHICAGO AVENUE BEING A LINE 40 FEET SOUTH OF AND PARALLEL WITH THE NORTH LINE OF SAID BLOCK 79); THENCE SOUTH 26 DEGREES 47 MINUTES 46 SECONDS EAST, ALONG THE LAST DESCRIBED LINE, A DISTANCE OF 33.68 FEET, TO THE POINT OF INTERSECTION WITH A LINE 650 FEET NORTH OF AND PARALLEL WITH THE SOUTH LINE OF SAID BLOCK 77, SAID POINT BEING ALSO 80.23 FEET EAST OF THE EAST LINE OF NORTH HALSTED STREET AND 25 FEET SOUTHWESTERLY OF (BY RIGHT ANGLES MEASURE) THE CENTER LINE OF THE CHICAGO NORTHWESTERN RAILWAY COMPANY’S I.C.C. SPUR TRACK NO. 44; THENCE SOUTH 25 DEGREES 29 MINUTES 17 SECONDS EAST, ALONG A LINE 25 FEET SOUTHWESTERLY OF AND PARALLEL WITH SAID CENTER LINE OF SPUR TRACK NO. 44, A DISTANCE OF 29.87 FEET TO A POINT OF TANGENCY WITH A CURVED LINE; THENCE SOUTHEASTERLY ALONG SAID CURVED LINE CONVEX TO THE SOUTHWEST HAVING A RADIUS OF 2415 FEET, A DISTANCE OF 502.99 FEET; THENCE SOUTH 37 DEGREES 25 MINUTES 17 SECONDS EAST, ALONG A LINE 25 FEET SOUTHWESTERLY OF AND PARALLEL WITH THE CENTER LINE OF SPUR TRACK NO. 44 AFORESAID, A DISTANCE OF 245.14 FEET TO A POINT ON THE NORTHWESTERLY LINE OF WEST ERIE STREET, AS RELOCATED PER DOCUMENT NUMBER 18526682 RECORDED JULY 9, 1962; THENCE NORTH 81 DEGREES 45 MINUTES 28 SECONDS EAST, ALONG SAID NORTHWESTERLY LINE OF ERIE STREET, 115.42 FEET; THENCE NORTH 37 DEGREES 18 MINUTES 35 SECONDS WEST, 150 FEET, THENCE NORTH 52 DEGREES 41 MINUTES 25 SECONDS EAST, A DISTANCE OF 45.16 FEET TO THE POINT OF INTERSECTION WITH A LINE DRAWN FROM THE HEREINABOVE POINT OF BEGINNING, TO A POINT ON SAID NORTHWESTERLY LINE OF WEST ERIE STREET AS RELOCATED PER DOCUMENT NUMBER 18526682, SAID POINT BEING 173.565 FEET NORTHEASTERLY OF THE SOUTHWEST CORNER OF SAID BLOCK 68, AS MEASURED ALONG SAID NORTHWESTERLY LINE; THENCE NORTH 37 DEGREES 18 MINUTES 35 SECONDS WEST, ALONG THE LAST DESCRIBED LINE, A DISTANCE OF 822.28 FEET TO THE HEREINABOVE DESIGNATED POINT OF BEGINNING IN COOK COUNTY, ILLINOIS; (EXCEPTING THEREFROM THAT PART FALLING IN PARCEL A OF THE DEED FROM CHICAGO AND NORTHWESTERN TRANSPORTATION COMPANY TO CHICAGO TRIBUNE COMPANY RECORDED MAY 29, 1980 AS DOCUMENT 25470402 - PARCEL N HEREIN AND EXCEPTING THEREFROM ALL THAT PART AND PORTION WHICH LIES BELOW A HORIZONTAL PLANE 33.50 FEET ABOVE CHICAGO CITY DATUM).

PARCEL H:

THAT PART OF BLOCKS 78, 79 AND THAT PART OF VACATED WEST SUPERIOR STREET LYING BETWEEN SAID BLOCKS IN RUSSELL, MATHER AND ROBERT’S ADDITION TO CHICAGO IN SECTION 9, TOWNSHIP 39 NORTH, RANGE 14 EAST OF THE THIRD PRINCIPAL MERIDIAN DESCRIBED AS FOLLOWS:

COMMENCING AT THE NORTHWEST CORNER OF LOT 7, IN BLOCK 79 AFORESAID; THENCE SOUTH ALONG THE WEST LINE OF SAID BLOCK 79 A DISTANCE OF 158.998 FEET; THENCE SOUTH 37 DEGREES 18 MINUTES 35 SECONDS EAST, 23.172 FEET TO THE POINT OF BEGINNING; THENCE CONTINUING SOUTH 37 DEGREES 18 MINUTES 35 SECONDS EAST, A DISTANCE OF 82.968 FEET; THENCE SOUTH 0 DEGREES 14 MINUTES 59 SECONDS EAST, 138.012 FEET TO THE POINT OF INTERSECTION WITH A LINE DRAWN FROM A POINT WHICH IS 650 FEET NORTH OF THE SOUTH LINE OF BLOCK 77 IN RUSSELL, MATHER AND ROBERT’S ADDITION TO CHICAGO, IN SAID SECTION 9, AND 80.23 FEET EAST OF THE WEST LINE OF BLOCK 78 AFORESAID, TO A POINT ON THE WEST LINE OF SAID BLOCK 79, SAID POINT BEING 212.863 FEET SOUTH OF THE SOUTH LINE OF WEST CHICAGO AVENUE (SAID SOUTH LINE OF CHICAGO AVENUE BEING A LINE 40 FEET SOUTH OF AND PARALLEL WITH THE NORTH LINE OF SAID BLOCK 79); THENCE NORTH 26 DEGREES 47 MINUTES 46 SECONDS WEST, ALONG THE LAST DESCRIBED LINE, A DISTANCE OF 111.876 FEET, THENCE NORTH 0 DEGREES 14 MINUTES 59 SECONDS WEST, A DISTANCE OF 104.142 FEET TO THE HEREINABOVE DESIGNATED POINT OF BEGINNING, IN COOK COUNTY, ILLINOIS; (EXCEPTING THEREFROM THAT PART FALLING IN PARCEL A OF THE DEED FROM CHICAGO AND NORTHWESTERN TRANSPORTATION COMPANY TO CHICAGO TRIBUNE COMPANY RECORDED MAY 29, 1980 AS DOCUMENT 25470402 - PARCEL N HEREIN AND EXCEPTING THEREFROM ALL THAT PART AND PORTION WHICH LIES BELOW A HORIZONTAL PLANE WHICH IS 28.60 FEET ABOVE CHICAGO CITY DATUM).

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PARCEL I:

THAT PART OF BLOCK 79 AND THE VACATED ALLEY IN SAID BLOCK IN RUSSELL, MATHER AND ROBERT’S ADDITION TO CHICAGO IN SECTION 9, TOWNSHIP 39 NORTH, RANGE 14 EAST OF THE THIRD PRINCIPAL MERIDIAN, TAKEN AS ONE TRACT AND DESCRIBED AS FOLLOWS:

BEGINNING AT THE POINT OF INTERSECTION OF THE SOUTH LINE OF WEST CHICAGO AVENUE (BEING A LINE 40 FEET SOUTH OF AND PARALLEL WITH THE NORTH LINE OF SAID BLOCK 79), WITH THE WEST LINE OF SAID BLOCK 79 (ALSO BEING THE EAST LINE OF NORTH HALSTED STREET); THENCE EAST ALONG THE SOUTH LINE OF WEST CHICAGO AVENUE AFORESAID, 278.41 FEET; THENCE SOUTH 84 DEGREES 06 MINUTES 38 SECONDS WEST, 115.17 FEET TO A POINT 11.66 FEET SOUTH OF AND AT RIGHT ANGLES TO THE SOUTH LINE OF WEST CHICAGO AVENUE AND 163.83 FEET EAST OF THE EAST LINE OF NORTH HALSTED STREET, AS MEASURED ALONG THE SOUTH LINE OF WEST CHICAGO AVENUE; THENCE SOUTH 89 DEGREES 49 MINUTES 11 SECONDS WEST, 107.48 FEET TO A POINT 11.85 FEET SOUTH OF AND AT RIGHT ANGLES TO THE SOUTH LINE OF WEST CHICAGO AVENUE AND 56.35 FEET EAST OF THE EAST LINE OF NORTH HALSTED STREET, AS MEASURED ALONG THE SOUTH LINE OF WEST CHICAGO AVENUE; THENCE SOUTH 50 DEGREES 39 MINUTES 51 SECONDS WEST, 55.23 FEET TO A POINT 46.78 FEET SOUTH OF AND AT RIGHT ANGLES TO THE SOUTH LINE OF WEST CHICAGO AVENUE AND 13.65 FEET EAST OF THE EAST LINE OF NORTH HALSTED STREET, AS MEASURED ALONG THE SOUTH LINE OF WEST CHICAGO AVENUE; THENCE SOUTH 0 DEGREES 14 MINUTES 59 SECONDS EAST, 90.65 FEET; THENCE NORTH 37 DEGREES 18 MINUTES 35 SECONDS WEST, A DISTANCE OF 23.172 FEET TO THE POINT OF INTERSECTION WITH THE WEST LINE OF SAID BLOCK 79 (ALSO BEING THE EAST LINE OF NORTH HALSTED STREET); THENCE NORTH ALONG THE WEST LINE OF SAID BLOCK 79, A DISTANCE OF 118.998 FEET TO THE HEREINABOVE DESIGNATED POINT OF BEGINNING IN COOK COUNTY, ILLINOIS.

C-1-8

PARCEL J:

THAT PART OF BLOCK 79 AND THAT PART OF VACATED WEST SUPERIOR STREET IN RUSSELL, MATHER AND ROBERT’S ADDITION TO CHICAGO IN SECTION 9, TOWNSHIP 39 NORTH, RANGE 14 EAST OF THE THIRD PRINCIPAL MERIDIAN, DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT ON THE WEST LINE OF SAID BLOCK 79 (ALSO BEING THE EAST LINE OF NORTH HALSTED STREET) 158.998 FEET (AS MEASURED ALONG SAID LINE) SOUTH OF THE NORTHWEST CORNER OF LOT 7 IN SAID BLOCK; THENCE CONTINUING SOUTH 0 DEGREES 00 MINUTES 00 SECONDS EAST, ALONG SAID WEST LINE OF BLOCK 79, A DISTANCE OF 93.865 FEET; THENCE SOUTH 26 DEGREES 47 MINUTES 46 SECONDS EAST, A DISTANCE OF 32.11 FEET; THENCE NORTH 0 DEGREES 14 MINUTES 59 SECONDS WEST, A DISTANCE OF 104.142 FEET; THENCE NORTH 37 DEGREES 18 MINUTES 35 SECONDS WEST, A DISTANCE OF 23.172 FEET TO THE HEREINABOVE DESIGNATED POINT OF BEGINNING, IN COOK COUNTY, ILLINOIS; (EXCEPTING THEREFROM ALL THAT PART AND PORTION WHICH LIES BELOW A HORIZONTAL PLANE WHICH IS 28.60 FEET ABOVE CHICAGO CITY DATUM).

PARCEL K:

THAT PART OF BLOCKS 78 AND 79, TOGETHER WITH THAT PART OF VACATED WEST SUPERIOR STREET IN RUSSELL, MATHER AND ROBERT’S ADDITION TO CHICAGO IN SECTION 9, TOWNSHIP 39 NORTH, RANGE 14 EAST OF THE THIRD PRINCIPAL MERIDIAN DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT ON THE EAST LINE OF NORTH HALSTED STREET, SAID POINT BEING 464.44 FEET (AS MEASURED ALONG SAID EAST LINE) NORTH OF THE SOUTHWEST CORNER OF BLOCK 77 IN RUSSELL, MATHER AND ROBERT’S ADDITION TO CHICAGO, IN SECTION 9 AFORESAID, AND ALSO BEING 556.74 FEET (AS MEASURED ALONG SAID EAST LINE) SOUTH OF THE SOUTH LINE OF WEST CHICAGO AVENUE (SAID SOUTH LINE BEING 40 FEET SOUTH OF AND PARALLEL WITH THE NORTH LINE OF BLOCK 79 AFORESAID): THENCE NORTH 3 DEGREES 18 MINUTES 38 SECONDS EAST, ALONG THE EASTERLY LINE OF PERMANENT EASEMENT GRANTED TO THE CITY OF CHICAGO PER DOCUMENT NUMBER 20408926, A DISTANCE OF 255.66 FEET TO A POINT 14.76 FEET EAST OF AND AT RIGHT ANGLES TO THE EAST LINE OF NORTH HALSTED STREET AFORESAID AND 301.57 FEET SOUTH (AS MEASURED ALONG SAID EAST LINE OF NORTH HALSTED STREET) OF THE SOUTH LINE OF WEST CHICAGO AVENUE (SAID SOUTH LINE OF CHICAGO AVENUE BEING 40 FEET SOUTH OF AND PARALLEL WITH THE NORTH LINE OF SAID BLOCK 79); THENCE NORTH 0 DEGREES 14 MINUTES 59 SECONDS WEST, ALONG SAID EASTERLY LINE, 60.05 FEET; THENCE NORTH 26 DEGREES 47 MINUTES 46 SECONDS WEST, A DISTANCE OF 32.11 FEET TO THE POINT OF INTERSECTION WITH SAID EAST LINE OF NORTH HALSTED STREET, SAID POINT ALSO BEING 212.863 FEET (AS MEASURED ALONG SAID EAST LINE OF NORTH HALSTED STREET) SOUTH OF THE SOUTH LINE OF WEST CHICAGO AVENUE AFORESAID; THENCE SOUTH 0 DEGREES 0 MINUTES 0 SECONDS EAST, ALONG SAID EAST LINE OF NORTH HALSTED STREET, 343.877 FEET TO THE HEREINABOVE DESIGNATED POINT OF BEGINNING, IN COOK COUNTY, ILLINOIS.

C-1-9

PARCEL L:

THAT PART OF BLOCK 68 TOGETHER WITH PART OF VACATED NORTH PUTMAN STREET IN RUSSELL, MATHER AND ROBERT’S ADDITION TO CHICAGO IN SECTION 9, TOWNSHIP 39 NORTH, RANGE 13 EAST OF THE THIRD PRINCIPAL MERIDIAN DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT ON THE NORTHWESTERLY LINE OF WEST ERIE STREET, AS RELOCATED PER DOCUMENT NUMBER 18526682, SAID POINT OF INTERSECTION BEING 115.42 FEET NORTHEASTERLY OF THE SOUTHWEST CORNER OF BLOCK 68 AFORESAID (AS MEASURED ALONG SAID NORTHWESTERLY LINE); THENCE NORTH 37 DEGREES 18 MINUTES 35 SECONDS WEST, 150 FEET; THENCE NORTH 52 DEGREES 41 MINUTES 25 SECONDS EAST, A DISTANCE OF 45.16 FEET TO THE POINT OF INTERSECTION WITH A LINE DRAWN FROM A POINT WHICH IS 51.68 FEET NORTHEASTERLY (AS MEASURED ALONG SAID NORTHWESTERLY LINE OF RELOCATED WEST ERIE STREET) OF THE HEREINABOVE POINT OF BEGINNING, TO A POINT ON THE WEST LINE OF BLOCK 79 IN RUSSELL, MATHER AND ROBERT’S ADDITION TO CHICAGO IN SECTION 9 AFORESAID, SAID POINT BEING 212.863 FEET SOUTH OF THE SOUTH LINE OF WEST CHICAGO AVENUE (SAID SOUTH LINE OF CHICAGO AVENUE BEING A LINE 40 FEET SOUTH OF AND PARALLEL WITH THE NORTH LINE OF SAID BLOCK 79); THENCE SOUTH 37 DEGREES 18 MINUTES 35 SECONDS EAST ALONG THE LAST DESCRIBED LINE, A DISTANCE OF 175.10 FEET TO THE POINT OF INTERSECTION WITH SAID NORTHWESTERLY LINE OF RELOCATED WEST ERIE STREET, THENCE SOUTH 81 DEGREES 45 MINUTES 28 SECONDS WEST ALONG SAID NORTHWESTERLY LINE OF RELOCATED WEST ERIE STREET, 51.68 FEET TO THE HEREINABOVE DESIGNATED POINT OF BEGINNING IN COOK COUNTY, ILLINOIS; (EXCEPTING THEREFROM THAT PART FALLING IN PARCEL A OF THE DEED FROM CHICAGO AND NORTHWESTERN TRANSPORTATION COMPANY TO CHICAGO TRIBUNE COMPANY RECORDED MAY 29, 1980 AS DOCUMENT 25470402 - PARCEL N HEREIN AND EXCEPTING THEREFROM ALL THAT PART AND PORTION WHICH LIES BELOW AN INCLINED PLANE WHICH IS 33.50 FEET ABOVE CHICAGO CITY DATUM ALONG THE NORTHWESTERLY LINE OF THE PREMISES IMMEDIATELY HEREINABOVE DESCRIBED AND 26.80 FEET ABOVE CHICAGO CITY DATUM ALONG A LINE WHICH IS PARALLEL WITH AND DISTANT 150 FEET SOUTHEASTERLY MEASURED AT RIGHT ANGLES FROM SAID NORTHWESTERLY LINE OF SAID PREMISES AND A HORIZONTAL PLANE WHICH IS 26.80 FEET ABOVE CHICAGO CITY DATUM SOUTHEASTERLY OF SAID SOUTHEASTERLY PARALLEL LINE TO THE NORTHWESTERLY LINE OF RELOCATED WEST ERIE STREET AFORESAID).

C-1-10

PARCEL M:

THAT PART OF WEST ERIE STREET, AS DEDICATED BY ORDINANCE PASSED OCTOBER 10, 1870, AND RECORDED JULY 9, 1962 AS DOCUMENT 18526682, BOUNDED AND DESCRIBED AS FOLLOWS: COMMENCING AT THE SOUTHWEST CORNER OF LOT 8 IN BLOCK 68 IN RUSSELL, MATHER AND ROBERT’S ADDITION TO CHICAGO; THENCE NORTH 81 DEGREES 45 MINUTES 28 SECONDS EAST, ALONG THE NORTHWESTERLY LINE OF WEST ERIE STREET AFORESAID, 173.56 FEET TO THE HEREIN DESIGNATED POINT OF BEGINNING; THENCE CONTINUING NORTH 81 DEGREES 45 MINUTES 28 SECONDS EAST, ALONG SAID NORTHWESTERLY LINE, 256.51 FEET TO THE PRESENT DOCK LINE OF THE NORTH BRANCH OF THE CHICAGO RIVER; THENCE SOUTH 28 DEGREES 30 MINUTES 22 SECONDS EAST, ALONG SAID DOCK LINE, 8.47 FEET; THENCE SOUTH 30 DEGREES 38 MINUTES 08 SECONDS EAST, 60.82 FEET; THENCE SOUTH 37 DEGREES 22 MINUTES 06 SECONDS EAST, ALONG SAID DOCK LINE, 18.105 FEET TO THE POINT OF INTERSECTION WITH THE SOUTHEASTERLY LINE OF WEST ERIE STREET AFORESAID; THENCE SOUTH 81 DEGREES 45 MINUTES 28 SECONDS WEST, ALONG SAID SOUTHEASTERLY LINE, 246.98 FEET; THENCE NORTH 37 DEGREES 17 MINUTES 54 SECONDS WEST, 91.52 FEET TO THE HEREINABOVE DESIGNATED POINT OF BEGINNING, ALL IN SECTION 9, TOWNSHIP 39 NORTH, RANGE 14, EAST OF THE THIRD PRINCIPAL MERIDIAN, IN COOK COUNTY, ILLINOIS

PARCEL N:

A STRIP OF LAND 32.00 FEET IN WIDTH (AS MEASURED PERPENDICULARLY THERETO) LYING NORTHERLY OF THE NORTHERLY LINE OF WEST ERIE STREET AS RELOCATED PER DOCUMENT NUMBER 18526682 AND LYING ENTIRELY SOUTHWESTERLY OF A “LINE A” DRAWN FROM A POINT ON SAID NORTHERLY LINE OF WEST ERIE STREET, SAID POINT BEING 173.565 FEET NORTHEASTERLY OF THE SOUTHWEST CORNER OF BLOCK 68 IN RUSSELL, MATHER AND ROBERT’S ADDITION TO CHICAGO IN SECTION 9, TOWNSHIP 39 NORTH, RANGE 14 EAST OF THE THIRD PRINCIPAL MERIDIAN, TO A POINT ON THE WEST LINE OF BLOCK 79 IN SAID ADDITION 118.998 FEET SOUTH OF THE SOUTH LINE OF WEST CHICAGO AVENUE (BEING A LINE 40.00 FEET SOUTH OF AND PARALLEL WITH THE NORTH LINE OF SAID BLOCK 79); THE NORTHERLY TERMINUS OF SAID STRIP OF LAND BEING A LINE DESCRIBED AS COMMENCING AT A POINT ON SAID “LINE A”, 47.30 FEET SOUTHEASTERLY (AS MEASURED ALONG SAID “LINE A”) OF THE POINT OF INTERSECTION OF SAID “LINE A” WITH THE WEST LINE OF BLOCK 79 AFORESAID AND FORMING AN ANGLE WITH SAID “LINE A” FROM SOUTHEAST TO SOUTH OF 8 DEGREES 54 MINUTES 35.2 SECONDS, ALL IN COOK COUNTY, ILLINOIS.

PARCEL O

A STRIP OF LAND 32.00 FEET IN WIDTH (AS MEASURED PERPENDICULARLY THERETO) LYING ENTIRELY WITHIN WEST ERIE STREET AS RELOCATED PER DOCUMENT NUMBER 18526682 AND LYING SOUTHWESTERLY OF A LINE DRAWN FROM A POINT ON THE NORTHERLY LINE OF SAID RELOCATED WEST ERIE STREET 173.565 FEET NORTHEASTERLY OF THE SOUTHWEST CORNER OF BLOCK 68 IN RUSSELL, MATHER AND ROBERTS ADDITION TO CHICAGO IN SECTION 9, TOWNSHIP 39 NORTH, RANGE 14 EAST OF THE THIRD PRINCIPAL MERIDIAN, TO A POINT ON THE SOUTHERLY LINE OF SAID RELOCATED WEST ERIE STREET 223.81 FEET NORTHEASTERLY OF THE POINT OF INTERSECTION OF SAID SOUTHERLY LINE WITH THE NORTH LINE OF BLOCK 69 IN SAID ADDITION, ALL IN COOK COUNTY, ILLINOIS

C-1-11

PARCEL P

A STRIP OF LAND 32.00 FEET IN WIDTH (AS MEASURED PERPENDICULARLY THERETO) LYING SOUTHERLY OF THE SOUTHERLY LINE OF WEST ERIE STREET AS RELOCATED PER DOCUMENT NUMBER 18526682 AND LYING ENTIRELY SOUTHWESTERLY OF A “LINE B” DRAWN FROM A POINT ON SAID SOUTHERLY LINE OF WEST ERIE STREET, SAID POINT BEING 223.81 FEET NORTHEASTERLY OF THE POINT OF INTERSECTION OF SAID SOUTHERLY LINE WITH THE NORTHERLY LINE OF BLOCK 69 IN RUSSELL, MATHER AND ROBERT’S ADDITION TO CHICAGO IN SECTION 9, TOWNSHIP 39 NORTH, RANGE 14 EAST OF THE THIRD PRINCIPAL MERIDIAN, TO A POINT ON THE NORTHERLY LINE OF WEST GRAND AVENUE AS OPENED PER ORDINANCE ASSESSMENT CONFIRMED OCTOBER 4, 1858, SAID POINT BEING 80.71 FEET (AS MEASURED ALONG SAID NORTHERLY LINE) EASTERLY OF THE EAST LINE OF BLOCK 61 IN SAID ADDITION THE SOUTHERLY TERMINUS OF SAID STRIP OF LAND BEING A LINE DESCRIBED AS COMMENCING AT A POINT ON SAID “LINE B” 439.83 FEET (AS MEASURED ALONG SAID “LINE B”) NORTHWESTERLY OF THE NORTHERLY LINE OF WEST GRAND AVENUE, AFORESAID AND FORMING AN ANGLE WITH SAID “LINE B” FROM NORTHWEST TO WEST OF 52 DEGREES 38 MINUTES 07.3 SECONDS, ALL IN COOK COUNTY, ILLINOIS

C-1-12

EXHIBIT C-2

TEMPORARY PROJECT SITE

The Project Site (Temporary) is at the Medinah Temple located at 600 N. Wabash Avenue, Chicago, IL.

C-2-1

EXHIBIT D

CONCEPT DESIGN DOCUMENTS

* Design documents are conceptual and subject to change upon further review and approval by Developer and various departments, agencies and commissions of the City.

Permanent Project “Concept Design Documents”*

* Design documents are conceptual and subject to change upon further review and approval by Developer and various departments, agencies and commissions of the City.

CHICAGO AVENUE
HALSTED STREET
CHICAGO RIVER
PARKING
(1,100 SPACES)
SUPPORT
O.T.B.
O.T.B.
O.T.B.
O.T.B.
O.T.B.
O.T.B.
CASINO
ADMIN. &
SUPPORT
ANCONA STREET
HOTEL
CASINO
ADMINISTRATION
AND SUPPORT
ENTERTAINMENT
RECREATION
PARKING
BACK OF HOUSE
RETAIL
LOBBY
MUSEUM
VEHICLE ENTRY
PEDESTRIAN ENTRY

LEVEL P1 PLAN

* Design documents are conceptual and subject to change upon further review and approval by Developer and various departments, agencies and commissions of the City.

CHICAGO AVENUE
PARKING
(1,100 SPACES)
SUPPORT
LOBBY BAR
WATER TAXI
WINTER GARDEN
LOADING
65'-0"
STEAK REST.
LOBBY
ASIAN REST.
65'-0"
SPECIALTY REST.
LOBBY
3-MEAL DINER
RIVER WALK
CHICAGO RIVER
HALSTED STREET
SHARED SERVICES
SERVICE EASEMENT
POTENTIAL FUTURE TRANSIT WAY
150 STALLS/FL.
ANCONA STREET
125 STALLS/FL.
MUSEUM
25,000 SF

LEVEL P2 PLAN

* Design documents are conceptual and subject to change upon further review and approval by Developer and various departments, agencies and commissions of the City.

CHICAGO AVENUE
RETAIL
PARKING
PARKING ACCESS
VALET RAMP
DROP OFF
RETAIL
LOBBY
WINTER GARDEN
75'-0"
SUPERIOR STREET
PARKING
PARKING ACCESS
HALSTED STREET
JEFFERSON STREET
CASINO
CHICAGO RIVER
TERRACE
75'-0"
RESI
RESI
RESI
RESI
RESI
RESI
LOUNGE
75'-0"
VIP
ANCONA STREET
DROP OFF
THEATRE
ERIE STREET
UNION AVENUE
JEFFERSON STREET

CASINO LEVEL PLAN

* Design documents are conceptual and subject to change upon further review and approval by Developer and various departments, agencies and commissions of the City.

CHICAGO AVENUE
HOTEL ADMIN.
PARKING
DROP OFF
SUPERIOR STREET
PARKING
HALSTED STREET
JEFFERSON STREET
CHICAGO RIVER
PRE-FUNCTION
THEATRE
BALCONY
ANCONA STREET
ERIE STREET
UNION AVENUE
JEFFERSON STREET
RESTAURANT
HOTEL
CASINO
ADMINISTRATION AND SUPPORT
RECREATION
PARKING
RETAIL
LOBBY
MUSEUM
VEHICLE ENTRY
PEDESTRIAN ENTRY

LEVEL 2 PLAN

* Design documents are conceptual and subject to change upon further review and approval by Developer and various departments, agencies and commissions of the City.

CHICAGO AVENUE
MEETING ROOMS
PARKING
ROOF
ROOF
DROP OFF
RECREATION
SUPERIOR STREET
PARKING
POOL DECK
HALSTED STREET
CHICAGO RIVER
JEFFERSON STREET
RESI
RESI
ROOF
RESI
ANCONA STREET
ROOF
RESI
RESI
RESI
ERIE STREET
UNION AVENUE
JEFFERSON STREET

LEVEL 3 PLAN

* Design documents are conceptual and subject to change upon further review and approval by Developer and various departments, agencies and commissions of the City.

* Design documents are conceptual and subject to change upon further review and approval by Developer and various departments, agencies and commissions of the City.

* Design documents are conceptual and subject to change upon further review and approval by Developer and various departments, agencies and commissions of the City.

* Design documents are conceptual and subject to change upon further review and approval by Developer and various departments, agencies and commissions of the City.

* Design documents are conceptual and subject to change upon further review and approval by Developer and various departments, agencies and commissions of the City.

* Design documents are conceptual and subject to change upon further review and approval by Developer and various departments, agencies and commissions of the City.

Temporary Project “Concept Design Documents” *

* Design documents are conceptual and subject to change upon further review and approval by Developer and various departments, agencies and commissions of the City.

* Design documents are conceptual and subject to change upon further review and approval by Developer and various departments, agencies and commissions of the City.

PROPOSED FLOORPLAN - 1ST FLOOR

BOH
BOH
LOADING DOCK
EMPLOYEE BOH
RESTROOMS
CAGE
SPORTSBOOK
OPEN TO BELOW
CENTER BAR
GAMING FLOOR
ENTRY
ENTRY
MAIN ENTRY

* Design documents are conceptual and subject to change upon further review and approval by Developer and various departments, agencies and commissions of the City.

PROPOSED FLOORPLAN - 2ND FLOOR

KITCHEN / BOH
FOOD + BEVERAGE
FOOD + BEVERAGE
OPEN TO ABOVE
GAMING FLOOR
MENS
WOMENS

* Design documents are conceptual and subject to change upon further review and approval by Developer and various departments, agencies and commissions of the City.

PROPOSED FLOORPLAN - 3RD FLOOR

OPEN TO BELOW
ADMINISTRATIVE

* Design documents are conceptual and subject to change upon further review and approval by Developer and various departments, agencies and commissions of the City.

PROPOSED FLOORPLAN - LOWER LEVEL

GAMING FLOOR
RESTROOMS

* Design documents are conceptual and subject to change upon further review and approval by Developer and various departments, agencies and commissions of the City.

EXHIBIT E

FORM OF CASINO MANAGER

TRANSFER RESTRICTION AGREEMENT

This Transfer Restriction Agreement (“TRA”) is made as of this ___ day of __________, 20__, by _________________________limited liability company (“Casino Manager”), having its office at ______________________________________ to and for the benefit of the City of Chicago, Illinois, a municipal corporation and home rule unit of local government existing under the Constitution of the State of Illinois (the “City”). The Casino Manager and the City shall be referred to herein individually as a “Party” and collectively as the “Parties”.

R E C I T A L S

A.       On June 28, 2019, the Governor of the State of Illinois (the “State”) signed into law Public Act 101-0031, which public act significantly expanded gaming throughout the State by, among other things, amending the Illinois Gambling Act, 230 ILCS 10/1 et seq., as amended from time to time (the “Act”) and authorizing the Illinois Sports Wagering Act, 230 ILCS 45/25 et seq., as amended from time to time (the “Sports Wagering Act”).

B.       ___________________________, a Developer limited liability company (the “Developer”) and the City have executed that certain Host Community Agreement dated ______________ ___, 20__, as the same may from time to time be amended (“Agreement,” with capitalized terms herein having the same meaning as therein defined, unless expressly otherwise defined herein), which Agreement sets forth the terms and conditions upon which Developer has agreed to develop, construct, operate and maintain a casino, including all buildings, hotel structures, recreational or entertainment facilities, restaurants or other dining facilities, bars and lounges, retail stores or other amenities, back office facilities and improvements developed, constructed, used or maintained by Developer in connection with the casino (the “Project”).

C.       Casino Manager will be engaged by Developer to provide casino resort development and management services to Developer pursuant to the terms of a Management Agreement to be entered into between the Developer and Casino Manager, as the same may from time to time be amended (“Management Agreement”).

D.       Casino Manager, by virtue of entering into the Management Agreement with Developer, will benefit from the financial success of Developer.

E.       The City is relying upon Developer and the Casino Manager in the exercise of their respective skill, judgment, reputation and discretion with respect to the Project.

F.       The execution and delivery of this TRA is required under the terms of the Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and in order to induce the City to execute and deliver the Agreement, Casino Manager, acknowledging that, but for the execution and delivery of this TRA, the City would not have entered into the Agreement with Developer, hereby covenants and agrees as follows:

1.                  Without first obtaining the prior written consent of the City, the Casino Manager shall not permit or engage in the following transfers (each a “Restricted Transfer”):

(a)       consummate a sale of all or substantially all of its assets;

(b)       consummate a merger or consolidation with any other corporation or entity, other than a merger or consolidation which would result in the voting securities of the Casino Manager outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into the voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Casino Manager or such surviving entity outstanding immediately after such merger or consolidation;

(c)       liquidate all or substantially all of its assets;

(d)       (i) change its ownership through a transaction or a series of related transactions, such that any person or entity is or becomes the beneficial owner, directly or indirectly, of securities in the Casino Manager representing more than fifty percent (50%) of either the combined voting power of the voting securities or the economic interests of the Casino Manager, or (ii) otherwise allow or experience a change in Control of the Casino Manager; or

(e)       transfer, whether by assignment or otherwise, the Management Agreement.

2.       Nothing contained in this TRA shall prevent (i) the delegation of certain duties and responsibilities regarding the Project to third parties so long as (x) such delegation is ordinary and customary in the casino industry, and (y) the Casino Manager remains the primary provider of overall services and continues to exercise ultimate operational control over the Project, (ii) a pledge or a grant of a security interest by the Casino Manager of its assets, ownership interests or its direct or indirect interest in Developer or the Management Agreement to one or more an institutional lender(s), provided that the prior written consent of the City shall be required if any such institutional lenders in the exercise of their remedies desires to affect a Restricted Transfer, and (iii) the Board from authorizing the appointment of an interim casino manager under the Act.

3.       The procedure for obtaining approval of a Restricted Transfer by the City under this TRA shall be as follows:

(a)               Casino Manager shall notify the City as promptly as practicable upon Casino Manager becoming aware of any Restricted Transfer or proposed Restricted Transfer. The City shall have a period of thirty (30) calendar days to consider a Restricted Transfer after a written request for approval of such Restricted Transfer has been provided to the City by the Casino Manager. If the City fails to take any action concerning a proposed Restricted Transfer within such 30-day period, the Restricted Transfer shall be deemed to have been approved. The Casino Manager shall provide the City with such information as the City may reasonably request regarding such Restricted Transfer to the extent that such information is either in possession of the Casino Manager or reasonably accessible by it. Pursuant to the request of either Party, the Casino Manager and the City agree to meet and confer during the review process to discuss any proposed Restricted Transfer.

(b)       [Intentionally Omitted].

(c)       In the event that the City shall withhold approval of any Restricted Transfer, such withholding of approval shall be in writing and shall set forth with reasonable specificity each of the reasons why such approval has been withheld. In the event that the Casino Manager disputes the withholding of such approval, then the Casino Manager shall have the right to invoke the dispute resolution provisions set forth in this TRA.

4.       Each Party hereby represents and warrants that:

(a)       it is duly organized, validly existing and in good standing under the applicable laws of the jurisdiction of its formation, with full power and authority to execute and deliver this TRA and consummate the transactions contemplated hereby; and

(b)       the execution and delivery of this TRA and the consummation and performance by it of the transactions contemplated hereby: (1) have been duly authorized by all actions required under the terms and provisions of the instruments governing its existence (“Governing Instruments”) and the laws of the jurisdiction of its formation; (2) create legal, valid and binding obligations of it enforceable in accordance with the terms hereof, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity which may limit the availability of equitable remedies (whether in a proceeding at law or in equity); (3) does not require the approval or consent of any federal, state, county or municipal governmental authority, agency or instrumentality, including the City, State or the United States and all executive, legislative, judicial and administrative departments and bodies thereof (each a “Governmental Authority”) having jurisdiction over it, except those already obtained; and (4) do not and will not constitute a violation of, or default under, its Governing Instruments, the Act, the Sports Wagering Act, and all laws, ordinances, statutes, executive orders, rules, zoning requirements and agreements of any Governmental Authority that are applicable to the acquisition, remediation, renovation, demolition, development, construction and operation of the Project, including all required permits, approvals and rules, guidelines or restrictions enacted or imposed by Governmental Authorities, but only to the extent that such laws, ordinances, statutes, executive orders, zoning requirements, agreements, permits, approvals, rules, guidelines and restrictions are valid and binding on Casino Manager (the “Government Requirements”), agreement, commitment or instrument to which it is a party or by which any of its assets are bound, except for such violations or defaults under any Government Requirements, agreements, commitments or instruments that would not result in a material adverse change in the condition, financial or otherwise, or in the results of operations or business affairs of the Casino Manager and its subsidiaries, considered as one enterprise; and

(c)       a true, complete and accurate copy of the Casino Manager’s operating agreement dated _________________ is attached hereto as Exhibit E-1.

5.       Each Party covenants with the other Party as follows:

(a)       none of the representations and warranties of such Party in this TRA contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein, in the light of the circumstances under which they were made, not misleading.

(b)       Casino Manager shall give notice to the City promptly upon the occurrence of any Event of Default (hereinafter defined). Each notice pursuant to this subparagraph shall be accompanied by a statement setting forth details of the Event of Default referred to therein and stating what action Casino Manager proposes to take with respect thereto.

(c)       the Casino Manager agrees, upon the reasonable request of the City, to do any act or execute any additional documents as may be reasonably required by the City to accomplish or further confirm the provisions of this TRA.

6.       The City may declare Casino Manager to be in default under this TRA upon the occurrence of any of the following events (“Events of Default”):

(a)       If Casino Manager fails to comply with any material covenants and agreements made by it in this TRA (other than those specifically described in any other subparagraph of this paragraph 6) and such noncompliance continues for fifteen (15) days after written notice from the City, provided, however, that if any such noncompliance is reasonably susceptible of being cured within thirty (30) days, but cannot with due diligence be cured within fifteen (15) days, and if Casino Manager commences to cure any noncompliance within said fifteen (15) days and diligently prosecutes the cure to completion, then Casino Manager shall not during such period of diligently curing be in default hereunder as long as such default is completely cured within thirty (30) days of the first notice of such default to Casino Manager;

(b)       If any representation or warranty made by Casino Manager hereunder was false or misleading in any material respect as of the time made;

(c)       If any of the following events occur with respect to Casino Manager: (i) by order of a court of competent jurisdiction, a receiver, liquidator or trustee of Casino Manager or of any of the property of Casino Manager (other than non-material property and with respect to which the appointment hereinafter referred to would not materially adversely affect the financial condition of Casino Manager) shall be appointed and shall not have been discharged within ninety (90) days; (ii) a petition in bankruptcy, insolvency proceeding or petition for reorganization shall have been filed against Casino Manager and same is not withdrawn, dismissed, canceled or terminated within ninety (90) days; (iii) Casino Manager is adjudicated bankrupt or insolvent or a petition for reorganization is granted (without regard for any grace period provided for herein); (iv) if there is an attachment or sequestration of any of the property of Casino Manager and same is not discharged or bonded over within ninety (90) days; (v) if Casino Manager files or consents to the filing of any petition in bankruptcy or commences or consents to the commencement of any proceeding under the Federal Bankruptcy Code or any other law, now or hereafter in effect, relating to the reorganization of Casino Manager or the arrangement or readjustment of the debts of Casino Manager; or (vi) if Casino Manager shall make an assignment for the benefit of its creditors or shall admit in writing its inability to pay its debts generally as they become due or shall consent to the appointment of a receiver, trustee or liquidator of Casino Manager or of all or any material part of its property; or

(d)       If Casino Manager ceases to do business or terminates its business for any reason whatsoever or shall cause or institute any proceeding for the dissolution of Casino Manager, unless the City has first approved a successor Casino Manager pursuant to the terms of this TRA.

7.       Remedies:

(a)       Upon an Event of Default, the City shall have the right if it so elects to: (i) any and all remedies available at law or in equity; or (ii) institute and prosecute proceedings to enforce in whole or in part the specific performance of this TRA by Casino Manager, or to enjoin or restrain Casino Manager from commencing or continuing said breach, or to cause by injunction Casino Manager to correct and cure said breach or threatened breach without the need to post any bond therefor. None of the remedies enumerated herein is exclusive and nothing herein shall be construed as prohibiting the City from pursuing any other remedies at law, in equity or otherwise available to it under this TRA, including seeking damages for breach of this Agreement.

(b)       In the event that the City shall fail to honor any of its obligations under this TRA, the Casino Manager shall have the same remedies that the City has under paragraph 7(a) of this TRA.

(c)       The rights and remedies of each Party whether provided by law or by this TRA, shall be cumulative, and the exercise by a Party of any one or more of such remedies shall not preclude the exercise by it, at the same or different times, of any other such remedies for the same default or breach, to the extent permitted by law. No waiver made by a Party shall apply to obligations beyond those expressly waived in writing.

8.       If any of the provisions of this TRA, or the application thereof to any Person or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this TRA, or the application of such provision or provisions to Persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this TRA shall be valid and enforceable to the fullest extent permitted by law.

9.       This writing is intended by the Parties as a final expression of this TRA, and is intended to constitute a complete and exclusive statement of the terms of the agreement among the Parties. There are no promises or conditions, expressed or implied, unless contained in this writing. No course of dealing, course of performance or trade usage, and no parol evidence of any nature, shall be used to supplement or modify the terms of this TRA. No amendment, modification, termination or waiver of any provision of this TRA, shall in any event be effective unless the same shall be in writing and signed by the City and Casino Manager, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No waiver shall be implied from the City’s delay in exercising or failing to exercise any right or remedy against Developer or any Restricted Party in connection with any transfer restriction imposed on Developer or any Restricted Party under the Agreement or any other Transfer Restriction Agreement.

10.       Notices shall be given as follows:

(a)               Any notice, demand or other communication which any Party may desire or may be required to give to any other Party hereto shall be in writing delivered by (i) hand-delivery, (ii) a nationally recognized overnight courier, or (iii) mail (but excluding electronic mail, i.e., “e-mail”) addressed to a Party at its address set forth below, or to such other address as the Party to receive such notice may have designated to all other Parties by notice in accordance herewith:

If to City:	Mayor
City of Chicago
121 N. LaSalle Street 5th Floor,
Chicago, Illinois 60602

with copies to:	Corporation Counsel
City of Chicago
121 N. LaSalle Street, Room 600
Chicago, Illinois 60602

If to Casino
Manager:

with copies to:

(b)               Any such notice, demand or communication shall be deemed delivered and effective upon the actual delivery.

11.       Time is of the essence in performance of this TRA by the City and the Casino Manager.

12.       The terms of this TRA shall bind and benefit the legal representatives, successors and assigns of the City and Casino Manager; provided, however, that Casino Manager may not assign this TRA, or assign or delegate any of its rights or obligations under this TRA, without the prior written consent of the City in each instance.

13.       This TRA shall be governed by, and construed in accordance with, the local laws of the State without application of its law of conflicts principles.

14.       Submission to Jurisdiction.

(a)               The Parties expressly agree that the sole and exclusive place, status and forum of this TRA shall be the City. All actions and legal proceedings which in any way relate to this TRA shall be solely and exclusively brought, heard, conducted, prosecuted, tried and determined within the City. It is the express intention of the Parties that the exclusive venue of all legal actions and procedures of any nature whatsoever which related in any way to this TRA shall be the Circuit Court of Cook County, Illinois, or the United States District Court for the Northern District of Illinois (the “Court”).

(b)               If at any time during the Term, the Casino Manager is not a resident of the State or has no officer, director, employee, or agent thereof available for service of process as a resident of the State, or if any permitted assignee thereof shall be a foreign corporation, partnership or other entity or shall have no officer, director, employee, or agent available for service of process in the State, the Casino Manager or its assignee hereby designates the Secretary of State of the State of Illinois, as its agent for the service of process in any court action between it and the City or arising out of or relating to this TRA and such service shall be made as provided by the laws of the State for service upon a non-resident.

15.       Casino Manager acknowledges that it expects to derive a benefit as a result of the Agreement because of its relationship to Developer, and that it is executing this TRA in consideration of that anticipated benefit.

[signature page follows]

CITY OF CHICAGO, ILLINOIS, a municipal corporation

By:
Its:

limited liability
company

By:
Its:

[Signature Page – Casino Manager Transfer Restriction Agreement]

EXHIBIT F

FORM OF RESTRICTED PARTY

TRANSFER RESTRICTION AGREEMENT1

This Transfer Restriction Agreement (“TRA”) is made as of this ___ day of __________, 20__, by ________________________(“Restricted Party”), having its office at ___________________________________________________________ to and for the benefit of the City of Chicago, Illinois, a municipal corporation and home rule unit of local government existing under the Constitution of the State of Illinois (the “City”). The Restricted Party and the City shall be referred to herein individually as a “Party” and collectively as the “Parties”.

R E C I T A L S

A.       On June 28, 2019, the Governor of the State of Illinois signed into law Public Act 101-0031, which public act significantly expanded gaming throughout the State by, among other things, amending the Illinois Gambling Act, 230 ILCS 10/1 et seq., as amended from time to time and authorizing the Illinois Sports Wagering Act, 230 ILCS 45/25 et seq., as amended from time to time.

B.       Bally’s Chicago Operating Company, LLC, a Delaware limited liability company (the “Developer”), and the City have executed that certain Host Community Agreement dated _________ ___, 2022, as the same may from time to time be amended (“Agreement,” with capitalized terms herein having the same meaning as therein defined, unless expressly otherwise defined herein), which Agreement sets forth the terms and conditions upon which Developer has agreed to develop, construct, operate and maintain a casino, including all buildings, hotel structures, recreational or entertainment facilities, restaurants or other dining facilities, bars and lounges, retail stores or other amenities, back office facilities and improvements developed, constructed, used or maintained by Developer in connection with the casino (the “Project”).

C.       Casino Manager will be engaged by Developer to provide casino resort development and management services to Developer pursuant to the terms of a Management Agreement to be entered into between the Developer and Casino Manager, as the same may from time to time be amended (“Management Agreement”).

D.       The Restricted Party, as a direct or indirect owner of Developer or the Casino Manager who is not a Passive Investor as defined in the Agreement, will benefit from the financial success of Developer or Casino Manager.

E.       The City is relying upon Developer or the Casino Manager and the Restricted Party and their respective subsidiaries in the exercise of their respective skill, judgment, reputation and discretion with respect to the Project.

F.       The execution and delivery of this TRA is required under the terms of the Agreement.

1 Certain provisions of this Agreement will need to be modified for the Restricted Parties who are individuals.

NOW, THEREFORE, in consideration of the foregoing premises and in order to induce the City to execute and deliver the Agreement, the Restricted Party, acknowledging that, but for the execution and delivery of this TRA, the City would not have entered into the Agreement with Developer, hereby covenants and agrees as follows:

1.                  Without first obtaining the prior written consent of the City, the Restricted Party shall not, whether by operation of law or otherwise, take action within its control to effect or consent to the following transfers (each a “Restricted Transfer”):

(a)       consummate a sale, transfer or assignment of all or substantially all of its assets or its Direct or Indirect Interest in the Developer or Casino Manager;

(b)       consummate a merger or consolidation with any other corporation or entity, other than a merger or consolidation which would result in the voting securities of the Restricted Party outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into the voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Restricted Party or such surviving entity outstanding immediately after such merger or consolidation;

(c)       liquidate all or substantially all of its assets or its ownership interest in the Developer or Casino Manager; or

(d)       change its ownership through a transaction or a series of related transactions, such that any person or entity is or becomes the beneficial owner, directly or indirectly, of securities in the Restricted Party representing more than fifty percent (50%) of the combined voting power of the voting securities of the Restricted Party.

Notwithstanding any provision to the contrary set forth in this TRA, this TRA shall terminate in the event that (i) Developer or Casino Manager or its successor(s) successfully completes an initial public offering of its securities so that it becomes a Publicly Traded Corporation and its securities are traded on NASDAQ or the New York Stock Exchange, or (ii) Restricted Party ceases to be a Restricted Party.

A Restricted Party other than an institutional investor, institutional lender of Developer or Casino Manager, or a Publicly Traded Corporation shall (i) place a legend on its ownership certificate, if any, or include in its organizational documents, a transfer restriction requiring the owners of such Restricted Party to comply with the terms of this TRA, and (ii) either enforce such provision or acknowledge that the City is a third party beneficiary of such provision and may enforce such provision in its own name.

2.                  Nothing contained in this TRA shall prevent a (i) Restricted Transfer (other than a transfer by Bally’s Corporation or a subsidiary or other Person Controlled by Bally’s Corporation of its Direct or Indirect Interest in the Developer or Casino Manager to a Person not a subsidiary of Bally’s Corporation) to a Permitted Transferee (hereinafter defined); or (ii) pledge or grant of a security interest by the Restricted Party of its Direct or Indirect Interest in or assets of Developer or Casino Manager to one or more institutional lenders or investors or their agents or representatives (all of the foregoing, a “Lender Parties”), provided that the prior written consent of the City shall be required if any such Lender Parties in the exercise of their remedies desires to effect a Restricted Transfer to a person or entity that would not be a Permitted Transferee; or (iii) complying with an order of the Board requiring a Restricted Transfer to be consummated. For purposes of this Agreement, a “Permitted Transferee” shall mean any of the following:

(a)               a Restricted Party’s spouse, child, brother, sister or parent (“Family Members”);

(b)       an entity whose beneficial owners consist solely of the Restricted Party or Family Members of the Restricted Party;

(c)       another Restricted Party (as defined in the Agreement) or a beneficial owner of the Restricted Party if the Restricted Party is an entity;

(d)       a person or entity who (a) does not, at the time of the transfer, manage, operate or have more than a ten percent (10%) ownership interest in any casino property (other than the Project) that is located within the Restricted Area, and (b) (x) will not, as a result of such Restricted Transfer, be a Restricted Party (as defined in the Agreement) or (y) if such person or entity will as a result of such Restricted Transfer be a Restricted Party (as defined in the Agreement) , such person or entity shall be required to execute a TRA in favor of the City;

(e)       if the ownership interests subject to the applicable transfer are securities of a Publicly Traded Corporation, a person or entity who acquires such ownership interests in an open market transactions over a national securities exchange or in an underwritten public offering;

(f)       a Publicly Traded Corporation engaged in the business of owning, operating or managing casino properties and such Publicly Traded Corporation does not, at the time of the transfer, own, manage, operate or have financial interest in any Restricted Activity (as defined in the Agreement) that is located within the Restricted Area (as defined in the Agreement);

(g)       the issuer of the ownership interests subject to the applicable transfer; or

(h)       any person or entity provided such person or entity does not, at the time of the transfer, manage, operate or have more than a ten percent (10%) ownership interest in any casino property (other than the Project) that is located within the Restricted Area.

3.                  The procedure for obtaining approval of a Restricted Transfer by the under this TRA shall be as follows:

(a)                The Restricted Party shall notify the City as promptly as practicable upon the Restricted Party becoming aware of any Restricted Transfer or proposed Restricted Transfer. The City shall have a period of thirty (30) calendar days to consider a Restricted Transfer after a written request for approval of such Restricted Transfer has been provided to the City by the Restricted Party. If the City fails to take any action concerning a proposed Restricted Transfer within such 30-day period, the Restricted Transfer shall be deemed to have been approved. The Restricted Party shall provide the City with such information as the City may reasonably request regarding such Restricted Transfer to the extent that such information is either in possession of the Restricted Party or reasonably accessible to it. Pursuant to the request of either Party, the Restricted Party and the City agree to meet and confer during the review process to discuss any proposed Restricted Transfer.

(b)	[Intentionally Omitted.]

(c)       In the event that the City shall withhold approval of any Restricted Transfer, such withholding of approval shall be in writing and shall set forth with reasonable specificity each of the reasons why such approval has been withheld. In the event that the Restricted Party disputes the withholding of such approval, then the Restricted Party shall have the right to invoke the dispute resolution provisions set forth in this TRA.

4.	Each Party hereby represents and warrants that:

(a)       it is duly organized, validly existing and in good standing under the applicable laws of the jurisdiction of its formation, with full power and authority to execute and deliver this TRA and consummate the transactions contemplated hereby;

(b)       the execution and delivery of this TRA and the consummation and performance by it of the transactions contemplated hereby: (1) have been duly authorized by all actions required under the terms and provisions of the instruments governing its existence (“Governing Instruments”) and the laws of the jurisdiction of its formation; (2) create legal, valid and binding obligations of it enforceable in accordance with the terms hereof, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity which may limit the availability of equitable remedies (whether in a proceeding at law or in equity); (3) do not require the approval or consent of any federal, state, county or municipal governmental authority, agency or instrumentality, including the City, State or the United States and all executive, legislative, judicial and administrative departments and bodies thereof (each a “Governmental Authority”) having jurisdiction over it, except those already obtained; and (4) do not and will not constitute a violation of, or default under, its Governing Instruments, the Act, the Sports Wagering Act, and all laws, ordinances, statutes, executive orders, rules, zoning requirements and agreements of any Governmental Authority that are applicable to the acquisition, remediation, renovation, demolition, development, construction and operation of the Project, including all required permits, approvals and rules, guidelines or restrictions enacted or imposed by Governmental Authorities, but only to the extent that such laws, ordinances, statutes, executive orders, zoning requirements, agreements, permits, approvals, rules, guidelines and restrictions are valid and binding on Casino Manager (the “Government Requirements”), agreement, commitment or instrument to which it is a party or by which any of its assets are bound, except for such violations or defaults under any Government Requirements, agreements, commitments or instruments that would not result in a material adverse change in the condition financial or otherwise, or in the results of operations or business; and

(c)       a true, complete and accurate copy of the Restricted Party’s operating agreement dated ______________ is attached hereto as Exhibit F-1.

5.       Each Party covenants with the other Party as follows:

(a)       none of the representations and warranties of such Party in this TRA contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading.

(b)       the Restricted Party shall give notice to the City promptly upon the occurrence of any Event of Default (hereinafter defined). Each notice pursuant to this subparagraph shall be accompanied by a statement setting forth details of the Event of Default referred to therein and stating what action the Restricted Party proposes to take with respect thereto.

(c)       the Restricted Party agrees, upon the reasonable request of the City, to do any act or execute any additional documents as may be reasonably required by the City to accomplish or further confirm the provisions of this TRA.

6.       The City may declare the Restricted Party to be in default under this TRA upon the occurrence of any of the following events (“Events of Default”).

(a)       If the Restricted Party fails to comply with any covenants and agreements made by it in this TRA (other than those specifically described in any other subparagraph of this paragraph 6) and such noncompliance continues for thirty (30) days after written notice from the City, provided, however, that if any such noncompliance is reasonably susceptible of being cured within sixty (60) days, but cannot with due diligence be cured within thirty (30) days, and if the Restricted Party commences to cure any noncompliance within said thirty (30) days and diligently prosecutes the cure to completion, then the Restricted Party shall not during such period of diligently curing be in default hereunder as long as such default is completely cured within sixty (60) days of the first notice of such default to the Restricted Party;

(b)       If any representation or warranty made by the Restricted Party hereunder was false or misleading in any material respect as of the time made;

(c)       If any of the following events occur with respect to the Restricted Party: (i) by order of a court of competent jurisdiction, a receiver, liquidator or trustee of the Restricted Party or of any of the property of the Restricted Party (other than non-material property and with respect to which the appointment hereinafter referred to would not materially adversely affect the financial condition of the Restricted Party) shall be appointed and shall not have been discharged within ninety (90) days; (ii) a petition in bankruptcy, insolvency proceeding or petition for reorganization shall have been filed against the Restricted Party and same is not withdrawn, dismissed, canceled or terminated within ninety (90) days; (iii) the Restricted Party is adjudicated bankrupt or insolvent or a petition for reorganization is granted (without regard for any grace period provided for herein); (iv) if there is an attachment or sequestration of any of the property of the Restricted Party and same is not discharged or bonded over within ninety (90) days; (v) if the Restricted Party files or consents to the filing of any petition in bankruptcy or commences or consents to the commencement of any proceeding under the Federal Bankruptcy Code or any other law, now or hereafter in effect, relating to the reorganization of the Restricted Party or the arrangement or readjustment of the debts of the Restricted Party; or (vi) if the Restricted Party shall make an assignment for the benefit of its creditors or shall admit in writing its inability to pay its debts generally as they become due or shall consent to the appointment of a receiver, trustee or liquidator of the Restricted Party or of all or any material part of its property; or

(d)       If the Restricted Party ceases to do business or terminates its business for any reason whatsoever or shall cause or institute any proceeding for the dissolution of the Restricted Party, in each case other than as part of a Restricted Transfer to a Permitted Transferee, unless the City has first approved the Restricted Party’s successor pursuant to the terms of this TRA.

7.       Remedies:

(a)       Upon an Event of Default, the City shall have the right if it so elects to: (i) any and all remedies available at law or in equity; or (ii) institute and prosecute proceedings to enforce in whole or in part the specific performance of this TRA by the Restricted Party, or to enjoin or restrain the Restricted Party from commencing or continuing said breach, or to cause by injunction the Restricted Party to correct and cure said breach or threatened breach without the need to post any bond therefor. None of the remedies enumerated herein is exclusive and nothing herein shall be construed as prohibiting the City from pursuing any other remedies at law, in equity or otherwise available to it under this TRA, including seeking damages for breach of this Agreement.

(b)       In the event that the City shall fail to honor any of its obligations under this TRA, the Restricted Party shall have the same remedies that the City has under paragraph 7(a) of this TRA.

(c)       The rights and remedies of each Party whether provided by law or by this TRA, shall be cumulative, and the exercise by a Party of any one or more of such remedies shall not preclude the exercise by it, at the same or different times, of any other such remedies for the same default or breach, to the extent permitted by law. No waiver made by a Party shall apply to obligations beyond those expressly waived in writing.

8.       If any of the provisions of this TRA, or the application thereof to any Person or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this TRA, or the application of such provision or provisions to Persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this TRA shall be valid and enforceable to the fullest extent permitted by law.

9.       This writing is intended by the Parties as a final expression of this TRA, and is intended to constitute a complete and exclusive statement of the term of the agreement among the Parties. There are no promises or conditions, expressed or implied, unless contained in this writing. No course of dealing, course of performance or trade usage, and no parole evidence of any nature, shall be used to supplement or modify the terms of this TRA. No amendment, modification, termination or waiver of any provision of this TRA, shall in any event be effective unless the same shall be in writing and signed by the City and the Restricted Party, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No waiver shall be implied from the City’s delay in exercising or failing to exercise any right or remedy against Developer or any Restricted Party in connection with any transfer restriction imposed on Developer or any Restricted Party under the Agreement or under any other Transfer Restriction Agreement.

10.       Notices shall be given as follows:

(a)               Any notice, demand or other communication which any Party may desire or may be required to give to any other Party shall be in writing delivered by (i) hand-delivery, (ii) a nationally recognized overnight courier, or (iii) mail (but excluding electronic mail, i.e., “e-mail”) addressed to a Party at its address set forth below, or to such other address as the Party to receive such notice may have designated to all other Parties by notice in accordance herewith:

If to City:	Mayor
City of Chicago
121 N. LaSalle Street, 5th Floor
Chicago, Illinois 60602

with copies to:	Corporation Counsel
City of Chicago
121 N. LaSalle Street, Room 600
Chicago, Illinois 60602

If to the
Restricted Party:

with copies to:

(b)       Any such notice, demand or communication shall be deemed delivered and effective upon actual delivery.

11.       [Intentionally Omitted].

12.       The terms of this TRA shall bind and benefit the legal representatives, successors and assigns of the City and the Restricted Party; provided, however, that, other than as part of a Restricted Transfer to a Permitted Transferee, the Restricted Party may not assign this TRA, or assign or delegate any of its rights or obligations under this TRA, without the prior written consent of the City in each instance.

13.       This TRA shall be governed by, and construed in accordance with, the local laws of the State without application of its law of conflicts principles.

14.	Submission to Jurisdiction

(a)       The Parties expressly agree that the sole and exclusive place, status and forum of this TRA shall be the City. All actions and legal proceedings which in any way relate to this TRA shall be solely and exclusively brought, heard, conducted, prosecuted, tried and determined within the City. It is the express intention of the Parties that the exclusive venue of all legal actions and procedures of any nature whatsoever which related in any way to this TRA shall be the Circuit Court of Cook County, Illinois, or the United States District Court for the Northern District of Illinois (the “Court”).

(b)       If at any time during the Term, the Restricted Party is not a resident of the State or has no officer, director, employee, or agent thereof available for service of process as a resident of the State, or if any permitted assignee thereof shall be a foreign corporation, partnership or other entity or shall have no officer, director, employee, or agent available for service of process in the State, Restricted Party or its assignee hereby designates the Secretary of State of the State of Illinois, as its agent for the service of process in any court action between it and the City or arising out of or relating to this TRA and such service shall be made as provided by the laws of the State for service upon a non-resident.

15. The Restricted Party acknowledges that it expects to derive a benefit as a result of the Agreement because of its relationship to Developer or Casino Manager, and that it is executing this TRA in consideration of that anticipated benefit.

CITY OF CHICAGO, ILLINOIS, a municipal corporation

By:
Its:

,a

By:
Its:

[Signature Page – Restricted Party Transfer Restriction Agreement]

EXHIBIT G

FORM OF CLOSING CERTIFICATE

Pursuant to Section 2.3 of that certain Host Community Agreement dated as of ___________ ___, 2022 (the “Agreement”), by and among the City of Chicago, Illinois, a municipal corporation and home rule unit of local government existing under the Constitution of the State of Illinois (the “City”) and _______________, a Delaware limited liability company (the “Developer”), the Developer hereby certifies to the City that:

(a)       Certificate of Legal Existence. Attached hereto as “Exhibit A” is a true, correct and complete copy of the Articles of Organization of the Developer, together with any and all amendments thereto, as on file with the any and all amendments thereto, as on file with the Delaware Secretary of State, and no action has been taken to amend, modify or repeal such Articles of Organization, the same being in full force and effect in the attached form as of the date hereof.

(b)       Limited Liability Agreement. Attached hereto as “Exhibit B” is a true, correct and complete copy of the Developer’s limited liability agreement, together with any and all amendments thereto.

(c)       Resolutions. Attached hereto as “Exhibit C” is a true and correct copy of the resolutions approving the execution, delivery and performance of the obligations of the Developer under the Agreement that have been duly adopted at a meeting of, or by the written consent of, the [managers/members of] Developer, and none of such resolutions have been amended, modified, revoked or rescinded in any respect since their respective dates of execution, and all of such resolutions are in full force and effect on the date hereof in the form adopted.

(d)       Incumbency. Attached hereto as “Exhibit D” is an incumbency certificate of the managers of the Developer, which individuals are duly elected, qualified and acting managers of the Developer, each such individual holding the office(s) set forth opposite his or her respective name as of the date hereof, and the signature set forth beside the respective name as of the date hereof, and the signature set forth beside the respective name and title of said managers and authorized signatories are true, authentic signatures.

(e)       Certificate of Good Standing. Attached hereto as “Exhibit E” are original certificates dated as of a recent date from the Delaware Secretary of State or other appropriate authority of each jurisdiction in which the Developer was, respectively, incorporated or qualified to do business, such certificate evidencing the good standing of the Developer in such jurisdictions.

Dated as of: _____________, 20__

[Insert Signature Block]

G-1

EXHIBIT H

FORM OF RELEASE*

This Release (“Release”) is made as of this ___ day of __________, 20__, by __________________________, a ______________ (the “Releasor”), having its office at __________________________________________________ to and for the benefit of the City of Chicago, Illinois, a municipal corporation and home rule unit of local government existing under the Constitution of the State of Illinois (the “City”).

R E C I T A L S

A.                ________________________ and the City have executed that certain Host Community Agreement dated ____________ __, 20__, as the same may from time to time be amended (“Agreement,” with capitalized terms herein having the same meaning as therein defined, unless expressly otherwise defined herein), which Agreement sets forth the terms and conditions upon which Releasor has agreed to develop, construct, operate and maintain the Project.

B.                 The execution and delivery of this Release is required under the terms of the Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and in order to induce the City to execute and deliver the Agreement, Releasor acknowledging that, but for the execution and delivery of this Release, the City would not have entered into the Agreement with Releasor, hereby covenants and agrees as follows:

1.       The Releasor and its successors and assigns, and on behalf of its subsidiaries and their successors and assigns, hereby release: (i) the City including its City Counsel, Corporation Counsel, all departments, agencies and commissions thereof; (ii) Taft Stettinius & Hollister LLP; and (iii) their respective elected and appointed officials, principals, agents, subcontractors, consultants, attorneys, advisors, employees, officers, directors and members of the City’s casino evaluation team (the “Releasees”), and hold each of them harmless from any damages, claims, rights, liabilities, or causes of action, which the Releasor ever had, now has, may have or claim to have, in law or in equity, against any or all of the Releasees, arising out of or directly or indirectly related to the (i) selection and evaluation of its development proposal and related submissions; (ii) negotiation of the Agreement between the City and the Releasor; or (iii) any matters pending or coming before the Board (the “Released Matters”). This Release specifically excludes any liability arising from any fraud or intentional misrepresentation of the Releasees.

2.       The Releasor and its successors and assigns, and on behalf of its subsidiaries and assigns will not ever institute any action or suit at law or in equity against any Releasee, nor institute, prosecute or in any way aid in the institution or prosecution of any claim, demand, action, or cause of action for damages, costs, loss of services, expenses, or compensation for or on account of any of the Released Matters.

*	Separate forms modified as appropriate to be signed by Developer, and all direct or indirect owners of Developer.

H-1

3.	Releasor hereby represents and warrants that:

(a)       it is duly organized, validly existing and in good standing under the applicable laws of the jurisdiction of its formation, with full power and authority to execute and deliver this Release;

(b)       the execution and delivery of this Release: (1) have been duly authorized by all actions required under the terms and provisions of the instruments governing its existence (“Governing Instruments”), and the laws of the jurisdiction of its formation; (2) create legal, valid and binding obligations of it enforceable in accordance with the terms hereof, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity which may limit the availability of equitable remedies (whether in a proceeding at law or in equity); (3) do not require the approval or consent of any Governmental Authority having jurisdiction over it, except those already obtained; and (4) do not and will not constitute a violation of, or default under, its Governing Instruments, any Government Requirements, agreement, commitment or instrument to which it is a party or by which any of its assets are bound, except for such violations or defaults under any Government Requirements, agreements, commitments or instruments that would not result in a material adverse change in the condition, financial or otherwise, or in the results of operations or business affairs of the Releasor and its subsidiaries, considered as one enterprise.

4.       If any of the provisions of this Release, or the application thereof to any Person or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Release, or the application of such provision or provisions to Persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Release shall be valid and enforceable to the fullest extent permitted by law.

5.       No amendment, modification, termination or waiver of any provision of this Release, shall in any event be effective unless the same shall be in writing and signed by the City, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

6.       This Release shall be governed by, and construed in accordance with, the local laws of the State without application of its law of conflicts principles.

7.	Submission to Jurisdiction

(a)       It is the express intention of the Releasor and the City that the exclusive venue of all legal actions and procedures of any nature whatsoever which relate in any way to this Release shall be filed in the Circuit Court of Cook County, Illinois, or the United States District Court for the Northern District of Illinois (the “Court”).

(b)       If Releasor is not a resident of the State or has no officer, director, employee, or agent thereof available for service of process as a resident of the State, Releasor hereby designates the Secretary of State of the State of Illinois, as its agent for the service of process in any court action between it and the City or arising out of or relating to this Release and such service shall be made as provided by the laws of the State for service upon a non-resident.

[Insert signature block]

[Signature Page – Release]

H-2

EXHIBIT I

TYPES AND AMOUNTS OF INSURANCE

Type of Coverage	Policy Limit	Coverage Requirements

Commercial General Liability	$2,000,000, per occurrence $2,000,000, personal and advertising injury aggregate	All operations (including products/completed operations, personal injury, and advertising), blanket contractual and covering all equipment used in performance of this Agreement (whether owned, rented or borrowed) with combined single limits for broad form property damage and bodily injury (including death). This coverage shall include broad form contractual liability coverage.

Excess/Umbrella Liability	$5,000,000, per occurrence/aggregate limit	Follow form Commercial General and Automobile Liability.

Property Insurance	“All Risk”	Fire and extended coverage insurance, including earthquake, flood, terrorism, and business interruption covering loss and/or damage to the Project, in the amount of the full replacement value thereof.

Workers Compensation	Statutory limits	Workers compensation as required by Illinois statutory limits covering all of Developer’s personnel performing work in connection with the Agreement.
Employers Liability	$1,000,000, per accident/disease, per employee

Automobile Liability	$1,000,000 combined single limit/per accident	For loss due to bodily injury or death of any person, or property damage arising out of the ownership, maintenance, operation or use of any motor vehicle whether owned, non-owned, hired or leased.

I-1

EXHIBIT J

FORM OF ESTOPPEL CERTIFICATE

[DATE]

[Name of Financial Institution] (“Addressee”)

[Address of Financial Institution]

Attn:___________________

Re:	Host Community Agreement between the City of Chicago, Illinois and ____________________, a Delaware limited liability company (the “Developer”), dated ____________ __, 20__ (the “Agreement”)

Ladies and Gentlemen:

The undersigned, the City of Chicago, Illinois, a municipal corporation and home rule unit of local government existing under the Constitution of the State of Illinois (“City”), provides this Estoppel Certificate (“Certificate”) to you with respect to those matters and only those matters set forth herein concerning the above-referenced Agreement:

As of the date of this Certificate, the undersigned hereby certifies that to the undersigned’s actual knowledge:

1.                  Attached hereto as Exhibit A is a true, accurate, and complete copy of the Agreement. The Agreement has not been amended except as set forth in Exhibit A.

2.       The Agreement has not been terminated or canceled. The City has/has not sent to Developer notice in accordance with the terms of the Agreement alleging that the Developer is in default under the Agreement. [If a notice has been sent, a copy is attached].

3.       The City has/has not received notice from Developer in accordance with the terms of the Agreement alleging that the City is in default under the Agreement. [If a notice has been sent, a copy is attached].

4.       The Closing Date, as such term is defined in the Agreement, [occurred, _________/has not occurred].

J-1

Notwithstanding the representations herein, in no event shall this Certificate subject the City to any liability whatsoever, despite the negligent or otherwise inadvertent failure of the City to disclose correct or relevant information, or constitute a waiver with respect to any act of Developer for which approval by the City was required but not sought or obtained, provided that, as between the City and Addressee, the City shall be estopped from denying the accuracy of this Certificate. No party other than Addressee shall have the right to rely on this Certificate. In no event shall this Certificate amend or modify the Agreement, and the City shall not be estopped from denying the accuracy of this Certificate as between the City and any party other than the Addressee.

Name:

in his/her capacity as

of the City of Chicago, Illinois

[Signature Page – Estoppel Certificate]

J-2

EXHIBIT K

FORM OF RESTRICTED PARTY RADIUS RESTRICTION AGREEMENT*

This Radius Restriction Agreement (“RRA”) is made as of this ___ day of __________, 20__, by ___________________________________ (the “Restricted Party”), having its office at ____________________________________________ to and for the benefit of the City of Chicago, Illinois, a municipal corporation and home rule unit of local government existing under the Constitution of the State of Illinois (the “City”). Restricted Party and the City shall be referred to herein individually as a “Party” and collectively as the “Parties”.

R E C I T A L S

A.                ____________________, LLC, a Delaware limited liability company (the “Developer”), and the City have executed that certain Host Community Agreement dated ______________, 20__, as the same may from time to time be amended (“Agreement,” with capitalized terms herein having the same meaning as therein defined, unless expressly otherwise defined herein), which Agreement sets forth the terms and conditions upon which Developer has agreed to develop, construct, operate and maintain the Project.

B.       The Restricted Party, as an indirect owner of Developer who is not a Passive Investor, will benefit from the financial success of Developer.

C.	The execution and delivery of this RRA is required under the terms of the Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and in order to induce the City to execute and deliver the Agreement, the Restricted Party, acknowledging that, but for the execution and delivery of this RRA, the City would not have entered into the Agreement with Developer, hereby covenants and agrees as follows:

1.       The Restricted Party shall not itself, directly or indirectly, nor permit any of its subsidiaries or any Persons controlled by it, directly or indirectly, to: (i) manage, operate or become financially interested in any casino, whether land based or riverboat, or in any other establishment at which Gambling Games or historical horse racing are authorized (a “Restricted Activity”), within the Restricted Area other than the Project; (ii) make application for any franchise, permit or license to manage or operate any Restricted Activity within the Restricted Area other than the Project; or (iii) respond positively to any request for proposal to develop, manage, operate or become financially interested in any Restricted Activity within the Restricted Area (the “Radius Restriction”) other than the Project.

2.       It is the desire of the Parties that the provisions of this RRA be enforced to the fullest extent permissible under the laws and public policies in each jurisdiction in which enforcement might be sought. Accordingly, if any particular portion of this RRA shall ever be adjudicated as invalid or unenforceable, or if the application thereof to any Party or circumstance shall be adjudicated to be prohibited by or invalidated by such laws or public policies, such section or sections shall be (i) deemed amended to delete therefrom such portions so adjudicated or (ii) modified as determined appropriate by such a court, such deletions or modifications to apply only with respect to the operation of such section or sections in the particular jurisdictions so adjudicating on the Parties and under the circumstances as to which so adjudicated.

*	Certain provisions of this Agreement will need to be modified for the Restricted Parties who are individuals.

3.	The Restricted Party hereby represents and warrants that:

(a)       it is duly organized, validly existing and in good standing under the applicable laws of the jurisdiction of its formation, with full power and authority to execute and deliver this RRA and consummate the transactions contemplated hereby; and

(b)       the execution and delivery of this RRA and the consummation and performance by it of the transactions contemplated hereby: (1) have been duly authorized by all actions required under the terms and provisions of the instruments governing its existence (“Governing Instruments”) and the laws of the jurisdiction of its formation; (2) create legal, valid and binding obligations of it enforceable in accordance with the terms hereof, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity which may limit the availability of equitable remedies (whether in a proceeding at law or in equity); (3) do not require the approval or consent of any Governmental Authority having jurisdiction over it, except those already obtained; and (4) do not and will not constitute a violation of, or default under, its Governing Instruments, any Government Requirements, agreement, commitment or instrument to which it is a party or by which any of its assets are bound, except for such violations or defaults under any Government Requirements, agreements, commitments or instruments that would not result in a material adverse change in the condition financial or otherwise, or in the results of operations or business affairs of the Restricted Party and its subsidiaries, considered as one enterprise.

4.	The Restricted Party covenants with the City as follows:

(a)       none of the representations and warranties in this RRA contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading;

(b)       the Restricted Party shall give notice to the City promptly upon the occurrence of any Event of Default. Each notice pursuant to this subparagraph shall be accompanied by a statement setting forth details of the Event of Default referred to therein and stating what action Related Party proposes to take with respect thereto; and

5.             The City may declare the Restricted Party to be in default under this RRA upon the occurrence of any of the following events (each, an “Event of Default”):

(a)       If the Restricted Party fails to comply with any covenants and agreements made by it in this RRA and such noncompliance continues for thirty (30) days after written notice from the City, provided, however, that if any such noncompliance is reasonably susceptible of being cured within sixty (60) days, but cannot with due diligence be cured within thirty (30) days, and if the Restricted Party commences to cure any noncompliance within said thirty (30) days and diligently prosecutes the cure to completion, then the Restricted Party shall not during such period of diligently curing be in default hereunder as long as such default is completely cured within sixty (60) days of the first notice of such default to the Restricted Party; and

(b)       If any representation or warranty made by the Restricted Party hereunder was false or misleading in any material respect as of the time made.

6.             Remedies:

(a)       Upon an Event of Default, the City shall have the right if it so elects to: (i) any and all remedies available at law or in equity; or (ii) institute and prosecute proceedings to enforce in whole or in part the specific performance of this RRA by the Restricted Party, or to enjoin or restrain the Restricted Party from commencing or continuing said breach, or to cause by injunction the Restricted Party to correct and cure said breach or threatened breach without the need to post any bond therefor. None of the remedies enumerated herein is exclusive and nothing herein shall be construed as prohibiting the City from pursuing any other remedies at law, in equity or otherwise available to it under this RRA, including seeking damages for breach of this Agreement.

(b)       The rights and remedies of the City whether provided by law or by this RRA, shall be cumulative, and the exercise by the City of any one or more of such remedies shall not preclude the exercise by it, at the same or different times, of any other such remedies for the same default or breach, to the extent permitted by law. No waiver made by the City shall apply to obligations beyond those expressly waived in writing.

7.             If any of the provisions of this RRA, or the application thereof to any Person or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this RRA, or the application of such provision or provisions to Persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this RRA shall be valid and enforceable to the fullest extent permitted by law.

8.             This writing is intended by the Parties as a final expression of this RRA, and is intended to constitute a complete and exclusive statement of the term of the agreement among the Parties. There are no promises or conditions, expressed or implied, unless contained in this writing. No course of dealing, course of performance or trade usage, and no parol evidence of any nature, shall be used to supplement or modify the terms of this RRA. No amendment, modification, termination or waiver of any provision of this RRA, shall in any event be effective unless the same shall be in writing and signed by the City, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No waiver shall be implied from the City’s delay in exercising or failing to exercise any right or remedy against Developer or any Restricted Party in connection with any radius restriction imposed on Developer or any Restricted Party under the Agreement or under any other Radius Restriction Agreement.

9.             Notices shall be given as follows:

(a)       Any notice, demand or other communication which any Party may desire or may be required to give to any other Party hereto shall be in writing delivered by (i) hand-delivery, (ii) a nationally recognized overnight courier, or (iii) mail (but excluding electronic mail, i.e., “e-mail”) addressed to a Party at its address set forth below, or to such other address as the Party to receive such notice may have designated to all other Parties by notice in accordance herewith:

If to City:	Mayor
City of Chicago
121 N. LaSalle Street, 5th Floor
Chicago, Illinois 60602

with copies to:	Corporation Counsel
City of Chicago
121 N. LaSalle Street, Room 600
Chicago, Illinois 60602

If to the
Restricted Party:

with copies to:

(b)       Any such notice, demand or communication shall be deemed delivered and effective upon actual delivery.

10.           [Intentionally Omitted].

11.           The terms of this RRA shall bind and benefit the legal representatives, successors and assigns of the City and the Restricted Party.

12.           This RRA shall be governed by, and construed in accordance with, the local laws of the State without application of its law of conflicts principles.

13.           Submission to Jurisdiction

(a)       The Parties expressly agree that the sole and exclusive place, status and forum of this RRA shall be the City. All actions and legal proceedings which in any way relate to this RRA shall be solely and exclusively brought, heard, conducted, prosecuted, tried and determined within the City. It is the express intention of the Parties that the exclusive venue of all legal actions and procedures of any nature whatsoever which related in any way to this RRA shall be the Circuit Court of Cook County, Illinois, or the United States District Court for the Northern District of Illinois (the “Court”).

(b)               If at any time during the Term, the Restricted Party is not a resident of the State or has no officer, director, employee, or agent thereof available for service of process as a resident of the State, or if any permitted assignee thereof shall be a foreign corporation, partnership or other entity or shall have no officer, director, employee, or agent available for service of process in the State, the Restricted Party or its assignee hereby designates the Secretary of State of the State of Illinois, as its agent for the service of process in any court action between it and the City or arising out of or relating to this RRA and such service shall be made as provided by the laws of the State for service upon a non-resident.

14.       The Restricted Party acknowledges that it expects to derive a benefit as a result of the Agreement to Developer because of its relationship to Developer, and that it is executing this RRA in consideration of that anticipated benefit.

CITY OF CHICAGO, ILLINOIS, a municipal corporation

By:

Its:

[insert other signature blocks]

[Signature Page – Radius Restriction Agreement]

EXHIBIT L

FORM OF NOTICE OF AGREEMENT

THIS INSTRUMENT WAS

PREPARED BY AND AFTER

RECORDING MAIL TO:

Corporation Counsel

City of Chicago

121 N. LaSalle Street, Room 600

Chicago, IL 60602

NOTICE OF AGREEMENT

THIS NOTICE OF AGREEMENT (this “Notice”), dated as of the ___ day of ___________, 20__, is made by and among the City of Chicago, Illinois, a municipal corporation and home rule unit of local government existing under the Constitution of the State of Illinois (the “City”), and _________________, LLC, a Delaware limited liability company (the “Developer”).

R E C I T A L S

A.       The City and the Developer entered into that certain Host Community Agreement dated _______________, 20__, (the “Agreement”) which sets forth their mutual rights and obligations with respect to the development, construction and operation of a destination resort casino complex (the “Project”); and

B.       The City and Developer desire to set forth certain terms and provisions contained in the Agreement in this Notice for recording purposes.

NOW, THEREFORE, for and in consideration of the premises and the covenants and conditions set forth in the Agreement, the City and Developer do hereby covenant, promise and agree as follows. Capitalized terms not otherwise defined herein shall be defined as provided in the Agreement.

1.                  Developer has enforceable rights to acquire the Project Site (as hereinafter described) on which the Project is to be developed, constructed and operated.

2.                  A description of the Project Site is attached hereto as Exhibit 1 and by this reference made a part hereof.

3.                  The Project and its operations are subject to the terms and conditions set forth in the Agreement, including but not limited to the following restrictions:

(a)       If any interest of Developer is Transferred by reason of any foreclosure, trustee’s deed or any other proceeding for enforcement of any mortgage recorded against the Project Site, then the holder of such mortgage (the “Mortgagee”) (or any nominee of the Mortgagee) shall immediately upon such Transfer assume the obligations of the Developer under the Agreement, except those which by their nature cannot be performed or cured by any person other than the Developer;

(b)       Developer shall not directly or indirectly, through one or more intermediary companies, engage in or permit any Transfer of the Project, the Project Site or any ownership interest therein other than a Permitted Transfer (as defined in the Agreement); and

(c)       Developer has acknowledged and agreed in the Agreement that the obligations that Developer is to perform under the Agreement for the City’s benefit are personal in nature. The City is relying upon all Restricted Parties in the exercise of their respective skill, judgement, reputation and discretion with respect to the Project. Any Transfer by a Restricted Party of (x) any ownership interest in any Restricted Party shall be subject to the rules and restrictions set forth in the respective Transfer Restriction Agreement, which Developer shall cause each Restricted Party, as requested by the City, to execute and deliver to the City.

CITY OF CHICAGO, ILLINOIS, a municipal corporation

By:

Its:

, LLC, a Delaware limited

liability company

By:
Its:

[Signature Page – Notice of Agreement]

STATE OF	)
) SS
COUNTY OF	)

I, ________________________, a Notary Public in and for said County, in the State aforesaid, DO HEREBY CERTIFY, that _____________________, personally known to me to be the _______________________ of _______________________, a ___________________, whose name is subscribed to the within Instrument, appeared before me this day in person and acknowledged that as such ________________________ s/he signed and delivered the said Instrument of writing as his/her free and voluntary act and as the free and voluntary act and deed of said company, for the uses and purposes therein set forth.

GIVEN under my hand and Notarial Seal, this _________ day of ______________________, 20__.

Notary Public

My Commission Expires:

STATE OF ILLINOIS	)
) SS
COUNTY OF COOK	)

I, ________________________, a Notary Public in and for said County, in the State aforesaid, DO HEREBY CERTIFY, that _________________________, personally known to me to be the ________________________ of The City of Chicago, Illinois, a municipal corporation, whose name is subscribed to the within Instrument, appeared before me this day in person and acknowledged that as such ________________________ s/he signed and delivered the said Instrument of writing as his/her free and voluntary act and as the free and voluntary act and deed of said corporation, for the uses and purposes therein set forth.

GIVEN under my hand and Notarial Seal, this _________day of ____________________, 20___.

Notary Public

My Commission Expires:

[INSERT LEGAL DESCRIPTION AS EXHIBIT 1 BEFORE RECORDING]

EXHIBIT M

PERMITTED EXCEPTIONS

[See attached].

M-1

CHICAGO TITLE INSURANCE COMPANY

SCHEDULE B, PART II
EXCEPTIONS

THIS COMMITMENT DOES NOT REPUBLISH ANY COVENANT, CONDITION, RESTRICTION, OR LIMITATION CONTAINED IN ANY DOCUMENT REFERRED TO IN THIS COMMITMENT TO THE EXTENT THAT THE SPECIFIC COVENANT, CONDITION, RESTRICTION, OR LIMITATION VIOLATES STATE OR FEDERAL LAW BASED ON RACE, COLOR, RELIGION, SEX, SEXUAL ORIENTATION, GENDER IDENTITY, HANDICAP, FAMILIAL STATUS, OR NATIONAL ORIGIN.

The Policy will not insure against loss or damage resulting from the terms and provisions of any lease or easement identified in Schedule A, and will include the following Exceptions unless cleared to the satisfaction of the Company:

General Exceptions

	1.	Rights or claims of parties in possession not shown by Public Records.

	2.	Any encroachment, encumbrance, violation, variation, or adverse circumstance affecting the title that would be disclosed by an accurate and complete land survey of the Land.

	3.	Easements, or claims of easements, not shown by the Public Records.

	4.	Any lien, or right to a lien, for services, labor or material heretofore or hereafter furnished, imposed by law and not shown by the Public Records.

	5.	Taxes or special assessments which are not shown as existing liens by the Public Records.

	6.	We should be furnished a properly executed ALTA statement and, unless the land insured is a condominium unit, a survey if available. Matters disclosed by the above documentation will be shown specifically

	7.	Any defect, lien, encumbrance, adverse claim, or other matter that appears for the first time in the Public Records or is created, attaches, or is disclosed between the Commitment Date and the date on which all of the Schedule B, Part I—Requirements are met.

C	8.	Note for additional information: the County Recorder requires that any documents presented for recording contain the following information:
A. The name and address of the party who prepared the document;
B. The name and address of the party to whom the document should be mailed after recording;
C. All permanent real estate tax index numbers of any property legally described in the document;
D. The address of any property legally described in the document;
E. All deeds should contain the address of the grantee and should also note the name and address of the party to whom the tax bills should be sent.
F. Any deeds conveying unsubdivided land, or, portions of subdivided and, may need to be accompanied by a properly executed "plat act affidavit."

In addition, please note that the certain municipalities located in the County have enacted transfer tax ordinances. To record a conveyance of land located in these municipalities, the requirements of the transfer tax ordinances must be met. A conveyance of property in these cities may need to have the appropriate transfer tax stamps affixed before it can be recorded.

This page is only a part of a 2016 ALTA® Commitment for Title Insurance issued by Chicago Title Insurance Company. This Commitment is not valid without the Notice; the Commitment to Issue Policy; the Commitment Conditions; Schedule A; Schedule B, Part I-Requirements; Schedule B, Part II-Exceptions; and a counter-signature by the Company or its issuing agent that may be in electronic form.

Copyright American Land Title Association. All rights reserved.
The use of this Form (or any derivative thereof) is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association.

ALTA Commitment for Title Insurance (08/01/2016)	Printed: 11.23.21 @ 11.24 AM

M-2

CHICAGO TITLE INSURANCE COMPANY

SCHEDULE B, PART II
EXCEPTIONS

(continued)

This exception will not appear on the policy when issued.

G	9.
		1.	Taxes for the year(s) 2021 2021 taxes are not yet due or payable.

		1A.	Note: 2020 first installment was due March 2, 2021 Note: 2020 final installment was due October 1, 2021

Perm tax#	Pcl	Year	1st Inst	Stat	2nd Inst	Stat
17-09-100-004-0000	1 of 12	2020	$28,821.95	Paid	$29,282.49	Paid
This tax number affects part of PIQ and no other property.
17-09-100-006-0000	2 of 12	2020	$46,370.75	Paid	$47,111.65	Paid
This tax number affects part of PIQ and no other property.
17-09-100-009-0000	3 of 12	2020	$13,192.92	Paid	$13,403.72	Paid
This tax number affects part of PIQ and no other property.
17-09-100-015-0000	4 of 12	2020	$87,361.20	Paid	$88,757.00	Paid
This tax number affects part of PIQ and no other property.
17-09-100-017-0000	5 of 12	2020	$68,886.52	Paid	$69,987.12	Paid
This tax number affects part of PIQ and no other property.
17-09-100-018-0000	6 of 12	2020	$531,213.51	Paid	$539,700.95	Paid
This tax number affects part of PIQ and no other property.
17-09-100-020-0000	7 of 12	2020	$905.01	Paid	$919.49	Paid
This tax number affects part of PIQ and no other property.
17-09-100-021-0000	8 of 12	2020	$7,732.82	Paid	$7,856.32	Paid
This tax number affects part of PIQ and no other property.
17-09-100-022-0000	9 of 12	2020	$14,379.37	Paid	$14,609.17	Paid
This tax number affects part of PIQ and no other property.
17-09-100-026-0000	10 of 12	2020	$24,425.87	Paid	$24,816.11	Paid
This tax number affects part of PIQ and no other property.
17-09-112-008-0000	11 of 12	2020	$51,394.72	Paid	$52,215.89	Paid
This tax number affects part of PIQ and no other property.
17-09-112-009-0000	12 of 12	2020	Not Billed	Not Billed
This tax number affects part of PIQ and no other property.

Perm tax# 17-09-112-009-0000 Pcl 12 of 12 Volume 590

As returned in Schedule A of railroad warrants by Chicago And Northwestern railroad(s). Town of West Chicago.

Year(s) 2016 and prior satisfied

I	10.	Note: With regard to parcel 12 of 12, 17-09-112-009, said tax parcel remains on the Railroad Warrants despite having been the South part of 2nd Parcel (Parcel B Therein) of the deed from Chicago and Northwestern Railroad to Chicago Tribune Company recorded in 1972 as Document 22151487 of that portion of Parcel B described on Schedule A. Said conveyance had no vertical limitation. This should be corrected with the Cook County Assessors Office and this commitment is subject to such further exceptions as may be deemed necessary.

This page is only a part of a 2016 ALTA® Commitment for Title Insurance issued by Chicago Title Insurance Company. This Commitment is not valid without the Notice; the Commitment to Issue Policy; the Commitment Conditions; Schedule A; Schedule B, Part I-Requirements; Schedule B, Part II-Exceptions; and a counter-signature by the Company or its issuing agent that may be in electronic form.

Copyright American Land Title Association. All rights reserved.
The use of this Form (or any derivative thereof) is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association.

ALTA Commitment for Title Insurance (08/01/2016)	Printed: 11.23.21 @ 11.24 AM

M-3

CHICAGO TITLE INSURANCE COMPANY

SCHEDULE B, PART II

EXCEPTIONS

(continued)

J	11.	The following described portion of the Land apparently is not *Separately* assessed, for General Real Estate Taxes for the year(s) 2020 and prior.

		That part of the air rights Parcels C, H, E, G and L which are not part of the 32 foot strips acquired in 1980 Deed 25470402.

		Parcel O - that part of the 32 foot strip falling that part of Erie Street which is not vacated.

		This commitment/policy is subject to said taxes.

D	12.

Note: The land lies within a county which is subject to the Predatory Lending Database Act (765 ILCS 77/70 et seq. as amended). A Certificate of Compliance with the act or a Certificate of Exemption therefrom must be obtained at time of closing in order for the Company to record any insured mortgage. If the closing is not conducted by the company, a certificate of compliance or a certificate of exemption must be attached to any mortgage to be recorded.

		Note: for Cook, Kane, Will and Peoria counties, the act applies to mortgages recorded on or after July 1, 2010.

AQ	13.	Please be advised that our search did not disclose any open mortgages of record. If you should have knowledge of any outstanding obligation, please contact the Title Department immediately for further review prior to closing.

B	14.	Existing unrecorded leases and all rights thereunder of the lessees and of any person or party claiming by, through or under the lessees.

A	15.	The Company should be furnished a statement that there is no property manager employed to manage the Land, or, in the alternative, a final lien waiver from any such property manager.

H	16.	Due to office closures in place or that might occur, we should be provided with our standard form of indemnity (GAP Indemnity) for defects, liens, encumbrances, adverse claims or other matters, if any, created, first appearing in the Public Records or attaching subsequent to the Commitment Date but prior to the date of recording of the instruments under which the Proposed Insured acquires the estate or interest or mortgage covered by this commitment. Note: Due to office closures related to covid-19 we may be temporarily unable to record documents in the normal course of business.

L	17.	Municipal Real Estate Transfer tax stamps (or proof of exemption) must accompany any conveyance and certain other transfers of property located in Chicago. Please contact said municipality prior to closing for its specific requirements, which may include the payment of fees, an inspection or other approvals.

This page is only a part of a 2016 ALTA® Commitment for Title Insurance issued by Chicago Title Insurance Company. This Commitment is not valid without the Notice; the Commitment to Issue Policy; the Commitment Conditions; Schedule A; Schedule B, Part I-Requirements; Schedule B, Part II-Exceptions; and a counter-signature by the Company or its issuing agent that may be in electronic form.

Copyright American Land Title Association. All rights reserved.
The use of this Form (or any derivative thereof) is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association.

ALTA Commitment for Title Insurance (08/01/2016)	Printed: 11.23.21 @ 11.24 AM

M-4

CHICAGO TITLE INSURANCE COMPANY

SCHEDULE B, PART II
EXCEPTIONS

(continued)

AK	18.

We should be furnished (A) certification from the Delaware Secretary of State that IL-777 West Chicago Avenue, LLC, a Limited Liability Company of Delaware, f/k/a IL-Freedom Center, LLC, has properly filed its articles of organization, (B) a copy of the articles of organization, together with any amendments thereto, (C) a copy of the operating agreement, if any, together with any amendments thereto, (D) a list of incumbent managers or of incumbent members if managers have not been appointed, and (E) certification that no event of dissolution has occurred.

		Note: In the event of a sale of all or substantially all of the assets of the LLC, or of a sale of LLC assets to a member or manager, we should be furnished a copy of a resolution authorizing the transaction adopted by the members of said LLC.

K	19.	The Company will require the following documents for review prior to the issuance of any title insurance predicated upon a conveyance or encumbrance by the corporation named below:

		Name of Corporation: Bally's Corporation

		(a) A Copy of the corporation By-laws and Articles of Incorporation

		(b) An original or certified copy of a resolution authorizing the transaction contemplated herein

		(c) If the Articles and/or By-laws require approval by a 'parent' organization, a copy of the Articles and By-laws of the parent

		(d) A current dated certificate of good standing from the proper governmental authority of the state in which the entity was created

		The Company reserves the right to add additional items or make further requirements after review of the requested documentation.

M	20.	Easement rights of the public and the Metropolitan Sanitary district of Greater Chicago, in, upon, and under a strip of Land 16 feet wide extending from the West line of North Halsted Street to the North line of West Grand Avenue, the center line of which is described as follows:

		Beginning at a point on West line of said North Halsted Street 20 feet North of South line of said West Superior Street; thence Easterly and parallel to South line of said West Superior Street, 79.88 feet; thence Southeasterly along a curve having a radius of 400 feet and tangent to last described course 366.29 feet; thence Southeasterly and tangent to the last described course making an angle of 52 degrees 28 minutes with South Line of Said West Superior Street, 1365.92 feet; thence Southerly along a curve having a radius of 400 feet and tangent to last described course 264.36 feet to a point on a line 39 feet East of and parallel to West line of North Jefferson Street, extended from the South 142.79 feet North of South line of Said West Grand Avenue; thence Southerly along the said line 39 feet East of and parallel to West line of Jefferson Street extended from the South and tangent to last described curve to North line of Said West Grand Avenue; as condemned by the sanitary district of Chicago, a municipal corporation, in proceedings filed in Case No. B280675C, Circuit Court of Cook County Illlinois on November 13, 1933 for building intercepting sewers, drains, etc., wherein a judgment order was entered on February 8, 1934 and order of possession entered on May 16, 1934 Said rights created originally by Grant of Easement from the City of Chicago to the Metropolitan Sanitary District of Chicago by ordinance passed July 29, 1932 accepted by the district on August 18, 1932 and recorded July 2, 1975 as Document v23137161

(Affects Parcel A and B, North tip of Parcel F and Parcel K, and Parcel M and may affect air rights Parcels J and G and affects Parcel N)

This page is only a part of a 2016 ALTA® Commitment for Title Insurance issued by Chicago Title Insurance Company. This Commitment is not valid without the Notice; the Commitment to Issue Policy; the Commitment Conditions; Schedule A; Schedule B, Part I-Requirements; Schedule B, Part II-Exceptions; and a counter-signature by the Company or its issuing agent that may be in electronic form.

Copyright American Land Title Association. All rights reserved.
The use of this Form (or any derivative thereof) is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association.

ALTA Commitment for Title Insurance (08/01/2016)	Printed: 11.23.21 @ 11.24 AM

M-5

CHICAGO TITLE INSURANCE COMPANY

SCHEDULE B, PART II
EXCEPTIONS

(continued)

N	21.	Easement created by Grant from Charles P. Megan, as trustee of the property of Chicago and Northwestern Railway Company, a corporation of Illinois, Wisconsin and Michigan, to City of Chicago dated June 30, 1937 and recorded December 10, 1937 as Document 12093337, and referenced in Document 14424762, to install, maintain and use a water tunnel 12 feet in diameter, with all necessary appurtenance and appliances, underneath the Switch Yards and Property of the Railway Company in the location shown on the plat attached thereto, and marked Exhibit "A" and made a part thereof, said location being more particularly described as follows:

		A strip of Land of sufficient width to accomodate said tunnel and necessary apurtenances and appliances, being at the city-owned property located at the South West Corner of West Chicago Avenue and the North Branch of the Chicago River, extending Southeasterly through said railway company's switch yards and property to the intersection of West Ohio Street and North des Plaines Street. Said Grant provided that the water tunnel shall be constructed and shall be laid and thereafter maintained so that the elevation of the bottom of said tunnel shall not be above 150 feet below city Datum at all points on said property

		(Affects a strip of Land through East part of Parcel A, across Parcel M and the Northwest Corner of Parcel B and across Parcel P)

O	22.	Rights of the United States of America, the State of Illinois, the municipality and the public in and to that part of the Land falling in the bed of the Chicago River; also the rights of the property owners in and to the free and unobstructed flow of the waters of said river

		(Affects Parcels A, B and M)

P	23.	Easement created by Grant from Chicago and North Western Railway Company to the County of Cook dated December 31, 1957 and recorded July 25, 1958 as Document 17270692 for highway purposes, to construct, reconstruct, repair, and maintain *a grade separation structure or structures* with drainage and other highway facilities and paved approaches thereto, and connected therewith in, under and over that part of the Land lying within the following described tract of Land:

		Beginning at a point in the North line of West Ohio Street, said point being 60.57 feet West of the Southeast corner of Lot 8 in Block 69; thence Northwesterly to a point in a line 67.5 feet North of and parallel to the North Line of West Ohio Street; said point being 112.02 feet West of the East line of Lot 7 in said Block 69 (as measured on said parallel line); Thence East on said parallel line 563.98 feet; thence Southeasterly to a point in a line 24.5 feet North of an parallel to the South line of vacated West Ohio Street extended East said point being 507.03 feet East of the center line of Des Plaines Street (as measured on said parallel line); thence West on said parallel line 13.63 feet; thence North at right angles to the last described course 13 feet; thence West on a line 37.5 feet North of and parallel to the South line of vacated West Ohio Street extended East 499.97 feet; thence Northwesterly on a line which forms an angle on 127 degrees 19 minutes with the last described course (as measured from East to North to Northwest) to the North Line of West Ohio Street extended east; thence West on said North Line of West Ohio Street to the point of beginning.

This page is only a part of a 2016 ALTA® Commitment for Title Insurance issued by Chicago Title Insurance Company. This Commitment is not valid without the Notice; the Commitment to Issue Policy; the Commitment Conditions; Schedule A; Schedule B, Part I-Requirements; Schedule B, Part II-Exceptions; and a counter-signature by the Company or its issuing agent that may be in electronic form.

Copyright American Land Title Association. All rights reserved.
The use of this Form (or any derivative thereof) is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association.

ALTA Commitment for Title Insurance (08/01/2016)	Printed: 11.23.21 @ 11.24 AM

M-6

CHICAGO TITLE INSURANCE COMPANY

SCHEDULE B, PART II
EXCEPTIONS

(continued)

		(Affects Parcels B and C and P)

		Note: a Plat of Survey by the Cook County Superintendent of Highways which includes this easement area was recorded May 19, 1960 as Document 17859455.

Q	24.	Easement to construct, reconstruct, repair, operate, and maintain a 60 inch storm sewer and diversion chamber created by Grant from the Chicago and Northwestern Railway Company to the State of Illinois dated July 10, 1959 and recorded July 21, 1959 as Document 17604785 under and across a strip of Land, the center of which is described as follows:

		Commencing at the Northwest Corner of Lot 9 in Block 69 aforesaid; thence North along line being the Extension of the West line of Lot 9, a distance of 17 feet for a point of beginning; thence East along a straight line to a point, said point being 10 feet North of the Northwest corner of Lot 7 in Block 62 in aforesaid Subdivision, as measured along the extension of the West line of Lot 7 northerly; thence East along a straight line, said line being an extension to the East of the last described stright line to the Chicago River, as shown on the Plat thereto attached

		(Affects 5 foot strip of Land across Parcels B, C and E and P)

R	25.	Easement for roadway purposes as created by the grant from the Chicago and Northwestern Railway Company, a Wisconsin corporation, to Paul Grossinger, recorded December 19, 1962 as Document 18678579 for access on, over, and across the following described property:

		A strip of Land 20 feet in width in Block 69 in Russell, Mather and Robert's Addition aforesaid bounded and described as follows:

		Beginning at a point on the North line of West Ohio Sreet as originally located and established, 25 feet Southwesterly of and measured at right angles to the center line of the Chicago and Northwestern Railway Company, Spur Track I. C. C. No. 44, as now located and established; thence Northwesterly along a line parallel with the center line of Said Spur track to a point 67.50 feet North of, measured at right angles to the North Line of Said Street; thence West along a line parallel with the North line of said street to a point 45 feet Southwesterly of and measured at right angles to the center line of said spur track; thence Southeasterly along a line parallel with the center line of said spur track to the North line of said street; thence East along the North line of said street to the point of beginning.

		(Affects a rectangular part of Parcel C, along Southwesterly line thereof)

S	26.	Note for information: Easement for 10 foot brick water tunnel (abandoned), as shown on the survey No. N-117574, dated March 5, 1993, made by National Survey Service, Inc.

		(Crosses below South part of Parcel C at Ohio Street then crosses South part of parcel B ending at the boundary of Parcel B with the bridge counter weight structure)

		This note will not appear on policy.

This page is only a part of a 2016 ALTA® Commitment for Title Insurance issued by Chicago Title Insurance Company. This Commitment is not valid without the Notice; the Commitment to Issue Policy; the Commitment Conditions; Schedule A; Schedule B, Part I-Requirements; Schedule B, Part II-Exceptions; and a counter-signature by the Company or its issuing agent that may be in electronic form.

Copyright American Land Title Association. All rights reserved.
The use of this Form (or any derivative thereof) is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association.

ALTA Commitment for Title Insurance (08/01/2016)	Printed: 11.23.21 @ 11.24 AM

M-7

CHICAGO TITLE INSURANCE COMPANY

SCHEDULE B, PART II
EXCEPTIONS

(continued)

T	27.	Easement for Chicago Freight Tunnel as shown on Survey No. N-117574, dated March 5, 1993, made by National Survey Service, Inc.

		(Affects South part of Parcel B in a line Northeasterly of line B extended Southeasterly, from Ohio Street to Grand Avenue)

U	28.	West dock line of the Chicago River, as established by an ordinance of the Common Council of the City of Chicago in the year 1854 as document disclosed by Document 1331.

		(Affects Parcel A)

V	29.	Rights of the United States of America, the State of Illinois, the City of Chicago and the public in and to so much of the Land, formed by means other than natural accretions.

		(Affects Parcels A, B and M)

W	30.	Reservations as contained in the deed from the Chicago and Northwestern Railway Company, a corporation of Wisconsin, to Charles S. Handelman dated June 29, 1948 and recorded October 19, 1948 as Document 14424762, reserving unto the first party and to its successors and assigns the telltale with its pole support, guy wires and anchors as now located upon said Land together with the full right to repair, renew and maintain the same until such time as said telltale and its appurtenant facilities are permanently abandoned and removed from said Land and reserving unto the first party, its successors and assigns, the existing 6 inch tile sewer located over and across said Land, together with the right to maintain, repair and permanently abandon or remove from said Land, also reserving unto said first party, its successors and assigns the existing spur track located upon the Land herein conveyed with the right to remove said spur track.

		(Affects Parcel A)

X	31.	Covenants and restrictions as set forth in deed in trust from Chicago and North Western Railway Company, as grantor, to Lake Shore National Bank, Trustee, as grantee, dated March 23, 1967 and recorded December 18, 1968 as Document 20707574.

		(Affects all except Parcel D)

This page is only a part of a 2016 ALTA® Commitment for Title Insurance issued by Chicago Title Insurance Company. This Commitment is not valid without the Notice; the Commitment to Issue Policy; the Commitment Conditions; Schedule A; Schedule B, Part I-Requirements; Schedule B, Part II-Exceptions; and a counter-signature by the Company or its issuing agent that may be in electronic form.

Copyright American Land Title Association. All rights reserved.
The use of this Form (or any derivative thereof) is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association.

ALTA Commitment for Title Insurance (08/01/2016)	Printed: 11.23.21 @ 11.24 AM

M-8

CHICAGO TITLE INSURANCE COMPANY

SCHEDULE B, PART II
EXCEPTIONS

(continued)

Y	32.	Easements condemned in Case 77 L 2485 by the Metropolitan Sanitary district of Greater Chicago, a municipal corporation, on a petition filed February 7, 1977 and on subsequent amended petitions on which orders were entered May 19, 1977 (Tract II) and May 31, 1978 (tract I) vesting title in condemnor to easements described as follows:

Permanent Easement Area in Tract I:

That part of Lots 1, 2, 3 and 4 of Block 65 in Russell, Mather and Roberts Addition to Chicago in the West 1/2 of the Northwest 1/4 of Section 9, Township 39 North, Range 14 East of the Third Principal Meridian, in Cook County, Illinois, taken and described as one tract:

Beginning at a point on the East line of said Lot 1 lying 40.00 feet Southerly of the Northeast corner of the aforesaid Lot 1; thence South 01 degrees, 57 minutes, 44 seconds East along the Easterly property line of said Lots 1, 2, 3 and 4, 102.00 feet; thence South 88 degrees, 18 minutes, 39 seconds West, 20.00 feet; thence North 01 degrees, 57 minutes, 44 seconds West, 102.00 feet to the South Line of the North 40.00 feet of said Lot 1; thence North 88 degrees, 18 minutes, 39 seconds East, 20.00 feet to the point of beginning, containing an area of 2,040 square feet. All as shown on the plat marked second revised Exhibit A attached thereto .

(Affects Northeast Corner of Parcel A)

Permanent Easement Area in Tract II:

That part of Lot 1 in Block 69, vacated North Des Plaines Street (as per Document 9426724) and vacated West Erie Street (as per document 18526682), of Russell Mather and Roberts Addition to Chicago in the West 1/2 of the Northwest 1/4 of Section 9,Township 39 North, Range 14, East of the Third Principal Meridian in Cook County, Illinois, taken and described as one tract:

Commencing at the intersection of the Westerly Dock Line of the North Branch of the Chicago River and the Southerly right of way line of vacated West Erie Street; thence South 80 degrees 07 minutes 28 seconds West along said right of way line a distance of 160.79 feet to the point of beginning; thence South 34 degrees 14 minutes 06 seconds East, a distance of 96.60 feet; thence North 72 degrees 14 minutes 06 seconds West a distance of 48.68 feet to a point on the Easterly lot line of said Lot 1 (said Lot line also being the Westerly right of way line of vacated North des Plaines Street),said point also being 20.64 feet Southerly of the Northeast corner of the Aforesaid Lot 1 as measured along the aforesaid Easterly Lot line; thence continuing North 72 degrees 14 minutes 06 seconds West, a distance of 28.90 feet; thence North 02 degrees 07 minutes 16 seconds East, a distance of 11.95 feet to a point on the Northerly Lot line of the aforesaid Lot 1, said point being 26.54 feet Westerly of said Northeast Corner, as measured along said Northerly line; thence continuing North 02 degrees 07 minutes 16 seconds East, a distance of 41.22 feet to a point on said Southerly right of way line of vacated West Erie Street, said point being 178.62 feet Westerly of the point of commencement as measured along the aforesaid Southerly right of way line of vacated East Erie Street; thence continuing North 02 degrees 07 minutes 16 seconds East, a distance of 4.83 feet; thence South 87 degrees 52 minutes 44 seconds East, a distance of 16.61 feet; thence South 34 degrees 14 minutes 06 seconds East a distance of 1.40 feet to the point of beginning.

(Affects Parcels B, E, M and P)

Z	33.	Grant of permanent easement made by Chicago and North Western Railway Company, a corporation of Wisconsin, and the City of Chicago, a municipal corporation, recorded February 20, 1968 as Document 20408926 an easement for halsted street viaduct purposes.

(Affects Parcels I, J and K)

This page is only a part of a 2016 ALTA® Commitment for Title Insurance issued by Chicago Title Insurance Company. This Commitment is not valid without the Notice; the Commitment to Issue Policy; the Commitment Conditions; Schedule A; Schedule B, Part I-Requirements; Schedule B, Part II-Exceptions; and a counter-signature by the Company or its issuing agent that may be in electronic form.

Copyright American Land Title Association. All rights reserved.
The use of this Form (or any derivative thereof) is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association.

ALTA Commitment for Title Insurance (08/01/2016)	Printed: 11.23.21 @ 11.24 AM

M-9

CHICAGO TITLE INSURANCE COMPANY

SCHEDULE B, PART II
EXCEPTIONS

(continued)

AA	34.	Easement in favor of Chicago and Northwestern Railway Company, its licensee lessees, successors and assigns, of the right to protect, maintain, operate and use any and all existing conduits, sewers, water mains, gas lines eletric power lines, communication lines, wires and other utilities and easements of any kind whatsoever on said premises, including the repair, reconstruction and replacement thereof, as reserved in deed dated November 29, 1972 and recorded December 8, 1972 as Document 22151487.

		(Affects East part of Parcel D and Southwest part of Parcel B)

AB	35.	Restrictive Covenant recorded July 25, 1996 as Document 96568953 providing that the part of the Land falling in West Erie Street, vacated by ordinance recorded as Document 96568952, shall not be used for any use or purpose other than those set forth and those which are accessory to such activities, including, but not limited to, the location of necessary and appropriate offices and facilities, storage, employee and customer parking and other similar uses and facilities.

		(Affects Parcel M)

AC	36.	Reservation of easement contained in instrument recorded July 25, 1996 as Document 96568952 in favor of the Metropolitan Water Reclamation District of Greater Chicago, to construct, reconstruct, repair, maintain and oeprate existing west side intercepting sewer and appurtenances thereto above, upon, across, under and through a segment of West Erie Street described as follows:

		Commencing at the Southwest Corner of Lot 8 in Block 68 in Russell, Mather and Robert's Addition; thence North 81 degrees, 45 minutes, 28 seconds East along the Northwesterly line of West Erie Street, 250 feet to the point of beginning; thence continuing North 81 degrees 45 minutes 28 seconds East along the Northwesterly line, 25.17 feet; thence South 37 degrees, 17 minutes, 54 seconds East, 91.52 feet to the Southeasterly line of West Erie Street; thence South 81 degrees, 45 minutes, 28 seconds West along said Southeasterly line 25.17 feet; thence North 37 degrees, 17 minutes, 64 seconds West 91.25 feet to the point of beginning.

		It is further provided that no buildings or other structures shall be erected on said area therein reserved or other use made of said area, which in the judgment of the officials having control of aforesaid sewer facilities, would interfere with the construction, reconstruction, repair, maintenance and operation of said sewer facilities.

		(Affects Parcel M)

AD	37.	Note: The following items, while appearing on this commitment/policy, are provided solely for your information.

		The following environmental disclosure document(s) for transfer of real property appear of record which include a description of the Land insured or a part thereof:

		1. Recorded November 7, 1997 as Document 97836814.

This page is only a part of a 2016 ALTA® Commitment for Title Insurance issued by Chicago Title Insurance Company. This Commitment is not valid without the Notice; the Commitment to Issue Policy; the Commitment Conditions; Schedule A; Schedule B, Part I-Requirements; Schedule B, Part II-Exceptions; and a counter-signature by the Company or its issuing agent that may be in electronic form.

Copyright American Land Title Association. All rights reserved.
The use of this Form (or any derivative thereof) is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association.

ALTA Commitment for Title Insurance (08/01/2016)	Printed: 11.23.21 @ 11.24 AM

M-10

CHICAGO TITLE INSURANCE COMPANY

SCHEDULE B, PART II
EXCEPTIONS

(continued)

		(Affects Parcel F) no Land use limitation.

		2. Recorded March 4, 2009 as Document 0906356045 (Affects parcel F) no Land use limitation.

AG	38.	This commitment should not be construed as insuring the following described Lands which appear to be occupied and used by the owner shown on Schedule A but not included herein:

		1. That part of Chicago River acquired as Parcel 2 in Deed recorded July 25, 1996 as Document 96568954 (which said deed also included parcel M on Schedule A), currently occupied by what appears to be an concrete walled in area off the East end of Parcel M; and

		2. Twenty-eight parking spaces located North of the North Boundary of parcel I, and within the Chicago Avenue Right of way (albeit below the street which is elevated as currently used and occupied). There are a total of 31 spaces but three are within Parcel I; and

		3. A paved access road located North of the North Boundary of parcel I and within the Chicago Avenue Right of way (albeit below the street which is elevated as currently used and occupied) which provides access between the Land described on Schedule A and the Land described in commitment 8894578;

		All shown on preliminary unsigned ALTA survey made by Gremley & Biedermann, Order No. 2016-22355-002 dated May 12, 2016.

AH	39.	Rights of the public, the State of Illinois and the municipality in and to that part of the Land, if any, taken or used for road purposes.

		(Affects Parcel O) (only because no recorded vacation ordinance has been recorded, and is not open and used as a street)

		and

		Affects a part of the Land below air rights Parcel C which is occupied by the truncated Ohio Street and desplaines avenue ground level intersection as shown on preliminary unsigned ALTA survey made by Gremley & Biedermann, Order No. 2016-22355-002 dated May 12, 2016 Page 7.

AI	40.	Our title finding as to Parcel O of the Land is based on the assumption that a proper vacation ordinance will be passed by the City of Chicago, vacating this additional portion of Erie Street and said oridinance will be placed of record.

		(Affects Parcel O)

AJ	41.	Rights of the public and quasi-public utilities, if any, in said Erie Street for maintenance therein of poles, conduits, sewers and other facilities.

(Affects Parcel O)

This page is only a part of a 2016 ALTA® Commitment for Title Insurance issued by Chicago Title Insurance Company. This Commitment is not valid without the Notice; the Commitment to Issue Policy; the Commitment Conditions; Schedule A; Schedule B, Part I-Requirements; Schedule B, Part II-Exceptions; and a counter-signature by the Company or its issuing agent that may be in electronic form.

Copyright American Land Title Association. All rights reserved.
The use of this Form (or any derivative thereof) is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association.

ALTA Commitment for Title Insurance (08/01/2016)	Printed: 11.23.21 @ 11.24 AM

M-11

CHICAGO TITLE INSURANCE COMPANY

SCHEDULE B, PART II
EXCEPTIONS

(continued)

AM	42.	Easement of Ingress and egress to the bridge counter weight structure located East of the South part of Parcel B, as disclosed by gate shown at the north end of the area encompassing said structure, at a boundary line of Parcel B, shown on preliminary unsigned ALTA survey made by Gremley & Biedermann, Order No. 2016-22355-001 dated May 12, 2016.

		Affects South Part of Parcel B.

AN	43.	Encroachment of part of one of the railroad tracks, located mainly on the Land below air rights parcel G, onto Parcel F of the property by undisclosed footage, as shown on preliminary unsigned ALTA survey made by Gremley & Biedermann, Order No. 2016-22355-002 dated May 12, 2016.

		Affects Northeasterly line of Parcel F along curve with an arc length of 502.99. (Page 3 and 5 of Survey)

AO	44.	Encroachment of the following improvements, located mainly on the property over and onto the Land shown below. Preliminary Unsigned ALTA Survey made by Gremley & Biedermann, Order No. 2016-22355-002 dated May 12, 2016:

		1. Fence located mainly on parcel F, onto the Land Northeasterly and adjoining, below Air Rights Parcel G, by 0.48 of a Foot. (Page 5) Affects Parcel F.

		2. Fence located mainly on Parcel D, onto the Land Northeasterly and adjoining, below Air Rights Parcel C, by Undisclosed Footage. (Page 7) Affects Parcel D.

		3. Sign located mainly on parcel B, onto the Land Southwesterly and adjoining, below Air Rights Parcel C, by Undisclosed Footage. (Page 7) Affects Parcel B.

AP	45.	Adverse encroachment of the USGS Test Station, located mainly on the property Northeast and adjoining Parcel B (in the river actually), onto Parcel B of the Land by undisclosed footage, as shown on the preliminary unsigned ALTA survey made by Gremley & Biedermann, Order No. 2016-22355-002 dated May 12, 2016.

		Affects Parcel B. (page 8 of survey)

AE	46.	Note for information (Endorsement Requests):

		All endorsement requests should be made prior to closing to allow ample time for the company to examine required Documentation.

		Note: before any endorsements can be approved, we should be informed as to the land use and as to what type of structure is on the land.

		(This note will be waived for the policy,)

This page is only a part of a 2016 ALTA® Commitment for Title Insurance issued by Chicago Title Insurance Company. This Commitment is not valid without the Notice; the Commitment to Issue Policy; the Commitment Conditions; Schedule A; Schedule B, Part I-Requirements; Schedule B, Part II-Exceptions; and a counter-signature by the Company or its issuing agent that may be in electronic form.

Copyright American Land Title Association. All rights reserved.
The use of this Form (or any derivative thereof) is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association.

ALTA Commitment for Title Insurance (08/01/2016)	Printed: 11.23.21 @ 11.24 AM

M-12

CHICAGO TITLE INSURANCE COMPANY

SCHEDULE B, PART II
EXCEPTIONS

(continued)

AF	47.	Informational Note:

To schedule any closings in the Chicago Commercial Center, please call (312)223-2707.

END OF SCHEDULE B, PART II

This page is only a part of a 2016 ALTA® Commitment for Title Insurance issued by Chicago Title Insurance Company. This Commitment is not valid without the Notice; the Commitment to Issue Policy; the Commitment Conditions; Schedule A; Schedule B, Part I-Requirements; Schedule B, Part II-Exceptions; and a counter-signature by the Company or its issuing agent that may be in electronic form.

Copyright American Land Title Association. All rights reserved.
The use of this Form (or any derivative thereof) is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association.

ALTA Commitment for Title Insurance (08/01/2016)	Printed: 11.23.21 @ 11.24 AM

M-13

EXHIBIT N

FORM OF CASINO MANAGER

SUBORDINATION AGREEMENT

This Subordination Agreement (“Subordination Agreement”) is made as of this ___ day of __________, 20__, by ______________________ limited liability company (“Casino Manager”), having its office at ___________________________________ to and for the benefit of the City of Chicago, Illinois, a municipal corporation and home rule unit of local government existing under the Constitution of the State of Illinois (the “City”). The Casino Manager, the City and, by its execution of the “Acknowledgment” included herein, the Developer (defined below) shall be referred to herein individually as a “Party” and collectively as the “Parties”.

R E C I T A L S

A.       ________________________, a Delaware limited liability company (the “Developer”), and the City have executed that certain Host Community Agreement dated __________, 20__, as the same may from time to time be amended (“Agreement,” with capitalized terms herein having the same meaning as therein defined, unless expressly otherwise defined herein), which Agreement sets forth the terms and conditions upon which Developer has agreed to develop, construct, operate and maintain the Project.

B.       Casino Manager has been [will be] engaged by Developer to provide casino resort development and management services to Developer pursuant to the Management Agreement.

C.       Casino Manager, by virtue of entering into the Management Agreement with Developer, will receive payments from the Developer and, therefore, will benefit from the financial success of Developer.

D.       The execution and delivery of this Subordination Agreement is required under the terms of the Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and in order to induce the City to execute and deliver the Agreement, Casino Manager, acknowledging that, but for the execution and delivery of this Subordination Agreement, the City would not have entered into the Agreement with Developer, hereby covenants and agrees as follows:

1.       Casino Manager agrees that any present and future right that it has to receive payments under the Management Agreement (the “Management Payments”) shall be and remain junior and subordinate to the Developer’s payment to the City of the following, whether due and payable or that become due and payable, and however arising: (i) the Developer Payments; (ii) real estate taxes on the Project Site; (iii) personal property taxes on all Project personal property; and (iv) any other amounts payable by Developer to the City under and pursuant to the Agreement (collectively, the “Developer Payment Obligations”).

2.       Except as provided below, Developer may make, and Casino Manager may accept, the Management Payments in accordance with the terms of the Management Agreement, so long as at the time of, and after giving effect to, the making of such payments, no Casino Manager Default has occurred or would occur. If at any time a Casino Manager Default has occurred and is continuing, then Developer shall not make, and the Casino Manager shall not accept, any Management Payments and shall not take any steps, whether by suit or otherwise, to compel or force the payment of the Management Payments nor use the Management Payments by way of counterclaim, set-off, recoupment or otherwise so as to diminish, discharge or otherwise satisfy in whole or in part any liability of the Casino Manager to the City, whether now existing or hereafter arising, until such time as the City has advised Casino Manager in writing that such Casino Manager Default has been cured or is no longer continuing. “Casino Manager Default” shall mean a “Default” as defined in the Agreement or “Event of Default” as defined in this Subordination Agreement.

3.       In the event of any distribution, dividend, or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the assets of the Developer or of the proceeds thereof to the creditors of the Developer or upon any indebtedness of the Developer, occurring by reason of the liquidation, dissolution, or other winding up of the Developer, or by reason of any execution sale, or bankruptcy, receivership, reorganization, arrangement, insolvency, liquidation or foreclosure proceeding of or for the Developer or involving its property, no dividend, distribution or application shall be made, and the Casino Manager shall not be entitled to receive or retain any dividend, distribution, or application on or in respect of any Management Payments, unless and until all Developer Payment Obligations then outstanding (including, without limitation, all principal, interest, fees, and expenses, including post-petition interest in a bankruptcy or similar proceeding whether or not allowed) shall have been paid and satisfied in full in cash (or cash equivalents acceptable as such to the holder thereof), and in any such event any dividend, distribution or application otherwise payable in respect of Management Payments shall be paid and applied to the Developer Payment Obligations until such Developer Payment Obligations have been fully paid and satisfied.

4.       If notwithstanding the provisions of this Subordination Agreement, Casino Manager shall receive payment of any Management Payments which the Developer is not entitled to make pursuant to the terms hereof, whether or not the Casino Manager has knowledge that the Developer is not entitled to make such payment, the Casino Manager shall properly account for such payment and agrees to turn over to the City such payments within fifteen (15) days after the City has given Casino Manager written demand.

5.       The City may, at any time and from time to time, without the consent of or notice to Casino Manager, all such notice being hereby waived, and without incurring responsibility to the Casino Manager or impairing, releasing or otherwise affecting this Subordination Agreement:

(a)               amend, restate or otherwise modify the terms of the Agreement, including, without limitation, any amendment or modification which increases or decreases the amount of any Developer Payment Obligation or otherwise modifies the terms of any Developer Payment Obligation or creates any new Developer Payment Obligation;

(b)	grant an extension of the Term;

(c)       defer Developer Payment Obligations or enter into a workout agreement on the Developer Payment Obligations;

(d)       declare a Casino Manager Default and notify Casino Manager to stop accepting Management Payments; or

(e)       agree to release, compromise or settlement of Developer Payment Obligations.

6.       Casino Manager will not sell, assign or otherwise transfer the Management Agreement or its right to receive any Management Payments thereunder, or any part thereof, except upon written agreement of the transferee or assignee to abide by and be bound by the terms hereof.

7.       Casino Manager hereby represents and warrants that:

(a)       it is duly organized, validly existing and in good standing under the applicable laws of the jurisdiction of its formation, with full power and authority to execute and deliver and become bound by this Subordination Agreement and to consummate the transactions contemplated hereby; and

(b)       the execution and delivery of this Subordination Agreement and the consummation and performance by it of the transactions contemplated hereby: (1) have been duly authorized by all actions required under the terms and provisions of the instruments governing its existence (“Governing Instruments”) and the laws of the jurisdiction of its formation; (2) create legal, valid and binding obligations of it enforceable in accordance with the terms hereof, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity which may limit the availability of equitable remedies (whether in a proceeding at law or in equity); (3) does not require the approval or consent of any Governmental Authority having jurisdiction over it, except those already obtained; and (4) do not and will not constitute a violation of, or default under, its Governing Instruments, any Government Requirements, agreement, commitment or instrument to which it is a party or by which any of its assets are bound, except for such violations or defaults under any Government Requirements, agreements, commitments or instruments that would not result in a material adverse change in the condition, financial or otherwise, or in the results of operations or business affairs of the Casino Manager and its subsidiaries, considered as one enterprise.

8.       Casino Manager covenants with the City as follows:

(a)       Casino Manager shall give notice to the City promptly upon the occurrence of any Event of Default. Each notice pursuant to this subparagraph shall be accompanied by a statement setting forth details of the Event of Default referred to therein and stating what action Casino Manager proposes to take with respect thereto.

(b)       Casino Manager agrees, upon the reasonable request of the City, to do any act or execute any additional documents as may be reasonably required by the City to accomplish or further confirm the provisions of this Subordination Agreement.

9.       The City may declare Casino Manager to be in default under this Subordination Agreement upon the occurrence of any of the following events (each an “Event of Default”).

(a)       If Casino Manager fails to comply with any covenant or agreement made by it in this Subordination Agreement (other than those specifically described in any other subparagraph of this paragraph 9) and such noncompliance continues for thirty (30) days after written notice from the City;

(b)       If any representation or warranty made by Casino Manager hereunder was false or misleading in any material respect as of the time made;

(c)       If any of the following events occur with respect to Casino Manager: (i) by order of a court of competent jurisdiction, a receiver, liquidator or trustee of Casino Manager or of any of the property of Casino Manager (other than non-material property and with respect to which the appointment hereinafter referred to would not materially adversely affect the financial condition of Casino Manager) shall be appointed and shall not have been discharged within ninety (90) days; (ii) a petition in bankruptcy, insolvency proceeding or petition for reorganization shall have been filed against Casino Manager and same is not withdrawn, dismissed, canceled or terminated within ninety (90) days; (iii) Casino Manager is adjudicated bankrupt or insolvent or a petition for reorganization is granted (without regard for any grace period provided for herein); (iv) if there is an attachment or sequestration of any of the property of Casino Manager and same is not discharged or bonded over within ninety (90) days; (v) if Casino Manager files or consents to the filing of any petition in bankruptcy or commences or consents to the commencement of any proceeding under the Federal Bankruptcy Code or any other law, now or hereafter in effect, relating to the reorganization of Casino Manager or the arrangement or readjustment of the debts of Casino Manager; or (vi) if Casino Manager shall make an assignment for the benefit of its creditors or shall admit in writing its inability to pay its debts generally as they become due or shall consent to the appointment of a receiver, trustee or liquidator of Casino Manager or of all or any material part of its property;

(d)       If Casino Manager ceases to do business or terminates its business for any reason whatsoever or shall cause or institute any proceeding for the dissolution of Casino Manager; or

(e)       If Casino Manager takes any action for the purpose of terminating, repudiating or rescinding this Subordination Agreement.

10.       Remedies:

(a)       Upon an Event of Default, the City shall have the right if it so elects to: (i) any and all remedies available at law or in equity; or (ii) institute and prosecute proceedings to enforce in whole or in part the specific performance of this Subordination Agreement by Casino Manager, or to enjoin or restrain Casino Manager from commencing or continuing said breach, or to cause by injunction Casino Manager to correct and cure said breach or threatened breach without the need to post any bond therefor. None of the remedies enumerated herein is exclusive and nothing herein shall be construed as prohibiting the City from pursuing any other remedies at law, in equity or otherwise available to it under this Subordination Agreement, including seeking damages for breach of this Agreement.

(b)       The rights and remedies of the City whether provided by law or by this Subordination Agreement, shall be cumulative, and the exercise by the City of any one or more of such remedies shall not preclude the exercise by it, at the same or different times, of any other such remedies for the same default or breach, to the extent permitted by law. No waiver made by the City shall apply to obligations beyond those expressly waived in writing.

11.       If any of the provisions of this Subordination Agreement, or the application thereof to any Person or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Subordination Agreement, or the application of such provision or provisions to Persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Subordination Agreement shall be valid and enforceable to the fullest extent permitted by law.

12.       This writing is intended by the Parties as a final expression of this Subordination Agreement, and is intended to constitute a complete and exclusive statement of the terms of the agreement among the Parties. There are no promises or conditions, expressed or implied, unless contained in this writing. No course of dealing, course of performance or trade usage, and no parol evidence of any nature, shall be used to supplement or modify the terms of this Subordination Agreement. No amendment, modification, termination or waiver of any provision of this Subordination Agreement, shall in any event be effective unless the same shall be in writing and signed by the City, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

13.	Notices shall be given as follows:

(a)           Any notice, demand or other communication which any Party may desire or may be required to give to any other Party hereto shall be in writing delivered by (i) hand-delivery, (ii) a nationally recognized overnight courier, or (iii) mail (but excluding electronic mail, i.e., “e-mail”) addressed to a Party at its address set forth below, or to such other address as the Party to receive such notice may have designated to all other Parties by notice in accordance herewith:

If to City:	Mayor
City of Chicago
121 N. LaSalle Street 5th Floor,
Chicago, Illinois 60602

with copies to:	Corporation Counsel
City of Chicago
121 N. LaSalle State, Room 600
Chicago, Illinois 60602

If to Casino Manager:

with copies to:

(b)               Any such notice, demand or communication shall be deemed delivered and effective upon the actual delivery.

14.       Time is of the essence in performance of this Subordination Agreement by Casino Manager.

15.       The terms of this Subordination Agreement shall bind and benefit the legal representatives, successors and assigns of the City and Casino Manager; provided, however, that Casino Manager may not assign this Subordination Agreement, or assign or delegate any of its rights or obligations under this Subordination Agreement, without the prior written consent of the City in each instance.

16.       This Subordination Agreement shall be governed by, and construed in accordance with, the local laws of the State without application of its law of conflicts principles.

17.       Submission to Jurisdiction

(a)       The Parties expressly agree that the sole and exclusive place, status and forum of this Subordination Agreement shall be the City. All actions and legal proceedings which in any way relate to this Subordination Agreement shall be solely and exclusively brought, heard, conducted, prosecuted, tried and determined within the City. It is the express intention of the Parties that the exclusive venue of all legal actions and procedures of any nature whatsoever which related in any way to this Subordination Agreement shall be the Circuit Court of Cook County, Illinois, or the United States District Court for the Northern District of Illinois (the “Court”).

(b)       If at any time during the Term, the Casino Manager is not a resident of the State or has no officer, director, employee, or agent thereof available for service of process as a resident of the State, or if any permitted assignee thereof shall be a foreign corporation, partnership or other entity or shall have no officer, director, employee, or agent available for service of process in the State, the Casino Manager or its assignee hereby designates the Secretary of State of the State of Illinois, as its agent for the service of process in any court action between it and the City or arising out of or relating to this Subordination Agreement and such service shall be made as provided by the laws of the State for service upon a non-resident.

18.       Casino Manager acknowledges that it expects to derive a benefit as a result of the Agreement because of its relationship to Developer, and that it is executing this Subordination Agreement in consideration of that anticipated benefit.

CITY OF CHICAGO, ILLINOIS, a municipal corporation

By:
Its:

limited liability

company

By:
Its:

[Signature Page – Casino Manager Subordination Agreement]

EXHIBIT O

OWNERSHIP OF DEVELOPER AND CASINO MANAGER

Indicative ownership chart is below (pending finalization), dollar amount of non-recourse debt and common equity invested by the Community Investment Program (“CIP”) participants are illustrative.

O-1

EXHIBIT P

FORM OF GUARANTY AGREEMENT

This Guaranty Agreement (“Guaranty”) is made as of this ___ day of __________, 2022, by Bally’s Corporation, a Delaware corporation (“Guarantor”), having its office at 100 Westminster Street, Providence, RI 02903, to and for the benefit of the City of Chicago, Illinois, a municipal corporation and home rule unit of local government existing under the Constitution of the State of Illinois (the “City”). The Guarantor and the City shall be referred to herein individually as a “Party” and collectively as the “Parties”.

R E C I T A L S

A.       Bally’s Chicago Operating Company, LLC, a Delaware limited liability company (“Developer”) and the City have executed that certain Host Community Agreement dated of even date herewith (“Agreement,” with capitalized terms herein having the same meaning as therein defined, unless expressly otherwise defined herein), which Agreement sets forth the terms and conditions upon which Developer has agreed to develop, construct, operate and maintain the Project.

B.       Guarantor, as the ultimate parent company of Developer, will benefit from the financial success of Developer.

C.       The execution and delivery of this Guaranty is required under the terms of the Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and in order to induce the City to execute and deliver the Agreement, Guarantor, acknowledging that, but for the execution and delivery of this Guaranty, the City would not have entered into the Agreement with Developer, hereby covenants and agrees as follows:

1.       Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the City the following obligations of Developer under, in accordance with, and subject to the terms and conditions of this Guaranty (collectively, the “Developer’s Obligations”): the full and faithful performance by Developer of its obligations under the Agreement.

2.       Guarantor will have and maintain available financial resources in an amount reasonably sufficient to fund all amounts necessary to allow Guarantor to perform all of the Developer’s Obligations.

3.       Upon notice to Guarantor from the City that Developer has failed to perform any of the Developer’s Obligations, Guarantor agrees to:

(a)       assume full responsibility for and perform the Developer’s Obligations in accordance with the terms, covenants and conditions of the Agreement;

(b)       indemnify and hold the City harmless from and against any and all loss, cost, damage, injury, liability, claim or reasonable and documented expense the City may suffer or incur by reason of any nonpayment or nonperformance of any of the Developer’s Obligations; and

(c)       fully reimburse and repay the City promptly on demand for all reasonable, and documented outlays and expenses, including interest thereon at the Default Rate, that the City may make or incur by reason of any nonpayment or nonperformance of any of the Developer’s Obligations.

4.       Upon any Event of Default hereunder, the City shall have the following rights and remedies:

(a)       if the City, in its sole discretion, chooses to do so, it may perform any or all of the Developer’s Obligations to be performed hereunder on Guarantor’s behalf. In such event, Guarantor shall reimburse the City within twenty (20) days of demand for all reasonable and documented costs and expenses, including reasonable attorneys’ fees that the City may incur in performing those Developer’s Obligations, together with interest thereon at the Default Rate from the dates they are incurred until paid; and

(b)       in addition, the City may bring any action at law or in equity or both, to compel Guarantor to perform the Developer’s Obligations hereunder and to collect compensation for all loss, cost, damage, injury and reasonable and documented expense which may be sustained or incurred by the City as a direct or indirect consequence of Guarantor’s failure to perform those Developer’s Obligations, including interest thereon at the Default Rate.

5.       Guarantor authorizes the City to perform any and all of the following acts at any time in its sole discretion, upon written notice to Guarantor and without affecting the Developer’s Obligations:

(a)       with the consent of Developer, alter, amend or modify any terms of the Agreement, including renewing, compromising, extending or accelerating, or otherwise changing the time for performance thereunder;

(b)       take and hold security for the Developer’s Obligations, accept additional or substituted security therefor, and subordinate, exchange, enforce, waive, release, compromise, fail to perfect and sell or otherwise dispose of any such security;

(c)       apply any payments or recoveries from Developer, Guarantor or any other source, and any proceeds of any security, to the Developer’s Obligations in such manner, order and priority as it may elect, whether or not those obligations are guaranteed by this Guaranty or secured at the time of the application;

(d)       release Developer of all or any portion of its liability under the Developer’s Obligations and the Agreement; or

(e)       consent to any assignment or successive assignments of the Agreement by Developer.

6.       Guarantor expressly agrees that until the Developer’s Obligations are fully satisfied and each and every term, covenant and condition of this Guaranty is fully performed, Guarantor shall not be released by or because of:

(a)       any act or event which might otherwise discharge, reduce, limit or modify the Developer’s Obligations (other than the performance of the Developer’s Obligations by Developer);

(b)       any waiver, extension, modification, forbearance, delay or other act or omission of the City, or any failure to proceed promptly or otherwise as against Guarantor or any collateral, if any;

(c)       any action, omission or circumstance which might increase the likelihood that Guarantor may be called upon to perform under this Guaranty or which might affect the rights or remedies of Guarantor as against Developer; or

(d)       any dealings occurring at any time between Developer and the City, whether relating to the Agreement or otherwise.

Guarantor hereby expressly waives and surrenders any defense to its liability under this Guaranty based upon any of the foregoing acts, omissions, agreements, waivers or matters. It is the purpose and intent of this Guaranty that the obligations of Guarantor under it shall be absolute and unconditional under any and all circumstances.

7.       Guarantor waives:

(a)       all statutes of limitations as a defense to any action or proceeding brought against Guarantor by the City to the fullest extent permitted by law;

(b)       any right it may have to require the City to proceed against Developer, proceed against or exhaust any security held from Developer, or pursue any other remedy in its power to pursue;

(c)       any defense based on any claim that Guarantor’s obligations exceed or are more burdensome than those of Developer;

(d)       any defense based on: (i) any legal disability of Developer, (ii) any release, discharge, modification, impairment or limitation of the liability of Developer under the Agreement from any cause (other than the performance of the Developer’s Obligations by Developer), whether consented to by the City or arising by operation of law or from any bankruptcy or other voluntary or involuntary proceeding, in or out of court, for the adjustment of debtor-creditor relationships (“Insolvency Proceeding”), or (iii) any rejection or disaffirmance of the Agreement in any such Insolvency Proceeding;

(e)       any defense based on any action taken or omitted by the City in any Insolvency Proceeding involving Developer, including any election to have a claim allowed as being secured, partially secured or unsecured, any extension of credit by the City to Developer in any Insolvency Proceeding, and the taking and holding by the City of any security for any such extension of credit; and

(f)       all presentations, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, notices of acceptance of this Guaranty and of the existence, creation, payment or nonpayment of the Developer’s Obligations and demands and notices of every kind and nature.

8.       The City shall not be required, as a condition precedent to making a demand upon Guarantor or to bringing an action against Guarantor upon this Guaranty, to make demand upon, or to institute any action or proceeding at law or in equity against, Developer, any other guarantor or anyone else, or exhaust its remedies against Developer, any other guarantor or anyone else, or against any collateral, if any, given to secure the Developer’s Obligations. All remedies afforded to the City by reason of this Guaranty are separate and cumulative remedies and it is agreed that no one of such remedies, whether exercised by the City or not, shall be deemed to be exclusive of any of the other remedies available to the City and shall not limit or prejudice any other legal or equitable remedy which the City may have.

9.       Until the termination of this Guaranty in accordance with its terms, Guarantor hereby waives all rights of subrogation, contribution and indemnity against Developer, now or hereafter arising, whether arising hereunder, by operation of law or contract or otherwise, as well as the benefit of any collateral which may from time to time secure the Developer’s Obligations, and to that end, Guarantor further agrees not to seek any reimbursement, restitution, or collection from, or enforce any right or remedy of whatsoever kind or nature in favor of Guarantor against, Developer or any other person or any of their respective assets or properties for or with respect to any payments made by Guarantor to the City hereunder or in respect of the Developer’s Obligations. The City, in the course of exercising any remedies available to it under the Agreement, at its sole option may elect which remedies it may wish to pursue without affecting any of its rights hereunder. The City may elect to forfeit any of its rights, unless such actions shall result in a full or partial loss of rights of subrogation which Guarantor, but for the City's actions, might have had.

10.       If, at any time, all or any part of any payment previously applied by the City to any of the Developer’s Obligations is rescinded or must otherwise be restored or returned by the City for any reason, including, without limitation, the insolvency, bankruptcy, dissolution, liquidation or reorganization of Developer, or upon or as a result of the appointment of a receiver, intervenor, custodian or conservator of, or trustee or similar officer for, Developer or any substantial part of its property, Guarantor shall remain liable for the full amount so rescinded or returned as though such payments had never been received by the City, notwithstanding any termination of this Guaranty or the cancellation of the Agreement evidencing the obligations of Developer.

11.       Before signing this Guaranty, Guarantor investigated the financial condition and business operations of Developer, the present and former condition, uses and ownership of the Project, and such other matters as Guarantor deemed appropriate to assure itself of Developer’s ability to discharge its obligations under the Agreement. Guarantor assumes full responsibility for that due diligence, as well as for keeping informed of all matters which may affect Developer’s ability to pay and perform the Developer’s Obligations. The City has no duty to disclose to Guarantor any information which it may have or receive about Developer’s financial condition or business operations, the condition or uses of the Project, or any other circumstances bearing on Developer’s ability to perform under the Agreement.

12.       Any rights of Guarantor, whether now existing or hereafter arising, to receive payment on account of any indebtedness (including interest) owed to it by Developer, or to withdraw capital invested by it in Developer, or to receive distributions from Developer, shall, to the extent and in the manner provided herein, be subordinate as to time of payment and in all other respects to the full and prior payment and performance of Developer’s Obligations (to the extent then due). Following and during the continuance of an Event of Default, Guarantor shall not be entitled to enforce or receive payment of any sums or distributions from Developer until the Developer’s Obligations have been paid and performed in full (to the extent then due) and any such sums received in violation of this Guaranty shall be received by Guarantor in trust for the City.

13.	Guarantor hereby represents and warrants that:

(a)       it is duly organized, validly existing and in good standing under the applicable laws of the jurisdiction of its formation, with full power and authority to execute and deliver this Guaranty and consummate the transactions contemplated hereby;

(b)       the execution and delivery of this Guaranty and the consummation and performance by it of the transactions contemplated hereby: (1) have been duly authorized by all actions required under the terms and provisions of the instruments governing its existence (“Governing Instruments”), the laws of the jurisdiction of its formation and the laws of the State; (2) create legal, valid and binding obligations of it enforceable in accordance with the terms hereof; (3) subject to applicable law do not require the approval or consent of any Governmental Authority having jurisdiction over it, except those already obtained; and (4) do not and will not constitute a violation of, or default under, its Governing Instruments, any Government Requirements, agreement, commitment or instrument to which it is a party or by which any of its assets are bound;

(c)       subject to applicable gaming laws, neither it nor any of its property has any immunity from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) or the jurisdiction of any court of the United States sitting in the State or any court of the State;

(d)       the condensed and consolidated financial statements of Guarantor included in Guarantor’s Form 10-Q for the quarterly period ended March 31, 2022 filed with the Securities and Exchange Commission on May 5, 2022 (the “Financial Statements”) heretofore delivered to the City by Guarantor, are true and correct in all material respects as of the date thereof, have been prepared in accordance with GAAP, consistently applied (except insofar as any change in the application thereof is disclosed in such Financial Statements), and fairly present the consolidated financial condition of Guarantor and its subsidiaries as of March 31, 2022, and no materially adverse change has occurred in the financial condition reflected in such Financial Statements since March 31, 2022 and no material additional borrowings have been made or guaranteed by Guarantor since March 31, 2022, in either case, which individually or in the aggregate materially adversely affects the ability of Guarantor to pay and perform its obligations hereunder;

(e)       none of the Financial Statements or any certificate or statement furnished to the City by or on behalf of Guarantor in connection herewith, and none of the representations and warranties in this Guaranty, contains any untrue statement as of its date of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading;

(f)       Other than as disclosed in Guarantor’s Form 10Ks and 10Qs filed pursuant to the Securities and Exchange Act of 1934, there are no actions, suits or proceedings pending, or, to the knowledge of Guarantor, threatened against or affecting Guarantor, or to Guarantor’s knowledge which involve or to Guarantor’s knowledge may individually or in the aggregate materially adversely affect the ability of Guarantor to perform any of its obligations under this Guaranty, and Guarantor is not in default with respect to any order, writ, injunction, decree or demand of any court, arbitration body or Governmental Authority, which default materially adversely affects the ability of Guarantor to pay and perform its obligations hereunder; and

(g)       all permits, consents, approvals, orders and authorizations of, and all registrations, declarations and filings with, all Governmental Authorities (collectively, the “Consents”), if any, that are required in connection with the valid execution and delivery by Guarantor of this Guaranty have been obtained and Guarantor agrees that all Consents, if any, required in connection with the carrying out or performance of any of the transactions required or contemplated thereby (including, but not limited to, all authorizations, approvals, permits and consents) will be obtained when required in order to satisfy the obligations hereunder in accordance with the terms of this Guaranty.

14.       Guarantor covenants with the City as follows:

(a)       Guarantor will furnish to the City the following (it being understood that the filing publicly by Guarantor of such Financial Statements with the Securities and Exchange Commission shall satisfy this obligation):

(i)       No later than sixty (60) days after the end of each fiscal quarter of Guarantor an unaudited consolidated balance sheet and consolidated statement of operations, certified as true and correct by the chief financial officer of Guarantor or by any other duly authorized representative of Guarantor reasonably acceptable to the City, which shall be prepared in accordance with GAAP, as applied to interim statements, consistently applied (except insofar as any change in the application thereof is disclosed in such financial statements).

(ii)       No later than one hundred twenty (120) days after the end of each fiscal year of Guarantor an audited consolidated balance sheet and consolidated statement of operations prepared in accordance with GAAP.

None of the aforesaid financial statements or any certificate or statement furnished to the City by or on behalf of Guarantor in connection with the transactions contemplated hereby, and none of the representations and warranties in this Guaranty, shall contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein or herein not misleading.

(b)       Guarantor shall give notice to the City promptly upon the occurrence of:

(i)       any default or Event of Default known to Guarantor; and

(ii)     any (A) material default or event of default by Guarantor under any contractual obligation of Guarantor or (B) litigation, investigation or proceeding which may exist at any time between Guarantor or any Person or Governmental Authority, in each case which would reasonably be expected to have a material adverse effect on the ability of Guarantor to pay its obligations hereunder.

Each notice pursuant to this paragraph shall be accompanied by a statement setting forth details of the occurrence referred to therein and stating what action Guarantor proposes to take with respect thereto.

15.       The City may declare Guarantor to be in default under this Guaranty upon the occurrence of any of the following events (“Events of Default”).

(a)       if Guarantor fails to pay any amounts required to be paid or expended under this Guaranty and such nonpayment continues for twenty (20) Business Days after written notice from the City;

(b)       if Guarantor fails to comply with any covenants and agreements made by it in this Guaranty (other than those specifically described in any other subparagraph of this paragraph 15) and such noncompliance continues for fifteen (15) days after written notice from the City, provided, however, that if any such noncompliance is reasonably susceptible of being cured within thirty (30) days, but cannot with due diligence be cured within fifteen (15) days, and if Guarantor commences to cure any noncompliance within said fifteen (15) days and diligently prosecutes the cure to completion, then Guarantor shall not during such period of diligently curing be in default hereunder as long as such default is completely cured within thirty (30) days of the first notice of such default to Guarantor;

(c)       if any representation or warranty made by Guarantor hereunder was false or misleading in any material respect as of the time made;

(d)       if any of the following events occur with respect to Guarantor: (i) by order of a court of competent jurisdiction, a receiver, liquidator or trustee of Guarantor or of any of the property of Guarantor (other than non-material property and with respect to which the appointment hereinafter referred to would not materially adversely affect the financial condition of Guarantor) shall be appointed and shall not have been discharged within ninety (90) days; (ii) a petition in bankruptcy, insolvency proceeding or petition for reorganization shall have been filed against Guarantor and same is not withdrawn, dismissed, canceled or terminated within ninety (90) days; (iii) Guarantor is adjudicated bankrupt or insolvent or a petition for reorganization is granted (without regard for any grace period provided for herein); (iv) there is an attachment or sequestration of any of the property of Guarantor and same is not discharged or bonded over within ninety (90) days; (v) Guarantor files or consents to the filing of any petition in bankruptcy or commences or consents to the commencement of any proceeding under the Federal Bankruptcy Code or any other law, now or hereafter in effect, relating to the reorganization of Guarantor or the arrangement or readjustment of the debts of Guarantor; or (vi) Guarantor makes an assignment for the benefit of its creditors or admits in writing its inability to pay its debts generally as they become due or consents to the appointment of a receiver, trustee or liquidator of Guarantor or of all or any material part of its property;

(e)       if Guarantor ceases to do business or terminates its business for any reason whatsoever or shall cause or institute any proceeding for the dissolution of Guarantor; or

(f)       except on satisfaction of the Developer’s Obligations, if Guarantor attempts to withdraw, revoke or assert that the Guaranty is of no force or effect.

16.       If any of the provisions of this Guaranty, or the application thereof to any Person or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Guaranty, or the application of such provision or provisions to Persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Guaranty shall be valid and enforceable to the fullest extent permitted by law.

17.       This writing is intended by the Parties as a final expression of this Guaranty, and is intended to constitute a complete and exclusive statement of the term of the agreement among the Parties. There are no promises or conditions, expressed or implied, unless contained in this writing. No course of dealing, course of performance or trade usage, and no parol evidence of any nature, shall be used to supplement or modify the terms of this Guaranty. No amendment, modification, termination or waiver of any provision of this Guaranty, shall in any event be effective unless the same shall be in writing and signed by the City, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No waiver shall be implied from the City’s delay in exercising or failing to exercise any right or remedy against Developer, Guarantor or any collateral given to secure the Developer’s Obligations. All terms used in this Guaranty, regardless of the number or gender in which they are used, shall be deemed to include any other number and any gender as the context may require. The term “or” should be read as inclusive.

18.       Notices shall be given as follows:

(a)               Any notice, demand or other communication which any Party may desire or may be required to give to any other Party hereto shall be in writing delivered by (i) hand-delivery, (ii) a nationally recognized overnight courier, or (iii) mail (but excluding electronic mail, i.e., “e-mail”) addressed to a Party at its address set forth below, or to such other address as the Party to receive such notice may have designated to all other Parties by notice in accordance herewith:

If to City:	Mayor
City of Chicago
121 N. LaSalle Street, 5th Floor
Chicago, Illinois 60602

copies to:	Corporation Counsel
City of Chicago
121 N. LaSalle Street, Room 600
Chicago, Illinois 60602

If to Guarantor:	Bally’s Corporation
Attn: Craig Eaton, Executive Vice President
100 Westminster Street
Providence, RI 02903

with copies to:	Jonathan Mechanic, Esq.
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004

(b)               Any such notice, demand or communication shall be deemed delivered and effective upon actual delivery.

19.       Time is of the essence in performance of this Guaranty by Guarantor.

20.       Guarantor’s obligations under this Guaranty are in addition to its obligations under any other existing or future guaranties, each of which shall remain in full force and effect until it is expressly modified or released in a writing signed by the City. Guarantor’s obligations under this Guaranty are independent of those of Developer under the Agreement.

21.       The terms of this Guaranty shall bind and benefit the legal representatives, successors and assigns of the City and Guarantor; provided, however, that Guarantor may not assign this Guaranty, or assign or delegate any of its rights or obligations under this Guaranty, without the prior written consent of the City in each instance.

22.       This Guaranty shall be governed by, and construed in accordance with, the local laws of the State without application of its law of conflicts principles.

23.       Submission to Jurisdiction

(a)       The Parties expressly agree that the sole and exclusive place, status and forum of this Guaranty shall be the City. All actions and legal proceedings which in any way relate to this Guaranty shall be solely and exclusively brought, heard, conducted, prosecuted, tried and determined within the City. It is the express intention of the Parties that the exclusive venue of all legal actions and procedures of any nature whatsoever which related in any way to this Guaranty shall be the Circuit Court of Cook County, Illinois, or the United States District Court for the Northern District of Illinois (the “Court”).

(b)       If at any time during the Term, the Guarantor is not a resident of the State or has no officer, director, employee, or agent thereof available for service of process as a resident of the State, or if any permitted assignee thereof shall be a foreign corporation, partnership or other entity or shall have no officer, director, employee, or agent available for service of process in the State, the Guarantor or its assignee hereby designates the Secretary of the State of Illinois, as its agent for the service of process in any court action between it and the City or arising out of or relating to this Guaranty and such service shall be made as provided by the laws of the State of Illinois for service upon a non-resident.

24.       Guarantor acknowledges that it expects to benefit from the extension of the Agreement to Developer because of its relationship to Developer, and that it is executing this Guaranty in consideration of that anticipated benefit.

25.       Notwithstanding anything to the contrary in this Guaranty or the Agreement, the obligations of Guarantor under this Guaranty with respect to the Developer’s Obligations shall terminate and be of no further force or effect (subject to reinstatement pursuant to paragraph 10 hereof) upon the date that is two (2) years from the later of (i) the date on which Developer achieves Operations Commencement (Permanent Project) or (ii) the date on which Developer achieves Final Completion (Permanent Project). (For the avoidance of doubt, Final Completion (Permanent Project) does not include the Hotel Extension Rooms.)

26.       The City shall not issue a written release of Developer, other than as it may be compelled to do so by court order unless it issues a similar release of Guarantor.

IN WITNESS WHEREOF, this Guaranty has been duly executed as of the day and year first above written.

CITY OF CHICAGO, ILLINOIS, a municipal corporation

By:
Its:

BALLY’S CORPORATION, a Delaware corporation

By:
Its:

[Signature Page – Guaranty]